Exhibit 99.2

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A JOINT PREPACKAGED REORGANIZATION PLAN PRIOR TO THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE.  BECAUSE NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.  FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, MCLEODUSA INCORPORATED, MCLEODUSA HOLDINGS, INC., MCLEODUSA INFORMATION SERVICES, INC., MCLEODUSA NETWORK SERVICES, INC., MCLEODUSA PURCHASING, L.L.C. AND MCLEODUSA TELECOMMUNICATIONS, INC. EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (i) APPROVING (a) THIS DISCLOSURE STATEMENT AS HAVING CONTAINED ADEQUATE INFORMATION AND (b) THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE AND (ii) CONFIRMING THE JOINT REORGANIZATION PLAN DESCRIBED HEREIN.

DISCLOSURE STATEMENT

October 19, 2005

Prepetition Solicitation of Votes
With Respect to Joint Prepackaged Reorganization Plan

of

MCLEODUSA INCORPORATED, MCLEODUSA HOLDINGS, INC., MCLEODUSA INFORMATION
SERVICES, INC., MCLEODUSA NETWORK SERVICES, INC., MCLEODUSA PURCHASING,
L.L.C. AND MCLEODUSA TELECOMMUNICATIONS, INC.

from the holders of Impaired Claims in Certain Impaired Classes

NEITHER MCLEODUSA INCORPORATED, MCLEODUSA HOLDINGS, INC., MCLEODUSA INFORMATION SERVICES, INC., MCLEODUSA NETWORK SERVICES, INC., MCLEODUSA PURCHASING, L.L.C. NOR MCLEODUSA TELECOMMUNICATIONS, INC. HAVE COMMENCED A CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AT THIS TIME.  THIS DISCLOSURE STATEMENT SOLICITS ACCEPTANCES OF THE PLAN AND CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PLAN.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
(EASTERN DIVISION)

-----------------------------------------------------x
In re:	:
:
McLEODUSA INCORPORATED,	:	Case No. 05-B-__________
et al.,	:	(Jointly Administered)
:		Chapter 11
Debtors.	:	Hon. __________________
:
-----------------------------------------------------x

DISCLOSURE STATEMENT WITH RESPECT TO JOINT
PREPACKAGED PLAN OF REORGANIZATION OF MCLEODUSA

INCORPORATED AND ITS AFFILIATE DEBTORS

Timothy R. Pohl (ARDC No. 06208157)
Peter C.  Krupp (ARDC No. 06193707)
Felicia Gerber Perlman (ARDC No. 06210753)
SKADDEN, ARPS, SLATE, MEAGHER
   & FLOM LLP
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

Attorneys for the Debtors

Dated:    Chicago, IL

October 19, 2005

i

	2.	Motion to Approve Notice of the Combined Disclosure Statement and Confirmation Hearing, and to Schedule Combined Disclosure Statement and Confirmation Hearing to Confirm Joint Prepackaged Plan of Reorganization	25
	3.	Motion to Continue Using Existing Cash Management Systems	26
	4.	Motion for Authority to Enter Into DIP Financing; Use of Cash Collateral	26
	5.	Motion for Authority to Pay Prepetition Unimpaired General Unsecured Claims	26
	6.	Motion for Authority to Pay Prepetition Employee Wages and Associated Benefits	26
	7.	Motion to Prohibit Utilities from Altering, Refusing or Discontinuing Services on Account of Prepetition Invoices and Establishing Procedures for Determining Requests for Additional Adequate Assurance	27
	8.	Motion to Reject Certain Real Property Leases No Longer Providing a Benefit to the Estate	27
B.	Debtor in Possession Financing		27
C.	Timetable for Chapter 11 Cases		33
VII. SUMMARY OF THE PLAN OF REORGANIZATION			33
A.	Overview of Chapter 11		34
B.	Overall Structure of the Plan		34
C.	Classification and Treatment of Claims and Interests		34
	1.	Administrative Claims	34
	2.	Claims Under the DIP Credit Agreement	34
	3.	Priority Tax Claims	35
	4.	Class 1 — Non-Tax Priority Claims	35
	5.	Class 2 — Other Secured Claims	35
	6.	Class 3 — General Unsecured Claims	35
	7.	Class 4 — Senior Prepetition Lender Claims	35
	8.	Class 5 — Junior Prepetition Lender Claims	35
	9.	Class 6 — Lease Rejection Claims	36
	10.	Class 7 — Equity Interests in Debtors’ Subsidiaries	36
	11.	Class 8 — Old Preferred Stock Interests and Subordinated Claims	36
	12.	Class 9 — Old Common Stock Interests and Subordinated Claims	36
D.	Method of Distribution Under the Plan		36
	1.	Sources of Cash for Plan Distributions	36
	2.	Distributions for Claims Allowed as of the Effective Date	36
	3.	Distributions for Claims that Become Allowed after the Effective Date.	36
	4.	Interest on Claims	37
	5.	Distributions by the Disbursing Agent	37
	6.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	37
	7.	Means of Cash Payment	37
	8.	Withholding and Reporting Requirements	38

	9.	Setoffs	38
	10.	Fractional Shares	38
E.	Resolution of Disputed, Contingent and Unliquidated Claims		38
	1.	Objection Deadline; Prosecution of Objections	38
	2.	No Distributions Pending Allowance	38
	3.	Disputed Claims Reserve	39
	4.	Distribution After Allowance	39
	5.	Reservation of Right to Object to Allowance or Asserted Priority of Claims	39
F.	Means for Implementation of the Plan		39
	1.	Transactions Authorized Under the Plan	39
	2.	Potential Sale of ATS	40
	3.	Potential Sale of Corporate Headquarters	40
	4.	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors	40
	5.	Corporate Governance, Directors and Officers and Corporate Action	40
	6.	Substantive Consolidation for Purposes of Treating Impaired Claims	41
	7.	Issuance of New Securities and Related Documents	43
	8.	Management Stock Plan Awards	44
	9.	Professional Fees	44
	10.	MCI Settlement	44
	11.	AT&T Settlement	45
G.	Summary of Securities to be Issued Pursuant to the Plan		45
	1.	New Common Stock	45
	2.	New Term Loan Notes	45
H.	Summary of the Principal Terms of the New Stockholders Agreement and Registration Rights Agreement		45
	1.	New Stockholders Agreement	45
	2.	Registration Rights Agreement	47
I.	Summary of Principal Terms of Exit Facility Credit Agreement		50
J.	Treatment of Executory Contracts and Unexpired Leases		54
	1.	Assumption of Executory Contracts and Unexpired Leases	54
	2.	Claims Based on Rejection of Unexpired Leases	54
	3.	Assumption and Assignment of Executory Contracts and Unexpired Leases in Conjunction with Authorized Asset Sales	55
	4.	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	55
	5.	Compensation and Benefit Programs	55
	6.	Release and Disallowance of Certain Claims	55
K.	Confirmation and Effectiveness of the Plan		56
	1.	Conditions to Confirmation	56

	2.	Conditions to Effective Date.	56
	3.	Waiver of Conditions	57
	4.	Consequences of Non-Occurrence of Effective Date	57
L.	Effect of Plan Confirmation		57
	1.	Preservation of Rights of Action; Settlement of Litigation Claims	57
	2.	Releases	57
	3.	Discharge of Claims and Termination of Interests	59
	4.	Exculpation and Limitation of Liability	59
	5.	Injunction	59
	6.	Termination of Subordination Rights and Settlement of Related Claims	59
M.	Summary of Other Provisions of the Plan		60
	1.	Exemption From Certain Transfer Taxes	60
	2.	Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock.	60
	3.	Effectuating Documents, Further Transactions and Corporate Action	60
	4.	Corporate Action	60
	5.	Severability of Plan Provisions	61
	6.	Revocation, Withdrawal or Non Consummation	61
VIII. RISK FACTORS TO BE CONSIDERED			61
A.	Certain Bankruptcy Considerations		61
	1.	Failure to Satisfy Vote Requirement	61
	2.	Non Confirmation or Delay of Confirmation of the Plan	61
	3.	Non Consensual Confirmation	62
	4.	Risk of Non Occurrence of the Effective Date	62
	5.	General Effect	62
	6.	Failure to Establish Procedures for Providing Utilities Adequate Assurance	62
	7.	Effect of the Company’s Chapter 11 Case on Relations with Trade Vendors	62
	8.	Risk of Failure to Obtain Authority to Pay Prepetition Unsecured Claims in the Ordinary Course of Business	62
	9.	Methods of Solicitation	62
	10.	Classification and Treatment of Claims and Equity Interests	63
	11.	Debtors’ Employees	64
B.	Certain Business Considerations		64
	1.	Increased Competition in the Telecommunications Industry Makes it Difficult for the Company to Attract Customers and Grow Revenues	64
	2.	The Company Does Not Generate Positive Cash Flow	64
	3.	The Company Could Continue to Incur Significant Losses Over the Next Several Years	64

	4.	The Company Has a Risk of Inadequate Liquidity	64
	5.	Failure to Raise Necessary Capital Could Restrict the Company’s Ability to Support its Network Infrastructure and Services	65
	6.	Adverse Treatment of Cancellation of Debt Income and Net Operating Losses May Adversely Impact Our Financial Position	65
	7.	The Financial Difficulties of the Company and Other Competitive Communications Providers Could Adversely Affect the Company’s Image and the Company’s Financial Results	65
	8.	The Loss of Key Personnel Could Weaken the Company’s Technical and Operational Expertise, Hinder the Development of the Company’s Markets and Lower the Quality of the Company’s Service	65
	9.	The Success of the Company’s Communications Services Will Depend on its Ability to Keep Pace with Rapid Technological Changes in its Industry	66
	10.	Failure to Obtain and Maintain Necessary Permits and Rights-of-Way Could Interfere with the Company’s Network Infrastructure and Operations	66
	11.	The Company’s Dependence on the RBOCs to Provide Many of its Communications Services Could Make It Harder for the Company to Offer its Services at a Profit	66
	12.	Actions by the RBOCs May Make it More Difficult for the Company to Offer its Communications Services	67
	13.	RBOCs’ Being Allowed to Offer Bundled Local and Long Distance Services in the Company’s Markets Could Cause the Company to Lose Customers and Revenue	67
	14.	Intense Competition in the Communications Services Markets May Adversely Impact the Company’s Competitive and Financial Position	68
	15.	Developments in the Wireless Telecommunications Industry Could Make It More Difficult for the Company to Compete	68
	16.	Government Regulation May Increase the Company’s Costs, Adversely Impact its Ability to Provide Services and/or Subject the Company’s Services to Additional Competitive Pressures	69
	17.	Triennial Review Order and the Triennial Review Remand Order Will Continue to Affect the Company’s Business	70
	18.	The Proposed Mergers of AT&T and MCI with RBOCs May Impact the Company’s Ability to Challenge the RBOCs in Federal and State Proceedings That Will Determine the Company’s Ability to Offer Services and the Company’s Cost of Services.	70
C.	Factors Affecting the Value of the Securities to Be Issued Under the Plan		71
	1.	Speculative Nature and Lack of Trading Markets	71
	2.	Competitive Conditions	71
	3.	Variances from Financial Forecasts	72
	4.	Disruption of Operations	72
	5.	Leverage and Debt Service	72
IX. CERTAIN OTHER LEGAL CONSIDERATIONS			72
A.	Section 4(2) of the Securities Act		72
B.	Section 1145 of the Bankruptcy Code		73

v

C.	Registration		73
X. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			74
A.	General		74
B.	Federal Income Tax Consequences to the Debtors		75
	1.	Cancellation of Indebtedness Income	75
	2.	Limitations on NOL Carryforwards and Other Tax Benefits	76
	3.	Federal Alternative Minimum Tax	77
C.	U.S. Federal Income Tax Consequences to Holders of Claims		78
	1.	Holders of Senior Prepetition Lender Claims (Class 4)	78
	2.	Holders of Junior Prepetition Lender Claims (Class 5)	78
	3.	Fees and Expenses; Accrued But Unpaid Interest	79
	4.	Market Discount	79
D.	U.S. Federal Income Tax Consequences to Holders of Interests		79
E.	Information Reporting and Backup Withholding		79
F.	Importance of Obtaining Professional Tax Assistance		79
XI. FEASIBILITY OF THE PLAN AND BEST INTEREST OF CREDITORS			80
A.	Feasibility of the Plan		80
B.	Acceptance of the Plan		81
C.	Best Interests Test		81
D.	Liquidation Analysis		81
E.	Valuation of Reorganized McLeodUSA		82
F.	Application of the ‘Best Interests’ of Creditors Test to the Liquidation Analyses and the Valuation		83
G.	Confirmation Without Acceptance of All Impaired Classes: The ‘Cramdown’ Alternative		84
XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			85
A.	Alternative Plan(s) of Reorganization		85
B.	Liquidation Under Chapter 7 or Chapter 11		85
XIII. THE SOLICITATION; VOTING PROCEDURE			86
A.	Parties in Interest Entitled to Vote		86
B.	Classes Impaired under the Plan		86
C.	Waivers of Defects, Irregularities, Etc.		87
D.	Withdrawal of Ballots; Revocation		87
E.	Further Information; Additional Copies		88
XIV. CONCLUSION AND RECOMMENDATION			89

TABLE OF APPENDICES

Appendix	Name

Appendix A	JOINT PREPACKAGED PLAN OF REORGANIZATION OF MCLEODUSA INCORPORATED AND ITS AFFILIATE DEBTORS

Appendix B	LIQUIDATION ANALYSIS

Appendix C	FINANCIAL FORECASTS

I.  INTRODUCTION AND DISCLAIMER

McLeodUSA Incorporated (“McLeodUSA”), a Delaware corporation, and McLeodUSA Holdings, Inc., McLeodUSA Information Services, Inc., McLeodUSA Network Services, Inc., McLeodUSA Purchasing, L.L.C. and McLeodUSA Telecommunications, Inc. (collectively, the “Subsidiary Debtors,” and together with McLeodUSA, the “Debtors” or the “Company”), submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on the Joint Prepackaged Plan of Reorganization of McLeodUSA Incorporated and its Affiliate Debtors dated October 19, 2005 (the “Plan”).  The Plan is being proposed by the Company and is anticipated to be filed with the United States Bankruptcy Court for the Northern District of Illinois (Eastern Division) (the “Bankruptcy Court”).  A copy of the Plan is annexed as Appendix A to this Disclosure Statement.

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, the need to seek Chapter 11 protection, significant events that are expected to occur during the Chapter 11 Cases, and the anticipated organization, operations and financing of the Debtors upon successful emergence from Chapter 11 (the “Reorganized Debtors”).  This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan and the manner in which distributions will be made under the Plan.  In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of claims entitled to vote under the Plan must follow for their votes to be counted.

Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.  Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.

This Disclosure Statement describes certain aspects of the Plan, the Debtors’ operations, the Debtors’ Financial Forecasts and other related matters.  FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS, APPENDICES AND SCHEDULES THERETO IN THEIR ENTIRETY.  IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

THE DEBTORS HAVE NOT COMMENCED CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AT THIS TIME.

UNDER THE PLAN, GENERAL UNSECURED CLAIMS HELD BY VENDORS AND EMPLOYEES ARE NOT AFFECTED BY THESE CASES AND ARE ANTICIPATED TO BE PAID IN FULL IN THE ORDINARY COURSE OF BUSINESS.  ONLY CLAIMS HELD BY (A) LENDERS UNDER THE COMPANY’S SENIOR AND JUNIOR SECURED BANK FACILITIES, AND (B) CERTAIN LANDLORDS WHOSE LEASES WILL BE REJECTED (AS SET FORTH ON SCHEDULE 7.2 TO THE PLAN) ARE IMPAIRED BY THE PLAN.

BECAUSE NO BANKRUPTCY CASE HAS BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT WITH RESPECT TO WHETHER IT CONTAINS ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.  NONETHELESS, IF CHAPTER 11 CASES ARE SUBSEQUENTLY COMMENCED, THE DEBTORS EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND DETERMINING THAT THE SOLICITATION OF VOTES ON THE PLAN BY MEANS OF THIS DISCLOSURE STATEMENT WAS IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE.

THE SECURITIES OFFERED UNDER THE PLAN, THIS DISCLOSURE STATEMENT AND THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).  FURTHER, THE SEC HAS NOT PASSED UPON THE ACCURACY OR

ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF ANY OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

NO REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER FEDERAL OR STATE SECURITIES OR “BLUE SKY” LAWS HAS BEEN FILED WITH THE SEC OR ANY OTHER AGENCY BY THE DEBTORS WITH RESPECT TO THE NEW TERM LOAN NOTES OR NEW COMMON STOCK THAT WILL BE ISSUED ON THE EFFECTIVE DATE OF THE PLAN AND THAT MAY BE DEEMED TO BE OFFERED BY VIRTUE OF THIS SOLICITATION.  THE DEBTORS ARE RELYING ON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT AND THE REGULATIONS PROMULGATED THEREUNDER AND SIMILAR STATE LAW PROVISIONS TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS ANY OFFER OF THE NEW TERM LOAN NOTES AND NEW COMMON STOCK THAT MAY BE DEEMED TO BE MADE PURSUANT TO THIS SOLICITATION.

This Disclosure Statement does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, any securities that may be deemed to be offered hereby with respect to any creditor that is not an “accredited investor” as defined in Regulation D under the Securities Act.  Any ballot submitted by any such creditor will be deemed a rejection of the Plan for purposes of determining whether requisite votes for acceptance of the Plan have been received.  In any state or other jurisdiction (domestic or foreign) in which any securities that may be deemed to be offered hereby are required to be qualified for offering in such jurisdiction, no offer is hereby being made to, and the receipt of ballots will not be accepted from, residents of such jurisdiction unless and until such requirements, in the sole and final determination of the Debtors, have been fully satisfied.  Until such time, any ballot submitted with respect to any such creditor will be deemed null and void and will not constitute a rejection or acceptance for purposes of determining whether requisite votes for acceptance of the Plan have been received.

NO PERSON IS AUTHORIZED BY ANY OF THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THIS DISCLOSURE STATEMENT OR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS, APPENDICES AND/OR SCHEDULES ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY OF THE DEBTORS.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE.  ANY CREDITOR DESIRING ANY SUCH ADVICE OR ANY OTHER ADVICE SHOULD CONSULT WITH ITS OWN ADVISORS.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESS AND OPERATIONS OF THE DEBTORS AND THE HISTORICAL FINANCIAL INFORMATION REGARDING THE DEBTORS IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS AN ADMISSION OR A STIPULATION BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR TO REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED A REPRESENTATION OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE

DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.  CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY, INCLUDING ARTICLE VIII, “RISK FACTORS TO BE CONSIDERED,” OF THIS DISCLOSURE STATEMENT, BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE DEBTORS.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Disclosure Statement contains forward looking statements within the meaning of section 27A of the Securities Act and section 21C of the Securities Exchange Act of 1934, including statements concerning possible or assumed future results of operations of the Debtors and those preceded by, followed by or that include the word may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, potential, or continue or the negative of such terms and other comparable terminology.  You should understand that the factors described below, in addition to those discussed elsewhere in this Disclosure Statement, could materially affect the Debtors’ future results and could cause those results to differ materially from those expressed in such forward looking statements.  These factors include:

•                  market conditions have adversely affected demand for certain communications services and may continue to delay the time required to achieve profitability and positive cash flow;

•                  Chapter 11 or Chapter 7 filings by customers;

•                  reduction in access rates as mandated by the Federal Communications Commission or state public utility commissions;

•                  the chance for additional adverse regulatory, legislative and other governmental developments;

•                  issues related to the Company’s financial situation and liquidity needs increasing the risk that it is unable to invest in the business and may fail to attract and retain customers;

•                  potential difficulties in attracting and retaining quality management and key personnel to execute the Company’s current business strategy;

•                  lower prices for the Company’s products and the inability to sell new competitively priced products;

•                  competition against large, financially strong competitors;

•                  pending mergers in the industry may foster more aggressive approaches by large competitors making it more difficult to obtain new customers and grow profits;

•                  enhanced technology and advanced products being offered by competitors that the Company cannot offer;

•                  other risks and uncertainties as may be detailed from time to time in the Company’s public announcements and SEC filings.

ANY FINANCIAL FORECASTS OR OTHER FORWARD LOOKING ANALYSES CONTAINED HEREIN WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.  MCLEODUSA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

II.  OVERVIEW OF THE DEBTORS AND THE PLAN

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan.

The following overview is a general summary only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan.  A copy of the Plan is annexed hereto as Appendix A.

A.  Business Overview

The Company is one of the nation’s largest independent competitive telecommunications services providers, offering integrated local, long distance, data, Internet and other advanced telecommunications services using Time Division Multiplexing (“TDM”) and Internet protocol (“IP”) to homes and businesses in 25 Midwest, Southwest, Northwest and Rocky Mountain states.  As of June 30, 2005, the Company had approximately 2,100 employees and 332,000 customers.  On August 30, 2005, the Company announced a headcount reduction which reduced the number of employees to approximately 1,730.  For the quarter ended June 30, 2005, the Company had revenue of $159.7 million and for the year ended December 31, 2004, the Company had revenue of $716.2 million.

Founded in 1992, the Company is a facilities-based telecommunications services provider.  The Company operates its business as a single segment, engaging in the provision of telecommunications services based upon a single, integrated, interconnected communications network in a 25 state footprint.  The Company derives its revenue from telecommunications and related communications services, including:

•                  local and long distance voice services;

•                  local data services such as dial up and dedicated Internet access services, using DSL  and dedicated T1 access;

•                  services based upon and utilizing advanced IP technology such as voice over Internet protocol (“VoIP”);

•                  conference calling services;

•                  bandwidth and network facilities leasing, sales and services, including access services;

•                  facilities and services dedicated for a particular customer’s use;

•                  advanced communications services for larger businesses such as frame relay, private line, and ISDN; and

•                  value added services such as virtual private networks.

For the year ended December 31, 2004, the Company derived approximately 70% of its total revenues from local and long distance services; 11% from access services; 15% from private line and data services; and 4% from other sources.  Approximately 83% of the Company’s competitive communications services revenues were derived from retail sales and 17% from wholesale sales.  The Company anticipates that value-added services based upon advanced IP technologies, particularly its Dynamic Integrated Access product, could represent a greater proportion of revenues in the future.

On January 31, 2002, McLeodUSA (but not any of the Subsidiary Debtors) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.  On April 16, 2002, McLeodUSA emerged from those Chapter 11 proceedings pursuant to the terms of its amended plan of reorganization (the “April 2002 Plan”), which became effective on that date.  The general unsecured creditors of McLeodUSA, except for the holders of its outstanding publicly traded bonds, were unaffected by those Chapter 11 proceedings and the April 2002 Plan.  The April 2002 Plan incorporated a revised strategic plan that focused on profitable revenue growth in the Company’s 25 state footprint.  In order to execute the plan, the Company initiated programs across the business to significantly improve the customer experience, eliminate unneeded infrastructure and cost, improve the quality of the network and grow revenues.

Since 2002,  the Company’s revenues have not increased as forecasted but have been declining.  Reasons for the decline in revenue include weakness in segments of the telecommunications industry, turnover of customers to competitors in excess of new customers acquired, reduction of long distance minutes used by its customer base, reduction in access rates as mandated by the FCC, and lower prices for some of its products.  In response to these challenges, the Company has taken a number of actions, including introduction of new competitively-priced  and technologically advanced products, reorganization of its sales operations, hiring of experienced executive sales leadership, expanding the involvement of the executive staff in the sales process and reducing customer churn.  However, these actions to date have not resulted in profitable new revenue growth which continues to be a challenge as the Company competes against large, financially strong competitors with well-known brands.  In addition, the Company believes that the large telecommunications providers will likely become even more aggressive upon the closing of pending mergers and further consolidation in the telecommunications industry, further challenging the Company’s ability to grow revenue.

B.  Existing Capital Structure

McLeodUSA’s principal obligations for funded debt are (i) obligations outstanding under the Credit Agreement dated as of April 16, 2002, as amended, modified or supplemented among McLeodUSA, JPMorgan Chase Bank, N.A., as agent, and the lenders party thereto (the “Senior Prepetition Credit Agreement”), which are guaranteed by the Subsidiary Debtors and are secured by substantially all of the assets of the Company, and (ii) obligations outstanding under the Credit Agreement dated as of May 31, 2000, as amended, modified or supplemented, among McLeodUSA, JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto (the “Junior Prepetition Credit Agreement,” and together with the Senior Prepetition Credit Agreement, the “Credit Facilities”).  As of September 1, 2005, obligations outstanding under the Senior Prepetition Credit Agreement total approximately $100 million plus $7.4 million in unfunded letters of credit, and obligations outstanding under the Junior Prepetition Credit Agreement total approximately $677.3 million plus accrued and unpaid interest.

C.  Plan Negotiations

The Company competes against large, financially strong competitors with well-known brands.  The current regulatory and competitive environment has not allowed the Company to obtain performance levels projected under the April 2002 Plan, and as a result the Company’s balance sheet is too highly leveraged relative to the Company’s operating performance.  The Company does not believe it will be able to service its current debt level through maturity, or to refinance that debt when it matures.

Faced with this set of circumstances, in late 2004 the Company began evaluating its strategic alternatives.  To that end, along with retaining Skadden, Arps, Slate, Meagher & Flom, LLP (“Skadden”), the Company retained Gleacher Partners, LLC in August  2004, Miller Buckfire & Co. (“Miller Buckfire”) in February 2005 and Alvarez & Marsal, LLC (“A&M”) in March 2005.  The principal alternatives available to the Company were a sale of the Company (in one or more transactions) or a stand-alone restructuring of the balance sheet coupled with certain operational changes, to reduce debt-service requirements and improve free cash-flow.

In early 2005, an informal steering committee (the “Lender Steering Committee”) of holders of claims under the Senior Prepetition Credit Agreement and the Junior Prepetition Credit Agreement (collectively, the “Prepetition Lenders”) was formed.  Various members of the Lender Steering Committee engaged legal advisors.  The Prepetition Agents engaged Davis Polk & Wardwell as legal advisors, which engaged Lazard Frères & Co., LLC, and later FTI Consulting, Inc. to assist Davis Polk & Wardwell in advising the Prepetition Agents.

On March 16, 2005, the Company and holders of a majority of the debt under the Credit Facilities and the Prepetition Agents entered into a Forbearance Agreement.  Pursuant to the Forbearance Agreement, the Prepetition Lenders that executed the Forbearance Agreement agreed to forbear from exercising certain default related remedies against McLeodUSA and its Subsidiary Debtors, including with respect to the non-payment of principal and certain interest payment obligations under the Credit Facilities.  The Forbearance Agreement expired on May 23, 2005, but subsequent Forbearance Agreements were entered into on May 23, 2005, July 21, 2005, September 9, 2005 and September 30, 2005.  The Forbearance Agreement that was entered into on September 30, 2005 expires on October 31, 2005 (unless it expires earlier based on the occurrence of certain events, as set forth in the Forbearance Agreement).

The Company explored the possibilities of selling all or pieces of the Company and solicited interest from potential acquirers.  All indications of interest received were for a level of net sale proceeds below the amounts required to pay obligations under the Credit Facilities in full.  Only one indication of interest for the entire Company was received, and that indication of interest was withdrawn at an early stage.  As a result, the Majority Prepetition Lenders indicated that they did not support continuation of the sale process and desired to have the Company proceed with a stand-alone restructuring.  After taking such views into account, the Company determined not to further pursue the sale process.

On a parallel path with efforts to solicit interest from third parties regarding a potential sale of the Company, the Company discussed with the Majority Prepetition Lenders the terms of a stand-alone financial restructuring that would convert the majority of the debt under the Junior Prepetition Credit Agreement into equity and in essence transfer ownership of the Company to the Junior Prepetition Lenders.  The Company decided to proceed with this stand-alone financial restructuring in light of the results of, and the views of the Majority Prepetition Lenders regarding, the sale process described above.  To minimize the amount of time the Company would spend in Chapter 11, minimize the disruption to the Company’s operations and thus maximize the value of the Company for the benefit of its stakeholders, the Company, after discussions with the Lender Steering Committee, concluded that the proposed restructuring should be implemented through a prepackaged plan of reorganization.  The Company believes that the value of its businesses would be damaged significantly by a prolonged Chapter 11 case.  The Plan embodies this proposed stand-alone restructuring.

The Company intends to file the Plan and this Disclosure Statement upon the commencement of voluntary cases under Chapter 11 of the Bankruptcy Code.  If the requisite acceptances of the Plan have been obtained prior to such filing, the Company will seek approval of this Disclosure Statement and consummation of the Plan as quickly as possible.

D.  General Structure of the Plan

Under the Plan, there are three classes of Impaired Claims (Class 4 Senior Prepetition Lender Claims, Class 5 Junior Prepetition Lender Claims and Class 6 Lease Rejection Claims) and two classes of Impaired Interests and Subordinated Claims (Class 8 Old Preferred Stock Interests and Subordinated Claims and Class 9 Old Common Stock Interests and Subordinated Claims).  All other Claims and Interests are Unimpaired.  Holders of Class 1 Non-Tax Priority Claims, Class 2 Other Secured Claims, Class 3 General Unsecured Claims and Class 7 Equity Interests in Debtors’ Subsidiaries will be unaffected by the Plan.

Based upon the valuation of the Company as set forth below and in Article XI of this Disclosure Statement, the value of the Company is substantially less than the aggregate amount of the Claims held by the Prepetition Lenders, which Claims are secured by substantially all assets of the Company and its subsidiary guarantors.  As a result, the Plan provides for the Company’s balance sheet to be restructured by:

  (i)             converting the Senior Prepetition Lender Claims into New Term Loan Notes,

 (ii)             converting the Junior Prepetition Lender Claims into 100% of the New Common Stock, subject to dilution by the Management Stock Plan Awards, and

(iii)             canceling the Company’s existing Preferred Stock and Common Stock.

The New Common Stock to be distributed to holders of Junior Prepetition Lender Claims shall be subject to the terms and conditions of the New Stockholders Agreement and the Registration Rights Agreement, which shall be deemed binding on and enforceable by all such holders and the Reorganized Debtors.  See Section VII.H of this Disclosure Statement for a summary of the terms and conditions of the New Stockholders Agreement and the Registration Rights Agreement.  In addition, holders of Junior Prepetition Lender Claims will not receive their distribution of New Common Stock unless and until they execute the New Stockholders Agreement and the Registration Rights Agreement, and pending such distribution their New Common Stock will be held for their benefit.  See Section VII.F.7(e) of this Disclosure Statement.  The material terms and conditions that govern the New Term Loan Notes to be distributed to holders of Senior Prepetition Lender Claims are summarized in Section VII.I of this Disclosure Statement.

In addition, the Debtors are lessees under a number of leases of real property that are no longer necessary.  It is anticipated that those leases, which are listed on Plan Schedule 7.2, will be rejected immediately upon the commencement of the Chapter 11 Cases.  Under the Plan, the claims of landlords with respect to the rejected leases, in the amounts established by section 502(b)(6) of the Bankruptcy Code as the maximum allowable claim arising from rejection of non-residential real estate leases, will be paid in full in Cash on the Effective Date.

Claims of the Debtors’ employees and trade creditors are classified in Class 3 as General Unsecured Claims and will be Unimpaired.

THE DEBTORS INTEND TO SEEK A COURT ORDER AUTHORIZING THEM TO CONTINUE OPERATING THEIR BUSINESS IN CHAPTER 11 IN THE ORDINARY COURSE AND TO PAY THEIR EMPLOYEES, TRADE CREDITORS AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME DURING THE PENDENCY OF THE CHAPTER 11 CASES.

The Plan is predicated upon entry of an order substantively consolidating the Debtors solely for the purposes of treating Classes 4, 5 and 6 under the Plan, including for voting, confirmation and distribution purposes.  See Section VII.F.6 of this Disclosure Statement.

E.  DIP Credit Agreement and Exit Facility Credit Agreement

On or shortly after the Petition Date, subject to the approval of the Bankruptcy Court, the Debtors  expect to enter into debtor in possession financing, which will provide the Debtors with up to $50 million in additional liquidity to fund operations during the Chapter 11 Cases (the “DIP Financing”).  See Section VI.B of this Disclosure Statement for a summary of the principal terms of the DIP Financing.

If the Plan is consummated, on the Effective Date, the Reorganized Debtors will enter into the Exit Facility Credit Agreement.  The Exit Facility Credit Agreement will provide for a secured, revolving credit facility in an amount not exceeding $50 million, with a letter of credit sub-facility in an amount not exceeding $15 million, to refinance outstanding obligations under the DIP Financing, to replace any outstanding letters of credit issued under the Senior Prepetition Credit Agreement, and for general corporate purposes and working capital for Reorganized McLeodUSA.  The Exit Facility Credit Agreement will also govern the New Term Loan Notes to be distributed to Holders of Allowed Class 4 Claims in exchange for the Senior Prepetition Lender Claims.  The term sheet for the Exit Facility Credit Agreement is attached to the Plan as Exhibit C.  See Section VII.I of this Disclosure Statement for a summary of the principal terms of the Exit Facility Credit Agreement.

The Plan also provides for the sale of certain assets to be approved in conjunction with Confirmation of the Plan.  See Section VII.F.2 and Section VII.F.3 of this Disclosure Statement for a summary of these potential asset sales.  Net proceeds from the sale of these assets, if such sale occurs prior to the Effective Date, will, in accordance with the terms of the DIP Credit Agreement, be applied first to the repayment of any outstanding loans under the DIP Credit Agreement, until such loans are repaid in full, second to cash collateralize any outstanding letters of credit thereunder at the rate of 105%, until all such letters of credit are so cash collateralized, and third the remaining proceeds shall be deposited into an escrow account.  After the commitments under the DIP Credit Agreement have been wholly and permanently terminated, all outstanding loans thereunder paid, all  outstanding letters of credit thereunder cash collateralized and all accrued and unpaid fees thereunder paid, the amounts remaining in the escrow account shall be applied first to the repayment of unpaid obligations under the Senior Prepetition Credit Agreement, second to cash collateralize outstanding letters of credit thereunder at the rate of 105%, and third to the repayment of unpaid obligations under the Junior Prepetition Credit Agreement.  The first $50 million of net proceeds, and 75% of the net proceeds thereafter, from the sale of these assets, if such sale occurs after the Effective Date, will be applied to the repayment of the New Term Loan Notes.

F.  Summary of Treatment of Claims and Interests Under the Plan

1.  Overview of Treatment

As contemplated by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified under the Plan.  Allowed Administrative Claims are to be paid in full on the Effective Date, or, for ordinary course Administrative Claims, when such claims become due.  See Section VII.C.1 for a summary of the treatment proposed under the Plan for Administrative Claims and Section VII.C.3 for a summary of the treatment proposed under the Plan for Priority Tax Claims.

In addition, the Plan provides that all Non-Tax Priority Claims, Other Secured Claims and General Unsecured Claims shall be Reinstated, unless the Holder of such Claim and the applicable Debtor agree to a different treatment.

The table below summarizes the classification and treatment of the prepetition Claims and Interests under the Plan.  For certain classes of Claims and Interests, estimated percentage recoveries are also set forth below.  Estimated percentage recoveries have been calculated based upon a number of assumptions, including the value ascribed to the securities to be issued under the Plan, for purposes of the Plan, as discussed below and in Section XI.E.

Based, in part, on information provided to it by the Debtors, Miller Buckfire has evaluated the total enterprise value of Reorganized McLeodUSA.  Miller Buckfire’s valuation establishes the value of Reorganized McLeodUSA on a going concern basis as between $255 million and $345 million.  This valuation of Reorganized McLeodUSA results in a valuation of the New Common Stock to be issued under the Plan, in the aggregate, between approximately $210.8 million and $300.8 million (with a midpoint of $255.8 million), which is derived by subtracting from Reorganized McLeodUSA’s total enterprise value the projected funded debt on the pro forma balance sheet for Reorganized McLeodUSA on the Effective Date, as set forth in Appendix C, and adding cash and proceeds from assets expected to be sold as estimated by the Debtors.  For purposes of the Plan, the New Term Loan Notes are valued at par.  These valuations are based on numerous assumptions, including, among other things, an assumption that the operating results projected for Reorganized McLeodUSA will be achieved in all material respects, including revenue growth and improvements in operating margins, earnings, and cash flow.  The valuation assumptions also consider, among other matters, (i) market valuation information concerning certain publicly traded securities and privately negotiated transactions of certain other companies that are considered relevant, (ii) certain general economic, capital markets, and industry information considered relevant to the business of the Reorganized McLeodUSA and (iii) such other investigations and analysis deemed necessary or appropriate.  The valuation assumptions are not a prediction or reflection of post-confirmation trading prices of the New Common Stock.  Such New Common Stock may trade at substantially higher or lower prices because of a number of factors, including those discussed in Article VIII.  The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

The Debtors intend to seek to consummate the Plan and cause the Effective Date to occur as quickly as practicable.  There can be no assurance, however, as to when or whether the Effective Date will occur.

The Debtors believe that the Plan provides distributions to all Classes of Claims that reflect an appropriate resolution of the Claims, taking into account the differing nature and priority of such Claims.

                2.             Classification of Debtors’ Claims and Interests

Description and Amount of Claims or Interests	Summary of Treatment

Class 1 (Non-Tax Priority Claims)

A Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to sections 507(a) and 507(b) of the Bankruptcy Code.

Class 1 is Unimpaired by the Plan.  Each Holder of an Allowed Class 1 Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Unless the Holder of such claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of an Allowed Non-Tax Priority Claim shall have its Claim Reinstated.

Estimated Percentage Recovery:  100%

Class 2 Other Secured Claims

A  Claim (other than an Administrative Claim or Secured Lender Claim) that is secured by a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

Class 2 is Unimpaired by the Plan.  Each Holder of an Allowed Class 2 Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Unless the Holder of such claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of an Other Secured Claim shall have its Claim Reinstated.

Estimated Percentage Recovery:  100%

Class 3 General Unsecured Claims

A Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, Other Secured Claim, Senior Prepetition Lender Claim, Junior Prepetition Lender Claim, Lease Rejection Claim or Subordinated Claim.

Class 3 is Unimpaired by the Plan.  Each Holder of an Allowed Class 3 Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Unless the Holder of such claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of a General Unsecured Claim shall have its Claim Reinstated.

Estimated Percentage Recovery:  100%

Class 4 Senior Prepetition Lender Claims

All Claims of the Senior Prepetition Lenders under the Senior Prepetition Credit Agreement, which Claims shall be deemed Allowed pursuant to the Plan in the aggregate principal amount of $100 million, plus (i) any amounts drawn on letters of credit after the Petition Date (including, without limitation, in respect of letters of credit that remain undrawn and unexpired on the Effective Date), (ii) interest thereon through the Effective Date at the non-default contract rate and (iii) all fees and expenses payable in respect of such Claims under the Senior Pre-Petition Credit Agreement and minus (iv) amounts repaid prior to the Effective Date, if any, from the sale of assets.

Class 4 is Impaired by the Plan.  Each Holder of an Allowed Class 4 Claim is entitled to vote to accept or reject the Plan.

On the Effective Date, each Holder of an Allowed Class 4 Claim shall receive its pro rata share of the New Term Loan Notes.  Obligations in respect of the New Term Loan Notes, together with the other obligations under the Exit Facility Credit Agreement, shall be secured by a first lien on the Exit Facility Collateral.  In addition, on the Effective Date, Reorganized McLeodUSA shall pay each Holder of an Allowed Class 4 Claim Cash equal to (i) all unpaid interest accrued as of the Effective Date on such Senior Prepetition Lender Claim at the non-default contract rate in accordance with the Senior Prepetition Credit Agreement, compounded on each interest payment date to the extent not paid when due and (ii) all unpaid fees and expenses of the Prepetition Senior Agent and the Prepetition Senior Lenders required to be paid pursuant to the Senior Prepetition Credit Agreement.  On the Effective Date, any unexpired letters of credit outstanding under the Senior Prepetition Credit Agreement shall be deemed to be replaced by letters of credit under the revolving credit facility under the Exit Facility Credit Agreement.

Estimated Percentage Recovery:  100%

Class 5 Junior Prepetition Lender Claims

All Claims of the Junior Prepetition Lenders under the Junior Prepetition Credit Agreement as of the Petition Date, which Claims shall be deemed Allowed pursuant to the Plan in the aggregate amount of $677,277,945.57 plus (i) all unpaid interest payable under the Junior Prepetition Credit Agreement accrued through the Petition Date and (ii) all fees and expenses payable under the Junior Prepetition Credit Agreement.

Class 5 is Impaired by the Plan.  Each Holder of an Allowed Class 5 Claim is entitled to vote to accept or reject the Plan.

On the Effective Date, each Holder of an Allowed Class 5 Claim shall be entitled to receive its pro rata share of 100% of the New Common Stock (subject to dilution by the Management Stock Plan Awards and the terms and conditions of the Plan).  The New Common Stock shall be subject to the terms of the New Stockholders Agreement and the Registration Rights Agreement, which shall be, and shall be deemed to be, binding upon and enforceable by all Holders of the New Common Stock including the Holders of Class 5 Claims, and Reorganized McLeodUSA, as of the Effective Date, without further action by any party.  Reorganized McLeodUSA shall also pay in Cash, on the Effective Date, all unpaid fees and expenses of the Prepetition Junior Agent and the Prepetition Junior Lenders required to be paid pursuant to the Junior Prepetition Credit Agreement.

Estimated Percentage Recovery:  27%-38%

Class 6 Lease Rejection Claims All Allowed Claims held by the landlords with respect to the rejected non-residential real property leases set forth on Plan Schedule 7.2.

Class 6 is Impaired by the Plan.  Each holder of a Class 6 Lease Rejection Claim is deemed to have rejected the Plan.

Subject to the provisions of Section 7.2 of the Plan, on the Distribution Date, each Holder of an Allowed Class 6 Claim shall receive Cash equal to 100% of its Allowed Lease Rejection Claim Amount.

Estimated Aggregate Claim Amount: $6,000,000	Estimated Percentage Recovery: 100%

Class 7 Equity Interests in the Debtors’ Subsidiaries A Class 7 Equity Interest in the Debtors’ Subsidiaries means all Interests in the Debtors’ Subsidiaries.

Class 7 is Unimpaired by the Plan.  Each holder of a Class 7 Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

On the Effective Date, Reorganized McLeodUSA shall retain the Equity Interests in Debtors’ Subsidiaries.

Estimated Percentage Recovery: 100%

Class 8 Old Preferred Stock Interests and Subordinated Claims

A Class 8 Old Preferred Stock Interest includes  (i) the McLeodUSA Preferred Series A, redeemable, convertible, $0.01 par value, (ii) the McLeodUSA Preferred Series B, $0.01 par value and (iii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

Class 8 is Impaired by the Plan.  Each holder of a Class 8 Interest is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

On the Effective Date, Old Preferred Stock will be cancelled and each Holder of an Allowed Interest arising out of or relating to the Old Preferred Stock (including, without limitation, any related Subordinated Claims) shall not receive or retain any distribution on account of such Allowed Interests.

Subordinated Claims include any Claim which is subordinated pursuant to section 510(b) or 510(c) of the Bankruptcy Code, and shall include any Claim arising from the rescission of a purchase or sale of Old Preferred Stock, any Claim for damages arising from the purchase or sale of Old Preferred Stock, or any Claim for reimbursement, contribution, or indemnification on account of any such claim.

Estimated Percentage Recovery: 0%

Class 9 Old Common Stock Interests and Subordinated Claims

Old Common Stock means any common stock of McLeodUSA outstanding at any time prior to the Petition Date, including all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such common stock.

Class 9 is Impaired.  Each Holder of a Class 9 Interest or Claim is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

On the Effective Date, the Old Common Stock will be cancelled, and the Holders of Allowed Interests arising out of or relating to the Old Common Stock (including, without limitation, any related Subordinated Claims) shall not receive or retain any distribution on account of such Allowed Interests.

Subordinated Claims include any Claim which is subordinated pursuant to section 510(b) or 510(c) of the Bankruptcy Code, and shall include any Claim arising from the rescission of a purchase or sale of Old Common Stock, any Claim for damages arising from the purchase or sale of Old Common Stock, or any Claim for reimbursement, contribution, or indemnification on account of any such claim.

Estimated Percentage Recovery: 0%

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

III.   VOTING INSTRUCTIONS AND PROCEDURES

A.                                    Notice to Holders of Claims

This Disclosure Statement will be transmitted to Holders of Claims in Class 4 and Class 5.  The Debtors intend to seek approval from the Bankruptcy Court, after commencement of the Chapter 11 Cases, to deem the Holders of Claims in Class 6 to have voted against the Plan and to be excused from soliciting their votes on the Plan.  If that relief is granted, Holders of Claims in Class 4 and Class 5 will be the only holders of Claims or Interests entitled to vote on the Plan.  The purpose of this Disclosure Statement is to provide adequate information to enable such Claim Holders to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

ALL HOLDERS OF CLAIMS IN CLASS 4 AND CLASS 5 ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN.  This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan.

THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN.  No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND FINANCIAL FORECASTS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.  Except with respect to the financial forecasts set forth in Appendix C to this Disclosure Statement (the “Financial Forecasts”) and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement.  The Debtors do not intend to update the Financial Forecasts; thus, the Financial Forecasts will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Financial Forecasts.  Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences.  Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

B.                                    Solicitation Package

In soliciting votes for the Plan pursuant to this Disclosure Statement from the holders of Claims in Class 4 and Class 5, the Debtors will also send copies of the Plan and one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

C.                                    Voting Procedures and Ballots and Voting Deadline

After carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot.  Please complete and sign your original Ballot and either return it in the envelope provided or by facsimile.  If a Ballot is returned via facsimile, the original must be mailed to McLeodUSA Incorporated, attention James E. Thompson.

THE VOTING DEADLINE IS OCTOBER 28, 2005 AT 10:00 A.M. (PREVAILING CENTRAL TIME).

Each Ballot has been coded to reflect the Class of Claims it represents.  Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN THE VOTING DEADLINE BY MCLEODUSA INCORPORATED, ATTENTION JAMES E. THOMPSON.

If you have any questions about (i) the procedure for voting your Claim or with respect to the packet of materials that you have received or (ii) the amount of your Claim, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

McLEODUSA INCORPORATED
6400 C Street SW
P.O. Box 3177
Cedar Rapids, IA 52406 3177
Telephone:  (319) 790-7775
Facsimile:  (319) 790-7008
Attn:  James E. Thompson, Esq.

D.                                    Confirmation Hearing and Deadline for Objections to Confirmation

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing.  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

When the Debtors file petitions for relief under Chapter 11 of the Bankruptcy Code, they will request that the Bankruptcy Court schedule a Confirmation Hearing.  Notice of the Confirmation Hearing will be provided to Holders of Claims and Interests or their representatives (the “Confirmation Notice”) as set forth in an order of the Bankruptcy Court.  Objections to confirmation must be filed with the Bankruptcy Court by the date designated in the Confirmation Notice and are governed by Bankruptcy Rules 3020(b) and 9014 and local rules of the Bankruptcy Court.  UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

IV.   HISTORY AND STRUCTURE OF THE DEBTORS

A.                                    Overview of Business Operations and Corporate Structure

1.             Description of the Company’s Business

Founded in 1992, the Company is one of the nation’s largest independent competitive telecommunications services providers, offering integrated local, long distance, data, Internet and other advanced telecommunications services using TDM and IP to homes and businesses in 25 Midwest, Southwest, Northwest and Rocky Mountain states.  As of June 30, 2005, the Company had approximately 2,100 employees and 332,000 customers.  On August 30, 2005, the Company announced a reduction in force which reduced the number of employees to approximately 1,730.  For the quarter ended June 30, 2005, the Company had revenue of $159.7 million and for the year ended December 31, 2004, the Company had revenue of $716.2 million.

The Company’s revenues are principally derived from its telecommunications and related communications services, including:

•         local and long distance services;

•         services based upon and utilizing advanced IP technologies;

•         local data services such as dial up and dedicated Internet access services, using DSL and dedicated T1 access;

•         conference calling services;

•         bandwidth and network facilities leasing, sales and services, including access services;

•         facilities and services dedicated for a particular customer’s use;

•         advanced communications services for larger businesses such as frame relay, private line, and ISDN; and

•         value added services such as virtual private networks.

For the year ended December 31, 2004, the Company derived approximately 70% of its total revenues from local and long distance services; 11% from access services; 15% from private line and data services; and 4% from other sources.  Approximately 83% of the Company’s competitive communications services revenues were derived from retail sales and 17% from wholesale sales.

The Company operates its business as a single segment—engaging in the provision of communications services based upon a single, integrated, interconnected communications network across its 25 state footprint.  The Company reviews operating results, assesses performance and allocates resources on this basis.

2.     Prepetition Financial Results

Set forth below is selected financial data for the Company, including its direct and indirect subsidiaries, on a consolidated basis for the years ended December 31, 2004 and 2003 and the six months ended June 30, 2005.  The financial data for the years ended December 31, 2003 and December 31, 2004 was audited for inclusion in the McLeodUSA Form 10-K, and the financial data for the six months ended June 30, 2005 was included in the McLeodUSA Form 10-Q filed with the Securities and Exchange Commission.

McLeodUSA Incorporated and Subsidiaries
Consolidated Balance Sheets

(in millions, except share data)	June 30, 2005	December 31, 2004	December 31, 2003
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$33.4	$50.0	$56.5
Trade receivables, net	54.9	58.6	65.6
Prepaid expenses and other	14.7	19.9	22.4
Assets held for sale	—	—	2.0
Total current assets	103.0	128.5	146.5
Property and equipment net
Land and buildings	57.0	76.4	78.6
Communications networks	1,007.3	1,116.4	996.3
Furniture, fixtures and equipment	191.7	204.5	196.8
Networks in progress	26.3	51.3	171.6
Total property and equipment	1,282.3	1,448.6	1,443.3
Less accumulated depreciation	827.9	719.9	435.6
Net property and equipment	454.4	728.7	1,007.7
Intangibles and other assets
Goodwill	—	—	245.1
Other intangibles, net	98.2	144.9	201.8
Other	18.4	23.7	29.5
Total intangibles and other assets	116.6	168.6	476.4
TOTAL ASSETS	$674.0	$1,025.8	$1,630.6

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$777.3	$49.5	$27.1
Accounts payable	36.7	39.6	30.5
Accrued payroll and payroll related expenses	14.7	19.7	20.6
Other accrued liabilities	95.3	75.4	100.9
Deferred revenue, current portion	6.8	6.8	6.9
Liabilities related to discontinued operations	—	—	1.1
Total current liabilities	930.8	191.0	187.1
Long-term debt, less current maturities	—	727.8	717.3
Deferred revenue, less current portion	17.9	17.0	15.1
Other long-term liabilities	62.3	61.4	58.3
Total liabilities	1,011.0	997.2	977.8

McLeodUSA Incorporated and Subsidiaries
Consolidated Balance Sheets

(continued)

(in millions, except share data)	June 30, 2005	December 31, 2004	December 31, 2003
	(unaudited)
Redeemable convertible preferred stock
McLeodUSA Preferred Series A, redeemable, convertible, $0.01 par value; 10,000,000 authorized and issued; 2,320,480, 4,131,336 and 7,377,149 outstanding as of June 30, 2005, December 31, 2004 and December 31, 2003, respectively	$43.0	$75.4	$131.1
Stockholders’ equity
McLeodUSA Common, Class A $0.01 par value; 1,886,249,986 authorized, 201,685,063, 192,227,818 and 175,527,257 issued and outstanding as of June 30, 2005, December 31, 2004 and December 31, 2003, respectively	2.0	1.9	1.8

McLeodUSA Common, Class B $0.01 par value; 78,203,135 authorized, issued and outstanding at June 30, 2005, December 31, 2004 and December 31, 2003	0.8	0.8	0.8

McLeodUSA Common Class C $0.01 par value; 35,546,879 authorized, issued and outstanding at June 30, 2005, December 31, 2004 and December 31, 2003	0.3	0.3	0.3

McLeodUSA Preferred Series B, $0.01 par value; 10 authorized, issued and outstanding at June 30, 2005, December 31, 2004 and December 31, 2003	—	—	—

McLeodUSA warrants	22.6	22.6	22.6
Additional paid-in capital	1,081.4	1,049.2	993.3
Accumulated deficit	(1,487.1)	(1,121.6)	(497.1)
Total stockholders’ equity	(380.0)	(46.8)	521.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$674.0	$1,025.8	$1,630.6

McLeodUSA Incorporated
Consolidated Income Statements

(in millions, except per share amounts)	Six Months Ended June 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
	(unaudited)
Revenue	$320.2	$716.2	$869.0
Operating Expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	185.5	393.8	498.9
Selling, general and administrative	110.4	268.4	312.2
Depreciation and amortization	145.8	356.8	340.5
Impairment charge	202.5	263.1	—
Restructuring charges (Adjustments)	6.9	(0.2)	(0.2)
Total operating expenses	651.1	1,281.9	1,151.4
Operating Loss	(330.9)	(565.7)	(282.4)
Nonoperating expense:
Interest expense, net of amounts capitalized	(33.9)	(48.2)	(35.8)
Other expense	(0.8)	(10.6)	22.5
Total nonoperating expense	(34.7)	(58.8)	(13.3)
Net loss	(365.6)	(624.5)	(295.7)
Preferred Stock dividend	(0.8)	(2.9)	(4.6)
Net loss applicable to common shares	$(366.4)	$(627.4)	$(300.3)
Basic and diluted loss per common share	$(1.18)	$(2.12)	$(1.07)
Weighted average common shares outstanding	310.8	296.2	280.4

B.                                    Capital Structure of the Company

1.     Prepetition Equity

McLeodUSA has two outstanding series of preferred stock.  The Preferred Series A, with 10,000,000 shares authorized and issued and 4,131,366 shares outstanding as of December 31, 2004, and the Preferred Series B, with 10 shares authorized, issued and outstanding as of December 31, 2004.

McLeodUSA has three outstanding series of common stock, Class A Common Stock, Class B Common Stock and Class C Common Stock.  As of March 1, 2005, there were 4,719 holders of record of the Class A Common Stock, two holders of record of the Class B Common Stock and one holder of record of the Class C Common Stock.  As of December 31, 2004: 1,886,249,986 shares of Class A Common Stock were authorized and 192,227,818 were issued and outstanding; 78,203,135 shares of Class B Common Stock were authorized, issued and outstanding; and 35,546,879 shares of Class C Common Stock were authorized, issued and outstanding.

2.     Material Prepetition Debt Obligations

On April 16, 2002, upon consummation of the April 2002 Plan, McLeodUSA entered into the Senior Prepetition Credit Agreement, as amended, consisting of a revolving credit facility of $110 million.  The Senior Prepetition Credit Agreement is secured by first priority liens on substantially all of the assets of McLeodUSA and its subsidiary guarantors.  As of September 1, 2005, $100 million plus $7.4 million in unfunded letters of credit, is outstanding under the Senior Prepetition Credit Agreement.

On May 31, 2000, McLeodUSA entered into the Junior Prepetition Credit Agreement, which was amended by, but remained in place after, the April 2002 Plan.  The Junior Prepetition Credit Agreement provides for term loans secured by first priority liens on substantially all of the assets of McLeodUSA and its subsidiary guarantors.  Under applicable documents, the Company believes that obligations outstanding under the Senior Prepetition Credit Agreement are senior to outstanding obligations under the Junior Prepetition Credit Agreement.  As of September 1, 2005, obligations outstanding under the Junior Prepetition Credit Agreement total approximately $677.3 million plus accrued and unpaid interest from March 16, 2005.

C.                                    Board of Directors and Executive Officers

In August 2005, after negotiations with the Majority Prepetition Lenders, among other things, the Company made certain changes in the Company’s management.  Chris A. Davis resigned as Chief Executive Officer, remaining as Chairman of the Company’s Board of Directors, G. Kenneth Burckhardt resigned as Chief Financial Officer and Director, Stanford Springel was appointed as Chief Restructuring Officer and Joseph H. Ceryanec was named as Acting Chief Financial Officer.  The following is a list of the directors and executive officers as of September 1, 2005.

Name	Title
Stanford Springel	Chief Restructuring Officer
Joseph H. Ceryanec	Acting Chief Financial Officer
Richard J. Buyens	Executive Vice President, Sales
Andreas C. Papanicolaou	Executive Vice President, Network Services
James E. Thompson	Group Vice President, General Counsel and Secretary
Chris A. Davis	Chairman of the Board of Directors
Jeffrey D. Benjamin	Director

Name	Title
Edward D. Breen	Director
David W. Checketts	Director
Thomas M. Collins	Director
Theodore J. Forstmann	Director
Dale F. Frey	Director
James E. Hoffman	Director
Thomas H. Lister	Director
Daniel M. Snyder	Director
Roger T. Staubach	Director
Farid Suleman	Director

Stanford Springel.  Mr. Springel, appointed as Chief Restructuring Officer in August 2005, is a Managing Director with Alvarez & Marsal, LLC, and leads troubled companies through the turnaround and restructuring process.  He specializes in the evaluation of a business and its organization, development of business and recapitalization plans, building consensus among the company’s various constituencies and running divestiture processes as appropriate.  With 15 years of domestic and international restructuring experience, he has worked in a broad range of industries, including construction, manufacturing, retail, engineering, telecommunications, technology and environmental services.  Most recently, Mr. Springel served as CRO for Cannondale Bicycle Corporation and as interim CEO for SLI Holdings International.  Previously, he served as CEO, CRO, crisis manager and advisor to companies both in and outside of bankruptcy, and has served in CEO positions for publicly held U.S. Aggregates, Inc., Omega Environmental, Inc. and Riedel Environmental Technologies.  Prior to his turnaround management career, Mr. Springel was the CFO of two publicly held companies, including URS Corporation during the successful completion of its operational and financial restructuring.  His management career began with the General Electric Company, where he spent 17 years in progressively responsible financial management positions in worldwide defense, construction and engineering service businesses.

Joseph H. Ceryanec.  Mr. Ceryanec was appointed Acting Chief Financial Officer in August 2005.  He has been the Company’s Group Vice President -- Controller and Treasurer since January 2004.  Mr. Ceryanec previously served as Vice President of Finance, Treasurer and Controller.  He joined the Company as Vice President of Finance and Controller in September 1996.  Prior to joining McLeodUSA, Mr. Ceryanec was Chief Financial Officer and Treasurer of Met-Coil Systems Corporation, a publicly traded machine tool manufacturer.  Prior to joining Met-Coil, he was a Senior Manager with Ernst & Young.  Mr. Ceryanec is a Certified Public Accountant.

Richard J. Buyens.  Mr. Buyens was named Executive Vice President of Sales in October 2003.  Prior to joining McLeodUSA, Mr. Buyens served as President Global Services at Ptek Holdings, a provider of multimedia messaging and conferencing services, beginning in 2001.  From 1999 through 2000, he served as Senior Vice President  Sales at Intermedia Communications.  Prior to Intermedia, he had an 18 year career at AT&T, where he progressed through increasingly more important sales, marketing and finance positions, concluding his career there in 1998 with vice president level positions in sales and marketing in the mid markets customer segment.

Andreas C. Papanicolaou.  Mr. Papanicolaou joined McLeodUSA in August 2002 as Executive Vice President, Network.  He was previously with Lucent Technologies where he was the general manager of optical network management beginning in October 2000.  Prior to that, from 1997 to mid 2000, he was President of Lucent Digital Video, a Lucent venture that was later sold profitably by Lucent.  Prior to Lucent Technologies, Mr. Papanicolaou spent more than 8 years at AT&T as product manager of services and in network planning.  He started his career in 1976 at Bell Laboratories where he worked on several projects that helped the telecommunications industry transition from analog to digital technology.  For that work he was recognized with the 81st Bell Labs Fellow Award in 1991.

James E. Thompson.  Mr. Thompson joined McLeodUSA in December 2002 as Group Vice President, General Counsel and Secretary.  Prior to joining McLeodUSA, Mr. Thompson spent nearly eight years (1995 to 2002) with Alticor Inc., parent company of Amway Corporation, where he was Associate General Counsel, International Legal.  He was also Chief Legal Officer for the Alticor business unit responsible for mergers and acquisitions, joint ventures and strategic alliances.  Prior to Alticor, he was an attorney with Jones, Day, Reavis & Pogue from May 1987 to February 1995 in its Brussels, Belgium and Washington, D.C. offices.

Chris A. Davis.  Ms. Davis served as Chief Executive Officer from April 2002 until August 15, 2005.  She has served as Chairman of the Board since April 2002.  She joined McLeodUSA as Chief Operating and Financial Officer and a director in August 2001.  Before joining McLeodUSA, Ms. Davis was Executive Vice President, Chief Financial and Administrative Officer for ONI Systems Corp., a leading optical networking equipment company.  Previously she spent seven years, from 1993 to 2000, as Executive Vice President and Chief Financial and Administrative Officer and a director at Gulfstream Aerospace Corporation.  Before joining Gulfstream, Ms. Davis spent 17 years in increasingly senior operating and financial management positions at General Electric Company.  She is a director of Cytec Industries, Inc., IMG Worldwide, Rockwell Collins, Inc., Aviall, Inc. and is a Special Limited Partner of Forstmann Little & Co.

Jeffrey D. Benjamin.  Mr. Benjamin has served as a director of McLeodUSA since April 2002.  Mr. Benjamin has been Senior Advisor to Apollo Management, L.P., a private investment firm, since September 2002.  From January 2002 until September 2002, he was Managing Director of Libra Securities LLC, an investment banking firm.  Previously, he served as Co-Chief Executive Officer of U.S. Bancorp Libra, an investment banking firm, from January 1999 until December 2001.  Mr. Benjamin is also a director of Chiquita Brands International, Inc., Dade Behring Holdings, Inc., NTL Incorporated, EXCO Resources, Inc. and Mandalay Resort Group.

Edward D. Breen.  Mr. Breen has served as a director of McLeodUSA since August 2001.  In July 2002, Mr. Breen was named Chairman of the Board of Directors, and Chief Executive Officer of Tyco International Ltd.  Prior to joining Tyco, Mr. Breen was President and Chief Operating Officer of Motorola, Inc. from January 2002 to July 2002.  Prior to becoming President and Chief Operating Officer, he served as Executive Vice President of Motorola and President of its Networks Sector from January 2001 to January 2002, and as Executive Vice President and President of Motorola’s Broadband Communication Sector from January 2000 to January 2001.  He served as Chairman, President and Chief Executive Officer of General Instrument Corporation from December 1997 until it was acquired by Motorola in January 2000.

David W. Checketts.  Mr. Checketts has served as a director of McLeodUSA since February 2004.  Mr. Checketts is currently Chairman of Sports Capital Partners, a consulting and investment capital firm, and Chairman of SportsWest Productions, LLC.  From 1994 to 2001, Mr. Checketts was President and Chief Executive Officer of Madison Square Garden, L.C.  From March 1991 to September 1994, Mr. Checketts was the President of the New York Knicks basketball team.  From September 1990 to March 1991, he was Vice President of Development for the National Basketball Association.  From 1984 to 1990, Mr. Checketts was President of the Utah Jazz basketball team.  Mr.  Checketts currently serves on the board of directors of JetBlue Airways Corporation, Citadel Broadcasting Corporation, Republic Mortgage Home Loans, LLC, IMG Worldwide and Cablecom Corporation.

Thomas M. Collins.  Mr. Collins has served as a director of McLeodUSA since April 1993.  Mr.  Collins is Of Counsel and Past Chairman of Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, where he had practiced law since 1952.  Mr. Collins was a director of Teleconnect Company and its successor, Telecom*USA, Inc., from 1985 to August 1990.  He is also a director of APAC Customer Services, Inc., a provider of customer relationship management services.

Theodore J.  Forstmann.  Mr. Forstmann was appointed Chairman of the Executive Committee of the McLeodUSA Board of Directors in August 2001.  He has served as a director of McLeodUSA since September 1999.  Mr. Forstmann is co-founder and senior partner of Forstmann Little & Co., a major New York private equity firm that has invested approximately $12 billion in 29 acquisitions in the past two decades.

Forstmann Little & Co.’s best known acquisitions include Gulfstream Aerospace Corporation, General Instrument Corporation, Ziff Davis Publishing Company, Community Health Systems, Inc., Yankee Candle Company, Dr. Pepper Company and The Topps Company, Inc.  Mr. Forstmann also serves as Chairman of IMG Worldwide, and is a director of Citadel Broadcasting Corporation.

Dale F.  Frey.  Mr. Frey has served as a director of McLeodUSA since August 2001.  In 1997, Mr.  Frey retired after 40 years of service from General Electric and General Electric Investment Corporation, where he served in various executive positions, including Chairman of the Board and Chief Executive Officer of GEI and Vice President and Treasurer of GE.  He is a member of the board of directors of Yankee Candle Company, Aftermarket Technology Corp., Community Health Systems, Inc., Ambassadors International and K&F Industries Holdings.  Mr. Frey served as a member of the board of directors of Praxair, Inc. until his retirement from the board in December of 2003.  Mr. Frey also served as a director of Roadway Express, Inc. until its acquisition by Yellow Corporation in December 2003.  He serves as a member of the Advisory Committees of Invemed Catalyst Fund, Vantis Equity Associates LLC, Forstmann Little & Co. and Aurora Capital Group.  Mr. Frey is the Chairman of the Damon Runyon Cancer Research Foundation, a member of the Board of Overseers of New York University Leonard N. Stern School of Business and a trustee of Franklin and Marshall College.

James E. Hoffman.  Mr. Hoffman has served as a director of McLeodUSA since May 2000.  Mr. Hoffman retired in February 2004 from his position as Executive Vice President  Business Development for Alliant Energy Corporation.  He served as President of Alliant Energy Resources, Inc., a wholly owned subsidiary of Alliant Energy Corporation from April 1998 to February 2004.  He previously served in a number of executive positions at Alliant Energy.  Prior to joining Alliant Energy, Mr. Hoffman served as Chief Information Officer for MCI Communications Corp. from 1990 to 1995.  He also served as Executive Vice President of Telecom*USA, Inc. from July 1988 until August 1990.

Thomas H. Lister.  Mr. Lister has served as a director of McLeodUSA since November 2001.  Mr. Lister became a general partner of Forstmann Little & Co. in 1997, after joining the firm as an associate in 1993.  Mr. Lister worked in the Mergers & Acquisitions Department at Morgan Stanley from 1986 to 1989 and again from 1991 to 1993.  He is also a director of IMG Worldwide.

Daniel M.  Snyder.  Mr. Snyder has served as a director of McLeodUSA since September 2002.  He has been the owner and Chairman of the Board of Directors of the National Football League’s Washington Redskins franchise since July 1999.  Mr. Snyder was Chairman and CEO of Snyder Communications, Inc., the marketing and advertising company he founded in 1985, until its acquisition by the French marketing firm Havas in September 2000.  In addition to his ownership of the Washington Redskins NFL franchise, Mr. Snyder is active in NFL management, serving as a member of the League’s Broadcast Committee and Ventures Committee.  Mr. Snyder also currently serves as the Chairman of the Board of Ventiv Health, Inc.

Roger T.  Staubach.  Mr. Staubach has served as a director of McLeodUSA since February 2004.  Mr. Staubach is Chairman and Chief Executive Officer of The Staubach Company, a global, full service real estate advisory firm founded in 1977.  A 1965 graduate of the United States Naval Academy, Mr. Staubach spent four years in the Navy as an officer.  He joined the Dallas Cowboys professional football team as a quarterback in 1969 and launched his real estate career while playing football.  Mr. Staubach currently serves as a director of AMR Corporation.

Farid Suleman.  Mr. Suleman has served as a director of McLeodUSA since May 2002.  He has been the Chairman and CEO of Citadel Broadcasting Corporation and a Special Limited Partner of Forstmann Little & Co. since March 2002.  Prior to joining Citadel Broadcasting Corporation, he served as President and CEO of Infinity Broadcasting Corp., one of the largest radio broadcasting and outdoor advertising companies in America, from February 2001 to February 2002.  He was Executive Vice President, Chief Financial Officer, Treasurer and Director of Infinity Broadcasting Corp. from September 1998 to February 2001.  Mr. Suleman was named Senior Vice President, Finance of CBS in August 1998 and Senior Vice President and Chief Financial Officer of the CBS Station Group in June 1997.  Mr. Suleman was Executive Vice President and Chief Financial Officer of Westwood One, Inc. from February 1994 to March 2002.  Mr. Suleman currently serves as a director of Westwood One, Inc.

D.                                    Events Leading to Restructuring

The Company’s revenues have been declining since 2002.  Total revenue for the three months ended June 30, 2005 were $159.7 million, a decrease of $32.2 million, or approximately 17%, from $191.9 million for the three months ended June 30, 2004.  The decline in revenue was driven by several factors, including weakness in segments of the telecommunications industry, turnover of customers to competitors in excess of new customers acquired, reduction in access rates as mandated by the FCC, and lower prices for some of its products.

In light of the inability of the Company to increase revenue and ultimately generate enough cash flow to service the existing level of debt, the Company considered, with the assistance of its advisors, various strategic alternatives available to the Company.  The principal alternatives available to the Company were (i) a sale of the Company (in one or more transactions), or (ii) a stand-alone restructuring of the balance sheet coupled with certain operational changes intended to reduce debt-service requirements and to improve free cash-flow to support ongoing business operations and to service substantially lower post-restructuring debt.

On March 16, 2005, the Company, holders of a majority of the debt under the Credit Facilities and the Prepetition Agents, entered into a Forbearance Agreement.  Pursuant to the Forbearance Agreement, the Prepetition Lenders that executed the Forbearance Agreement agreed to forbear from exercising certain default related remedies against McLeodUSA and its Subsidiary Debtors, including with respect to the non-payment of principal and certain interest payment obligations under the Credit Facilities.  The Forbearance Agreement expired on May 23, 2005, but subsequent Forbearance Agreements were entered into on May 23, 2005, July 21, 2005, September 9, 2005 and September 30, 2005.  The Forbearance Agreement that was entered into on September 30, 2005 expires on October 31, 2005 (unless it expires earlier based on the occurrence of certain events, as set forth in the Forbearance Agreement).

The Company explored the possibilities of selling all or pieces of the Company and solicited interest from potential acquirers.  All indications of interest received were for a level of net sale proceeds below the amounts required to pay obligations under the Credit Facilities in full.  Only one indication of interest for the entire Company was received, and that indication of interest was withdrawn at an early stage.  As a result, the Majority Prepetition Lenders indicated that they did not support continuation of the sale process and desired to have the Company proceed with a stand-alone restructuring.  After taking such views into account, the Company determined not to further pursue the sale process.  Therefore, to enable the Company to maintain sufficient liquidity for operations, and to restructure the balance sheet to appropriate levels, the Company and the Majority Prepetition Lenders have negotiated the terms of a stand-alone restructuring, which is embodied in the Plan.

In conjunction with the Plan, certain assets of the Company are anticipated to be sold to raise cash.  The Company may sell its ATS cable and telephony business (“ATS”), which provides cable television services in and around Cedar Rapids and Marion, Iowa.  The Company also intends to sell its headquarters building in Cedar Rapids and lease alternate space.  Any transactions to be consummated will be pursuant to asset sale purchase agreements to be provided as part of the Plan Supplements and approved by the Bankruptcy Court as part of Confirmation of the Plan.  See Section VII.F.2 and VII.F.3 of this Disclosure Statement for a summary of these potential transactions.

V.   SUMMARY OF STRATEGIC INITIATIVES

Current management of the Company is managing the Company pursuant to a business strategy based on a series of strategic initiatives, the principal aspects of which are summarized below.  Under the Plan, the Junior Prepetition Lenders will become the new owners of the Company, and as a result will have the right to select members of the Board of Directors for Reorganized McLeodUSA.  The Board of Directors for Reorganized McLeodUSA will have the discretion, in its business judgment, to manage the Company as it sees fit, including to retain or replace current members of senior management.  In addition, it is anticipated that the Company’s Chief Restructuring Officer will be replaced by a new Chief Executive Officer.  An executive search firm has been retained to assist in this process.  There can be no assurance that the Board of Directors of Reorganized McLeodUSA will decide to manage the Company in a manner that is consistent with the current management’s business strategy.

1.     Strategies to Enhance Financial Performance and Achieve Profitability

Management, together with A&M, has evaluated the Company’s operations and is currently implementing a number of strategic initiatives intended to enhance McLeodUSA’s overall financial performance.  These initiatives include:

•         Reducing the Company’s level of debt and increasing cash flow through a capital restructuring.

•         Selling non-core assets and excess inventory including the Company’s ATS business, aircraft, corporate headquarters building and excess dark fiber.  The sale of non-core assets, excluding the sale of unutilized dark fiber and excess inventory, is projected to generate approximately $61 million in proceeds.  Certain of these proceeds will be used to pay down the Company’s term debt.

•         Focusing on  the sale of higher margin, data-related products sold under a multi year contract to mid-market business customers, including in particular the Company’s VoIP-based Dynamic Integrated Access product.

•         Expanding the Company’s distribution channels.

•         Rationalizing the Company’s product offerings.

•         Revising the Company’s sales force compensation structure by aligning the Company’s commission structure with that of its competitors, and increasing incentives related to the sale of higher margin products’.

•         Continuing to streamline the Company’s cost structure to reflect the current size of business.

•         Continuing to optimize and better utilize the Company’s network.

•         Continuing to target selected service levels at or above those of our competitors.

2.     Product Offering

The Company currently plans to increase the focus of its sales efforts on its more technologically advanced products, including in particular the Company’s VoIP-based Dynamic Integrated Access (“DYIA”) product,dedicated internet and other enhanced services.  The Company believes that emphasizing the sale of these  products and services will position the Company to better compete in the marketplace, will improve profitability margins and will decrease churn rates.  The Company’s DYIA offering is based upon state of the art IP technologies that allow customers dynamic and flexible means of meeting their local and long distance voice and data transmission needs at significantly lower costs when compared to traditional technologies.  The Company’s DYIA and Internet Protocol products are currently available in 37 of its 45 markets.  The Company believes that its DYIA product has the potential to be a market leader, and intends to increase the focus of its sales efforts on the sale of this and similar products.

3.     Target Market

The Company currently intends to continue to sell its services across its 25 state footprint while concentrating its direct sales efforts in the Midwest region, targeting small and mid-size businesses and de-emphasizing new sales to residential customers.  The Company currently intends to continue to sell its wholesale local and long distance services as it evaluates opportunities to expand  product offerings to this market segment.’

4.     Sales Organization

The Company currently intends to reorganize its sales force in part by increasing the number of its sales representatives and reducing its residential telemarketing group.  Commencing in 2006, the Company plans to put into place a new sales commission structure that will allow the Company to offer a more competitive total compensation package.  The new commission structure will increase sales force incentives for selling higher margin, data-related products under term contract to small and mid-market business customers.  Additionally, the Company plans to evaluate opportunities to expand its distribution channels by increasing its agent channel and/or entering into business-to-business agreements that expand the opportunity for selling the Company’s product offerings or better utilizing its network infrastructure.

5.     Customer Care and Service Delivery

The Company has recently reduced its customer care service delivery workforce and network operations workforce and consolidated its customer care operations into two facilities to better reflect the current size of the business.  However, the Company currently plans to continue to target service levels at or above those of its competitors.

6.     Network

The Company currently intends to continue to look for opportunities to optimize its network infrastructure and to aggressively manage fixed and variable costs while maintaining the quality of service required by its customers.  Most recently, the Company has completed an effort to close unprofitable collocation facilities and has reduced headcount in its network engineering and planning workforce to align with the current needs of the business.  The Company continues to adhere to its TDM architecture strategy implemented in the first quarter of 2005 whereby no further investments in the TDM core infrastructure would be made.  The growth of higher margin products and services such as DYIA will be supported on the Company’s IP network.

VI.   THE ANTICIPATED CHAPTER 11 CASES

If the Debtors receive the requisite votes for acceptance of the Plan, the Debtors intend to file voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.  At that time, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors will be stayed under section 362 of the Bankruptcy Code.  The Debtors will continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Debtors do not expect the Chapter 11 Cases to be protracted.  To expedite their emergence from Chapter 11, the Debtors on the Petition Date, in addition to filing the Disclosure Statement and the Plan, will file motions seeking the relief detailed below, among other relief, from the Bankruptcy Court.  Such relief, if granted, will facilitate the administration of the Chapter 11 Cases; there can be no assurance, however, that the Bankruptcy Court will grant the relief sought.

A.                                    Motions to Be Filed

1.     Application for Retention of Skadden; Ordinary Course Professionals

The Debtors intend to seek retention of Skadden, as counsel for the Debtors, to represent them and assist them in connection with the Chapter 11 Cases.  Skadden has been intimately involved with the negotiation and development of the Plan.  The Debtors also intend to seek authority to retain certain professionals to assist with the operation of Debtors’ businesses in the ordinary course; these ordinary course professionals will not be involved in the administration of the Chapter 11 Cases.

2.     Motion to Approve Notice of the Combined Disclosure Statement and Confirmation Hearing, and to Schedule Combined Disclosure Statement and Confirmation Hearing to Confirm Joint Prepackaged Plan of Reorganization

The Debtors intend to seek an order scheduling a combined Confirmation Hearing and hearing on the Disclosure Statement at which time the Debtors will seek approval of the Disclosure Statement and confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code, on the earliest date that is convenient for the Bankruptcy Court to conduct such hearing.  The Debtors will request that this hearing occur within sixty days (60) after the filing of the Petitions.

Pursuant to the Bankruptcy Rules, the Debtors must provide notice of the hearing to approve the Disclosure Statement and confirmation of the Plan to creditors and equity holders.  Classes 1, 2, 3 and 7 are Unimpaired under the Plan and Claims and Interests in those classes will pass through the Chapter 11 Cases unaffected.  Furthermore, Classes 8 and 9 are deemed to have rejected the Plan and, therefore, are not entitled to vote.  Finally, despite the fact that Holders of Class 6 Lease Rejection Claims are receiving a distribution pursuant to the Plan, the Debtors will request an order from the Bankruptcy Court deeming Holders of Class 6 Claims to have rejected the Plan and therefore not entitled to vote on the Plan.  Holders of Class 6 Claims shall be paid 100% of their Allowed Lease Rejection Claim.

Additionally, the Debtors will seek the Bankruptcy Court’s approval of the prepetition solicitation procedures, including this Disclosure Statement, used to solicit acceptances of the Plan from Holders of Claims in Classes 4 and 5.

3.     Motion to Continue Using Existing Cash Management Systems

Because the Debtors expect the Plan to be confirmed in less than sixty (60) days, and because of the administrative hardship that any operating changes would impose on them, the Debtors intend to seek authority to continue using their existing cash management system, bank accounts and business forms and to follow their internal investment and deposit guidelines in accordance with, and as more fully described in, the DIP Credit Agreement.  Absent the Bankruptcy Court’s authorization of the continued use of the cash management system, cash flow among the Debtors would be impeded to the detriment of their estates and their creditors.

Continued use of their existing cash management system will facilitate the Debtors’ smooth and orderly transition into Chapter 11, minimize the disruption of their businesses while in Chapter 11 and expedite their emergence from Chapter 11.  As a result of set up time and expenses, requiring the Debtors to adopt and implement a new cash management system would likely increase the costs of the Chapter 11 Cases.  For the same reasons, requiring the Debtors to cancel their existing bank accounts and establish new accounts or requiring the Debtors to create new business forms would only frustrate the Debtors’ efforts to reorganize expeditiously.

4.     Motion for Authority to Enter Into DIP Financing; Use of Cash Collateral

The Debtors believe that the DIP Financing is critical to the Debtors’ operations during the pendency of the Chapter 11 Cases.  The Debtors thus will seek authorization to enter into the DIP Financing and to use cash collateral, as that term is defined in section 363(a) of the Bankruptcy Code.  See Section VI.B.

5.     Motion for Authority to Pay Prepetition Unimpaired General Unsecured Claims

The Debtors believe that maintenance of a good relationship with their vendors and subcontractors, especially other telecommunications companies who are parties to Company’s line contracts, is necessary to the viability of their business during and after the Chapter 11 Cases.  Notwithstanding provisions of the Bankruptcy Code that would otherwise require the Debtors to defer payment of General Unsecured Claims until the Effective Date, the Debtors intend to seek authority from the Bankruptcy Court to pay General Unsecured Claims in the ordinary course of their businesses if the claimant continues to extend trade credit to the Debtors on ordinary and customary terms.  The relief sought in this motion is critical to ensure the uninterrupted flow of goods and services to the Debtors.  The Debtors believe that this relief is particularly appropriate since (i) all such claims are to be paid in full under the Plan and (ii) the Majority Prepetition Lenders support such payments.

6.     Motion for Authority to Pay Prepetition Employee Wages and Associated Benefits

The Debtors believe that they have a valuable asset in their work force and that any delay in paying prepetition compensation or benefits to their employees would significantly jeopardize the Debtors’ relationships with employees and irreparably harm employee morale at a time when the need for continued dedication, confidence and cooperation of the Debtors’ employees is most critical.  Accordingly, the Debtors will seek authority to pay compensation and benefits which were accrued but unpaid as of the Petition Date.

7.     Motion to Prohibit Utilities from Altering, Refusing or Discontinuing Services on Account of Prepetition Invoices and Establishing Procedures for Determining Requests for Additional Adequate Assurance

The Debtors recognize that uninterrupted utility services are critical to the Debtors’ ability to sustain their operations during the pendency of their Chapter 11 Cases.  In the normal conduct of their business, the Debtors use water, electric, telecommunications (including wireless) and other services provided by the utility companies.  More specifically, the Debtors’ facilities are dependent on electricity for their highly technical telecommunications infrastructure, among other things, and the nature of the Debtors’ business requires the Debtors to utilize lines owned by third parties for the transmission of voice and data signals.  Accordingly, the Debtors will seek authority to prohibit utilities from altering, refusing or discontinuing their services and to establish procedures for determining utilities’ requests for adequate assurance.

8.     Motion to Reject Certain Real Property Leases No Longer Providing a Benefit to the Estate

The Debtors have identified a number of real property leases that no longer provide any value to the Debtors and are unnecessary to the Debtors’ reorganization.  As a result, the Debtors will seek to reject the leases in order to avoid incurring any additional costs and expenses with respect to these leases, including administrative expenses.  The Motion will also establish a deadline by which affected landlords may contest the calculation of their rejection damage claims, which are proposed to be paid in full in Cash as of the Effective Date pursuant to the Plan.  Any disputes will be resolved by the Bankruptcy Court.

B.                                    Debtor in Possession Financing

Upon approval from the Bankruptcy Court, the Debtors expect to enter into the DIP Financing, the principal terms of which are summarized below.

Borrower:

McLeodUSA Incorporated (the “Borrower”), as a debtor-in-possession in a proceeding (a “Case”) pending under Chapter 11 of the Bankruptcy Code before the United States Bankruptcy Court for the Northern District of Illinois.

Guarantors:

Each direct and indirect domestic subsidiary of the Borrower (each, a “Guarantor” and together with the Borrower, the “Loan Parties”). All the Guarantors shall be jointly and severally liable for all the obligations of the Borrower under the Facility referred to below.

Facility Amount and Type:

A $50 million superpriority debtor-in-possession revolving credit facility (the “Facility”), of which up to $15 million may be used for the issuance of new letters of credit (and not for the replacement of existing letters of credit under a Pre-Petition Facility (as defined below)).

Use of Proceeds:	For working capital and general corporate purposes of the Loan Parties in accordance with the Approved Forecast (as defined below).

Maturity Date:

The earliest to occur of (i) six months from the date of the commencement of the Cases (the “Petition Date”), (ii) the acceleration of the loans and the termination of the commitments in accordance with the terms of the Facility, (iii) the substantial consummation of a plan of reorganization with respect to any Loan Party and (iv) 45 days after the date of entry of the Interim Order (as defined under “Conditions to Effectiveness” below), unless a final order authorizing the Facility satisfactory in form and substance to the Lead Arranger in its sole discretion (the “Final Order”) has been entered by the United States Bankruptcy Court for the Northern District of Illinois on or prior to such date.

The Facility will terminate, and all amounts owing under the Facility shall be repaid, on the Maturity Date.

Sole Lead Arranger and Sole Book Runner:	J.P.Morgan Securities Inc. (the “Lead Arranger”).

Lenders:	A syndicate of financial institutions identified by the Lead Arranger in consultation with the Borrower (“Lenders”).

Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. or any of its affiliates (“JPMCB”) (the “Agent”).

Priority and Liens:

The obligations of each Loan Party will be (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, entitled to superpriority claim status in the Case of such Loan Party, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, secured by a perfected first priority senior security interest and lien on all unencumbered property of such Loan Party and any amounts that cash collateralize any letter of credit issued for the account of such Loan Party, (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, secured by a perfected junior lien on all property of such Loan Party that was subject to valid, perfected and unavoidable liens that were in existence immediately prior to the Petition Date of such Loan Party, or to valid and unavoidable liens that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the property that is subject to the existing liens that secure obligations of such Loan Party under either pre-petition senior secured syndicated credit facility (any such facility, a “Pre-Petition Facility”), which existing liens will be primed by the liens described in clause (iv) below); and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, secured by a perfected first priority, senior priming security interest and lien on all of the property of such Loan Party (including, without limitation, inventory, accounts receivable, property, plant, equipment, patents, copyrights, trademarks, tradenames and other intellectual property and capital stock of subsidiaries) that is subject to the existing liens that secure the obligations of such Loan Party under the Pre-Petition Facilities or that is subject to a valid and enforceable right of setoff by any lender party to such Pre-Petition Facilities (collectively, the “Primed Liens”), which senior priming liens (A) are senior in all respects to the interests in such property of the lenders under any Pre-Petition Facility, and (B) also prime any liens granted after the Petition Date to provide adequate protection in respect of any of the Primed Liens, subject in each case only to (x) in the event of the occurrence and during the continuance of an event of default, or an event that would constitute an event of default with the giving of notice or lapse of time or both, the payment of allowed and unpaid fees and disbursements of such Loan Party’s professionals (including, without limitation, employees of Alvarez & Marsal, LLC who are officers of the Borrower) and any statutory committees appointed in the Case of such Loan Party in an aggregate amount with respect to all Loan Parties and all committees not in excess of $1,000,000, and (y) the payment of fees pursuant to 28 U.S.C. §1930 ((x) and (y), together, the “Carve-Out”). Cash collateral that is provided to support any letters of credit issued under the Facility shall not be subject to the Carve-Out. Notwithstanding the foregoing, so long as an event of default or an event that, with the giving of notice or lapse of time or both, would constitute an event of default shall not have occurred and be continuing at the time of payment, each Loan Party is permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and § 331, as the same may be due and payable, and such payments shall not reduce the Carve-Out.

Adequate Protection:

The parties (the “Primed Parties”) whose Pre-Petition Facility liens will be primed as described above, and whose cash collateral will be authorized for use by the Loan Parties, will be entitled to receive an adequate protection package, subject to usual and customary conditions, including covenant compliance. The adequate protection package will include, among other things, (i) a lien junior to the liens of the Facility on all of the collateral securing the Facility (maintaining, as between the Pre-Petition Facilities, the relative priority of the Pre-Petition Facilities), (ii) payment of current cash interest at the contractual non-default rate in respect of the senior of the two Pre-Petition Facilities, (iii) payment of all fees and expenses of the agent and the lenders under the Pre-Petition Facilities in accordance with the Pre-Petition Facilities, (iv) after the commitments under the Facility have been terminated and the Facility has been repaid in full and/or cash collateralized as specified in the loan documentation, application of proceeds from asset sales first to repayment of unpaid obligations under the senior of the two Pre-Petition Facilities, second to cash collateralize outstanding letters of credit thereunder, and third to the repayment of unpaid obligations under the junior of the two Pre-Petition Facilities, and (v) the usual and customary claims, priorities and other protections provided to pre-petition secured creditors in situations of this kind.

Availability:

Upon entry of the Interim Order and prior to entry of the Final Order, up to $15 million on a fully revolving basis; on and after the entry of the Final Order, up to $50 million on a fully revolving basis.

Availability of the commitments under the Facility will be subject to each of the following additional restrictions:

1. The availability shall be adjusted weekly, and at any time during any week shall equal the sum of the Unutilized Cushion (as defined below) and the Projected Weekly DIP Usage (as defined below) for such week based on the then current Approved Forecast (as defined below).

2. The availability under the Facility at any time will not exceed the aggregate amount of the commitments at such time.

3. The commitments under the Facility will not be available unless the Escrow Account Collateral (as defined below) is $0, except that letters of credit may be issued under the Facility if Escrow Account Collateral is greater than $0, so long as concurrently with the issuance of any such letter of credit an amount of Escrow Account Collateral equal to 105% of the face amount of such letter of credit is transferred from the Escrow Account to the letter of credit account (the “Letter of Credit Collateral Account”) to cash collateralize such letter of credit (or, if less, an amount equal to the Escrow Account Collateral then on deposit in the Escrow Account described below).

4. The commitments under the Facility will not be available at any time unless the Cash Balance at such time is less than $20 million, after giving effect to amounts to be drawn under the Facility or the Escrow Account at such time (net of disbursements to be made by the Borrower from such drawn amounts within 5 Business Days) (the “Cash Balance Condition”). The drawdown notice will specify the material disbursements to be made from the amounts drawn under the Facility (or from the Escrow Amount, as the case may be). “Cash Balance” means cash and cash equivalents (net of float and certain prefunded payroll amounts) of the Loan Parties, including amounts held in the Escrow Account and any other account of the Loan Parties, other than the Letter of Credit Collateral Account.

Approved Forecast:

Prior to the first borrowing or issuance of a letter of credit under the Facility, the Borrower shall deliver to the Lenders a detailed receipts and disbursements forecast for the Loan Parties in form and substance acceptable to the Agent for the 13 weeks commencing with the week that includes the Petition Date (the “Approved Forecast”). The Approved Forecast will also include a forecast of the maximum level of borrowings under the Facility during each week included in the forecast (together with any unused amounts carried over from prior weeks included in such forecast, the “Projected Weekly DIP Usage”) and the maximum level of drawdowns from the Escrow Account during each such week (together with any unused amounts carried over from prior weeks included in such forecast, the “Projected Weekly Cash Collateral Usage”).

Such 13-week forecast shall be updated (and extended) at least every four weeks and also in connection with the consummation of any Prepayment Event (as defined below). In addition, the Required Lenders may request a new forecast up to once per week by giving a three business day notice and the Borrower may deliver a new forecast for consideration at any time. If the Agent does not notify the Borrower in writing within three business days of delivery of an updated forecast that such updated forecast is not acceptable to the Required Lenders, such updated forecast shall become the Approved Forecast.

Applicable Cushion and Unutilized Cushion:

“Applicable Cushion” means, with respect to availability under the Facility and the Escrow Account during any week, an amount by which the sum of borrowings and letters of credit under the Facility and drawdowns from the Escrow Account (the “Actual Combined Weekly Usage”) during such week may exceed the sum of the Projected Weekly DIP Usage and the Projected Weekly Cash Collateral Usage specified in the then current Approved Forecast (the “Projected Combined Weekly Usage”), which amount shall be as follows: (i) for the week that includes the Petition Date (the “Initial Week”), $1 million, (ii) for the first week after the Initial Week, $2 million, (iii) for the second week after the Initial Week, $3 million, (iv) for the third week after the Initial Week, $4 million and (v) for each week thereafter, $5 million.

“Unutilized Cushion” means, at any time during any week, (i) the amount of the Applicable Cushion for such week less (ii) the difference between (A) the Actual Combined Weekly Usage during such week at such time and (B) the Projected Combined Weekly Usage for such week; provided that if the calculation at any time results in a negative number, the Unutilized Cushion shall be deemed to be equal to zero.

Escrow Account:

On the date of effectiveness of the Facility, the Collateral Agent shall establish a cash collateral account in the name and under the control of the Collateral Agent (the “Escrow Account”, and all cash on deposit therein from time to time being referred to as “Escrow Account Collateral”). Escrow Account Collateral shall constitute collateral securing the Facility.

Amounts shall be deposited in the Escrow Account as follows:

1. The proceeds of the IHS fiber sale (approximately $7.5 million) and the sale of two Citation aircraft (approximately $8.8 million), in each case currently held in a cash collateral account at JPMCB shall be transferred to the Escrow Account on the Petition Date.

2. Proceeds from Prepayment Events shall be deposited in the Escrow Account as described under “Mandatory Commitment Reductions and Repayments” below.

Escrow Account (cont’d)

Amounts shall be withdrawn from the Escrow Account as follows:

a. So long as no default or event of default has occurred and is continuing and the Cash Balance Condition is met, the Loan Parties may withdraw Escrow Account Collateral at any time for working capital and general corporate purposes of the Loan Parties in accordance with the most recent Approved Forecast; provided that during any week, the actual drawdowns of funds in the Escrow Account shall not exceed the sum of the Unutilized Cushion and the Projected Weekly Cash Collateral Usage shown on the most recent Approved Forecast for such week.

b. The amount described in # 3 under “Availability” above shall be withdrawn and transferred to the Letter of Credit Collateral Account under the circumstances described in such section.

c. After the commitments under the Facility have been terminated and the Facility repaid in full and/or cash collateralized as specified in the loan documentation, all proceeds from asset sales remaining in the Escrow Account shall be applied to the Pre-Petition Facilities as set forth in clause (iv) of “Adequate Protection” above.

Mandatory Commitment Reductions and Repayments:

A “Prepayment Event” means (i) any asset sale or other disposition of assets by the Borrower or any of its subsidiaries, other than sales of inventory and equipment in the ordinary course of business and dispositions of obsolete or surplus equipment (each, an “Asset Disposition”), (ii) any casualty or other insured damage to any property of the Borrower or any of its subsidiaries, or any taking of property pursuant to the power of eminent domain or condemnation, (iii) any returns of utility deposits by vendors of the Loan Parties, (iv) the issuance of any equity securities or the receipt of any capital contribution by the Borrower or any of its subsidiaries or (v) the incurrence of any indebtedness by the Borrower or any of its subsidiaries, in each case subject to certain exceptions to be agreed upon.

100% of the net cash proceeds of any Prepayment Event shall be applied as follows: first they shall be applied to the repayment of any outstanding loans under the Facility, until such loans are repaid in full, second they shall be applied to cash collateralize any outstanding letters of credit under the Facility at the rate of 105%, until all such letters of credit are so cash collateralized, and third they shall be deposited in the Escrow Account.

The commitments under the Facility shall be permanently reduced by 100% of Core Asset Sale Proceeds (as defined below) and 100% of the net cash proceeds of any Prepayment Event of the type described in clauses (ii), (iv) and (v) of its definition.

“Core Asset Sale Proceeds” means net cash proceeds from any Asset Disposition, other than (x) proceeds from the sale of airplanes and (y) the first $10 million of cash proceeds received in any calendar year from IRU’s or other sale or lease transactions involving dark fiber or conduit (or in the case of 2005, the first $5 million received during the period from the Petition Date to December 31, 2005). All cash proceeds received from IRU’s or other sale or lease transactions involving dark fiber or conduit in any calendar year in excess of the amounts stated above shall be considered Core Asset Sale Proceeds, regardless of whether such transactions qualify for sales type accounting treatment under GAAP.

Optional Commitment Reductions and Repayments:

Permitted at any time without premium or penalty, except for customary breakage costs in the case of any prepayment of LIBOR-rate loans other than at the end of the applicable interest periods therefor.

Indicative Pricing:	LIBOR plus 400 basis points, and a commitment fee of 50 basis points on the unused portion of the outstanding commitments.
Underwriting Fee to Lenders:	2% of the total initial committed amount of the Facility, payable as follows: (i) 50% on the date of entry of the Interim Order, and (ii) 50% on the date of entry of the Final Order.
Letter of Credit Fees:

400 basis points on the outstanding face amount of each letter of credit plus customary fees for fronting, issuance, amendments and processing, payable monthly in arrears to the issuing lender for its own account.

Agency Fee:	An annual administrative agency fee of $100,000, payable annually in advance.
Conditions to Effectiveness:

Usual and customary for transactions of this type, and others reasonably satisfactory to the Lead Arranger, including

1.   Completion, and satisfaction of the Lead Arranger in its sole discretion with the scope and results, of (a) due diligence, (b) cash management arrangements and (c) financial forecasts through December 31, 2007 for the Loan Parties; and receipt by the Agent of the initial “Approved Forecast” as described above.

2.   No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Borrower or the Borrower and its subsidiaries taken as a whole since June 30, 2005, other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the commencement of the Cases.

3.   Satisfaction of the Lead Arranger in its sole discretion with (a) the identity of the parties to the filing and (b) the form and substance of the “first day orders” and the timing of approval thereof by the United States Bankruptcy Court for the Northern District of Illinois.

4.   No later than 5 days following the Petition Date, entry of an order of the United States Bankruptcy Court for the Northern District of Illinois satisfactory in form and substance to the Lead Arranger, with the consent or non-objection of a preponderance (as determined by the Lead Arranger in its sole discretion) of the lenders under each of the Pre-Petition Facilities (a) authorizing the usage of $15 million of the Facility, (b) approving the transactions contemplated by the Facility, (c) granting the superpriority administrative claims and liens referred to above and (d) authorizing the Borrower and the agent under the Pre-Petition Facilities, without further approval or consent from any party (including any pre-petition lender), to agree to extend the expiration date of expiring letters of credit under the Pre-Petition Facilities for a period not to exceed 1 year, all on terms satisfactory to the Lead Arranger (the “Interim Order”).

Representations and Warranties:	Usual and customary for transactions of this type, and others reasonably satisfactory to the Lead Arranger.
Affirmative Covenants:	Usual and customary for transactions of this type, and others reasonably satisfactory to the Lead Arranger.
Negative Covenants:	Usual and customary for transactions of this type, and others reasonably satisfactory to the Lead Arranger.
Events of Default:	Usual and customary for transactions of this type, and others reasonably satisfactory to the Lead Arranger.
Financial Covenants:	Minimum Cumulative Net Operating Cashflow (to be defined in the loan documentation).

C.                                    Timetable for Chapter 11 Cases

Assuming that the Bankruptcy Court approves the Debtors’ scheduling motion with respect to the Disclosure Statement and Confirmation Hearing, the Debtors anticipate that the Disclosure Statement and Confirmation Hearing would occur within sixty (60) days of the Petition Date.  There can be no assurance, however, that the Bankruptcy Court’s orders to be entered on the Petition Date will permit the Chapter 11 Cases to proceed as expeditiously as anticipated.

VII.   SUMMARY OF THE PLAN OF REORGANIZATION

The primary objectives of the Plan are to (i) alter the Debtors’ debt and capital structures to permit them to emerge from their Chapter 11 Cases with a viable capital structure; (ii) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (iii) settle, compromise or otherwise dispose of certain Claims and Interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates and creditors.  The Plan provides for, among other things:  (A) the cancellation of certain indebtedness in exchange for new debt and equity, and (B) the discharge of certain Claims and cancellation of Interests.

The Debtors believe that (i) through the Plan, Holders of Allowed Claims will obtain a substantially greater recovery from the estates of the Debtors than the recovery they would receive if the Debtors filed their Chapter 11 petitions without prior approval of the Plan by a majority of their creditors, and (ii) the Plan will afford the Debtors the opportunity and ability to continue their business as a viable going concern and preserve ongoing employment for the Debtors’ employees.

The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein.  The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statements of such terms and provisions.

The Plan itself and the documents referred to therein control the actual treatment of Claims against and Interests in the Debtors under the Plan and will, upon the Effective Date, be binding upon all Holders of Claims against and Interests in the Debtors and their Estates, the Reorganized Debtors and other parties in interest.  In the event of any conflict between this Disclosure Statement, on the one hand, and the Plan or any other operative document, on the other hand, the terms of the Plan and such other operative document are controlling.

A.                                    Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders.  Another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor’s assets.

The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case.  A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan.  Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

B.                                    Overall Structure of the Plan

The Debtors believe that the Plan provides the best and most prompt possible recovery to the Debtors’ Claim Holders.  Under the Plan, Claims against and Interests in the Debtors are divided into different classes.  If the Plan is confirmed by the Bankruptcy Court and consummated, on the Distribution Date, and at certain times thereafter as Claims are resolved, liquidated or otherwise allowed, the Debtors will make distributions in respect of certain Classes of Claims as provided in the Plan.  The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan and distributions, if any, to be made under the Plan are described below.

C.                                    Classification and Treatment of Claims and Interests

1.     Administrative Claims

Subject to the provisions of sections 330(a), 331, and 503(b) of the Bankruptcy Code, each Allowed Administrative Claim shall be paid by the Debtors, at their election, in full, in Cash, upon the later of (i) the Effective Date, (ii) the due date thereof in accordance with its terms, (iii) the date upon which such Administrative Claim becomes an Allowed Claim, (iv) in respect of liabilities incurred in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of such Debtor’s business, consistent with past practices or (v) such other date as may be agreed upon between the Holder of such Allowed Administrative Claim and the Debtors.

2.     Claims Under the DIP Credit Agreement

On the Effective Date, all amounts owed by any Debtor under the DIP Credit Agreement (including, without limitation, all loans and all fees and expenses payable thereunder) shall be paid in full in Cash and the Commitments under the DIP Credit Agreement shall be cancelled.  In addition, on the Effective Date, any unexpired letters of credit outstanding under the DIP Credit Agreement shall be either (i) returned to the Fronting Lender and cancelled without having been drawn or (ii) replaced with back-to-back letters of credit and/or cash collateralized in an amount equal to 105% of the aggregate letter of credit exposure (i.e., the sum of (x) the aggregate undrawn amount of all outstanding letters of credit and (y) all amounts drawn under such letters of credit and not then reimbursed), in each case as provided for and in accordance with the DIP Credit Agreement.

3.     Priority Tax Claims

Priority Tax Claims are Claims for taxes entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Unless the Holder of such claim and the applicable Debtor (with the consent of the Prepetition Agents) agree to a different treatment, on the Effective Date, each Holder of an Allowed Priority Tax Claim shall have its Claim Reinstated.

4.     Class 1 — Non-Tax Priority Claims

Non-Tax Priority Claims are Claims, other than Administrative Claims or Priority Tax Claims, that are entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.  Unless the Holder of such claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of an Allowed Non-Tax Priority Claim shall have its Claim Reinstated.

5.     Class 2 — Other Secured Claims

Unless the Holder of such claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of an Other Secured Claim shall have its Claim Reinstated.

6.     Class 3 — General Unsecured Claims

Unless the Holder of such claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of a General Unsecured Claim shall have its Claim Reinstated.

7.     Class 4 — Senior Prepetition Lender Claims

On the Effective Date, each Holder of an Allowed Class 4 Claim shall receive its pro rata share of the New Term Loan Notes.  Obligations in respect of the New Term Loan Notes, together with the other obligations under the Exit Facility Credit Agreement, shall be secured by a first lien on the Exit Facility Collateral.  In addition, on the Effective Date, Reorganized McLeodUSA shall pay each Holder of an Allowed Class 4 Claim Cash equal to (i) all unpaid interest accrued as of the Effective Date on such Senior Prepetition Lender Claim at the non-default contract rate in accordance with the Senior Prepetition Credit Agreement, compounded on each interest payment date to the extent not paid when due and (ii) all unpaid fees and expenses of the Prepetition Senior Agent and the Prepetition Senior Lenders required to be paid pursuant to the Senior Prepetition Credit Agreement.  On the Effective Date, any unexpired letters of credit outstanding under the Senior Prepetition Credit Agreement shall be deemed to be replaced by letters of credit under the revolving credit facility under the Exit Facility Credit Agreement.

8.     Class 5 — Junior Prepetition Lender Claims

On the Effective Date, each Holder of an Allowed Class 5 Claim shall be entitled to receive its pro rata share of 100% of the New Common Stock (subject to dilution by the Management Stock Plan Awards and the terms and conditions of the Plan).  The New Common Stock shall be subject to the terms of the New Stockholders Agreement and the Registration Rights Agreement, which shall be, and shall be deemed to be, binding upon and enforceable by all Holders of the New Common Stock including the Holders of Class 5 Claims, and Reorganized McLeodUSA, as of the Effective Date, without further action by any party.  Reorganized McLeodUSA shall also pay in Cash, on the Effective Date, all unpaid fees and expenses of the Prepetition Junior Agent and the Prepetition Junior Lenders required to be paid pursuant to the Junior Prepetition Credit Agreement.

9.     Class 6 — Lease Rejection Claims

Subject to the provisions of Section 7.2 of the Plan, on the Distribution Date, each Holder of an Allowed Class 6 Claim shall receive Cash equal to 100% of its Allowed Lease Rejection Claim Amount.

10.  Class 7 — Equity Interests in Debtors’ Subsidiaries

On the Effective Date, Reorganized McLeodUSA shall retain the Equity Interests in Debtors’ Subsidiaries.

11.  Class 8 — Old Preferred Stock Interests and Subordinated Claims

On the Effective Date, Old Preferred Stock will be cancelled and the Holders of Allowed Interests arising out of or relating to the Old Preferred Stock (including, without limitation, any related Subordinated Claims) shall not receive or retain any distribution on account of such Allowed Interests.

12.  Class 9 — Old Common Stock Interests and Subordinated Claims

On the Effective Date, the Old Common Stock will be cancelled, and the Holders of Allowed Interests arising out of or relating to the Old Common Stock (including, without limitation, any related Subordinated Claims) shall not receive or retain any distribution on account of such Allowed Interests.

D.                                    Method of Distribution Under the Plan

1.     Sources of Cash for Plan Distributions

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, sales of assets or the Exit Facility Credit Agreement.  The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.

2.     Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Allowed Claims as of the Effective Date, shall be made on the Effective Date or as soon thereafter as is practicable.  Any distribution to be made on the Effective Date pursuant to the Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable.  Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.  Notwithstanding the date on which any distribution of securities is made to a Holder of an Allowed Claim, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such securities (subject to the terms and conditions of the Plan) distributed as of the Effective Date.

3.     Distributions for Claims that Become Allowed after the Effective Date.

Distributions on account of Allowed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Section 8.4 of the Plan.

4.     Interest on Claims

Unless otherwise specifically provided in the Plan, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

5.     Distributions by the Disbursing Agent

The Disbursing Agent shall make all distributions required to be made under the Plan, except as otherwise set forth therein.  Distributions on account of Prepetition Lender Claims shall be made by the Disbursing Agent directly to the individual Holders of Prepetition Lender Claims.  The Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by the Plan.

6.     Delivery of Distributions and Undeliverable or Unclaimed Distributions

(a)    Delivery of Distributions in General.  Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.

(b)    Undeliverable and Unclaimed Distributions.

(i)    Holding and Investment of Undeliverable and Unclaimed Distributions.  If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent is notified in writing of such Holder’s then current address.

(ii)    After Distributions Become Deliverable.  The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

(iii)    Failure to Claim Undeliverable Distributions.  Any Holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property.  In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary subject to the liens of the Prepetition Lenders.  Any New Common Stock held for distribution on account of such Claim shall be canceled and of no further force or effect.  Nothing contained in  shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim.  These provisions of the Plan regarding undeliverable or unclaimed distributions do not apply to New Common Stock held for distribution pending satisfaction of the conditions set forth in Section 5.6(e) of the Plan.

7.     Means of Cash Payment

Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (i) checks drawn on or (ii) wire transfer from a domestic bank selected by the Reorganized Debtors.  Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.     Withholding and Reporting Requirements

In connection with the Plan and all distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions pursuant to the Plan shall be subject to any such withholding and reporting requirements.  The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.  All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes.  Notwithstanding any other provision of the Plan, (i) each Holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

9.     Setoffs

The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to the Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

10.  Fractional Shares

No fractional shares of New Common Stock shall be distributed.  Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock share and New Warrant or a rounding down of such fraction (in the case of less than .50).

E.                                      Resolution of Disputed, Contingent and Unliquidated Claims

1.     Objection Deadline; Prosecution of Objections

No later than sixty (60) days after the Effective Date (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall file objections to Claims with the Bankruptcy Court and serve such objections upon the Holders of each of the Claims to which objections are made; provided, however, the Debtors and Reorganized Debtors shall not object to Claims Allowed pursuant to the Plan.  The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims through settling or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature, and/or amount thereof.  After the Effective Date, the Reorganized Debtors shall have the exclusive authority to object, settle, compromise, withdraw, assign or litigate to judgment any and all claims, including Administrative Claims.

2.     No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

3.     Disputed Claims Reserve

The Disbursing Agent may, in its discretion, establish an appropriate reserve for Disputed Claims in Class 6 in an amount up to the amount which Holders of Disputed Claims in Class 6 would be entitled under the Plan if such Disputed Claims were Allowed Claims in their Disputed Claim Amount.

4.     Distribution After Allowance

The Disbursing Agent shall make payment to the Holder of any Disputed Claim that has become an Allowed Claim as soon as practicable after the date such Disputed Claim becomes an Allowed Claim.

5.     Reservation of Right to Object to Allowance or Asserted Priority of Claims

Nothing in the Plan shall waive, prejudice or otherwise affect the rights of the Debtors, the Reorganized Debtors or the Holders of any Claim to object at any time, including after the Effective Date, to the allowance or asserted priority of any Claim, including without limitation, whether any such Claim should be treated as a Subordinated Claim.

F.                                      Means for Implementation of the Plan

1.     Transactions Authorized Under the Plan

(a)   Under the Plan, on or after the Effective Date, the applicable Reorganized Debtors will be authorized, without further corporate action, to consummate any Authorized Asset Sale, and the officers of the applicable Reorganized Debtors are hereby authorized to execute and deliver any agreements, instruments or other documents necessary or appropriate to effectuate such transactions.  Upon consummation of a sale of assets in connection with an Authorized Asset Sale, the assets sold shall vest in the purchaser free and clear of all liens, Claims and encumbrances (with any such liens, Claims and encumbrances to attach to the proceeds of such sale) except as specified in the applicable contract of sale.  An Authorized Asset Sale means any sale of assets pursuant to a contract of sale approved by the board of directors of each Debtor party to such contract and consented to by the Majority Prepetition Lenders, provided that such contract of sale has been included in the Plan Supplement.

(b)   On or after the Effective Date, subject to the terms and conditions of the obligations of the Reorganized Debtors surviving the Effective Date (including, without limitation, the terms and conditions of the certificate of incorporation of Reorganized McLeodUSA and the Exit Facility Credit Agreement), the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated.  Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the “Restructuring Transactions”).  The actions to effect the Restructuring Transactions may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.  The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations.  In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

2.     Potential Sale of ATS

The Company currently is in negotiations to sell its ATS business to a third party.  If an asset purchase agreement acceptable to the Company, the Majority Prepetition Lenders and the buyer is successfully negotiated, the sale will be consummated pursuant to the Plan.  The sale being discussed would be for approximately $20.5 million in cash.  If the ATS agreement is successfully negotiated, it will be filed as a Plan Supplement prior to Confirmation.

3.     Potential Sale of Corporate Headquarters

The Company has an agreement in principle to sell its corporate headquarters located in Cedar Rapids, Iowa to a third party.  The Company intends to consummate the sale pursuant to the Plan.  The sale being discussed would be for approximately $27.3 million in cash.  Pursuant to the sale agreement, the Company intends to leaseback a portion of the space in the corporate headquarters as well as lease additional space to conduct its ongoing operations.  Lease payments are expected to be less than the current operating expenses being incurred by the Company regarding the corporate headquarters.

4.     Continued Corporate Existence and Vesting of Assets in Reorganized Debtors

Subject to the Restructuring Transactions defined in Section 5.2 of the Plan, after the Effective Date the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are amended under the Plan.  Notwithstanding anything to the contrary in the Plan, including Section 5.1 of the Plan as to substantive consolidation, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise.  Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estate of the Debtors, including all claims, rights, and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances, and Interests, subject to the Restructuring Transactions defined in Section 5.2 of the Plan.  On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

5.     Corporate Governance, Directors and Officers and Corporate Action

(a)   Certificates of Incorporation and By-Laws.  Effective on the Effective Date, the certificate of incorporation and by-laws of Reorganized McLeodUSA shall be amended substantially as set forth in Exhibits A and B, respectively, to the Plan, which shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by the Plan.  In addition, the certificates or articles of incorporation and by-laws of the Affiliate Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code.  After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws as permitted by applicable law.

(b)   Directors and Officers of the Reorganized Debtors.  Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial directors and officers of Reorganized McLeodUSA shall be the persons identified in the Plan Supplement.  The board of directors of Reorganized McLeodUSA shall have seven (7) members.  The boards of directors of the Reorganized Debtors other than Reorganized McLeodUSA shall be comprised of members of the board of directors of Reorganized McLeodUSA, or such other persons as are designated by the board of directors of Reorganized McLeodUSA.  Pursuant to section 1129(a)(5), the Debtors will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized McLeodUSA, and, to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person.  The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Amended Certificate of Incorporation; provided, however, that the length of the initial term of each director shall be two (2) years.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law.  Each member of the board of directors of each of the Debtors will be deemed to have resigned on the Effective Date.

(c)   Corporate Action.  On the Effective Date, the adoption of the Amended Certificate of Incorporation or similar constituent documents, the adoption of the Amended By-Laws, the selection of directors and officers for the Reorganized Debtors, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors.  On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

6.     Substantive Consolidation for Purposes of Treating Impaired Claims

(a)   Substantive Consolidation.  The Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors solely for the purposes of treating Classes 4, 5 and 6 Claims, including for voting, confirmation, and distribution purposes.  The Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Interests set forth in the Plan, or for any other purpose.  On the Effective Date, (i) all guaranties of any Debtor of the payment, performance, or collection of another Debtor with respect to Class 4, 5 and 6 Claims shall be deemed eliminated and cancelled, (ii) any obligation of any Debtor and all guarantees with respect to Class 4, 5 and 6 Claims thereof executed by one (1) or more of the other Debtors shall be treated as a single obligation and any obligation of two (2) or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors, and (iii) each Class 4, 5 or 6 Claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single Class 4, 5 or 6 Claim against and a single obligation of the consolidated Debtors.  On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Class 4, 5 or 6 Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect.  Except as set forth in Section 5.1 of the Plan, such substantive consolidation shall not (other than for purposes related to the Plan) (i) affect the legal and corporate structures of the Reorganized Debtors, subject to the right of the Reorganized Debtors or Reorganized McLeodUSA to effect Restructuring Transactions as provided in Section 5.2 of the Plan, (ii) cause any Debtor to be liable for any Impaired Claim or Unimpaired Claim under the Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, (iii) affect Claims of Debtors against Debtors, (iv) affect Interests in Affiliate Debtors, (v) affect any obligations under any leases or contracts assumed in the Plan or otherwise subsequent to the filing of the Chapter 11 Cases, or (vi) affect any obligations to pay quarterly fees to the United States Trustee.  On the Effective Date, except as otherwise expressly provided for in the Plan, the Interests in the Affiliate Debtors shall remain outstanding.

(b)   Substantive Consolidation Order.  Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, the Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors as provided in Section 5.1 of the Plan.  If no objection to substantive consolidation is timely filed and served by any Holder of an Impaired Claim affected by the Plan on or before the deadline for objection to confirmation of the Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court.  If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

(c)   Discussion of Substantive Consolidation

(i)    General Description.  Substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan.  The effect of consolidation is the pooling the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of voting on reorganization plans.  In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir.  1988).  There is no statutory authority specifically authorizing substantive consolidation.  The authority of a bankruptcy court to order substantive consolidation is derived from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code.  In re DRW Property Co., 54 B.R. 489, 494 (Bankr. N.D. Tex. 1985).  Nor are there statutorily prescribed standards for substantive consolidation.  Instead, judicially developed standards control whether substantive consolidation should be granted in any given case.

(ii)   Legal Standards for Substantive Consolidation.  The propriety of substantive consolidation must be made on a case by case basis.  E.g., FDIC v. Colonial Realty Co., 966 F.2d 57 (2d Cir. 1992).  In deciding whether to consolidate, a number of earlier cases relied on the presence or absence of certain “elements” that are similar to factors relevant to piercing the corporate veil under applicable state law.  E.g., In re Gulfco Inv. Corp., 593 F.2d 921 (10th Cir. 1979).  More recent cases, however, while not ignoring these elements, have applied a less mechanical approach.  Thus, for example, the Second Circuit Court of Appeals, in In re Augie/Restivo, concluded that the extensive list of elements and factors frequently cited and relied upon by other courts in determining the propriety of substantive consolidation are “merely variants on two critical factors,” namely, “(1) whether creditors dealt with the entities as a single economic unit and ‘did not rely on their separate identity in extending credit, . . .’ or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors . . . .” 860 F.2d at 518.  More recently the Eleventh Circuit, in Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245 (11th Cir. 1991), viewed those elements and factors “as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit.”  Id. at 250.  Under the Eastgroup test, a proponent of substantive consolidation must show that there is substantial identity between the entities to be consolidated and that consolidation is necessary to avoid some harm or realize some benefit.  Once the proponent makes this showing, a presumption arises that creditors have not relied solely on the credit of one of the entities involved, and the burden shifts to an objecting creditor to show that (i) it has relied on the separate credit of one of the entities to be consolidated and (ii) it will be prejudiced by substantive consolidation.  Eastgroup, 935 F.2d at 251; Reider v. FDIC (In re Reider), 31 F.3d 1102, 1108 (11th Cir. 1994).

Regardless of which of the “two similar but not identical tests . . .  for assessing the propriety of substantive consolidation in the corporate context” is applied, In re Reider, 31 F.3d at 1107, the “elements” enumerated in the earlier cases remain relevant, but not necessarily dispositive, as to whether substantive consolidation should be granted.  These elements include:

•         the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

•         the presence or absence of consolidated financial statements among the entities to be consolidated;

•         the commingling of assets and business functions among the entities to be consolidated;

•         the unity of interests and ownership among the various entities;

•         the existence of parent and intercorporate guarantees on loans to the various entities; and

•         the transfer of assets to and from the various entities without formal observance of corporate formalities.

In re Vecco Constr. Indus., 4 B.R. 407, 410 (Bankr. E.D. Va. 1980).

(iii)  Factual Basis for and Result of a Substantive Consolidation of the Debtors’ Estates.

The facts and circumstances surrounding the historical business operations of McLeodUSA and the Subsidiary Debtors support substantive consolidation in these Chapter 11 Cases.  McLeodUSA and the Subsidiary Debtors historically have issued consolidated financial statements and filed consolidated tax returns.  McLeodUSA Holdings, Inc., McLeodUSA Information Services, Inc., McLeodUSA Network Services, Inc., McLeodUSA Purchasing, L.L.C. and McLeodUSA Telecommunications, Inc. are direct wholly owned subsidiaries of McLeodUSA Incorporated.  McLeodUSA Incorporated and its Subsidiary Debtors have common officers and directors, and have shared key employees and outside professionals, including, but not limited to, employees of McLeodUSA who performed human resources, legal, and risk management services for the benefit of all the Debtors and accounting firms, law firms, engineers and consultants who rendered services to all of the Debtors.

In addition, the Debtors’ cash management system is effectively centralized.  Substantially all of the cash of McLeodUSA and the Subsidiary Debtors is held by McLeodUSA.  On a daily basis, receivables from third parties to the Subsidiary Debtors are collected primarily in several lockbox depository accounts that are swept on a daily basis to fund McLeodUSA’s main concentration account.  In addition, McLeodUSA issues checks, in its name, funded out of such main concentration account to pay the obligations of the Subsidiary Debtors.

Most importantly, all obligations under the Prepetition Credit Agreements are secured by all assets of each Subsidiary Debtor, and the total valuation of the Company as set forth in Article XI of this Disclosure Statement is less than the amount of such obligations.  Furthermore, the Prepetition Lenders (Classes 4 and 5) and the Holders of Lease Rejection Claims (Class 6) are the only creditors whose claims are impaired, and the Holders of the Class 6 Lease Rejection Claims shall receive 100% of their allowed Claim.  Accordingly, substantive consolidation for the limited purposes of the Plan does not negatively impact any creditor.

Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in Chapter 11 Cases involving subsidiary debtors.  Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors.  All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity.  Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.  Substantive consolidation of two or more debtors’ estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the elimination of multiple and duplicative creditor claims, joint and several liability claims and guarantees and the payment of allowed claims from a common fund.  The Debtors believe that substantive consolidation is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.  In the event that the Plan does not become effective, nothing in the Plan or this Disclosure Statement shall be construed as an admission of any kind by any party regarding the propriety of substantive consolidation under circumstances other than implementation of the Plan.

7.     Issuance of New Securities and Related Documents

(a)   Issuance of New Securities.  On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue (subject to Section 5.6(e) of the Plan) all instruments, certificates and other documents, including the New Common Stock and the New Term Loan Notes required to be issued or distributed pursuant to the Plan without further act or action under applicable law, regulation, order, or rule.  The issuance of the New Common Stock and the New Term Loan Notes, if any, and the distribution thereof under shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.  Without limiting the effect of Section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into on or as of the Effective Date contemplated by or in furtherance of, including, without limitation, the Exit Facility

Credit Agreement, the New Stockholders Agreement, the Registration Rights Agreement, and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.

(b)   Registration Rights Agreement.  Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, Reorganized McLeodUSA will enter into the Registration Rights Agreement for the benefit of the Holders of New Common Stock substantially in the form attached to the Plan as Exhibit F.

(c)   Termination of Registration.  Subject to any requirements of law, promptly following the Effective Date, Reorganized McLeodUSA shall terminate the registration of its securities and suspend all reporting obligations pursuant to the Exchange Act.

(d)   Stock Exchange Listing.  If and when the Reorganized Debtors complete an initial public offering of the New Common Stock or other registration of New Common Stock for public sale, the Reorganized Debtors shall use their best efforts, subject to the New Stockholders Agreement, to list the New Common Stock on a United States national stock exchange.

(e)   Execution and Delivery of the New Stockholders Agreement and Registration Rights Agreement and Distribution of the New Common Stock.  On or as soon as reasonably practicable after the Effective Date, all of the shares of New Common Stock to which any Holder of a Class 5 Claim shall become entitled pursuant to the Plan shall be issued in the name of such Holder subject to the terms and conditions of the New Stockholders Agreement, the Registration Rights Agreement and the other terms and conditions of the Plan and distributed to such Holder following (but only upon) the execution and delivery to McLeodUSA by such Holder of the New Stockholders Agreement and the Registration Rights Agreement.  In the period pending distribution of New Common Stock to any Holder of a Class 5 Claim, such Holder shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of the New Stockholders Agreement and Registration Rights Agreement and shall be entitled to vote, receive any dividends or other distributions payable in respect of such Holder’s New Common Stock (including receiving any proceeds of any transfer of such New Common Stock), and to exercise all other rights in respect of the New Common Stock (so that such Holder shall be deemed for tax purposes to be the owner of the New Common Stock issued in the name of such Holder).

8.     Management Stock Plan Awards

On the Effective Date, there shall be authorized and reserved for issuance a number of shares of New Common Stock equal to 10% of the New Common Stock (on a fully diluted basis, after giving effect to the issuance of New Common Stock to holders of claims pursuant to the Plan) for the purpose of awards of New Common Stock, restricted stock, options or warrants (or similar instruments) thereon, to officers and other employees of the Reorganized Debtors pursuant to a Management Stock Plan (which may grant awards of any amount up to the 10% of the New Common Stock authorized and reserved for issuance) approved after the Effective Date by the board of directors of Reorganized McLeodUSA in its sole discretion, and without further action by security holders of the Reorganized Debtors.

9.     Professional Fees

All unpaid Professional fees incurred prior to the Effective Date shall be subject to final allowance or disallowance upon application to the Bankruptcy Court pursuant to sections 330 or 503(b)(4) of the Bankruptcy Code.  Final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases shall be filed with the Bankruptcy Court no later than thirty (30) days after the Effective Date.

10.  MCI Settlement

Prior to the date hereof, the Company entered into a settlement agreement resolving certain disputes and modifying certain telecommunications agreements with MCI Network Services, Inc. (“MCI”).  The Company believes that such settlement is in the Company’s best interests and embodies a fair and reasonable settlement of the disputes settled and that continuation of the telecommunications agreements are in the best interest of the estate.  The Plan provides that, on the Effective Date, pursuant to Sections 105 and 1123(b)(3) and (6) of the Bankruptcy Code, and Bankruptcy Rule 9019, the MCI Settlement Agreement shall be deemed ratified and binding on the Reorganized Debtors.  Under the terms of the MCI Settlement Agreement, and in resolution of certain billing and related disputes, the Company agreed to pay MCI approximately $3.2 million in cash and the parties agreed to issue certain credits to one another.  Such amounts were paid to MCI, and credits issued, as of September 9, 2005.  The Company also agreed to modify certain telecommunications agreements, and to assume those agreements.

11.  AT&T Settlement

Prior to the date hereof, the Company entered into a settlement agreement in principle resolving certain disputes with AT&T Corp. (“AT&T”).  The Company believes that such settlement is in the Company’s best interests and embodies a fair and reasonable settlement of the disputes settled.  The Plan provides that, on the Effective Date, pursuant to Sections 1123(b)(3) and (6) of the Bankruptcy Code, and Bankruptcy Rule 9019, the AT&T Settlement Agreement shall be deemed ratified and binding on the Reorganized Debtors.  The AT&T Settlement Agreement will settle various claims and causes of action before the American Arbitration Association styled AT&T Corp. v. McLeodUSA Telecommunications Services, Inc. (as successor in interest to CapRock Telecommunications Corp.) (Case No. 71-110-400248-05).  In connection with the AT&T Settlement Agreement, the Company agreed to pay AT&T $1.0 million in cash and convey to AT&T all right and title to certain fiber optic cable with an aggregate fair market value of $2.4 million pursuant to a fiber sale agreement between the parties.

G.                                    Summary of Securities to be Issued Pursuant to the Plan

1.     New Common Stock

On, or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue 100% of the New Common Stock to holders of Allowed Junior Prepetition Lender Claims, subject to dilution by the Management Stock Plan Awards.  The New Common Stock shall be issued subject to the terms of the New Stockholders Agreement and the Registration Rights Agreement.  Summaries of these agreements are set forth below in Section VII.H.1 and VII.H.2.

2.     New Term Loan Notes

On, or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue New Term Loan Notes to each Holder of an Allowed Class 4 Claim on a pro rata basis in accordance with the Exit Facility Credit Agreement.  See Section VII.I for a summary of the terms of the New Term Loan Notes.

H.                                    Summary of the Principal Terms of the New Stockholders Agreement and Registration Rights Agreement

1.     New Stockholders Agreement

The New Stockholders Agreement (i) provides Stockholders with Tag-Along Rights and Drag-Along Rights, (ii) contains certain restrictions on Transfers (including restrictions on Transfers to Competitors and Competitor Affiliates and a requirement to obtain from any Transferees an agreement to be bound by the terms of the New Stockholders Agreement) and (iii) requires the Company to deliver certain information to Stockholders.  The terms of such provisions are summarized below.  Capitalized terms not specifically defined herein shall have the meanings ascribed to them in the New Stockholders Agreement, attached to the Plan as Exhibit E.

(a)   Tag-Along Rights - If any Stockholder or Stockholders (the “Tag-Along Seller”) propose to Transfer Beneficial Ownership of Common Shares (i) representing at least 30% of the then outstanding Common Shares in a single transaction or in a series of Related Transactions to a Transferee or group of Affiliated Transferees and/or to Transferees who are Acting in Concert (excluding, in each case, Transferees who are Affiliates of the Tag-Along Seller) (a “Block Tag-Along Sale”) or (ii) to a Transferee or group of Affiliated Transferees or Transferees Acting in Concert (excluding Transferees who are Affiliates of the Tag-Along Seller), who, together with any Affiliates thereof and any Persons with whom such Transferee(s) or Affiliates thereof is/are Acting in Concert, would, after giving effect to such Transfer, Beneficially Own at least 30% of the outstanding Common Shares (a “Threshold Tag-Along Sale” and together with the Block Tag-Along Sale, each a “Tag-Along Sale”),  not less than 10 Business Days prior to the expected date of consummation of such Transfer, the Tag-Along Seller shall provide each other Stockholder written notice of the terms and conditions of such proposed Transfer (“Tag-Along Notice”) and each other Stockholder shall, subject to the terms of the New Stockholders Agreement, be offered the opportunity to participate in such Transfer, on a pro rata basis, for the same consideration per Common Share and otherwise on the same terms and conditions as the Tag-Along Seller in such Tag-Along Sale.

(b)   Drag-Along Rights — Subject to the terms of the New Stockholders Agreement, if (i) any Stockholder or Stockholders (the “Drag-Along Seller”) propose to Transfer a number of Common Shares owned by the Drag-Along Seller in a single transaction or in a series of Related Transactions (a “Drag-Along Sale”) to a Third Party other than a Twenty Percent Holder (a “Drag-Along Transferee”) in a bona fide sale, (ii) after such Transfer, such Drag-Along Transferee would Beneficially Own at least 50% of the outstanding Common Shares, (iii) a resolution has been duly passed by the Board approving the Drag-Along Sale as being fair to all Stockholders and (iv) the Drag-Along Sale has been approved by Stockholders holding at least two-thirds of the then outstanding Common Shares, the Drag-Along Seller may at its option (A) sell all of the Common Shares owned by the Drag-Along Seller and (B) require all Stockholders other than the Drag-Along Seller (the “Drag-Along Stockholders”) to Transfer all of the Common Shares owned by each Drag-Along Stockholder for the same consideration per Common Share and otherwise on the same terms and conditions as the Drag-Along Seller in such Drag-Along Sale.  A “Twenty Percent Holder” is (i) any Person or group of Affiliated Persons who, as a Holder of an Allowed Class 5 Claim (as such terms are defined in the Plan), became entitled to Beneficially Own not less than 20% of the Common Stock immediately after giving effect to consummation of the Plan on the Effective Date; provided, however, that the term Twenty Percent Holder shall exclude any Person or group of Affiliated Persons who did not hold all or substantially all of such Class 5 Claim on the Petition Date, (ii) Fidelity Management & Research Co. and its Affiliates and (iii) Wayzata Investment Partners LLC and its Affiliates.

(c)   Restriction on Transfers to Competitors — No Stockholder may Transfer any Common Shares to a Competitor or a Competitor Affiliate if, after such Transfer, such Competitor or Competitor Affiliate, together with the Affiliates of such Competitor Affiliates, would Beneficially Own at least 20% of the outstanding Common Shares unless (i) such Transfer is approved by the Board and the Stockholders holding at least two-thirds of the then outstanding Common Shares or (ii) (A) the Competitor or Competitor Affiliate and its Affiliates will be, after such Transfer, the Beneficial Owners of a majority of the outstanding Common Shares after such Transfer and (B) the Competitor or Competitor Affiliate, as the case may be, has offered to purchase all of the then outstanding Common Shares on the same terms and conditions offered to such Stockholder and purchases, simultaneously with such Transfer, all such Common Shares that are tendered to it at or prior to the time of such Transfer.

(d)   Information - Subject to confidentiality restrictions set forth in the New Stockholders Agreement, until the earlier of (i) the effective date of a Shelf Registration Statement or (ii) the Termination Date, the Company agrees to furnish to each Stockholder (other than a Competitor or Competitor Affiliate), the following information for so long as such Stockholder owns any Common Shares:

(i)    within 90 days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)  concurrently with the delivery of any (A) certificate of a Financial Officer of the Company to lenders under any credit facility of the Company relating to (x) the occurrence of a default thereunder, (y) compliance with covenants thereunder or (z) changes in GAAP or in the application thereof or (B) any certificate of the accounting firm that reported on the Company’s financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any default under any credit facility of the Company, a copy of such certificate;

(iv)  within 10 Business Days after final approval thereof by the Board (but in any event no later than February 28 of each fiscal year of the Company), a budget of the Company and its Subsidiaries for such fiscal year, prepared to show information on a quarterly basis, and, to the extent all relevant internal approvals have been obtained, any significant revisions of such budget; and

(v)   any other Information, reasonably requested by any Stockholder, that is required for such Stockholder to effect a Transfer of Common Stock under Rule 144A(d)(4) of the Securities Act.

(e)   Agreement by Transferees to be Bound by Terms of the New Stockholders Agreement - If any Stockholder proposes to Transfer Common Shares to a Transferee who is not party to the New Stockholders Agreement, prior to the consummation of such Transfer, the proposed Transferee shall deliver to the Company an agreement to be bound by the terms of the New Stockholders Agreement.

(f)    Termination - The New Stockholders Agreement shall terminate upon the earlier of the date (i) on which the Company becomes a Public Company and (ii) of a Public Offering.

(g)   Amendment - No provision of the New Stockholders Agreement may be amended or otherwise modified except with the approval of (i) a majority of the Board and (ii) Stockholders holding at least two-thirds of the then outstanding Common Shares.

2.     Registration Rights Agreement

The Registration Rights Agreement (i) provides demand registration rights and piggyback registration rights to holders of the Company’s Registrable Securities, (ii) provides for the Company to list or have quoted the Company’s common stock upon the request of holders of the Company’s Registrable Securities and (iii) contains a restriction on the Company’s ability to file registration statements with the SEC in order to issue and sell shares of the Company’s common stock.  The terms of such provisions are summarized below.  Capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Registration Rights Agreement, attached to the Plan as Exhibit F.

(a)   Demand Registration - If at any time following the first anniversary of the Effective Date, the Company shall receive a request from any Stockholder, or group of Stockholders, that holds in the aggregate 20% (or, if the First Public Offering has occurred, any Stockholder, or group of Affiliated Stockholders, that holds in the aggregate 10%) or more of the then outstanding Common Stock (the “Requesting Stockholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Stockholder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request shall be referred to herein as a “Demand Registration”) at least 20 Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Stockholders and thereupon shall use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

(i)    all Registrable Securities for which the Requesting Stockholders have requested registration under this Section, and

(ii)   subject to certain restrictions, all other Registrable Securities that any other Stockholders (all such other Stockholders, together with the Requesting Stockholders, the “Registering Stockholders”) have requested the Company to register by request received by the Company within 20 Business Days after such Stockholders receive the Company’s notice of the Demand Registration (such request shall include all information with respect to such Stockholder required to effect the registration of such Stockholder’s Registrable Securities), all to the extent necessary to permit the disposition of the Registrable Securities so to be registered, provided that, subject to certain carve-outs, the Company shall not be obligated to effect more than 4 Demand Registrations (at least one of which shall be available for use after the First Public Offering has occurred); and provided, further, that the Company shall not be obligated to effect a Demand Registration unless (A) the aggregate market price or fair value on the date of such request of the Registrable Securities requested to be included in such Demand Registration equals or exceeds $25,000,000 or (B) the number of Common Shares requested to be registered pursuant to such Demand Registration equals or exceeds 10% of then outstanding Common Shares on the date of such request.  In no event shall the Company be required to effect more than one Demand Registration hereunder within any six-month period.

Unless otherwise agreed with the Requesting Stockholder and at least one other Stockholder, or group of Affiliated Stockholders, if any, that holds in the aggregate 20% or more of the then outstanding Registrable Securities (a “Second Large Holder”), if any, any registration of the Company’s Common Stock shall be effected solely for the purpose of registering the offer and sale of the Common Stock held by the Registering Stockholders and shall not be effected for any offer or sale by the Company of securities by the Company.

(b)   Shelf Registration Statement - Any registration statement filed pursuant to a Demand Registration shall be a shelf registration statement that complies with the provisions of Rule 415 under the Securities Act, unless otherwise agreed by the Requesting Stockholder and at least one Second Large Holder, provided that the first registration statement filed pursuant to a Demand Registration after the First Public Offering shall be a shelf registration statement that complies the provisions of Rule 415 under the Securities Act.

(c)   Listing or Quotation of the Company’s Common Stock - If requested by any Stockholder, or group of Stockholders, that holds in the aggregate 20% (or, if the First Public Offering has occurred, any Stockholder, or group of Affiliated Stockholders, that holds in the aggregate 10%) or more of the then outstanding Common Stock, the Company shall use its best efforts to have the Common Stock quoted on the Nasdaq National market or listed on a national securities exchange, in each case as designated by such Requesting Stockholder so long as the Company is subject to the reporting requirements under the Exchange Act, whether or not as a result of a Demand Registration, and otherwise qualifies for such quotation or listing.

(d)   Maximum Offering Size in an Underwritten Demand Registration - If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Requesting Stockholders that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, the shares of the Registering Stockholders on a pro rata basis and then any shares to be issued and sold by the Company, up to the Maximum Offering Size.

(e)   Piggyback Registration - If the Company, subject to certain limitations, proposes to register any Company Securities under the Securities Act (other than a registration on Form S-8 or S-4, or any successor forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), whether or not for sale for its own account, the Company shall each such time give prompt notice at least 30 Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Stockholder owning any Common Shares.  Such notice shall set forth the Stockholder’s rights and shall offer the Stockholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Stockholder may request (a “Piggyback Registration”), subject to certain limitations.  Upon the request of any such Stockholder made within 15 Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Stockholder), the Company shall use its best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Stockholders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that (i) if such registration involves an underwritten Public Offering, all such Stockholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected on the same terms and conditions as apply to the Company or the Requesting Stockholders, as applicable, and (ii) if, at any time after giving notice of its intention to register any Company Securities pursuant to this Section and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.  No registration effected under the Registration Rights Agreement shall relieve the Company of its obligations to effect a Demand Registration.  The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

(f)    Maximum Offering Size in an Underwritten Piggyback Registration - If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in the Demand Registration provisions shall apply) and the managing underwriter advises the Company that, in its view, the number of Shares that the Company and such Stockholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, shares of Common Stock to be issued by the Company, then such shares of Common Stock to be sold by the Registering Stockholders and then such shares of Common Stock of any other persons, up to the Maximum Offering Size.

(g)   Filing Registration Statements - Prior to the earlier of (i) the sale, assignment or other disposition by Fidelity (as defined in the Registration Rights Agreement) of such number of Common Shares held by it that it no longer holds an aggregate of 20% or more of the then outstanding Common Stock and (ii) eighteen months after the Effective Date, the Company may not file with the SEC any registration statement to register any securities of the Company for the sale for its own account under the Securities Act (other than a registration on Form S-8 or S-4, or any successor forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person) and thereafter, the Company may so file such a registration statement so long as a majority of the members of the Company’s Board and a majority of the Stockholders approve such a filing.

(h)   Lock-Up Agreements - If any registration of Registrable Securities shall be effected in connection with a Public Offering, neither the Company nor any Stockholder shall effect any public sale or distribution, including any sale pursuant to Rule 144, of any Company Securities or other security of the Company (except as part of such Public Offering) during the period beginning 14 days prior to the effective date of the applicable registration statement until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) 90 days (or 180 days if the registration of such Registrable Securities is the First Public Offering).

(i)    Indemnity and Contribution from the Company - The Company agrees to indemnify and hold harmless each Stockholder holding Registrable Securities covered by a registration statement, its officers, directors, employees, partners and agents, and each Person, if any, who controls such Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use therein, subject to certain exceptions.  The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Stockholders provided above.  If the Company is not able to indemnify such Stockholders or such underwriters, it will contribute funds to them in amounts to be calculated in accordance with the Registration Rights Agreement.

(j)    Indemnity and Contribution from the Stockholders - Each Stockholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Stockholder, but only (i) with respect to information furnished in writing by such Stockholder or on such Stockholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense.  Each such Stockholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as such Stockholder is required to indemnify the Company as provided in this provision.  As a condition to including Registrable Securities in any registration statement filed in accordance with the Registration Rights Agreement, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.  No Stockholder shall be liable under this provision for any Damages in excess of the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate.  If the Stockholders are not able to indemnify the Company or such underwriters, it will contribute funds to them in amounts to be calculated in accordance with the Registration Rights Agreement.

(k)   Amendment - No provision of the Registration Rights Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with approval of (i) a majority of the Board and (ii) Stockholders holding at least two-thirds of the then outstanding Common Shares.

I.              Summary of Principal Terms of Exit Facility Credit Agreement

  The principal terms of the Exit Facility Credit Agreement, including the New Term Loan Notes are summarized below:

Borrower:	The reorganized McLeodUSA Incorporated, upon emergence from Chapter 11 of the Bankruptcy Code (the “Borrower”) pursuant to the plan of reorganization (the “Plan”).

Guarantors:	The Facilities referred to below will be jointly and severally guaranteed by all of the Borrower’s direct and indirect domestic subsidiaries (each, a “Guarantor”).

Facilities Amounts and Types:

1. A $50 million revolving credit facility (the “Revolver Facility”), with a letter of credit subfacility in an amount of $15 million. The letter of credit subfacility will be for new letters of credit and for replacement letters of credit for pre-petition and DIP letters of credit (or as back-to-back letters of credit for pre-petition and DIP letters of credit).

2. The New Term Loan Notes: The New Term Loan Notes will be issued in an amount equal to the aggregate unpaid principal amount of loans under the Borrower’s 2002 pre-petition syndicated bank facility (the “2002 Pre-Petition Facility”) on the effective date of the Plan (the “Effective Date”), estimated to be $100 million (the “Term Facility”).

The Revolver Facility and the Term Facility are referred to collectively as the “Facilities”.

Maturity:	Fifth year anniversary of the Effective Date.

Purpose:

Revolver Facility: (i) to refinance the DIP facility, including any letters of credit issued thereunder, (ii) to make certain cash payments or otherwise satisfy allowed claims, in each case pursuant to the Plan, (iii) to pay transaction costs and expenses associated with the Plan, (iv) to provide working capital and for other general corporate purposes and (v) to replace any outstanding letters of credit issued under the 2002 Pre-Petition Facility.

Term Facility: to refinance the outstanding loans under the 2002 Pre-Petition Facility.

Availability:

Revolver Facility: the commitments under the Facility will not be available at any time unless the Cash Balance at such time is less than $20 million, after giving effect to amounts to be drawn under the Facility at such time (net of disbursements to be made by the Borrower from such drawn amounts within 5 Business Days) (the “Cash Balance Condition”). The drawdown notice will specify the material disbursements to be made from the amounts drawn under the Facility. “Cash Balance” means cash and cash equivalents (net of float and certain prefunded payroll amounts) of the Loan Parties, including amounts held in any account of the Loan Parties, other than the Letter of Credit Collateral Account.

Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) (in such capacity, the “Agent”).

Sole Arranger and Bookrunner:	J.P.Morgan Securities Inc. (the “Arranger”).

Lenders:	Revolver Facility: A syndicate of financial institutions, including JPMCB, arranged by the Arranger in consultation with the Borrower (the “Revolver Lenders”).

Term Facility: the lenders under the 2002 Pre-Petition Facility (the “Term Lenders” and, together with the Revolver Lenders, the “Lenders”).

Collateral:	A perfected first priority lien on all assets of the Borrower and the Guarantors (the “Collateral”).

Pricing:	Revolver Facility: LIBOR plus 750 basis points, and a commitment fee of 50 basis points on the unused portion of the Revolver Facility.

Term Facility: LIBOR plus 750 basis points, subject to an increase of 50 basis points on May 1, 2007 and each anniversary thereof.

Interest will be payable in cash in arrears.

Underwriting Fees:	Revolver Facility: 200 basis points on the total initial committed amount under the Revolver Facility.

Term Facility: 50 basis points on the initial aggregate principal amount of the loans under the Term Facility.

Ticking Fees:

Revolver Facility: If commitments are provided prior to the signing of the definitive documentation for the Revolver Facility, a ticking fee equal to 50 basis points per annum will be payable on the aggregate amount of the committed Revolver Facility until the effective date of the Revolver Facility.

Scheduled Amortization:	Revolver Facility: None.

Term Facility: (i) in year 1, 0%, (ii) in year 2, 0%, (iii) in year 3, 15%, (iv) in year 4, 25% and (v) in year 5, 60%. Amortization amounts payable in any year will be made in four equal quarterly payments.

Mandatory Prepayments:

Term Facility: (i) the first $50 million of Core Asset Sale Proceeds (as defined below), (ii) thereafter, 75% of Core Asset Sale Proceeds and (iii) 75% of net cash proceeds from (A) any casualty or other insured damage to any property of the Borrower or any of its subsidiaries, or any taking of property pursuant to the power of eminent domain or condemnation, (B) the issuance of any equity securities or the receipt of any capital contribution by the Borrower or any of its subsidiaries and (C) the incurrence of any indebtedness by the Borrower or any of its subsidiaries, in each case subject to certain exceptions to be agreed upon. The remaining 25% of net cash proceeds (including Core Asset Sale Proceeds) may be used by the Borrower for working capital and other general corporate purposes.

“Core Asset Sale Proceeds” means net cash proceeds from the sale or other disposition of any assets of the Borrower and its subsidiaries, other than (x) sales of inventory and equipment in the ordinary course of business and dispositions of obsolete or surplus equipment, (y) proceeds from the sale of airplanes and (z) the first $10 million of cash proceeds received in any calendar year from IRU’s or other sale or lease transactions involving dark fiber or conduit (or in the case of 2005, the first $5 million received during the period from the filing date of the Borrower’s bankruptcy case to December 31, 2005). All cash proceeds received from IRU’s or other sale or lease transactions involving dark fiber or conduit in any calendar year in excess of the amounts stated above shall be considered Core Asset Sale Proceeds, regardless of whether such transactions qualify for sales type accounting treatment under GAAP.

Asset sales must be for fair value and at least 85% cash consideration.

Any mandatory prepayment of the Term Facility will be applied to the remaining scheduled amortization installments of the Term Facility in inverse order of maturity.

Optional Commitment Reductions and Repayments:	Optional commitment reductions under the Revolver Facility and optional repayments under the Term Facility will be permitted at any time in minimum amounts to be agreed upon.

Conditions to Closing:

Usual and customary for facilities of this nature, and to include without limitation satisfaction of the Arranger and the Agent in their sole discretion with (i) the Plan, (ii) the terms, entry and effectiveness of a final, non-appealable confirmation order with respect to the Plan, and (iii) the effectiveness of the Plan and the reorganization of the Borrower and the Guarantors pursuant to the terms of the Plan.

Conditions Precedent to all Advances:	Usual and customary for facilities of this nature, including but not limited to (i) accuracy of representations and warranties, and (ii) no default or event of default.

Representations and Warranties:	Usual and customary for facilities of this nature.

Affirmative and Negative Covenants:	Usual and customary for facilities of this nature.

Financial Covenants:

Usual and customary for facilities of this nature, including without limitation:
1. maximum capital expenditures;
2. minimum EBITDA;
3. maximum leverage ratio; and
4. minimum cash and Availability under the Revolver Facility.

Events of Defaults:	Usual and customary for facilities of this nature.
Financial and Other	1. Audited financials within 90 days after end of each fiscal year of the Borrower.
Reporting(1):
2. Quarterly unaudited financials within 45 days at end of each fiscal quarter of the Borrower, with results compared to applicable period in prior year and in the budget.

3. Monthly unaudited financials within 30 days after the end of each month, with results compared to applicable period in prior year and in the budget.

4. Prior to the end of each fiscal year, a monthly budget for each month in the subsequent fiscal year, stated on a preliminary basis. Within 25 days of delivery of the final audit for any fiscal year, a revised budget for the relevant fiscal year updating the preliminary budget to reflect any year end adjustments.

5. Standard quarterly reporting requirements to be agreed upon.

(1)           All financial statements to include a consolidated profit and loss statement, balance sheet and cash flow statement.  Management to provide bridge analysis to budget and prior year variances along with appropriate commentary.  All financial information to be certified by CFO.

Required Lenders:

Lenders holding in excess of 50% of the exposures (funded and unfunded) under the Revolver Facility and the Term Facility voting as a single class, except that (i) the consent of each Lender affected thereby will be required to increase such Lender’s commitment, to reduce the principal amount of any loan or letter of credit disbursement under the Facilities or rate of interest thereon, to extend any date for the scheduled payment of interest, to reduce any fees payable under the Facilities, to extend the final maturity or to make reductions in the amount or extensions of the scheduled date of amortization under the Term Facility, (ii) the consent of all of the Lenders will be required to change the definition of “Required Lenders” or any other provision specifying a minimum percentage of Lenders or to release all or substantially all of the Collateral or all or substantially all of the Guarantors and (iii) the consent of Lenders holding 66.67% or more of the exposures (funded and unfunded) under the Revolver Facility and the Term Facility voting as a single class will be required to release Collateral that comprises 15% or more of the book value of consolidated total assets as reflected in the most recent financial statements delivered to the Lenders.

In addition, certain matters will require separate class votes by Revolver Lenders and Term Lenders.

Costs and Expenses:	For the account of the Borrower.

Indemnification:

The Borrower shall indemnify the Agent, the Arranger and the Lenders and their respective affiliates from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses, other than for their own gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction), incurred by any of them arising out of or by result of the Facilities, the commitments thereunder, the use of the proceeds of the Facilities or any related transaction or any litigation, investigation, claim or proceeding, pending or threatened (whether or not any indemnified person is a party thereto), that arise out of or are in any way based upon any of the foregoing, including without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceedings.

J.                                      Treatment of Executory Contracts and Unexpired Leases

1.     Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (i) have been rejected by order of the Bankruptcy Court or (ii) are the subject of a motion to reject pending on the Effective Date.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to Article VII of the Plan shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

2.     Claims Based on Rejection of Unexpired Leases

Plan Schedule 7.2 lists the non-residential real property leases to be rejected by the Debtors pursuant to an order of the Bankruptcy Court and the Lease Rejection Claim Amount with respect to each such lease.

Plan Schedule 7.2 shall be filed not later than five (5) Business Days after the Petition Date and shall be updated prior to the Confirmation Date (if necessary) to reflect changes required as a result of the process set forth below.  The Debtors shall provide each Holder of a Class 6 Lease Rejection Claim with notice of its Allowed Lease Rejection Claim Amount.  If a Holder of a Class 6 Lease Rejection Claim disagrees with the Allowed Lease Rejection Claim Amount set forth by the Debtors, such Holder shall file a proof of claim with respect to Claims arising from the rejected unexpired lease within twenty (20) days after the date of entry of an order of the Bankruptcy Court approving such rejection, or such other period as ordered by the Bankruptcy Court.  If a proof of claim is filed within such time, any Claims arising from the rejected unexpired lease and not included in such proof of claim (other than those claims set forth on Plan Schedule 7.2) will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates, or property unless otherwise ordered by the Bankruptcy Court or provided for in the Plan.  If a proof of claim is received, then the Debtors will attempt to reconcile the Allowed Lease Rejection Claim Amount set forth on Plan Schedule 7.2 with the amount set forth in the proof of claim.  If the Debtor and the party filing a proof of claim are unable to reach a resolution, the Debtors shall set a hearing date, which hearing may be the Confirmation Hearing, at which time the Bankruptcy Court will determine the Allowed Lease Rejection Claim Amount.  The Debtors estimate that the aggregate amount of Allowed Lease Rejection Damage Claims will be approximately $6,000,000.

3.     Assumption and Assignment of Executory Contracts and Unexpired Leases in Conjunction with Authorized Asset Sales

In conjunction with any Authorized Asset Sale, the Debtors shall designate unexpired leases and/or executory contracts assumed pursuant to section 7.1 of the Plan to be assigned to asset purchasers under an Authorized Asset Sale.  All such executory contracts and unexpired leases shall be assumed and assigned pursuant to the respective Authorized Asset Sale documentation and the Confirmation Order, in accordance with and subject to the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code.  The Confirmation Order or another order entered by the Bankruptcy Court will contain provisions providing for notice of such proposed assumptions and assignments to the counterparties to such executory contracts and/or unexpired leases, and procedures to resolve disputes, if any, related thereto.

4.     Cure of Defaults of Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree.  In the event of a dispute regarding (i) the amount of any cure payments, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

5.     Compensation and Benefit Programs

Except as otherwise expressly provided in the Plan, all employment and severance contracts and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life, and accidental death and dismemberment insurance plans and contracts are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

6.     Release and Disallowance of Certain Claims

Section 7.6 of the Plan provides that, pursuant to the Mutual Releases and section 502(e) of the Bankruptcy Code, all claims, causes of action or other rights against the Debtors, based upon acts, omissions, transactions, events or other occurrences taking place on or prior to the Effective Date, including without limitation claims for indemnification or contribution, held by each of the Releasing Officers and Directors (whether pursuant to contract, the charter or by-laws of any Debtor, or otherwise), shall be released and disallowed, except as provided in Section 7.5 of the Plan, the Amended Certificate of Incorporation or By-Laws, or to the extent the survival of any such claim, cause of action or other right is expressly provided for under a contract assumed on or prior to the Effective Date under the Plan or pursuant to order of the Bankruptcy Court with the consent of the Majority Prepetition Lenders.

K.                                    Confirmation and Effectiveness of the Plan

1.     Conditions to Confirmation

 Confirmation of the Plan shall be subject to satisfaction of the following conditions at or prior to the time the Confirmation Order is entered:

(a)   The Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Majority Prepetition Lenders.

(b)   The Bankruptcy Court shall have entered an order, which may be the Confirmation Order (the “Lease Claim Order”), in form and substance reasonably satisfactory to the Majority Prepetition Lenders, fixing each Allowed Lease Rejection Claim at the amount set forth in Plan Schedule 7.2, or such other amount satisfactory to the Majority Prepetition Lenders, pursuant to section 502(b)(6) of the Bankruptcy Code, and disallowing any other Claims of landlords under the leases listed on Plan Schedule 7.2.

(c)   Each director of McLeodUSA as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date and the Majority Prepetition Lenders as of the Confirmation Date shall have executed the Mutual Release.

(d)   The Confirmation Date shall have occurred not later than the ninetieth (90th) day following the Petition Date.

2.     Conditions to Effective Date.

The following are conditions precedent to the occurrence of the Effective Date:

(a)   The Confirmation Order confirming the Plan, as such Plan may have been modified with the consent of the Majority Prepetition Lenders, shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and the Majority Prepetition Lenders.

(b)   The following agreements, in form and substance satisfactory to the Debtors and the Majority Prepetition Lenders, shall have been executed and delivered by all parties thereto, and all conditions precedent thereto shall have been satisfied:

(i)    the Amended Certificate of Incorporation and By-Laws, and the amended certificates of incorporation of all of the Affiliate Debtors;

(ii)   the Exit Facility Credit Agreement and all related documents provided for therein or contemplated thereby; and

(iii)  the New Term Loan Notes.

(c)   The Amended Certificate of Incorporation and By-Laws, as necessary, and the amended certificates of incorporation of the Affiliate Debtors, shall have been filed with the applicable authorities of the relevant jurisdictions of incorporation in accordance with such jurisdictions’ corporation laws.

(d)   The Lease Claim Order shall have become a Final Order.

(e)   All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date, including by the Federal Communications Commission and state communications regulatory agencies, shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on Reorganized McLeodUSA.

(f)    Six (6) members of the board of directors of Reorganized McLeodUSA (not including the new Chief Executive Officer) shall have been selected and shall have expressed a willingness to serve on the board of directors of Reorganized McLeodUSA.

(g)   All other documents and agreements necessary to implement the Plan on the Effective Date shall have been executed and delivered and all other actions required to be taken in connection with the Effective Date shall have occurred.

(h)   The Effective Date shall have occurred not later than the one hundred and twentieth (120th) day following the Petition Date; provided that, upon notice to the Agent under the DIP Credit Agreement and the Prepetition Agents by the Debtors, such date shall be automatically extended for thirty (30) days if any of the conditions in Sections 9.2(b), (e), (f) and (g) of the Plan have not been satisfied.

3.     Waiver of Conditions

As set forth in Section 9.3 of the Plan, each of the conditions set forth in Section 9.1 or 9.2 of the Plan may be waived in whole or in part by the Debtors, with consent of the Majority Prepetition Lenders, without any other notice to parties in interest or the Bankruptcy Court and without a hearing.

4.     Consequences of Non-Occurrence of Effective Date

If the Effective Date has not occurred within the time period provided in Section 9.2(h) of the Plan (as may be extended by the proviso of such Section), upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court.  If the Confirmation Order is vacated, (i) the Plan shall be null and void in all respects; (ii) any settlement of Claims or Interests provided for thereby shall be null and void without further order of the Bankruptcy Court; and (iii) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of thirty (30) days after the date the Confirmation Order is vacated.

L.                                     Effect of Plan Confirmation

1.     Preservation of Rights of Action; Settlement of Litigation Claims

Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims.  The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims.  Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence, or pursue any claim, right, or cause of action under sections 544 through 550 of the Bankruptcy Code; provided, however, that, notwithstanding any statute of limitations (including, without limitation, section 546 of the Bankruptcy Code), the Debtors and Reorganized Debtors shall have the right to assert or raise such causes of action (i) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors), and (ii) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

2.     Releases

(a)   Releases by the Debtors.  Section 10.2(a) of the Plan provides that, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized

Debtors in their individual capacities and as debtors in possession will be deemed to release forever, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities (other than (x) the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder, (y) any claims or causes of action against the directors, officers, employees, agents, and the Debtors’ Professionals arising out of the willful misconduct of any such person or entity and (z) claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities arising in the ordinary course of business) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen, or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan, or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the directors, officers, employees, agents of the Debtors, and the Debtors’ Professionals, in each case as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date, (ii) the Holders of Prepetition Lender Claims and the Prepetition Agents, (iii) the agent under the DIP Credit Agreement and the Holders of DIP Facility Claims and (iv) the respective current professionals (as of the Petition Date and thereafter) of the entities released in subclauses (i) - (iii) acting in such capacity; provided, however, that such release, waiver and discharge shall not be effective as to any director of any Debtor as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date (in whatever capacity, including, without limitation, as an officer of any Debtor, if applicable), who has not executed and delivered the Mutual Release (notwithstanding any waiver of the condition to confirmation set forth in Section 9.1(c) of the Plan with respect to such director).

(b)   Releases by Prepetition Lenders.  Section 10.2(b) of the Plan provides that, as of the Effective Date, to the fullest extent permitted by law, each Prepetition Lender shall in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and the securities, contracts, instruments, releases, and other agreements or documents to be delivered in connection with the Plan, be deemed to have forever released, waived, and discharged all claims, demands, debts, rights, causes of action, or liabilities (other than (x) the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under, and the contracts, instruments, releases, agreements, and documents delivered, reinstated or assumed under, and (y) any claims or causes of action arising out of willful misconduct ), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan, or the Disclosure Statement against (i) the Debtors and the Reorganized Debtors, (ii) the directors, officers, employees, agents of the Debtors, and the Debtors’ Professionals, in each case as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date  (excluding, for the avoidance of doubt, claims with respect to or relating to any personal banking or investment relationships), (iii) the Holders of Prepetition Lender Claims and the Prepetition Agents, (iv) the agent under the DIP Credit Agreement and the Holders of DIP Facility Claims and (v) the respective current professionals (as of the Petition Date and thereafter) of the entities released in subclauses (i) - (iv) acting in such capacity; provided, however, that such release, waiver and discharge shall not be effective as to any director of any Debtor as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date (in whatever capacity, including, without limitation, as an officer of any Debtor, if applicable), who has not executed and delivered the Mutual Release (notwithstanding any waiver of the condition to confirmation set forth in Section 9.1(c) of the Plan with respect to such director).

(c)   Injunction Related to Releases.  The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities released in Section 10.2 of the Plan.

(d)   Special Provisions Regarding Releases.  Notwithstanding anything in Section 7.6 of the Plan, Section 10.2 of the Plan or the Mutual Releases (the “Release Provisions”) to the contrary, any person or entity may assert any claim released or purported to be released in the Release Provisions as a defense or counterclaim (but no affirmative recovery may be obtained) to any suit or action that (i) is commenced by a person or entity that grants or that was purported to be deemed to have granted a release under the Release Provisions and (ii) asserts a claim or cause of action released or purported to be released under the Release Provisions.

3.     Discharge of Claims and Termination of Interests

Except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Interests (other than those Claims that are Unimpaired under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests.  Upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and the Old Preferred Stock and the Old Common Stock shall be terminated.

4.     Exculpation and Limitation of Liability

Neither the Debtors, the Reorganized Debtors, Holders of DIP Facility Claims, the agent under the DIP Credit Agreement, the Holders of Prepetition Lender Claims, the Prepetition Agents nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating, or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

5.     Injunction

Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold, or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting, or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained in the Plan shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim will be deemed to have specifically consented to the injunctions set forth in Section 10.6 of the Plan.

6.     Termination of Subordination Rights and Settlement of Related Claims

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.  Except as provided in Section 8.5 of the Plan, all subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined.  Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

M.                                  Summary of Other Provisions of the Plan

The following paragraphs summarize certain other significant provisions of the Plan.  The Plan should be referred to for the complete text of these and other provisions of the Plan.

1.     Exemption From Certain Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, (i) the issuance, transfer, or exchange of notes or equity securities under the Plan; (ii) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; (iii) the making or assignment of any lease or sublease; or (iv) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any Authorized Asset Sales; merger agreements; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales, or use tax or other similar tax.  Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

2.     Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock.

On the Effective Date, except as otherwise provided for in the Plan, (i) the Senior Prepetition Credit Agreement, Junior Prepetition Credit Agreement, Senior Prepetition Notes, Junior Prepetition Notes, Old Common Stock, Old Preferred Stock and any other notes, bonds (with the exception of surety bonds outstanding), indentures, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that are Impaired under shall be cancelled, and (ii) the obligations of the Debtors under any agreements, indentures, or certificates of designation governing the Senior Prepetition Lender Claims, Junior Prepetition Lender Claims, Lease Rejection Claims, Old Common Stock, Old Preferred Stock and any other Claims or any notes, bonds, indentures, or other instruments or documents evidencing or creating any Claims against a Debtor that are Impaired under shall be discharged.  As of the Effective Date, all Old Common Stock and Old Preferred Stock that has been authorized to be issued but that has not been issued shall be deemed cancelled and extinguished without any further action of any party.

3.     Effectuating Documents, Further Transactions and Corporate Action

Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

4.     Corporate Action

Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under the Plan that would otherwise require approval of the stockholders or directors of one (1) or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

5.     Severability of Plan Provisions

If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

6.     Revocation, Withdrawal or Non Consummation

The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan shall (A) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (B) prejudice in any manner the rights of such Debtors or any other Person, or (C) constitute an admission of any sort by the Debtors or any other Person.

VIII.   RISK FACTORS TO BE CONSIDERED

Holders of Claims against the Debtors should read and consider carefully the information set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference, including any filings made by the Company with the Securities Exchange Commission), prior to voting to accept or reject the Plan.  This information, however, should not be regarded as the only risks involved in connection with the Plan and/or its implementation.

A.                                    Certain Bankruptcy Considerations

1.     Failure to Satisfy Vote Requirement

If the Company obtains the requisite votes to accept the Plan in accordance with the requirements of the Bankruptcy Code, the Debtors intend to file voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan.  In the event that sufficient votes are not received, the Debtors may or may not file a petition for relief under Chapter 11 of the Bankruptcy Code.  In such event, the Debtors may seek to accomplish an alternative restructuring of its capitalization and its obligations to creditors.

2.     Non Confirmation or Delay of Confirmation of the Plan

The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion.  Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of the Plan not be followed by a need for further financial reorganization and that the value of distributions to dissenting creditors and shareholders not be less than the value of distributions such creditors and shareholders would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code.  Although the Company believes that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

3.     Non Consensual Confirmation

In the event any impaired Class of Claims does not accept a plan, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class of claims has accepted the plan (with such acceptances being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes.  Because the Plan deems Classes 6, 8 and 9 to have rejected the Plan, these requirements must be satisfied with respect to Classes 6, 8 and 9.  The Company believes that the Plan satisfies these requirements.

4.     Risk of Non Occurrence of the Effective Date

Although the Company believes that the Effective Date will occur reasonably soon after the Confirmation Date, there can be no assurance as to such timing or as to whether it will occur.

5.     General Effect

The filing of a bankruptcy petition by the Debtors, and the publicity attendant thereto, may adversely affect the Debtors’ business.  The Debtors believe that any such adverse effects may worsen during the pendency of a protracted bankruptcy case if the Plan is not confirmed as expected.

6.     Failure to Establish Procedures for Providing Utilities Adequate Assurance

The Debtors believe that their payment history combined with existing deposits, current cash on hand and the existence of the DIP Financing during the pendency of the case should be enough to provide their utility providers adequate assurance of future performance.  To the extent the Debtors are unable to obtain relief with respect to setting up procedures for providing utilities additional adequate assurance of future performance, the Debtors may be faced with materially reduced liquidity as a result of providing additional deposits.

7.     Effect of the Company’s Chapter 11 Case on Relations with Trade Vendors

Although the Company believes that it has good relationships with its suppliers and trade vendors and intends to seek authority from the Bankruptcy Court on the Petition Date to pay all prepetition claims of suppliers and trade vendors on the condition that they continue to provide customary goods and services to the Company on customary credit and shipping terms, there can be no assurance that such suppliers and vendors will continue to provide such goods and services to the Company after the commencement of the Chapter 11 Cases.  Therefore, the Chapter 11 Cases may adversely affect the Company’s business and cause certain trade suppliers and vendors to cease shipping goods or providing services to the Company.

8.     Risk of Failure to Obtain Authority to Pay Prepetition Unsecured Claims in the Ordinary Course of Business

Under the Plan, General Unsecured Claims are Unimpaired.  In order to effectuate this treatment, the Debtors intend to seek authority from the Bankruptcy Court to continue to satisfy their obligations to such unsecured creditors in the ordinary course of business, including obligations arising prior to the filing of the Debtors’ Chapter 11 Cases.  If the Debtors are unable to obtain such authority, the Plan may have to be amended to provide different treatment for the Holders of General Unsecured Claims.

9.     Methods of Solicitation

Section 1126(b) of the Bankruptcy Code provides that the Holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a Chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information,” as defined in section 1125 of the Bankruptcy Code.

In addition, Bankruptcy Rule 3018(b) states that a Holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures.  Section 1126(b) of the Bankruptcy Code provides that a Holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule or regulation, and such acceptance or rejection was solicited in accordance with section 1125(b) of the Bankruptcy Code.

The Debtors believe that the use of the Disclosure Statement and Ballots for the purpose of obtaining acceptances of the Plan and the Solicitation is in compliance with the Bankruptcy Code.  However, there can be no assurance that the Bankruptcy Court will decide that the Solicitation meets the requirements of section 1126(b) of the Bankruptcy Code.  If the Bankruptcy Court determines that the solicitation does not comply with the requirements of section 1126(b) of the Bankruptcy Code, the Company may seek to resolicit acceptances, and, in such event, Confirmation of the Plan could be delayed and possibly jeopardized.

10.  Classification and Treatment of Claims and Equity Interests

Section 1122 of the Bankruptcy Code requires that the Plan classify Claims against, and Interests in, the Company.  The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Plan may place a Claim or Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such Class.  The Debtors believe that all Claims and Interests have been appropriately classified in the Plan.

To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors presently anticipate that they would seek (i) to modify the Plan to provide for whatever classification might be required for Confirmation and (ii) to use the acceptances received from any creditor pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such creditor ultimately is deemed to be a member.  Any such reclassification of creditors, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan.  There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification.  Except to the extent that modification of classification in the Plan requires resolicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan of any Holder of Claims pursuant to this solicitation will constitute a consent to the Plan’s treatment of such Holder regardless of the Class as to which such Holder is ultimately deemed to be a member.  The Debtors believe that under the Federal Rules of Bankruptcy Procedure the Debtors would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the claim of any creditor or equity holder.

The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Interest of a particular Class unless the Holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest.  The Debtors believe that they have complied with the requirement of equal treatment.  To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny Confirmation of the Plan.

Issues or disputes relating to classification and/or treatment could result in a delay in the Confirmation and Consummation of the Plan and could increase the risk that the Plan will not be consummated.

11.  Debtors’ Employees

One of the Debtors’ primary assets is their group of highly skilled professionals, who have the ability to leave the Debtors and so deprive them of the skill and knowledge essential for performance of new and existing contracts.  The Debtors operate a service business which is highly dependent on their customers’ and potential customers’ belief that the Debtors will perform professional tasks of the highest standards over an extended period of time.  Continued deterioration of the Debtors’ business, or loss of a significant number of key professionals, will have a material adverse effect on the Debtors and may threaten their ability to survive as going concerns.

B.                                    Certain Business Considerations

1.     Increased Competition in the Telecommunications Industry Makes it Difficult for the Company to Attract Customers and Grow Revenues

Despite the Company’s operational efficiencies, it has become increasingly difficult to compete against large, financially strong competitors with well-known brands.  Most recently, the Federal Communications Commission finalized judicially mandated unbundling rules that changed the terms and conditions of competitor access to RBOC facilities.  In the wake of these new rules and other changes in market conditions,  consolidation in the communications industry has accelerated.  With the recent merger announcements in the telecommunications industry, the Company believes that the large telecommunications providers will likely become even stronger, making it more difficult for it to compete.

2.              The Company Does Not Generate Positive Cash Flow

The Company’s telecommunications operations have not generated positive cash flow in any quarterly period.  There can be no assurance that any of the strategic initiatives that have taken place both prior to the restructuring and pursuant to the Plan to improve the business and eventually generate positive cash flow will be successful in the time and of the magnitude required for the Company to continue its operations.

3.     The Company Could Continue  to Incur Significant Losses Over the Next Several Years

The Company has incurred net losses every year since it began operations.  McLeodUSA incurred a net loss applicable to its common shares of $366.4 million for the six months ended June 30, 2005 (which included a writedown with respect to the recoverability and carrying value of selected long-lived and intangible assets of $202.5 million),  $627.4 million for the year ended December 31, 2004 (which included a writedown of goodwill and other intangible assets of $263.1 million), $300.3 million for 2003, and $204.9 million for the period April 17, 2002 to December 31, 2002.  There can be no assurance that the Reorganized Debtors will be able to generate operating profit.

4.     The Company Has a Risk of Inadequate Liquidity

The Company’s financial position and the Chapter 11 Cases may adversely affect the willingness of potential customers to purchase their communications services from McLeodUSA.  The Company may need additional capital to expand its business and develop new products, which may be difficult to obtain.  Failure to obtain additional capital may preclude the Company from developing or enhancing its products, taking advantage of future opportunities, growing its business or responding to competitive pressures.  Additionally, many of the Company’s critical suppliers of network services such as the RBOCs and IXCs are aware of the Company’s liquidity position and may seek to impose burdensome security deposits or require letters of credit that may negatively impact its liquidity position.  Despite a successful Chapter 11 reorganization, there is no guarantee that these vendors will not be successful in imposing these requirements in light of the Company’s operating results and financial condition, or that the size of such deposit requirements would not have a material adverse affect on its liquidity and financial condition.

5.     Failure to Raise Necessary Capital Could Restrict the Company’s Ability to Support its Network Infrastructure and Services

There can be no assurance that the Company’s capital resources will be sufficient to enable it to achieve operating profitability.  Failure to generate or raise sufficient funds may require the Company to delay or abandon some of its plans or expenditures, which could harm the business and competitive position.  The Company expects to meet its funding needs through various sources, including existing cash balances, cash flow from future operations, and proceeds from sales of excess fiber or other excess inventory, or through access to the Revolver Facility.  The Company’s estimated aggregate capital expenditure requirements include the projected costs of: (i) deploying network assets currently not in service; (ii) activating and augmenting voice and data switches; (iii) constructing, purchasing, developing or improving communications assets in target markets; and (iv) improving the business infrastructure and systems to support a more efficient telecommunications company.  The Company also requires substantial funds for general corporate and other expenses and may require additional funds for working capital fluctuations.

 The proposed Exit Facility Credit Agreement also places restrictions on the Company’s ability to make capital expenditures and engage in acquisitions.  The Company cannot assure that it will have timely access to additional financing sources on acceptable terms.  The Company’s ability to issue debt securities, borrow funds from additional lenders and participate in vendor financing programs are restricted under the terms of the proposed Exit Facility Credit Agreement, and there can be no assurance that the Lenders thereunder will waive these restrictions if the Company needs additional financing beyond that permitted.  If they do not, the Company may not be able to develop its markets, operations, facilities, network and services as it intends.

6.     Adverse Treatment of Cancellation of Debt Income and Net Operating Losses May Adversely Impact Our Financial Position

The Debtors expect to incur an “ownership change” (as defined in Internal Revenue Code Section 382 (“Section 382”)) as a result of the implementation of the Plan.  An ownership change generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporation’s stock by more than 50 percentage points in the shorter of any three-year period or the period since the last ownership change.  As a result of the expected ownership change, Section 382 generally would apply to limit the future ability of the Debtors and their subsidiaries to utilize certain tax attributes generated before the ownership change and certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the ownership change.  If the Debtors qualify for a special bankruptcy exception to the general rule of Section 382, they will not be subject to the general limitations of Section 382, but generally will be required to reduce their pre-change net operating losses by the amount of interest deductions claimed during the preceding three years with respect to their indebtedness that is converted into stock pursuant to the Plan.  The Debtors may not qualify for the special bankruptcy exception or may determine that it is more advantageous to elect out of the special bankruptcy exception and be subject to the general limitations of Section 382.  See “Certain U.S. Federal Income Tax Consequences of the Plan.”

7.     The Financial Difficulties of the Company and Other Competitive Communications Providers Could Adversely Affect the Company’s Image and the Company’s Financial Results

Many competitive local exchange carriers, long distance carriers and other communications providers have experienced substantial financial difficulties over the recent past.  These financial difficulties may diminish the Company’s ability to obtain further capital and may adversely affect the willingness of potential customers to purchase their communications services from the Company.  They may also create network risk to the extent that long distance carriers with whom the Company does business reduce the amount of business they transact with the Company.

8.     The Loss of Key Personnel Could Weaken the Company’s Technical and Operational Expertise, Hinder the Development of the Company’s Markets and Lower the Quality of the Company’s Service

For various reasons including the current capital restructuring, the Company may not be able to retain experienced and innovative personnel.  The loss of the services of key personnel, or the inability to attract additional qualified personnel, could cause the Company to make less successful strategic decisions, which could hinder the development of its markets.  The Company could also be less prepared for technological or marketing problems, which could reduce its ability to serve customers and lower the quality of services.  As a result, the Company’s financial condition could be adversely affected.

9.     The Success of the Company’s Communications Services Will Depend on its Ability to Keep Pace with Rapid Technological Changes in its Industry

Communications technology is changing rapidly.  These changes influence the demand for the Company’s services and the competition it faces.  The Company needs to be able to anticipate these changes and to develop and bring to market new and enhanced products and services quickly enough for the changing market.  An inability to keep pace with technological change, whether for financial or other reasons, could have a material adverse effect on its ability to increase its revenue, attract and retain new and existing customers and remain competitive.

10.  Failure to Obtain and Maintain Necessary Permits and Rights-of-Way Could Interfere with the Company’s Network Infrastructure and Operations

To obtain and maintain rights-of-way and similar rights and easements needed to install, operate and maintain the Company’s fiber optic cable and other network elements, it must negotiate and manage agreements with state highway authorities, local governments, transit authorities, local telephone companies and other utilities, railroads, long distance carriers and other parties.  The failure to obtain or maintain any rights-of-way could interfere with the Company’s operations, interfere with the Company’s network infrastructure and its use of that infrastructure and adversely affect the business.  For example, if the Company loses access to a right-of-way, it may need to spend significant sums to remove and relocate its facilities.

Certain of the Company’s right-of-way agreements contain provisions requiring the local franchise authority’s consent prior to the transfer or assignment of the right-of-way agreement.  The Company believes that such anti-assignment provisions are unenforceable in bankruptcy.  However, some parties to such agreements may take the position that such anti-assignment provisions are enforceable and apply to assumptions of such agreements by the Reorganized Debtor.  If it were necessary to seek approval from such parties before effectuating an assignment or assumption, there is a risk that such approval may be delayed or denied.  To the extent that such party objects and asserts rights and/or pursues remedies under non-bankruptcy law, such action may result in a material adverse effect on the Reorganized Debtors.

11.  The Company’s Dependence on the RBOCs to Provide Many of its Communications Services Could Make It Harder for the Company to Offer its Services at a Profit

The Company depends on the RBOCs to provide many elements of its service.  At the same time, the RBOCs are the Company’s largest competitors.  Today, without using the unbundled network elements of these companies, McLeodUSA could not economically provide bundled local and long distance services to most of its customers.  Because of this dependence, the Company’s communications services are highly susceptible to changes in the conditions for access to these facilities and to possible inadequate service quality provided by the RBOCs.  Therefore, the Company may have difficulty offering its services on a profitable and competitive basis.  Qwest and SBC (including its wholly-owned subsidiaries SBC Midwest Corporation and Southwestern Bell Telephone Company) are the primary suppliers of unbundled network elements and communications services that allow it to transfer and connect calls.  The communications facilities of the Company’s suppliers allow it to provide local service, long distance service and private lines dedicated to the customers’ use.  If these RBOCs or other companies are legally entitled to deny or limit the Company’s access to their unbundled communications network elements or wholesale services, the Company may not be able to offer communications services at profitable rates.

In order to interconnect the Company’s network equipment and other communications facilities to unbundled network elements controlled by the RBOCs, it must enter into, maintain and renew interconnection agreements with them.  Interconnection obligations imposed on the RBOCs by the Telecommunications Act of 1996 have been and continue to be subject to a variety of legal proceedings.  In addition, the proposed merger of SBC and AT&T and Verizon and MCI could significantly impact the availability of acceptable interconnection agreements without incurring the expense of lengthy negotiations and arbitrations with an RBOC in each state.  Both AT&T and MCI dedicated significant internal and external resources to negotiate and arbitrate interconnection agreements that many competitive carriers used as model agreements, which will no longer be available if the proposed mergers are consummated.  There can be no assurance that the Company will succeed in obtaining interconnection agreements on terms that would continue to permit it to offer local services using its own communications network facilities at profitable and competitive rates.

Finally, as elements of the RBOC network that CLECs have access to on an unbundled basis are removed or “delisted” by federal and/or state agencies with authority to make such determinations, RBOCs may choose to offer those elements on a commercial rather than a regulated basis.  However, RBOCs may offer such elements under terms and conditions that make these elements uneconomical for McLeodUSA to use when providing service to its customers.  McLeodUSA signed a commercial agreement with Qwest for a replacement of the unbundled network element platform.  The Qwest Platform Plus (“QPP”) service enables McLeodUSA, at a higher cost of service, to continue offering service to its end users in those markets where McLeodUSA has no alternative means to service its customers.  McLeodUSA has been unable to reach an agreement with SBC for a similar replacement product in the SBC region.  There can be no assurance that it will succeed in obtaining commercial agreements on terms that would continue to permit it to offer local services using SBC network facilities at profitable and competitive rates.

12.  Actions by the RBOCs May Make it More Difficult for the Company to Offer its Communications Services

The Company anticipates that the RBOCs will continue to pursue litigation, regulations and legislation in states within the Company’s target market area to reduce regulatory oversight over their rates and operations.  If adopted, these initiatives could make it more difficult for the Company to challenge RBOC actions in the future, which could adversely affect the business.

The RBOCs are also pursuing actions to make it more difficult for McLeodUSA to act as a wholesale provider of communications services.  For example, SBC is attempting to limit CLECs to using UNEs to serve only their own end user customers.  Both SBC and Qwest are trying to impose new network configuration requirements that prohibit use of Local Interconnection Service Trunks for terminating anything but local traffic from a CLEC’s end user customers.  If successful in their efforts, the RBOCs will make it more costly for McLeodUSA to serve customers and act as a wholesale provider of communications services.

The RBOCs are also actively pursuing federal legislative and regulatory initiatives and litigation that could have the effect of decreasing the benefits to the Company of the provisions in the Telecommunications Act of 1996 and state laws intended to open local markets to competition, and that could increase the competition that the Company faces from the RBOCs in data services, including by limiting the RBOCs’ obligations to provide access to their unbundled network elements, including elements necessary to support the Company’s DYIA product.  If successful, these initiatives could make it more difficult for the Company to compete with the RBOCs and to offer services on a profitable and competitive basis.

13.  RBOCs’ Being Allowed to Offer Bundled Local and Long Distance Services in the Company’s Markets Could Cause the Company to Lose Customers and Revenue

Before being allowed to provide long distance services to customers in a state where it has been the dominant local telephone company, an RBOC was required to show compliance on a state-by-state basis that certain competitive conditions set forth in the Telecommunications Act of 1996 have been met.  The RBOCs have successfully shown compliance in all states.  After obtaining authorization to provide interLATA services within a state, the RBOCs have generally been successful in gaining significant market share for such services.  In addition, the ability of the RBOCs to expand their service offerings enhances their competitive position for local and other services.  As a result of their obtaining long distance authority, the RBOCs could cause the Company to lose customers and revenues and make it more difficult for the Company to compete.

14.  Intense Competition in the Communications Services Markets May Adversely Impact the Company’s Competitive and Financial Position

The Company faces intense competition in all of its markets  which could cause a loss of customers and lower revenue.  It could also make it more difficult for the Company to offer competitive new products.  Entrenched, traditional local telephone companies, including Qwest, SBC, BellSouth and Verizon, currently dominate their local communications markets,  are gaining long distance market share and are increasingly providing  integrated local, long distance and other communications services.  Three major competitors, AT&T, MCI and Sprint, currently dominate the long distance market, but a large number of other companies also compete in the long distance marketplace.  Many other companies, including AT&T, MCI and Sprint, also compete in the local services marketplace in addition to the dominant incumbent carriers.  While the Company owns a substantial amount of switching, transmission and other network facilities, the Company continues to rely on competitors such as the RBOCs,  AT&T, MCI, Sprint and others to provide network facilities or services necessary for it to compete.  Thus, the Company’s ability to compete is partially dependent on the willingness of the Company’s larger competitors and others to make available to the Company on favorable terms switching and transmission facilities or capacity.  In addition, if the pending acquisitions of MCI and AT&T are consummated, the Company’s access to such facilities and capacity could be further adversely affected.

Other competitors may include cable providers, providers of communications network facilities dedicated to particular customers, microwave and satellite carriers, wireless telecommunications providers, private networks owned by large end users, municipalities, electrical utilities and telecommunications management companies.  Increasingly, the Company is subject to competition from Internet telephone and other IP-based telecommunications service providers, which are currently subject to substantially less regulation than competitive and traditional local telephone companies and are exempt from a number of taxes and regulatory charges that the Company is required to pay.

Many of the Company’s competitors offer a greater range of communications services, or offer them in more geographic areas.  For example, while our target market covers 25 states, many of the Company’s competitors are national or international in scope.  Furthermore, while the Company is exploring the possible exit from the wireless business, the Company currently depends upon the wireless network of a third party in order to offer wireless services.  The Company’s inability to offer as wide a range of services as many of its competitors or to offer them in as many locations, could result in the Company not being able to compete effectively against them.

These and other firms may enter, and in some cases have entered, the markets where the Company focuses its sales efforts, which may create downward pressure on the prices for its services and negatively affect its returns.  Many of the Company’s existing and potential competitors have financial and other resources far greater than ours.  In addition, the trend toward mergers and strategic alliances in the communications industry may strengthen some of our competitors and could put the Company at a significant competitive disadvantage.

15.  Developments in the Wireless Telecommunications Industry Could Make It More Difficult for the Company to Compete

The wireless telecommunications industry is experiencing increasing competition, consolidation and significant technological change.  Wireless Internet services, high speed data services and other more advanced wireless services are also gaining in popularity.  These developments may make it more difficult for the Company to gain and maintain its share of the communications market, which may facilitate the migration of wireline usage to wireless services.  The Company could also face additional competition from users of new wireless technologies including, but not limited to, currently unlicensed spectrum.

Many of the wireless carriers have financial and other resources far greater than the Company’s and have more experience testing and deploying new or improved products and services.  The largest wireless carriers, Verizon Wireless and Cingular, both have common ownership interests with RBOCs.  This means that RBOCs are better positioned to offer both wireless and landline telecommunications services and can offer bundled services that may be more attractive to our customers than landline offerings alone.  Mobile wireless is also “cannibalizing” long distance minutes and local landline installations.  In addition, several wireless competitors operate or plan to operate wireless telecommunications systems that encompass most of the United States, which could give them a significant competitive advantage.

16.  Government Regulation May Increase the Company’s Costs, Adversely Impact its Ability to Provide Services and/or Subject the Company’s Services to Additional Competitive Pressures

The Company’s facilities and services are subject to federal, state and local regulations.  The time and expense of complying with these regulations could increase the Company’s costs of providing services and subject the Company to additional competitive pressures.  One of the primary purposes of the Telecommunications Act of 1996 was to open the local telephone services market to competition.  While this has presented the Company with opportunities to enter local telephone markets, it also provided important competitive and other benefits to the RBOCs, such as the ability to provide long distance service to customers in their respective regions.  In addition, we need to obtain and maintain licenses, permits and other regulatory approvals in connection with some of our services.  Any of the following could adversely affect the Company’s business:

•              failure to comply with federal and state tariff requirements;

•              failure to maintain proper federal, state and municipal certifications or authorizations;

•              failure to comply with federal, state or local laws and regulations;

•              failure to obtain and maintain required licenses and permits;

•              burdensome license or permit requirements to operate in public rights-of-way; and

•              burdensome or adverse regulatory requirements.

Regulatory developments have enhanced the ability of other companies to compete against the Company, including by providing the RBOCs with increased pricing flexibility for many services, decreasing the RBOCs’ access charges, decreasing the requirements for unbundling of network elements, and altering the levels and types of support and ancillary services the RBOCs are required to provide, and have required the Company to reduce its charges for certain services, such as access charges.  Future regulatory changes affecting intercarrier compensation schemes, including changes to the access charge regime, could also materially reduce the Company’s revenues.

State and federal regulations to which the Company is subject require prior approval for a range of different corporate activities, such as transfers of direct and indirect control of authorized telecommunications carriers, certain corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations.  The failure to obtain such approvals, as required, could adversely affect the Company and its operations.

The FCC requires prior approval for transfers of control and asset transfers by regulated carriers, including reorganizations and transfers undertaken in connection with restructuring transactions.  The Company intends to seek FCC approval for the transactions contemplated in the Plan, and expects that FCC approval will be granted in a timely fashion.  The Company cannot predict whether other parties will oppose its FCC applications and can give no assurance that the approvals will be granted.  If such approvals are delayed or denied, such action may impede the effectuation of the Plan.  The Company also intends to file applications for approval in those states that have asserted jurisdiction to approve the types of transactions contemplated by the Plan, and expects that such state approvals will be granted in a timely fashion.  The Company cannot predict whether other parties will oppose their state applications and can give no assurance that the approvals will be granted.  If such approvals are delayed or denied in any state that has authority to approve the restructuring transactions arising in connection with the Chapter 11, such action may impede the effectuation of the Plan.

Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law or the rules, regulations and policies of state regulatory authorities.  State utility commissions generally have authority to supervise telecommunications service providers in their states and to enforce state utility laws and regulations.  Fines or other penalties also may be imposed for violations.  Several state utility commissions have reviewed or are reviewing the propriety of certain agreements we entered into with Qwest.  State utility commissions or third parties could raise issues with regard to our compliance with applicable laws or regulations, which could have a material adverse effect on the Company’s business, results of operations and financial condition.

The legislative and regulatory environment in which the Company operates continues to undergo significant changes.  Many of the developments discussed herein are subject to further legislative and regulatory actions as well as litigation and court review.  There can be no assurance that the Company’s business will not be adversely affected by future legislation, regulation or court decisions.

17.  Triennial Review Order and the Triennial Review Remand Order Will Continue to Affect the Company’s Business

In August 2003, the FCC released its Triennial Review Order in connection with the Commission’s review of unbundled network elements or UNEs the incumbent carriers are required to sell to competitive carriers such as McLeodUSA at TELRIC rates, which reflect efficient costs plus a reasonable profit.  Competitive carriers such as McLeodUSA may depend upon their ability to obtain access to these UNEs in order to provision services to their customers.  On March 2, 2004, the Court of Appeals issued a decision overturning many key elements of the TRO, remanding most of the order to the FCC for further action.

On remand from the Court of Appeals, the FCC adopted new permanent rules that took effect on March 11, 2005.  The new permanent rules eliminate access to unbundled local switching under Section 251(c)(3) of the 1996 Act and provide for a 12-month transition for elimination of UNE-P during which RBOCs may charge an extra $1 on each existing UNE-P line.  After March 11, 2006, McLeodUSA must have a commercial agreement with an RBOC for a UNE-P replacement product to offer service to new customers using unbundled local switching from the RBOC.  The FCC also eliminated unbundled access to high capacity loops in certain central offices depending on the amount of business access lines and fiber collocators in a wire center.  Information provided by Qwest and SBC to the FCC indicates that seventeen wire centers in the 25 state local footprint of McLeodUSA are affected by this new rule.  In addition, McLeodUSA may not obtain more than ten unbundled DS1s to one premise served any wire center.  McLeodUSA will also not have access to unbundled DS3 loops in certain RBOC wire centers.  McLeodUSA is also limited to one unbundled DS3 loop to a particular premise in each RBOC wire center.  The FCC also eliminated access to unbundled high capacity facilities that carry traffic between certain RBOC wire centers known as transport facilities.  There is also a limit of ten or less DS1s transport circuits between two wire centers where access to DS3 transport has been eliminated.  Unbundled DS3 transport is unavailable between two RBOC wire centers with 24,000 or more business lines or at least three unmatched fiber collocators in each wire center.  McLeodUSA will be required to replace unbundled high capacity loops and transport facilities in the affected markets with services provided by a third party supplier, or higher priced special access services or other commercially priced offerings from an RBOC.  On February 14, 2005, the RBOCs asked the Court of Appeals to overturn the FCC’s new unbundling rules, and the Company and other CLECs asked the Court to overturn other aspects of the new unbundling rules.  There can be no assurance that the Company’s businesses will not be adversely affected by the FCC’s new permanent unbundling rules, continued legal challenges to the FCC’s unbundling rules, new legislation passed in response to the new unbundling rules or any court decisions that result from continued legal challenges to the unbundling rules or current regulations.

18.  The Proposed Mergers of AT&T and MCI with RBOCs May Impact the Company’s Ability to Challenge the RBOCs in Federal and State Proceedings That Will Determine the Company’s Ability to Offer Services and the Company’s Cost of Services.

On January 31, 2005, SBC and AT&T announced their proposed merger.  On February 14, 2005, Verizon and MCI also announced their proposed merger.  The acquisitions of AT&T and MCI remain subject to federal, certain state regulatory and shareholder approvals and customary closing conditions.  Since enactment of the 1996 Act, MCI and AT&T have been the primary opponents of the RBOCs in federal and state legislative and regulatory forums that related in any manner to the 1996 Act, FCC rules implementing the Act, and state laws fostering competition in local exchange markets.  These two IXCs served as the primary source of funding for a variety of CLEC coalitions that fought the actions of the RBOCs in state and federal regulatory and judicial proceedings.  AT&T and MCI also dedicated significant internal resources to federal and state regulatory and court proceedings such as TELRIC dockets in which the costs of unbundled network elements were set by state agencies.  The merger of these two IXCs into the RBOCs will provide the RBOCs the extensive resources of these IXCs.  In addition, these proposed mergers could eliminate the primary source of RBOC opposition in virtually every key regulatory and legislative forum.  McLeodUSA and the remainder of the independent CLEC industry may not have the resources to replace the loss of internal and external resources provided by AT&T and MCI.  There can be no assurance that the Company’s business will not be adversely affected by the mergers of SBC and AT&T and MCI and Verizon should these mergers be consummated.

C.                                    Factors Affecting the Value of the Securities to Be Issued Under the Plan

1.     Speculative Nature and Lack of Trading Markets

The New Common Stock will have no rights on liquidation of the Reorganized Debtors.  Upon the Effective Date, the New Common Stock will not be listed for trading on any exchange.  In addition, the New Common Stock will be subject to numerous restrictions and other provisions of the New Stockholders Agreement and the Registration Rights Agreement.  Certain of these restrictions will impact the transferability of the New Common Stock and will subject the Holders of New Common Stock to certain “drag-along” rights granted to other stockholders.  See Section VII.H of this Disclosure Statement.

The New Common Stock is a new issue of securities with no established trading market or prior trading history.  There can be no assurance regarding the future development of a market for the New Common Stock, the ability of Holders thereof to sell their New Common Stock or the price for which such holders may be able to sell their New Common Stock.  If a market were to develop, the New Common Stock could trade at prices lower than the estimated value set forth in this Disclosure Statement.  The trading prices of such securities will depend on many factors, including factors beyond the Reorganized Debtors’ control.  Furthermore, the liquidity of, and trading market for, the New Common Stock may be adversely affected by price declines and volatility in the market for similar securities, as well as by any changes in the Reorganized Debtors’ financial condition or results of operations.

2.     Competitive Conditions

The communications services industry is highly competitive.  For example,  McLeodUSA’s local exchange business competes with incumbent local telephone companies, which generally dominate their respective local telecommunications markets.  These incumbent local carriers are also McLeodUSA’s largest suppliers.  The Company also faces competition from wireless service providers, of which the two largest, Cingular and Verizon Wireless, are affiliated with RBOCs.  McLeodUSA also faces intense competition for long distance services, not only from its largest local service competitors, the RBOCs, but also from a large number of other companies, including   AT&T, MCI and Sprint, which, together with the RBOCs, currently dominate the long distance market.  Moreover, the competitive threat represented by the RBOCs  will only be enhanced if the acquisitions by Verizon of MCI  and SBC of AT&T are consummated.  McLeodUSA’s local and long distance services also compete with the services of other competitive local telephone companies in many markets.  Most recently, the FCC has finalized its unbundling rules and the communications industry consolidation has accelerated.  In addition, with the recent merger announcements in the industry, the Company believes that the large telecommunications providers will likely become even more aggressive upon the closing of these transactions further challenging its ability to grow revenue.

Other competitors may include cable providers, providers of communications network facilities dedicated to particular customers, microwave and satellite carriers, wireless telecommunications providers, private networks owned by large end users, municipalities, electrical utilities and telecommunications management companies.  Increasingly, McLeodUSA is subject to competition from Internet telephony and other Internet Protocol based voice telecommunications service providers, which are currently subject to substantially less regulation than competitive and incumbent local telephone companies.  Many of the McLeodUSA’s existing and potential competitors have financial and other resources far greater than it has.

Many of McLeodUSA’s competitors offer a greater range of communications services, or offer them in more geographic areas.  For example, while the Company’s target market covers 25 states, many of its competitors are national or international in scope.  McLeodUSA’s inability to offer as wide a range of services as many of its competitors, or to offer them in as many locations, could result in it not being able to compete effectively against them.

3.     Variances from Financial Forecasts

The fundamental premise of the Plan is the deleveraging of the Company and the implementation and realization of the identified strategic initiatives, as reflected in the Financial Forecasts contained in this Disclosure Statement.  The Financial Forecasts reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize.  Such assumptions include, among other items, assumptions concerning the general economy, the telecommunications and broadband industry and the ability to stabilize and grow the Reorganized Debtors’ business and control future operating expenses.  The Company believes that the assumptions underlying the Financial Forecasts are reasonable.  However, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Forecasts may affect the actual financial results of the Reorganized Debtors.  Therefore, the actual results achieved throughout the periods covered by the Financial Forecasts necessarily will vary from the projected results and such variations may be material and adverse.

Moreover, the strategic initiatives upon which the Financial Forecasts are premised may be materially changed under the direction of the new Board of Directors and senior officers of the Reorganized Debtors to be retained by such Board.  The Debtors believe that the assumptions underlying the Financial Forecasts are reasonable and cannot at this time identify or quantify any changes that the Reorganized Debtors might implement under the direction of the new Board of Directors and senior management of the Reorganized Debtors.

4.     Disruption of Operations

The Chapter 11 Case could adversely affect the Company’s relationship with its customers and suppliers, as well as the Company’s ability to retain or attract high quality employees.  In such event, weakened operating results that could give rise to variances from the Company’s Financial Forecasts may occur.

5.     Leverage and Debt Service

As of the Effective Date, on a pro forma basis after giving effect to the reorganization, the Reorganized Debtors would have had an aggregate net indebtedness of approximately $105 million, consisting of $100 million in New Term Loan Notes, plus an estimated $25.2 million in additional debt drawn from the $50 million Revolver Facility, minus $20 million of cash on hand.  The proceeds of any sale of the Company’s headquarters building and/or ATS business would  be used to pay down obligations under the new Term Facility notes.  After the Effective Date, the Reorganized Debtors will remain leveraged, although much less so than presently.

The Reorganized Debtors’ capitalization could have important consequences to the Holders of the New Common Stock and New Term Notes, including: (i) the Reorganized Debtors’ ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired and (ii) a portion of the Reorganized Debtors’ cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Reorganized Debtors for other purposes.

IX.   CERTAIN OTHER LEGAL CONSIDERATIONS

A.                                    Section 4(2) of the Securities Act

The Debtors have not filed a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or any other federal or state securities laws with respect to the New Term Loan Notes or New Common Stock that may be deemed to be offered by virtue of the solicitation.  The Debtors are relying on section

4(2) and/or any other applicable section of the Securities Act and similar state law provisions, and to the extent applicable, on Regulation D and/or any other applicable regulation, similar state law provisions, to exempt from registration under the Securities Act and any applicable state securities laws the offer of any securities that may be deemed to be made pursuant to the solicitation.  Section 4(2) exempts from the registration provisions of the Securities Act any transaction by an issuer not involving any public offering.  Regulation D similarly exempts from the registration provisions under the Securities Act offerings of securities to “accredited investors,” as such term is defined under Regulation D, and a limited number of other investors.  Section 1145(a) of the Bankruptcy Code exempts from the registration provisions under the Securities Act, and any state or local law requiring registration for offer or sale of a security, certain offers or sales of securities of a debtor under a plan of reorganization, or of securities of any of its affiliates participating in a joint plan of reorganization.  Based in part upon representations expected to be made by Holders of Junior Prepetition Lender Claims in the Ballots, the Debtors believe that the offer of the New Common Stock to the Holders of Junior Prepetition Lender Claims qualifies for the exemptions from registration under the Securities Act provided by section 4(2) and for the exemptions from state law registration requirements provided by similar state law provisions and may also qualify for the exemptions from such registration provided by Regulation D and similar state law provisions.  The Debtors also believe that such offers may qualify for the exemptions from such registration provided by section 1145(a).  Each Holder will be requested to make representations that are set forth in the Ballot regarding its qualifications to be an offeree in a private offering exempt from registration under the Securities Act by virtue of Section 4(2) or that such holder is an “accredited investor.”  See Article XIII.

B.                                    Section 1145 of the Bankruptcy Code

The Debtors intend to rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act, and any applicable state securities laws, the issuance of any New Common Stock and New Term Loan Notes pursuant to the Plan to Holders of Claims in exchange for their Claims.  Generally, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities from the registration requirements of the Securities Act if the following conditions are satisfied:  (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, or interest in, or a claim for administrative expense or interest in the debtor; and (iii) the securities are issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in such an exchange for cash or property.  McLeodUSA believes that, as the issuer of the security and a debtor under the Plan, it is entitled to the exemption from registration under section 1145(a) of the Bankruptcy Code.

The New Common Stock and New Term Loan Notes subject to the exemption from registration under section 1145(a) of the Bankruptcy Code, may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an “underwriter” as defined in section 1145(b) of the Bankruptcy Code.  An “underwriter” is defined as any person who (i) purchases a claim against, or an interest in, a debtor with a view toward distribution of any security issued pursuant to a plan of reorganization for the holders of such securities, (ii) offers to sell securities issued pursuant to a plan of reorganization for the holders of such securities, (iii) offers to buy securities, if the offer to buy is made with a view toward distribution of such securities, or (iv) is an issuer within the meaning of section 2(11) of the Securities Act.  Section 2(11) of the Securities Act provides that the term “issuer” includes all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with an issuer of securities.  Under Rule 405 of Regulation C under the Securities Act, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise.  Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the voting securities of a reorganized debtor may be presumed to be a control person.

C.                                    Registration

Holders of securities who are deemed to be “underwriters” within the meaning of section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be “underwriters” of, or to exercise “control” over, the Debtors within the meaning of Rule 405 of Regulation C under the Securities Act may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act.  Generally, Rule 144 provides that, if certain conditions are met (e.g., one year holding period with respect to “restricted securities,” volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells “restricted securities” and (b) any “affiliate” of the issuer of the securities sought to be resold will not be deemed to be an “underwriter” as defined in section 2(11) of the Securities Act.  Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the company at the time of such resale and who has not been such during the three month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Debtors.

X.   CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH THE CONSUMMATION OF THE PLAN.  INTERESTED PARTIES SHOULD CAREFULLY READ THE DISCUSSION SET FORTH IN THIS SECTION X OF THE DISCLOSURE STATEMENT, ENTITLED “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN,” FOR A DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED BY THE PLAN TO THE DEBTORS AND HOLDERS OF CLAIMS AND INTERESTS THAT ARE IMPAIRED UNDER THE PLAN.

A.                                    General

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230,  HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED BY THE PLAN TO THE DEBTORS AND HOLDERS OF CLAIMS AND INTERESTS THAT ARE IMPAIRED UNDER THE PLAN.  THIS SUMMARY IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “TAX CODE”), TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITIES, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE OR DIFFERING INTERPRETATIONS, POSSIBLY WITH RETROACTIVE EFFECT.

THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR TO A PARTICULAR HOLDER OF A CLAIM OR INTEREST IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF CLAIMS OR INTERESTS SUBJECT TO SPECIAL TREATMENT UNDER THE TAX CODE (FOR EXAMPLE, NON-U.S. TAXPAYERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE COMPANIES, COOPERATIVES, TAX-EXEMPT ORGANIZATIONS, PERSONS WHOSE FUNCTIONAL CURRENCY IS NOT THE UNITED STATES DOLLAR, PERSONS WHO RECEIVED THEIR STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION AND HOLDERS THAT ARE, OR HOLD CLAIMS OR INTERESTS THROUGH, A PARTNERSHIP OR OTHER PASS-THROUGH ENTITY).  THIS SUMMARY ASSUMES THAT HOLDERS OF CLAIMS OR INTERESTS HOLD THEIR CLAIMS OR INTERESTS AS CAPITAL ASSETS FOR FEDERAL INCOME TAX PURPOSES (GENERALLY, PROPERTY HELD FOR INVESTMENT), AND FURTHER ASSUMES THAT NO HOLDER OF A CLASS 5 JUNIOR PREPETITION LENDER CLAIM IS A BENEFICIAL OWNER OF ANY OLD PREFERRED STOCK INTERESTS OR OLD COMMON STOCK INTERESTS AND THAT NO HOLDER HOLDS BOTH CLASS 4 SENIOR PREPETITION LENDER CLAIMS AND CLASS 5 JUNIOR PREPETITION LENDER CLAIMS.  THIS SUMMARY DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL OR NON-U.S. TAXATION OR U.S. FEDERAL TAXATION OTHER THAN INCOME

TAXATION.  FURTHERMORE, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS THAT ARE UNIMPAIRED UNDER THE PLAN.

A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE DATE OF THE DISCLOSURE STATEMENT AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN.  EVENTS SUBSEQUENT TO THE DATE OF THE DISCLOSURE STATEMENT, SUCH AS ADDITIONAL TAX LEGISLATION, COURT DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER.  NO RULING HAS BEEN OR WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE (“IRS”) WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED BY THE DEBTORS WITH RESPECT THERETO.  NO REPRESENTATIONS ARE BEING MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION OR IMPLEMENTATION OF THE PLAN TO THE DEBTORS OR ANY HOLDER OF A CLAIM OR INTEREST.  THIS DISCUSSION IS NOT BINDING UPON THE IRS OR OTHER TAXING AUTHORITIES.  NO ASSURANCE CAN BE GIVEN THAT THE IRS OR ANOTHER AUTHORITY WOULD NOT ASSERT, OR THAT A COURT WOULD NOT SUSTAIN, A DIFFERENT POSITION FROM ANY DISCUSSED HEREIN.  ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN TO SUCH HOLDER.

B.                                    Federal Income Tax Consequences to the Debtors

1.     Cancellation of Indebtedness Income

Under the Tax Code, a U.S. taxpayer generally must include in gross income the amount of any discharged indebtedness (“COD”) realized during the taxable year.  COD income generally equals the difference between the “adjusted issue price” of the indebtedness discharged and the sum of (i) the amount of Cash, (ii) the aggregate “issue prices” of debt instruments and (iii) the fair market value of any other property transferred in satisfaction of such discharged indebtedness.  COD income also includes any interest that has been previously accrued but remains unpaid at the time the indebtedness is discharged.  Based upon the foregoing, the Debtors expect McLeodUSA to realize a substantial amount of COD income upon the exchange of New Common Stock in satisfaction of the Class 5 Junior Prepetition Lender Claims pursuant to the Plan.

McLeodUSA will not be required to include such amount of realized COD in gross income, however, because the Class 5 Junior Prepetition Lender Claims will be discharged while McLeodUSA is under the jurisdiction of a court in a title 11 case.  Instead, McLeodUSA and its subsidiaries will be required to reduce certain tax attributes (e.g., net operating losses (“NOLs”), NOL carryovers, general business credit carryovers, capital loss carryovers, tax basis in property and foreign tax credit carryovers (collectively, “Tax Attributes”)) by the amount of the COD income that would otherwise have been required to be included in gross income.

Under recently promulgated Treasury Regulations, the required reduction in Tax Attributes is imposed on the Debtors and other members of McLeodUSA’s consolidated group according to a set of specified ordering rules.  Under these rules, McLeodUSA’s own Tax Attributes are reduced first by the amount of COD income McLeodUSA realizes, followed by the Tax Attributes (other than tax basis) of other members of the consolidated group.  A corporation’s own Tax Attributes are generally Tax Attributes generated by the corporation itself, such as NOLs and credits, as well as tax basis in its assets, including tax basis in the stock of its subsidiaries.  If a corporation reduces its tax basis in the stock of its subsidiaries, each such subsidiary is treated as realizing COD income by the amount of such reduction, and the subsidiary must in turn reduce its Tax Attributes by that amount.  This process of Tax Attribute reduction is repeated through successive tiers of subsidiaries.

Reduction of tax basis in each member’s property is limited to the excess of the aggregate tax bases of its property immediately after discharge over the aggregate amount of its liabilities immediately after the discharge.  The reduction in Tax Attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the debtor’s taxable year).

A debtor may elect to alter the order of attribute reduction described above and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries).  The Debtors have not yet determined whether to make this election.

2.     Limitations on NOL Carryforwards and Other Tax Benefits

As described in footnote 17 to the consolidated financial statements of McLeodUSA that are contained in McLeodUSA’s annual report on Form 10-K for the year ended December 31, 2004 (and subject to the caveats and limitations discussed therein), the Debtors estimate that the aggregate NOL carryforwards available to the Debtors at December 31, 2004 were approximately $3.2 billion.  The Internal Revenue Service has not audited the amount of the Debtors’ NOLs, however, and could assert that the amount of NOL carryforwardws available to the Debtors at December 31, 2004 was substantially less than $3.2 billion.

Following the implementation of the Plan, any remaining NOLs and tax credit carryforwards and, possibly, certain other Tax Attributes of the Debtors (including certain built-in losses in the assets of the Debtors (i.e., assets with respect to which the tax basis of the Debtors exceeds the fair market value of such assets) and certain deduction items that are attributable to the period before the ownership change) allocable to periods prior to the Effective Date (collectively, “pre-change losses”) may be subject to limitation under section 382 of the Tax Code (“Section 382”) as a result of the Debtors’ incurring an “ownership change.”

Under Section 382, if a corporation incurs an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation.  The Debtors expect to incur an ownership change as a result of the issuance of New Common Stock pursuant to the Plan.

(a)   Section 382 Limitation — In General:  In general, the amount of the annual pre-change loss limitation to which a corporation (or consolidated group) would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” (as published by the Internal Revenue Service) in effect for the month in which the ownership change occurs (4.24% for ownership changes occurring in October, 2005).  The stock value of a corporation (or consolidated group) incurring an ownership change pursuant to a confirmed bankruptcy plan generally is determined immediately after (rather than before) the ownership change.

Any unused portion of the annual limitation on pre-change losses may be carried forward until expiration (where applicable, as in the case of NOLs), thereby increasing the annual limitation in the subsequent taxable year.  However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

As noted above, the Debtors expect to incur an ownership change upon emergence from bankruptcy.  Accordingly, if the value of Reorganized McLeodUSA’s New Common Stock that is outstanding immediately after emergence from bankruptcy is $300 million (an amount that is at the high end of the estimated valuation range of the equity of Reorganized McLeodUSA, as discussed in “Feasbility of the Plan and Best Interests of the Creditors — Valuation of Reorganized McLeodUSA,” below) and the Debtors do not incur an ownership change prior to emergence from bankruptcy, the annual Section 382 limitation applicable to the Debtors’ pre-change losses as a result of the ownership change that occurs in connection with emergence from bankruptcy will be approximately $12.7 million (assuming the long-term tax exempt rate in effect for the month of emergence from bankruptcy is the same as the October 2005 rate of 4.24%).

(b)   Built-in Gains and Losses:  If a loss corporation (or consolidated group) has a “net unrealized built-in loss” at the time it incurs an ownership change (taking into account most assets and items of “built-in” income and deduction), then any built-in losses that are recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and will be subject to the annual limitation discussed above.  For this purpose, depreciation and amortization deductions that arise during such five-year period are treated as recognized built-in losses (and, accordingly, are subject to the annual limitation under

Section 382) to the extent that such deductions are attributable to unrealized built-in losses that exist at the time of the ownership change.  If the loss corporation (or consolidated group) has a net unrealized built-in gain at the time it incurs an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, permitting the loss corporation (or consolidated group) to use its pre-change losses against such recognized built-in gains in addition to its regular annual limitation.  Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to taken into account in the group computation of net unrealized built-in loss.  Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain.  In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10,000,000 or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.  The Debtors may have a net unrealized built-in loss as of the Effective Date.

(c)   Special Bankruptcy Exception:  An exception to the foregoing annual limitation rules generally applies where existing stockholders and qualified (so-called “old and cold”) creditors of a debtor receive, in respect of their stock and debt claims, at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed chapter 11 plan.  Under this exception, a debtor’s pre-change NOLs and built-in losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year that is prior to and includes the reorganization, in respect of all debt that is converted into stock in the bankruptcy proceeding.  The Debtors estimate that, under the bankruptcy exception, their available NOL carryforwards would be reduced by approximately $0.7-1.0 billion following emergence from bankruptcy as a result of the reduction in such interest deductions and the tax attribute reduction will occur in respect of the Debtors’ COD income (as discussed above).  If the special bankruptcy exception applies, any further ownership change (as defined above) of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor’s future utilization of any pre-change losses existing at the time of the subsequent ownership change.

The receipt of the New Common Stock by holders of Class 5 Junior Prepetition Claims pursuant to the Plan may qualify for this exception.  Neither the statute nor the regulations address, however, whether this exception is to be applied on a consolidated basis or only on a separate company basis.  In addition, any ownership change that is not pursuant to a confirmed chapter 11 plan (such as an ownership change that might occur during the pendency of the bankruptcy) generally would not qualify for the special bankruptcy exception.  Even if the Debtors qualify for the special bankruptcy exception, they may, if they so desire, elect not to have the exception apply and instead remain subject to the annual limitation described above.  Such election would have to be made in McLeodUSA’s consolidated U.S. federal income tax return for the taxable year in which the ownership change occurs.  The Debtors have not yet determined whether to make such an election.

3.     Federal Alternative Minimum Tax

For purposes of computing the Debtors’ regular tax liability, all of their taxable income recognized in a taxable year generally may be offset by the carryover of NOLs (to the extent permitted under the Code and subject to various limitations, including Section 382, as discussed above).  Even if all of the Debtors’ regular tax liability for a given year is reduced to zero by virtue of its NOLs, the Debtors may still be subject to the alternative minimum tax (“AMT”).  The AMT imposes a tax equal to the amount by which 20% of a corporation’s alternative minimum taxable income (“AMTI”) exceeds the corporation’s regular tax liability.  AMTI is calculated pursuant to specific rules in the Code which eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing regular tax liability.  Because the COD income realized by the Debtors should be excluded from the calculation of AMTI, the Debtors do not expect to incur any AMT liability as a result of implementation of the Plan.  Nevertheless, a corporation with “net unrealized built-in losses” must reduce the tax basis of its property to fair market value for AMT purposes following a Section 382 ownership change and, in calculating AMTI, only 90% of a corporation’s AMTI may be offset by NOL carryovers (as computed for AMT purposes).

C.                                    U.S. Federal Income Tax Consequences to Holders of Claims

1.     Holders of Senior Prepetition Lender Claims (Class 4)

The treatment of Holders of Class 4 Senior Prepetition Lender Claims will depend on whether the exchange of Senior Prepetition Lender Claims for New Term Loan Notes is treated as a “significant modification” of the Senior Prepetition Claims for U.S. federal income tax purposes and whether such Claims constitute “securities” for U.S. federal income tax purposes.  While not free from doubt, the Debtors expect that the exchange should be treated as a significant modification and that such Claims should not be treated as “securities.”  Accordingly, if the exchange is treated as a significant modification and such Claims are not treated as securities for U.S. federal income tax purposes, the exchange should be taxable for U.S. federal income tax purposes.  Under this treatment, and except as discussed below with respect to fees and expenses, accrued but unpaid interest and market discount, a Holder of a Class 4 Senior Prepetition Lender Claim holding such Claim as a capital asset generally should recognize capital gain or loss equal to the difference, if any, between (i) the Holder’s aggregate adjusted tax basis in its Class 4 Senior Prepetition Lender Claim and (ii) the amount of Cash and issue price of New Term Loan Notes received in exchange therefor (assuming that the New Term Loan Notes are not treated as “contingent payment debt instruments” for U.S. federal income tax purposes).  Such gain or loss will be long-term capital gain or loss if the Holder’s holding period with respect to its Class 4 Senior Prepetition Lender Claim is more than one year at the time of the exchange.  A Holder’s holding period for the New Term Loan Notes will begin on the day following the exchange.  Capital losses are subject to various limitations under the Tax Code.

If the exchange of Class 4 Senior Prepetition Claims for New Term Loan Notes is not treated as a substantial modification of such Claims, the New Term Loan Notes should be treated as a continuation of such Claims for U.S. federal income tax purposes and the exchange should have no U.S. federal income tax consequences to Holders of such Claims.  If the exchange of Class 4 Senior Prepetition Lender Claims for New Term Loan Notes is treated as a substantial modification of such Claims, and such Claims are treated as “securities” for U.S. federal income tax purposes, the exchange of such a Claim for New Term Loan Notes would likely be treated as a “recapitalization” for U.S. federal income tax purposes.  Under such treatment, except as discussed below with respect to fees and expenses, accrued but unpaid interest and market discount, a Holder generally would not recognize any gain or loss as a result of such exchange, the tax basis for the New Term Loan Notes received in such an exchange generally would equal the Holder’s adjusted tax basis in its Claim immediately before the exchange, and the Holder’s holding period with respect to its New Term Loan Notes received in the exchange generally would include the holding period for the Claim surrendered in exchange therefor.

Holders of Class 4 Senior Prepetition Lender Claims are especially urged to consult their own tax advisors regarding the tax consequences of the Plan to them, including the possible treatment of the New Term Loan Notes as “contingent payment debt instruments” or “variable rate debt instruments.”

2.     Holders of Junior Prepetition Lender Claims (Class 5)

The treatment of Holders of Class 5 Junior Prepetition Lender Claims will depend on whether the Class 5 Junior Prepetition Lender Claims constitute “securities” for U.S. federal income tax purposes.  While not free from doubt, the Debtors believe that the Class 5 Junior Prepetition Lender Claims should not be treated as “securities.”  Under such characterization, except as discussed below with respect to fees and expenses, accrued but unpaid interest and market discount, a Holder of a Class 5 Junior Prepetition Lender Claim generally will recognize gain or loss equal to the difference, if any, between (i) the Holder’s aggregate adjusted tax basis in such Class 5 Junior Prepetition Lender Claim and (ii) the fair market value of the New Common Stock received in exchange therefor, both determined on the Effective Date.  Such gain or loss will be capital gain if such claim is held as a capital asset, and will be long-term capital gain or loss if the Holder’s holding period with respect to its Class 5 Junior Prepetition Lender Claim is more than one year at the time of the exchange.  A Holder’s holding period for the New Common Stock will begin on the day following the exchange.  Capital losses are subject to various limitations under the Tax Code.

If the Class 5 Junior Prepetition Lender Claims are treated as “securities” for U.S. federal income tax purposes, the exchange of such a Claim for New Common Stock would likely be treated as a “recapitalization” for U.S. federal income tax purposes.  Under such treatment, except as discussed below with respect to fees and expenses, accrued but unpaid interest and market discount, a Holder generally would not recognize any gain or loss as a result of such exchange, the tax basis for the New Common Stock received in such an exchange generally would equal the Holder’s adjusted tax basis in its Claim immediately before the exchange, and the Holder’s holding period with respect to its New Common Stock received in the exchange generally would include the holding period for the Claim surrendered in exchange therefor.

3.     Fees and Expenses; Accrued But Unpaid Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan comprises indebtedness and fees, expenses and/or accrued but unpaid interest, the Debtors intend to take the position that, for income tax purposes, such distribution shall be allocated to the principal amount of the Allowed Claim first and then, to the extent the consideration exceeds the principal amount of the Allowed Claim, to the portion of such Allowed Claim representing fees, expenses and/or accrued but unpaid interest.  No assurances can be made in this regard.  If, contrary to the Debtors’ intended position, such a distribution were treated as being allocated first to accrued but unpaid interest, fees and/or expenses, a holder of such an Allowed Claim would realize ordinary income with respect to the distribution in an amount equal to the accrued but unpaid interest, fees and/or expenses not already taken into income under the holder’s method of accounting, regardless of whether the holder otherwise realizes a loss as a result of the Plan.

4.     Market Discount

A holder of a Class 4 or Class 5 Claim that acquired the Claim after its original issuance at a market discount (generally defined as the amount, if any, by which a Holder’s tax basis in a debt obligation immediately after its acquisition is exceeded by the adjusted issue price of the debt obligation at such time, subject to a de minimis exception) generally will be required to treat any gain recognized pursuant to the Plan as ordinary income to the extent of the market discount accrued during the U.S. Holder’s period of ownership, unless the Holder elected to include the market discount in income as it accrued.  If the exchange of Class 5 Junior Prepetition Lender Claims for New Common Stock is treated as a “recapitalization” for U.S. federal income tax purposes, as discussed in C.3.  above, then any accrued market discount on the Class 5 Claim surrendered generally should carry over to the Holder’s New Common  Stock received in exchange therefor, and any gain recognized by the Holder on a subsequent taxable disposition of such New Common Stock generally would be treated as ordinary income to the extent of the carried-over market discount.

D.                                    U.S. Federal Income Tax Consequences to Holders of Interests

A holder of Old Preferred Stock or Old Common Stock will incur a capital loss in an amount equal to such holder’s aggregate tax basis in its Old Preferred Stock and Old Common Stock.  Capital losses are subject to various limitations under the Tax Code.

E.                                      Information Reporting and Backup Withholding

Certain payments, including payments of dividends, if any, on the New Common Stock and the proceeds from the sale or other taxable disposition of the New Common Stock, are generally subject to information reporting to the IRS.  Moreover, such reportable payments may be subject to backup withholding at a rate of 28% unless the taxpayer:  (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

F.                                      Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES

UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES.  ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

XI.   FEASIBILITY OF THE PLAN AND BEST INTEREST OF CREDITORS

A.                                    Feasibility of the Plan

The Bankruptcy Code requires that the Bankruptcy Court determine that confirmation of a Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtor.  For purposes of showing that the Plan meets this feasibility standard, McLeodUSA and A&M have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business.

The Debtors believe that with a deleveraged capital structure and a restructuring of the restrictive covenants associated with their current borrowings, the Debtors will be able to support its Financial Forecasts.  Based on the terms of the Plan, at emergence Reorganized McLeodUSA will have approximately $105 million of debt, consisting of $100 million in New Term Loan Notes, plus an estimated $25.2 million in additional debt drawn from the $50 million Revolver Facility, minus $20 million of cash on hand.  This is in contrast to the more than $777.3 million of debt plus accrued interest and $7.4 million in unfunded letters of credit prior to the restructuring.

To support the belief in the feasibility of the Plan, the Debtors have relied upon Pro Forma Financial Forecasts for the Fiscal Years 2005 through 2007, which are set forth in Appendix C of the Disclosure Statement.  The Financial Forecasts indicate that the Reorganized Debtors should have sufficient cash flow to pay and service debt obligations and to fund their operations.  Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

The Financial Forecasts were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles.  Furthermore, the Debtors’ independent certified public accountants have not compiled or examined the Financial Forecasts and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Financial Forecasts.

The Financial Forecasts assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including environmental legislation or regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in the United States regarding generally accepted accounting principles that will have a material effect on the reported financial results of the Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors.  To the extent that the assumptions inherent in the Financial Forecasts are based upon future business decisions and objectives, they are subject to change.  In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Financial Forecasts are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors.  Accordingly, the Financial Forecasts are only an estimate that are necessarily speculative in nature.  It can be expected that some or all of the assumptions in the Financial Forecasts will not be realized and that actual results will vary from the Financial Forecasts, which variation may be material and are likely to increase over time.  The Financial Forecasts should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Financial Forecasts will be achieved.  In light of the foregoing, readers are cautioned not to place undue reliance on the Financial Forecasts.  The Financial Forecasts should be read together with the information in Article VIII of this Disclosure Statement entitled “Risk Factors to Be Considered,” which sets forth important factors that could cause actual results to differ from those in the Financial Forecasts.

The Debtors do not intend to update or otherwise revise the Financial Forecasts, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition.

Furthermore, the Debtors do not intend to update or revise the Financial Forecasts to reflect changes in general economic or industry conditions.

B.                                    Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two thirds (2/3) in dollar amount and more than one half (½) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan.  Thus, Classes 4 and 5 vote to accept the Plan only if two thirds (2/3) in amount and a majority in number actually voting in each Class cast their Ballots in favor of acceptance.  Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C.                                    Best Interests Test

Even if a plan is accepted by the holders of each class of claims and interests, the Bankruptcy Code requires a Bankruptcy Court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan.  The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a Bankruptcy Court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to holders of each impaired class of claims and interests if the Debtors were liquidated under Chapter 7, a Bankruptcy Court must first determine the aggregate dollar amount that would be generated from a debtor’s assets if its Chapter 11 Cases were converted to Chapter 7 cases under the Bankruptcy Code.  This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a Chapter 7 trustee.

If a liquidation were to occur in these cases, the costs and expenses associated with a liquidation and the claims of the secured creditors, who are undersecured, would erode any liquidation value available to unsecured creditors.  More specifically, costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in the Chapter 11 Cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 Cases.  The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business.  Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests.  The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection claims.

Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity securityholders from the remaining available proceeds in liquidation.  If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

D.                                    Liquidation Analysis

In order to determine the amount of liquidation value available to creditors, the Company, with the assistance of A&M, prepared a liquidation analysis that provides an estimate of the proceeds that may be generated as a result of a hypothetical Chapter 7 liquidation for the Company commencing on July 1, 2005, the date on which a hypothetical liquidation was presumed to commence (the “Liquidation Analysis”).  While the Debtors and A&M believe that the assumptions underlying the Liquidation Analysis are reasonable, it is possible that certain of those assumptions would not be realized in an actual liquidation.  The Liquidation Analysis is set forth as Appendix B to the Disclosure Statement.

Notwithstanding the foregoing, the Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative.  The liquidation analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and/or business units, as well as the amount of Claims that will ultimately become Allowed Claims.  The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E.                                      Valuation of Reorganized McLeodUSA

At the request of the Debtors, Miller Buckfire performed a valuation analysis of Reorganized McLeodUSA.  The total enterprise value of Reorganized McLeodUSA was assumed for the purposes of the Plan by the Debtors, based on advice from Miller Buckfire, to be between approximately $255 million to $345 million as of an assumed Effective Date of October 31, 2005.(2)  Based upon the total enterprise value of Reorganized McLeodUSA’s business and an assumed total debt of approximately $125.2 million, cash on hand of $20.0 million and potential asset sale proceeds as estimated by the Debtors of $61.0 million, the Debtors have employed an assumed range of equity values for Reorganized McLeodUSA of approximately $210.8 million to $300.8 million.  This analysis was based on the Debtors’ Financial Forecasts, as well as current market conditions and statistics.  The values are based upon information available to, and analyses undertaken by, Miller Buckfire as of September 6, 2005.  The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty as to the achievement of the Financial Forecasts.

The foregoing valuations are based on a number of assumptions, including a successful reorganization of the Debtors’ finances in a timely manner, the achievement of the forecasts reflected in the Financial Forecasts, the availability of certain tax attributes, the outcome of certain expectations regarding market conditions, and the Plan becoming effective in accordance with its terms.  The estimates of value represent hypothetical total enterprise values of Reorganized McLeodUSA as the continuing operator of its business and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.  The value of an operating business such as the Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.

In preparing a range of the estimated total enterprise value of Reorganized McLeodUSA and the going concern value of the Debtors’ business, Miller Buckfire: (i) reviewed certain historical financial information of the Debtors for recent years and interim periods; (ii) reviewed certain internal financial and operating data of the Debtors, including financial and operational Financial Forecasts developed by management relating to its business and prospects; (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects; (iv) reviewed the Financial Forecasts as prepared by the Debtors and A&M; (v) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of the Debtors; (vi) considered certain economic and industry information relevant to the operating business; and (vii) conducted such other analyses as Miller Buckfire deemed appropriate.  Although Miller Buckfire conducted a review and analysis of the Debtors’ business, operating assets and liabilities and strategic initiatives being pursued by current management, Miller Buckfire assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and publicly available information.  In addition, Miller Buckfire did not independently verify the assumptions underlying the Financial Forecasts in

(2)           While the Effective Date is anticipated to occur after October 31, 2005, the Company does not believe that the difference between the assumed Effective Date used in preparing the valuation and the actual Effective Date would have a material impact on the enterprise value of Reorganized McLeodUSA set forth in the valuation.

connection with such valuation.  No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith.

In performing its analysis, Miller Buckfire used discounted cash flow and comparable public companies trading multiples methodologies.  These valuation techniques reflect both the market’s current view of the Debtors’ strategic initiatives and operations, as well as a longer-term focus on the intrinsic value of the cash flow Financial Forecasts associated with Debtors’ current strategic initiatives’.  The valuation multiples and discount rates used by Miller Buckfire to arrive at the going concern value of the Debtors’ business were based on the public market valuation of selected public companies deemed generally comparable to the operating businesses of the Debtors and general capital market conditions.  In selecting such comparable companies, Miller Buckfire considered factors such as the focus of the comparable companies’ businesses, assets and capital structures as well as such companies’ current and projected operating performance relative to the Debtors and the turnaround required for the Debtors to perform as projected.

An estimate of total enterprise value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect the value of an operating business.  Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business.  As a result, the estimate of total enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein.  Because such estimates are inherently subject to uncertainties, none of McLeodUSA, Miller Buckfire or any other person assumes responsibility for their accuracy.  Depending on the results of the Debtors’ operations or changes in the financial markets, Miller Buckfire’s valuation analysis as of the Effective Date may differ from that disclosed herein.

In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities.  Actual market prices of such securities also may be affected by the Debtors’ history in Chapter 11, conditions affecting the Debtors’ competitors or the industry generally in which the Debtors participate or by other factors not possible to predict.  Accordingly, the total enterprise value estimated by Miller Buckfire does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.  The value ascribed in the analysis does not purport to be an estimate of the post reorganization market trading value.  Such trading value may be materially different from the total enterprise value ranges associated with Miller Buckfire’s valuation analysis.  Indeed, there can be no assurance that a trading market will develop for the new securities issued pursuant to the reorganization.

Furthermore, in the event that the actual distributions to Holders of Claims differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by Holders of Claims in those Divisions could be significantly higher or lower than estimated by the Debtors.

F.                                      Application of the ‘Best Interests’ of Creditors Test to the Liquidation Analyses and the Valuation

Under the Plan, Holders of Claims in all classes receiving distributions, except Class 5, will receive distributions equaling 100% of their Allowed Claims.  With respect to Class 5, it is impossible to determine with any specificity the value that will be distributed to holders of such claims.  This difficulty in estimating the value of recoveries is due to the lack of any public market for the New Common Stock.

Notwithstanding the difficulty in quantifying recoveries to holders of Allowed Claims in Class 5 with precision, the Debtors believe that the financial disclosures and Financial Forecasts contained herein imply a greater or equal recovery to holders of Claims in Class 5 than the recovery available in a Chapter 7 liquidation.  As set forth in the Liquidation Analysis for the Debtors, holders of Allowed Claims in Class 5 are estimated to receive a 10%  recovery in a Chapter 7 liquidation, and based upon the valuation of the New Common Stock set forth above, under the Plan, such Claim holders are estimated to receive a recovery of between 27% and 38%, taking into account dilution caused by the issuance of possible Management Incentive Awards.

As set forth in the liquidation analysis, holders of Interests in Classes  7, 8 and 9 would receive no recovery in a hypothetical Chapter 7 case.  Under the Plan, holders of Class 7 Equity Interests in Debtors’ Subsidiaries will retain such Equity Interests in Debtors’ Subsidiaries.

Accordingly, the Debtors believe that the “best interests” test of section 1129 of the Bankruptcy Code is satisfied because the Debtors believe that the members of each Impaired Class will receive greater or equal value under the Plan than they would in a liquidation.  Although the Debtors believe that the Plan meets the “best interests test” of section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Plan meets this test.

G.                                    Confirmation Without Acceptance of All Impaired Classes: The ‘Cramdown’ Alternative

In view of the deemed rejection by holders of Class 6 Lease Rejection Claims, Class 8 Old Preferred Stock Interests and Subordinated Claims and Class 9 Old Common Stock Interests and Subordinated Claims, the Debtors will seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code.  Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it.  The Bankruptcy Court may confirm a plan at the request of the debtors if the plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has not accepted the plan.  A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

The Debtors believe the Plan does not discriminate unfairly with respect to holders of Class 6 Lease Rejection Claims, Class 8 Old Preferred Stock Interests and Subordinated Claims and Class 9 Old Common Stock Interests and Subordinated Claims.  Holders of Claims in Class 6 are receiving payment in cash of 100% of their Allowed Lease Rejection Claims.  Furthermore, Holders of Class 8 Old Preferred Stock Interests and Class 9 Old Common Stock Interests, and all Subordinated Claims related thereto (claims subordinated to other Claims under section 510(b) or (c) of the Bankruptcy Code), are not entitled to payment under the absolute priority rule until all creditors have been paid in full.

A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (i) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (ii) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (i) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (ii) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

The Debtors believe that they will meet the “fair and equitable” requirements of section 1129(b) of the Bankruptcy Code with respect to holders of  Class 6 Lease Rejection Claims, Class 8 Old Preferred Stock Interests and Subordinated Claims and Class 9 Old Common Stock Interests and Subordinated Claims.  The Holders of Class 6 Lease Rejection Claims are being paid 100% of their Allowed Lease Rejection Claim, thereby satisfying the requirement that each holder of a claim included in the rejecting class receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim.  No Claim or Interest Holder junior to Holders in Class 8 or 9 is receiving any recovery, thereby satisfying section 1129(b) with respect to Classes 8 and 9.

XII.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords Holders of Claims the potential for the greatest recovery and, therefore, is in the best interests of such Holders.  The Plan as presented is the result of considerable negotiations among the Debtors, the Prepetition Agents and the Lender Steering Committee.

If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include:  (i) formulation of an alternative plan of reorganization or (ii) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

A.                                    Alternative Plan(s) of Reorganization

If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors may file their Chapter 11 petitions and attempt to formulate and propose a different plan or plans of reorganization.  Such a plan or plan(s) might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of assets.

 The Debtors’ business could suffer from increased costs, erosion of customer confidence and liquidity difficulties if they remained debtors in possession during a lengthy Chapter 11 process while trying to negotiate a plan of reorganization.

The Debtors believe that the Plan, which is the result of extensive negotiations between the Debtors and the Lender Steering Committee, enables creditors to realize the greatest possible value under the circumstances and that, compared to any later alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

B.                                    Liquidation Under Chapter 7 or Chapter 11

If no plan is confirmed, the Debtors may be forced to liquidate under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors’ assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code.  It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims against or Interests in the Debtors.

The Debtors believe that in a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors’ Estates.  Outstanding letters of credit which would otherwise not be drawn would be drawn.  The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization.  In a liquidation under Chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7.  Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs.  Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed.  Any distribution to the Holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return the Debtors believe is provided to creditors under the Plan.

XIII.   THE SOLICITATION; VOTING PROCEDURE

A.                                    Parties in Interest Entitled to Vote

Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is “allowed,” which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the plan.  If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

By signing and returning the Ballot, each Holder of a Class 4 or Class 5 Claim will be representing to the Debtors that either (i) such Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) that such Holder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its participating in the Plan and is capable of bearing the economic risks of such investment, including a complete loss of its investment.  See the Ballots for a more detailed description of “accredited investors.”

By signing and returning the Ballot, each Holder of a Class 4 or Class 5 Claim will also be confirming that (i) such Holder and/or legal and financial advisors acting on its behalf has had the opportunity to ask questions of, and receive answers from, the Debtors concerning the terms of the Plan, the businesses of the Debtors and other related matters, (ii) the Debtors have made available to such Holder or its agents all documents and information relating to the Plan and related matters reasonably requested by or on behalf of such Holder and (iii) except for information provided by the Debtors in writing, and by its own agents, such Holder has not relied on any statements made or other information received from any person with respect to the Plan.

By signing and returning the Ballot each Holder of a Class 4 or Class 5 Claim also acknowledges that the securities being offered pursuant to the Plan are not being offered pursuant to a registration statement filed with the Securities and Exchange Commission and represents that any such securities will be acquired for its own account and not with a view to any distribution of such securities in violation of the Securities Act.  It is expected that when issued pursuant to the Plan such securities will be exempt from the registration requirements of the Securities Act by virtue of section 1145 of the Bankruptcy Code and may be resold by the Holders thereof subject to the provisions of such section 1145.

B.                                    Classes Impaired under the Plan

As described above, Classes 4 and 5 are impaired classes entitled to vote to accept or reject the Plan.  While Class 6 is an impaired class entitled to vote to accept or reject the Plan, the Debtors are requesting that the Bankruptcy Court enter the Solicitation Order waiving any requirement that the Debtors solicit acceptances of the Plan from Holders of Class 6 Lease Rejection Claims and, therefore, deem the such Holders in Class 6 to have rejected the Plan.  Holders of Class 6 Lease Rejection Claims shall be paid 100% of their Allowed Lease Rejection Claim.  Finally, the Holders of Class 8 Old Preferred Stock Interests and Subordinated Claims and Class 9 Old Common Stock Interests and Subordinated Claims are receiving no distribution pursuant to the Plan and are deemed to have rejected the Plan.

C.                                    Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Debtors in their sole discretion, which determination will be final and binding.  As indicated below under “Withdrawal of Ballots; Revocation,” effective withdrawals of Ballots must be delivered to the Debtors prior to the Voting Deadline.  The Debtors reserve the absolute right to contest the validity of any such withdrawal.  The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful.  The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot.  The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine.  Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

D.                                    Withdrawal of Ballots; Revocation

Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Debtors at any time prior to the Voting Deadline.  A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Debtors in a timely manner at the address set forth below.  The Debtors will determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received.  As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Debtors will not be effective to withdraw a previously cast Ballot.

Any party who has previously submitted to the Debtors prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Debtors prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan.  In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date of receipt by the Debtors will be counted for purposes of determining whether the Requisite Acceptances have been received.

E.                                      Further Information; Additional Copies

If you have any questions or require further information about the voting procedure for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Debtors:

MCLEODUSA INCORPORATED
6400 C Street SW
P.O. Box 3177
Cedar Rapids, IA 52406-3177
Telephone:  (319) 790-7775
Facsimile:  (319) 790-7008
Attn:  James E. Thompson, Esq.

XIV.   CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will result in the greatest recoveries to Holders of Claims and Interests.  Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs.

Consequently, the Debtors urge all Holders of Claims to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received by the Debtors on or before 10:00 a.m., Prevailing Central Time, on October 28, 2005.

Dated:    Chicago, Illinois

October 19, 2005

Respectfully Submitted,

McLeodUSA Incorporated
(for itself and on behalf of the Subsidiary Debtors)

By:	/s/ Stanford Springel
Name: Stanford Springel
Title: Chief Restructuring Officer

Counsel:

Timothy R. Pohl (ARDC No. 06208157)
Peter C. Krupp (ARDC No. 06193707)
Felicia Gerber Perlman (ARDC No. 06210753)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive
Chicago, IL 60606
(312) 407-0700

Attorneys for Debtors and Debtors in Possession

APPENDIX A

JOINT PREPACKAGED PLAN OF REORGANIZATION
OF MCLEODUSA INCORPORATED AND ITS AFFILIATE DEBTORS

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
(EASTERN DIVISION)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	x
:
In re:	:	Chapter 11
:
McLEODUSA INCORPORATED,	:	Case No. __________
et al.,	:
:
Debtors.	:
:
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	x

JOINT PREPACKAGED PLAN OF REORGANIZATION

OF McLEODUSA INCORPORATED AND ITS AFFILIATE DEBTORS

Timothy R. Pohl (ARDC No. 06208157)
Peter C. Krupp (ARDC No. 06193707)
Felicia Gerber Perlman (ARDC No. 06210753)
SKADDEN, ARPS, SLATE, MEAGHER
   & FLOM LLP
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

Attorneys for Debtors and
Debtors-in-Possession

Dated:    October 19, 2005

i

1.41	Final Order	5
1.42	First Reorganization Proceedings	5
1.43	Fronting Lender	5
1.44	General Unsecured Claim	5
1.45	Holder	5
1.46	Impaired	5
1.47	Interest	5
1.48	IRC	5
1.49	IRS	5
1.50	Junior Prepetition Credit Agreement	5
1.51	Junior Prepetition Lender Claims	5
1.52	Junior Prepetition Lenders	6
1.53	Junior Prepetition Notes	6
1.54	Lease Claim Order	6
1.55	Lease Rejection Claim Amount	6
1.56	Lease Rejection Claims	6
1.57	Litigation Claims	6
1.58	Majority Prepetition Lenders	6
1.59	Management Stock Plan	6
1.60	Management Stock Plan Awards	6
1.61	MCI Settlement Agreement	6
1.62	McLeodUSA	6
1.63	Mutual Release	6
1.64	New Common Stock	6
1.65	New Stockholders Agreement	6
1.66	New Term Loan Notes	6
1.67	Non-Tax Priority Claims	6
1.68	Old Common Stock	6
1.69	Old Preferred Stock	7
1.70	Other Secured Claim	7
1.71	Pending Shareholder Litigation	7
1.72	Permitted Distribution Date	7
1.73	Petition Date	7
1.74	Plan	7
1.75	Plan Schedule	7
1.76	Plan Supplement	7
1.77	Prepetition Agents	7
1.78	Prepetition Credit Agreements	7
1.79	Prepetition Junior Agent	7
1.80	Prepetition Lender Claims	7
1.81	Prepetition Lenders	7
1.82	Prepetition Senior Agent	8
1.83	Priority Tax Claim	8
1.84	Professional	8
1.85	Professional Fees	8
1.86	Registration Rights Agreement	8

ii

1.87	Reinstated or Reinstatement	8
1.88	Releasing Officers and Directors	8
1.89	Reorganized Debtors	8
1.90	Reorganized McLeodUSA	8
1.91	Restructuring Transactions	8
1.92	Securities Act	8
1.93	Senior Prepetition Credit Agreement	9
1.94	Senior Prepetition Lender Claims	9
1.95	Senior Prepetition Lenders	9
1.96	Senior Prepetition Notes	9
1.97	Solicitation Order	9
1.98	Stock Distributions	9
1.99	Subordinated Claims	9
1.100	Substantive Consolidation Order	9
1.101	Unimpaired Claim	9
1.102	Voting Deadline	9
1.103	Voting Record Date	9

ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS

2.1	Unclassified Claims.	10
2.2	Unimpaired Classes of Claims.	10
2.3	Impaired Classes of Claims.	10
2.4	Unimpaired Class of Interests.	11
2.5	Impaired Classes of Interests.	11

ARTICLE III TREATMENT OF CLAIMS AND INTERESTS

3.1	Unclassified Claims.	11
3.2	Unimpaired Classes of Claims.	12
3.3	Impaired Classes of Claims.	12
3.4	Unimpaired Class of Interests.	12
3.5	Impaired Classes of Interests.	12
3.6	Special Provision Regarding Unimpaired Claims.	13

ARTICLE IV ACCEPTANCE OR REJECTION OF THE PLAN

4.1	Impaired Classes of Claims Entitled to Vote.	13
4.2	Acceptance by an Impaired Class.	13
4.3	Presumed Acceptances by Unimpaired Classes.	13
4.4	Classes Deemed to Reject Plan.	13
4.5	Summary of Classes Voting on the Plan.	13
4.6	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.	13

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN

5.1	Substantive Consolidation for Purposes of Treating Impaired Claims.	13
5.2	Transactions Authorized Under the Plan	14
5.3	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.	15
5.4	Corporate Governance, Directors, Officers, and Corporate Action.	15

iii

5.5	Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock.	16
5.6	Issuance of New Securities and Related Matters.	16
5.7	Exit Financing.	17
5.8	Management Stock Plan Awards.	17
5.9	Sources of Cash for Plan Distributions.	17
5.10	Professional Fees.	17
5.11	MCI Settlement.	18
5.12	AT&T Settlement.	18

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS

6.1	Distributions for Claims Allowed as of the Effective Date.	18
6.2	Distributions for Claims that Become Allowed after the Effective Date.	18
6.3	Interest on Claims.	18
6.4	Distributions by Disbursing Agent.	18
6.5	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	18
6.6	Record Date for Distributions.	19
6.7	Allocation of Plan Distributions Between Principal and Interest.	19
6.8	Means of Cash Payment.	19
6.9	Withholding and Reporting Requirements.	19
6.10	Setoffs.	20
6.11	Fractional Shares.	20

ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1	Assumption of Executory Contracts and Unexpired Leases.	20
7.2	Claims Based on Rejection of Unexpired Leases.	20
7.3	Assumption and Assignment of Executory Contracts and Unexpired Leases in Conjunction with Authorized Asset Sales.	20
7.4	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases.	21
7.5	Compensation and Benefit Programs.	21
7.6	Release and Disallowance of Certain Claims.	21

ARTICLE VIII PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

8.1	Objection Deadline; Prosecution of Objections.	21
8.2	No Distributions Pending Allowance.	21
8.3	Disputed Claims Reserve.	22
8.4	Distribution After Allowance.	22
8.5	Reservation of Right to Object to Allowance or Asserted Priority of Claims.	22

ARTICLE IX CONFIRMATION AND CONSUMMATION OF THE PLAN

9.1	Conditions to Confirmation.	22
9.2	Conditions to Effective Date.	22
9.3	Waiver of Conditions.	23
9.4	Consequences of Non-Occurrence of Effective Date.	23

iv

ARTICLE X EFFECT OF PLAN CONFIRMATION

10.1	Binding Effect.	24
10.2	Releases.	24
10.3	Discharge of Claims and Termination of Interests.	25
10.4	Preservation of Rights of Action and Settlement of Litigation Claims.	25
10.5	Exculpation and Limitation of Liability.	25
10.6	Injunction.	26
10.7	Term of Bankruptcy Injunction or Stays.	26
10.8	Termination of Subordination Rights and Settlement of Related Claims.	26

ARTICLE XI RETENTION OF JURISDICTION

ARTICLE XII MISCELLANEOUS PROVISIONS

12.1	Effectuating Documents and Further Transactions.	28
12.2	Corporate Action.	28
12.3	Exemption from Transfer Taxes.	28
12.4	Payment of Statutory Fees.	28
12.5	Amendment or Modification of the Plan.	28
12.6	Severability of Plan Provisions.	29
12.7	Successors and Assigns.	29
12.8	Revocation, Withdrawal, or Non-Consummation.	29
12.9	Notice.	29
12.10	Governing Law.	30
12.11	Tax Reporting and Compliance.	30
12.12	Exhibits.	30
12.13	Filing of Additional Documents.	30

v

EXHIBITS

EXHIBIT A                                                                                  AMENDED CERTIFICATE OF INCORPORATION OF
REORGANIZED McLEODUSA

EXHIBIT B                                                                                    RESTATED BY-LAWS OF REORGANIZED McLEODUSA

EXHIBIT C                                                                                    EXIT FACILITY TERM SHEET

EXHIBIT D                                                                                   MUTUAL RELEASE

EXHIBIT E                                                                                     NEW STOCKHOLDERS AGREEMENT

EXHIBIT F                                                                                     REGISTRATION RIGHTS AGREEMENT

PLAN SCHEDULES

SCHEDULE 7.2                     SCHEDULE OF REJECTED LEASES

vi

INTRODUCTION

McLeodUSA Incorporated (“McLeodUSA” or the “Company”), McLeodUSA Holdings, Inc., McLeodUSA Information Services, Inc., McLeodUSA Network Services, Inc., McLeodUSA Purchasing, L.L.C. and McLeodUSA Telecommunications, Inc. propose the following joint prepackaged plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors.  Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan (as that term is defined herein), and certain related matters including, among other things, the securities to be issued under this Plan and the proposed substantive consolidation of the Debtors’ cases for certain limited purposes.  Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, the Debtors reserve the right, upon the written consent of the Majority Prepetition Lenders, to alter, amend, modify, revoke or withdraw this plan prior to its substantial consummation.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

Defined Terms.  As used herein, capitalized terms shall have the meanings set forth below.  Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1          Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases Allowed under section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors’ Estates and operating the businesses of the Debtors (such as wages, salaries, and commissions for services and payments for inventory, leased equipment, and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331, or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28, United States Code; and (d) Claims under the DIP Credit Agreement.

1.2          Affiliate Debtor(s) means, individually or collectively, a Debtor or Debtors other than McLeodUSA, as applicable.

1.3          Allowed means, with respect to a Claim or Interest in any Class, an Allowed Claim or Allowed Interest in the particular Class or category specified.  Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

1.4          Allowed Claim means a Claim (a) not listed as disputed, contingent or unliquidated on the Debtors’ schedules, if any, and as to which no objection or request for estimation has been filed on or before any Claim objection deadline, if any, set by the Bankruptcy Court or the expiration of such other applicable period fixed by the Bankruptcy Court; (b) as to which any objection has been settled, waived, withdrawn, or denied by a Final Order; or (c) that is Allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim and the Debtors or Reorganized Debtors, or (iii) pursuant to the terms of this Plan.

The term “Allowed Claim” shall not, for purposes of computing distributions under this Plan, include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in this Plan.

1.5          Allowed Interest means any Interest that (a) is registered as of the Distribution Record Date in a stock register maintained by or on behalf of the Debtors and (b) is not a Disputed Interest, together with any Allowed Subordinated Claims arising out of or relating to such Interest

1.6          Amended Certificate of Incorporation and By-Laws means the amended certificate of incorporation and restated by-laws of Reorganized McLeodUSA, in substantially the forms attached to this Plan as Exhibits A and B, respectively.

1.7          AT&T Settlement Agreement  means that certain settlement agreement entered into in principle by the Company and AT&T Corp.

1.8          Authorized Asset Sale means any sale of assets pursuant to a contract of sale approved by the board of directors of each Debtor party to such contract and consented to by the Majority Prepetition Lenders, provided that such contract of sale has been included in the Plan Supplement.

2

1.9          Ballot means each of the ballot forms distributed to a Holder of an Impaired Claim on which such Holder is to indicate acceptance or rejection of this Plan.

1.10        Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended.

1.11        Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Illinois (Eastern Division), or any other court with jurisdiction over the Chapter 11 Cases.

1.12        Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

1.13        Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.14        Cash means legal tender of the United States of America and equivalents thereof.

1.15        Chapter 11 Cases means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by Debtors in the Bankruptcy Court.

1.16        Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.17        Class means a category of Holders of Claims or Interests, as described in Article II hereof.

1.18        Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.19        Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.20        Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance satisfactory to the Debtors and the Majority Prepetition Lenders.

1.21        Debtor(s) means, individually or collectively, McLeodUSA, McLeodUSA Holdings, Inc., McLeodUSA Information Services, Inc., McLeodUSA Network Services, Inc., McLeodUSA Purchasing, L.L.C. and McLeodUSA Telecommunications, Inc.

1.22        DIP Credit Agreement means a debtor-in-possession credit facility to be entered into, with the consent of the Majority Prepetition Lenders, by McLeodUSA, as borrower, and the Affiliate Debtors, as guarantors, and those entities identified as “Lenders” therein (as amended, modified, or supplemented), as approved by the Bankruptcy Court.

1.23        DIP Facility Claims  means all Claims held by DIP Lenders pursuant to the DIP Credit Agreement.

1.24        DIP Lenders means those entities identified as “Lenders” in the DIP Credit Agreement and their respective successors and assigns.

3

1.25        Disbursing Agent means the Reorganized Debtors, or any party designated by the Reorganized Debtors, to serve as disbursing agent under this Plan.

1.26        Disclosure Statement means that certain disclosure statement (including all appendices and schedules thereto) dated October 19, 2005, relating to this Plan.

1.27        Disputed Claim means any Claim as to which the Debtors have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtors in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

1.28        Disputed Claim Amount means with respect to (a) contingent or unliquidated Claims, the amount estimated by the Bankruptcy Court for purposes of distributions in respect of such Claim in accordance with section 502(c) of the Bankruptcy Code; or (b) any Disputed Claim that is not contingent or unliquidated, the amount set forth in a timely Filed proof of claim.

1.29        Disputed Interest means any Interest as to which the Debtors have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtors in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

1.30        Distribution Date means the date upon which the initial distributions will be made to Holders of Allowed Claims pursuant to Article VI of this Plan.

1.31        Distribution Record Date means the Confirmation Date.

1.32        Effective Date means the Business Day this Plan becomes effective as provided in Article IX hereof.

1.33        Equity Interests in Debtors’ Subsidiaries means the common stock of McLeodUSA’s subsidiaries outstanding immediately prior to the Petition Date, including all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such common stock.

1.34        Estate(s) means, individually, the estate of McLeodUSA or any of the Affiliate Debtors and collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

1.35        Exchange Act means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as amended.

1.36        Exhibit means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.

1.37        Exit Facility Credit Agreement means that certain Revolving Credit and Term Loan Agreement dated as of the Effective Date (a) providing for a secured, revolving credit facility in an amount not exceeding $50 million, with a letter of credit sub-facility in an amount not exceeding $15 million, and (b) governing the New Term Loan Notes to be entered into among Reorganized McLeodUSA, as borrower, those entities identified therein as guarantors, and the Exit Lenders, in a form consistent with the terms and conditions set forth in Exhibit C to this Plan.  Obligations under the Exit Facility Credit Agreement will be secured by a first lien on the Exit Facility Collateral.

1.38        Exit Facility Collateral means the collateral securing the Obligations under the Exit Facility Credit Agreement, consisting of substantially all of the assets of Reorganized McLeodUSA and its subsidiaries.

4

1.39        Exit Lenders means those entities identified as “Lenders” in the Exit Facility Credit Agreement.

1.40        File, Filed, or Filing means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

1.41        Final Order means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, in the event that an appeal, writ of certiorari or reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under  Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

1.42        First Reorganization Proceedings means the proceedings under Chapter 11 of the Bankruptcy Code commenced by McLeodUSA on January 31, 2002 in the United States Bankruptcy Court for the District of Delaware (Case No.  02-10288).

1.43        Fronting Lender has the meaning ascribed thereto in the DIP Credit Agreement.

1.44        General Unsecured Claim means a Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, Other Secured Claim, Senior Prepetition Lender Clam, Junior Prepetition Lender Claim, Lease Rejection Claim or Subordinated Claim, but shall not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise. General Unsecured Claims shall include any Claims between or among McLeodUSA and its affiliates.

1.45        Holder means an entity holding a Claim or Interest.

1.46        Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.47        Interest means the legal, equitable, contractual, and other rights of the Holders of Old Preferred Stock, Old Common Stock or Equity Interests in the Affiliate Debtors, including the rights of any entity to purchase or demand the issuance of any of the foregoing, including (a) conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; (c) stock options, warrants, and put rights; and (d) share-appreciation rights.

1.48        IRC means the Internal Revenue Code of 1986, as amended.

1.49        IRS means Internal Revenue Service of the United States of America.

1.50        Junior Prepetition Credit Agreement means the Credit Agreement dated as of May 31, 2000, as amended, modified or supplemented, among McLeodUSA, JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders party thereto.

1.51        Junior Prepetition Lender Claims means all Claims of the Junior Prepetition Lenders under the Junior Prepetition Credit Agreement as of the Petition Date, which Claims shall be deemed Allowed pursuant to this Plan in the aggregate principal amount of $677,277,945.57 plus (a) all unpaid interest payable under the Junior Prepetition Credit Agreement accrued through the Petition Date and (b) all fees and expenses payable under the Junior Prepetition Credit Agreement.

5

1.52        Junior Prepetition Lenders means all lenders under the Junior Prepetition Credit Agreement.

1.53        Junior Prepetition Notes means the promissory notes issued pursuant to the Junior Prepetition Credit Agreement, evidencing the loans outstanding thereunder.

1.54        Lease Claim Order has the meaning set forth in Section 9.1(b).

1.55        Lease Rejection Claim Amount means the amount of an Allowed Claim held by a landlord with respect to each rejected non-residential real property lease (determined in accordance with section 502(b)(6) of the Bankruptcy Code), as set forth on Plan Schedule 7.2.

1.56        Lease Rejection Claims means, collectively, all Allowed Claims held by the landlords with respect to the rejected non-residential real property leases set forth on Plan Schedule 7.2.

1.57        Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any person.

1.58        Majority Prepetition Lenders means Holders of more than 50% in principal amount of each of (a) the Senior Prepetition Lender Claims and (b) the Junior Prepetition Lender Claims.

1.59        Management Stock Plan means any management stock plan, option plan, restricted stock plan or other similar management incentive award plan developed for the Reorganized Debtors and approved and implemented pursuant to Section 5.8 of this Plan after the Effective Date.

1.60        Management Stock Plan Awards means any awards that may be granted to participants under a Management Stock Plan.

1.61        MCI Settlement Agreement  means that certain settlement agreement entered into by the Company and MCI Network Services, Inc. dated as of September 9, 2005.

1.62        McLeodUSA means McLeodUSA Incorporated, a Delaware company, debtor in possession in these Chapter 11 Cases pending in the Bankruptcy Court.

1.63        Mutual Release means a mutual release substantially in the form of Exhibit D to this Plan.

1.64        New Common Stock means the shares of the new class of new common stock of Reorganized McLeodUSA to be issued for distribution pursuant to Section 5.6 of this Plan.

1.65        New Stockholders Agreement means the stockholders agreement, to be dated as of the Effective Date, among Reorganized McLeodUSA and each of the persons party thereto, substantially in the form of Exhibit E to this Plan.

1.66        New Term Loan Notes means the new term loan promissory notes in the aggregate principle amount of the amounts outstanding and unpaid under the Senior Prepetition Credit Agreement as of the Effective Date, with the principal terms set forth in Exhibit C to this Plan, and governed by the Exit Facility Credit Agreement.

1.67        Non-Tax Priority Claims means all unsecured claims specified in sections 507(a) and 507(b) of the Bankruptcy Code other than Priority Tax Claims.

1.68        Old Common Stock means any common stock of McLeodUSA or any predecessor company outstanding at any time prior to the Petition Date, including without limitation (a)

6

any common stock of McLeodUSA outstanding prior to the First Reorganization Proceedings and (b) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire any such common stock.

1.69        Old Preferred Stock means (a) the McLeodUSA Preferred Series A, redeemable, convertible, $0.01 par value, (b) the McLeodUSA Preferred Series B, $0.01 par value and (c) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

1.70        Other Secured Claim means a Claim (other than an Administrative Claim or Prepetition Lender Claim) that is secured by a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

1.71        Pending Shareholder Litigation means (a) the federal class action no. CO2-0001 filed in the United States District Court for the Northern District of Iowa by New Millennium Growth Fund LLC and other lead plaintiffs, individually and on behalf of a putative class of shareholders against certain former officers and current and former directors of McLeodUSA Incorporated, and (b) the two proofs of claim filed against McLeodUSA Incorporated in the First Reorganization Proceedings by New Millennium Growth Fund LLC, the first in its individual capacity and the second both individually and as the representative of a putative class of shareholders.

1.72        Permitted Distribution Date has the meaning set forth in Section 5.6(e).

1.73        Petition Date means the date on which the Debtors file their petitions for relief commencing the Chapter 11 Cases.

1.74        Plan means this chapter 11 plan of reorganization, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, or modified from time to time.

1.75        Plan Schedule means any schedule annexed to either this Plan or as an appendix to the Disclosure Statement.

1.76        Plan Supplement means a supplement to this Plan in form and substance satisfactory to the Debtors and the Majority Prepetition Lenders filed with the Bankruptcy Court not later than 5 days prior to the Confirmation Date for the purposes specified in this Plan.

1.77        Prepetition Agents means the Prepetition Senior Agent and the Prepetition Junior Agent.

1.78        Prepetition Credit Agreements means, collectively, the Senior Prepetition Credit Agreement and the Junior Prepetition Credit Agreement.

1.79        Prepetition Junior Agent means the Administrative Agent under the Junior Prepetition Credit Agreement.

1.80        Prepetition Lender Claims means, collectively, the Senior Prepetition Lender Claims and the Junior Prepetition Lender Claims.

1.81        Prepetition Lenders means, collectively, the Senior Prepetition Lenders and the Junior Prepetition Lenders.

7

1.82        Prepetition Senior Agent  means the Administrative Agent under the Senior Prepetition Credit Agreement.

1.83        Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.84        Professional means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code, and shall not include professionals employed by any Prepetition Lender.

1.85        Professional Fees means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges, and expenses incurred after the Petition Date and prior to and including the Effective Date.

1.86        Registration Rights Agreement means the registration rights agreement, to be dated as of the Effective Date, among Reorganized McLeodUSA and each of the persons receiving shares of New Common Stock on or after the Effective Date, substantially in the form of Exhibit F to this Plan.

1.87        Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

1.88        Releasing Officers and Directors means all persons who were officers or directors of any Debtor as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date.

1.89        Reorganized Debtors means the Debtors or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date.

1.90        Reorganized McLeodUSA means McLeodUSA, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date.

1.91        Restructuring Transactions has the meaning ascribed thereto in Section 5.2 of this Plan.

1.92        Securities Act means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended.

8

1.93        Senior Prepetition Credit Agreement means the Credit Agreement dated as of April 16, 2002, as amended, modified or supplemented from time to time, among McLeodUSA, JPMorgan Chase Bank, N.A. as Agent and the Lenders party thereto.

1.94        Senior Prepetition Lender Claims means all Claims of the Senior Prepetition Lenders under the Senior Prepetition Credit Agreement, which Claims shall be deemed, pursuant to section 506 of the Bankruptcy Code, Allowed pursuant to this Plan in the aggregate principal amount of $ 100 million, plus (a) (i) any amounts drawn on letters of credit after the Petition Date (including, without limitation, in respect of letters of credit that remain undrawn and unexpired on the Effective Date), (ii) interest thereon through the Effective Date at the non-default contract rate and (iii) all fees and expenses payable in respect of such Claims under the Senior Pre-Petition Credit Agreement and minus (b) amounts repaid prior to the Effective Date, if any, from the sale of assets.

1.95        Senior Prepetition Lenders means all lenders under the Senior Prepetition Credit Agreement.

1.96        Senior Prepetition Notes means the promissory notes issued pursuant to the Senior Prepetition Credit Agreement, evidencing the loans outstanding thereunder.

1.97        Solicitation Order means the order entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan.

1.98        Stock Distributions has the meaning set forth in Section 5.6(e).

1.99        Subordinated Claims means any Claim, including without limitation, claims under federal or state securities laws, arising from the rescission of a purchase or sale of Old Preferred Stock or Old Common Stock, any Claim for damages arising from the purchase or sale of Old Preferred Stock or Old Common Stock, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim including without limitation, any Claim in respect of the Pending Shareholder Litigation and any Claim for reimbursement, contribution or indemnity on account or in respect thereof or arising therefrom (including indemnification obligations assumed under the plan of reorganization confirmed pursuant to the First Reorganization Proceedings).

1.100      Substantive Consolidation Order means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases, as provided in Section 5.1 of this Plan.

1.101      Unimpaired Claim means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.102      Voting Deadline means October 28, 2005.

1.103      Voting Record Date means October 14, 2005.

Rules of Interpretation and Computation of Time.  For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles, and Schedules are references to Sections, Articles, and Schedules of or to this Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this

9

Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

Exhibits, Plan Schedules and Plan Supplement.  All Exhibits and Plan Schedules, as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits,  Plan Schedules and Plan Supplement shall be timely filed with the Bankruptcy Court in accordance with this Plan.  Holders of Claims and Interests may obtain a copy of the filed Exhibits, Plan Schedules and Plan Supplement upon written request to the Debtors.  Upon their filing, the Exhibits, Plan Schedules and Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. The documents contained in the Exhibits, Plan Schedules and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

This Plan constitutes a single plan of reorganization for all Debtors.  A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.  A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

2.1          Unclassified Claims (not entitled to vote on the Plan).

(a)    Administrative Claims.

(b)    Priority Tax Claims.

2.2          Unimpaired Classes of Claims (deemed to have accepted the Plan and, therefore, not entitled to vote on the Plan).

(a)    Class 1: Non-Tax Priority Claims.  Class 1 consists of all Non-Tax Priority Claims.

(b)    Class 2: Other Secured Claims.  Class 2 consists of all Other Secured Claims.

(c)    Class 3: General Unsecured Claims.  Class 3 consists of all General Unsecured Claims.

2.3          Impaired Classes of Claims (Classes 4 and 5 are entitled to vote on the Plan; Class 6 shall be deemed to have rejected the Plan and therefore not entitled to vote on the Plan).

10

(a)    Class 4: Senior Prepetition Lender Claims.  Class 4 consists of all Senior Prepetition Lender Claims.

(b)    Class 5: Junior Prepetition Lender Claims.  Class 5 consists of all Junior Prepetition Lender Claims.

(c)    Class 6: Lease Rejection Claims.  Class 6 consists of all Lease Rejection Claims.

2.4          Unimpaired Class of Interests (deemed to have accepted the Plan and, therefore, not entitled to vote on the Plan).

                                Class 7: Equity Interests in Debtors’ Subsidiaries.  Class 7 consists of all the Equity Interests in Debtors’ Subsidiaries.

2.5          Impaired Classes of Interests (deemed to have rejected the Plan and, therefore, not entitled to vote on the Plan).

(a)    Class 8: Old Preferred Stock Interests.  Class 8 consists of all Interests directly arising from, under, or relating in any way to, the Old Preferred Stock, and all Subordinated Claims arising out of or relating thereto.

(b)    Class 9: Old Common Stock Interests.  Class 9 consists of all Interests directly arising from, under, or relating in any way to, the Old Common Stock, and all Subordinated Claims arising out of or relating thereto.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1          Unclassified Claims.

(a)    Administrative Claims.  Subject to the provisions of sections 330(a), 331, and 503(b) of the Bankruptcy Code, each Allowed Administrative Claim shall be paid by the Debtors, at their election, in full, in Cash, upon the later of (i) the Effective Date, (ii) the due date thereof in accordance with its terms, (iii) the date upon which such Administrative Claim becomes an Allowed Claim, (iv) in respect of liabilities incurred in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of such Debtor’s business, consistent with past practices or (v) such other date as may be agreed upon between the Holder of such Allowed Administrative Claim and the Debtors.

(b)    Claims Under the DIP Credit Agreement.  On the Effective Date, all amounts owed by any Debtor under the DIP Credit Agreement (including, without limitation, all loans and all fees and expenses payable thereunder) shall be paid in full in Cash and the Commitments (as defined in the DIP Credit Agreement) under the DIP Credit Agreement shall be cancelled.  In addition, on the Effective Date, any unexpired letters of credit outstanding under the DIP Credit Agreement shall be either (i) returned to the Fronting Lender and cancelled without having been drawn or (ii) replaced with back-to-back letters of credit and/or cash collateralized in an amount equal to 105% of the aggregate letter of credit exposure (i.e., the sum of (x) the aggregate undrawn amount of all outstanding letters of credit and (y) all amounts drawn under such letters of credit and not then reimbursed), in each case as provided for and in accordance with the DIP Credit Agreement.

(c)    Priority Tax Claims.  Unless the Holder of such claim and the applicable Debtor (with the consent of the Prepetition Agents) agree to a different treatment, on the Effective Date, each Holder of an Allowed Priority Tax Claim shall have its Claim Reinstated.

11

3.2          Unimpaired Classes of Claims.

(a)    Class 1: Non-Tax Priority Claims.  Unless the Holder of such Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of an Allowed Non-Tax Priority Claim shall have its Claim Reinstated.

(b)    Class 2: Other Secured Claims.  Unless the Holder of such Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of an Other Secured Claim shall have its Claim Reinstated.

(c)    Class 3: General Unsecured Claims.  Unless the Holder of such Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of a General Unsecured Claim shall have its Claim Reinstated.

3.3          Impaired Classes of Claims.

(a)    Class 4: Senior Prepetition Lender Claims.  On the Effective Date, each Holder of an Allowed Class 4 Claim shall receive its pro rata share of the New Term Loan Notes.  Obligations in respect of the New Term Loan Notes, together with the other obligations under the Exit Facility Credit Agreement, shall be secured by a first lien on the Exit Facility Collateral.  In addition, on the Effective Date, Reorganized McLeodUSA shall pay each Holder of an Allowed Class 4 Claim Cash equal to (i) all unpaid interest accrued as of the Effective Date on such Senior Prepetition Lender Claim at the non-default contract rate in accordance with the Senior Prepetition Credit Agreement, compounded on each interest payment date to the extent not paid when due and (ii) all unpaid fees and expenses of the Prepetition Senior Agent and the Prepetition Senior Lenders required to be paid pursuant to the Senior Prepetition Credit Agreement.  On the Effective Date, any unexpired letters of credit outstanding under the Senior Prepetition Credit Agreement shall be deemed to be replaced by letters of credit under the revolving credit facility under the Exit Facility Credit Agreement.

(b)    Class 5: Junior Prepetition Lender Claims.  On the Effective Date, each Holder of an Allowed Class 5 Claim shall be entitled to receive its pro rata share of 100% of the New Common Stock (subject to dilution by the Management Stock Plan Awards and the terms and conditions of this Plan).  The New Common Stock shall be subject to the terms of the New Stockholders Agreement and the Registration Rights Agreement, which shall be, and shall be deemed to be, binding upon and enforceable by all Holders of the New Common Stock including the Holders of Class 5 Claims, and Reorganized McLeodUSA, as of the Effective Date, without further action by any party.  Reorganized McLeodUSA shall also pay in Cash, on the Effective Date, all unpaid fees and expenses of the Prepetition Junior Agent and the Prepetition Junior Lenders required to be paid pursuant to the Junior Prepetition Credit Agreement.

(c)    Class 6: Lease Rejection Claims.  Subject to the provisions of Section 7.2 of this Plan, on the Distribution Date, each Holder of an Allowed Class 6 Claim shall receive Cash equal to 100% of its Allowed Lease Rejection Claim Amount.

3.4          Unimpaired Class of Interests.  Class 7: Equity Interests in Debtors’ Subsidiaries.  On the Effective Date, Reorganized McLeodUSA shall retain the Equity Interests in Debtors’ Subsidiaries.

3.5          Impaired Classes of Interests.

(a)    Class 8: Old Preferred Stock Interests and Subordinated Claims.  On the Effective Date, Old Preferred Stock will be cancelled and the Holders of Allowed Interests arising out of or relating to the Old Preferred Stock (including, without limitation, any related Subordinated Claims) shall not receive or retain any distribution on account of such Allowed Interests.

12

(b)    Class 9: Old Common Stock Interests and Subordinated Claims.  On the Effective Date, the Old Common Stock will be cancelled, and the Holders of Allowed Interests arising out of or relating to the Old Common Stock (including, without limitation, any related Subordinated Claims) shall not receive or retain any distribution on account of such Allowed Interests.

3.6          Special Provision Regarding Unimpaired Claims.  Except as otherwise explicitly provided in this Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

4.1          Impaired Classes of Claims Entitled to Vote.  Subject to Sections 4.3 and 4.4 of this Plan, Holders of Claims in each Impaired Class of Claims are entitled to vote as a class to accept or reject this Plan.

4.2          Acceptance by an Impaired Class.  In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (½) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.

4.3          Presumed Acceptances by Unimpaired Classes.  Classes 1, 2, 3 and 7 are Unimpaired by this Plan.  Under section 1126(f) of the Bankruptcy Code, Holders of such Claims or Interests are conclusively presumed to accept this Plan, and the votes of the Holders of such Claims or Interests will not be solicited.

4.4          Classes Deemed to Reject Plan.  Upon entry of the Solicitation Order, Class 6 will be deemed to have rejected the Plan and therefore will not be entitled to vote to accept or reject the Plan.  By operation of law, Classes 8 and 9 are deemed to reject the Plan and are not, therefore, entitled to vote to accept or reject the Plan.

4.5          Summary of Classes Voting on the Plan.  As a result of the provisions of Sections 4.3 and 4.4 of this Plan, only the votes of Holders of Claims in Classes 4 and 5 will be solicited with respect to this Plan.

4.6          Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.  The Holders of Class 6 Claims, Class 8 Interests and Class 9 Interests are deemed under the Plan and under the Solicitation Order to have rejected the Plan.  Accordingly, the Debtor will seek confirmation of the Plan with respect to such Holders of Class 6 Claims and the Holders of Class 8 Interests and Class 9 Interests pursuant to section 1129(b) of the Bankruptcy Code.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1          Substantive Consolidation for Purposes of Treating Impaired Claims.

(a)    Substantive Consolidation.  This Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors solely for the purposes of treating Classes 4, 5 and 6 Claims, including for voting, confirmation, and distribution purposes.  This Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Interests set forth in this Plan, or for any other purpose.  On the Effective Date, (i) all guaranties of any

13

Debtor of the payment, performance, or collection of another Debtor with respect to Class 4, 5 and 6 Claims shall be deemed eliminated and cancelled, (ii) any obligation of any Debtor and all guarantees with respect to Class 4, 5 and 6 Claims thereof executed by one (1) or more of the other Debtors shall be treated as a single obligation and any obligation of two (2) or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors, and (iii) each Class 4, 5 or 6 Claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single Class 4, 5 or 6 Claim against and a single obligation of the consolidated Debtors.  On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Class 4, 5 or 6 Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect.  Except as set forth in this Section 5.1, such substantive consolidation shall not (other than for purposes related to this Plan) (i) affect the legal and corporate structures of the Reorganized Debtors, subject to the right of the Reorganized Debtors or Reorganized McLeodUSA to effect Restructuring Transactions as provided in Section 5.2 of this Plan, (ii) cause any Debtor to be liable for any Impaired Claim or Unimpaired Claim under this Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, (iii) affect Claims of Debtors against Debtors, (iv) affect Interests in Affiliate Debtors, (v) affect any obligations under any leases or contracts assumed in this Plan or otherwise subsequent to the filing of the Chapter 11 Cases, or (vi) affect any obligations to pay quarterly fees to the United States Trustee.  On the Effective Date, except as otherwise expressly provided for in this Plan, the Equity Interests in the Debtors’ Subsidiaries.

(b)    Substantive Consolidation Order.  Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors as provided in Section 5.1 hereof.  If no objection to substantive consolidation is timely filed and served by any Holder of an Impaired Claim affected by this Plan as provided herein on or before the deadline for objection to confirmation of this Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court.  If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

5.2          Transactions Authorized Under the Plan

(a)    On or after the Effective Date, the applicable Reorganized Debtors are hereby authorized, without further corporate action, to consummate any Authorized Asset Sale, and the officers of the applicable Reorganized Debtors are hereby authorized to execute and deliver any agreements, instruments or other documents necessary or appropriate to effectuate such transactions.  Upon consummation of a sale of assets in connection with an Authorized Asset Sale, the assets sold shall vest in the purchaser free and clear of all liens, Claims and encumbrances (with any such liens, Claims and encumbrances to attach to the proceeds of such sale) except as specified in the applicable contract of sale.

(b)    On or after the Effective Date, subject to the terms and conditions of the obligations of the Reorganized Debtors surviving the Effective Date (including, without limitation, the terms and conditions of the certificate of incorporation of Reorganized McLeodUSA and the Exit Facility Credit Agreement), the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated.  Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the “Restructuring Transactions”).  The actions to effect the Restructuring Transactions may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the

14

applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.  The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations.  In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

5.3          Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.    Subject to the Restructuring Transactions defined in Section 5.2 of this Plan, after the Effective Date the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are amended under this Plan.  Notwithstanding anything to the contrary in this Plan, including Section 5.1 hereof as to substantive consolidation, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise.  Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estate of the Debtors, including all claims, rights, and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances, and Interests, subject to the Restructuring Transactions defined in Section 5.2 of this Plan.  On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

5.4          Corporate Governance, Directors, Officers, and Corporate Action.

(a)    Certificates of Incorporation and By-Laws.  Effective on the Effective Date, the certificate of incorporation and by-laws of Reorganized McLeodUSA shall be amended substantially as set forth in Exhibits A and B, respectively, to the Plan, which shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan.  In addition, the certificates or articles of incorporation and by-laws of the Affiliate Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code.  After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws as permitted by applicable law.

(b)    Directors and Officers of the Reorganized Debtors.  Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial directors and officers of Reorganized McLeodUSA shall be the persons

15

identified in the Plan Supplement.  The board of directors of Reorganized McLeodUSA shall have seven (7) members.  The boards of directors of the Reorganized Debtors other than Reorganized McLeodUSA shall be comprised of members of the board of directors of Reorganized McLeodUSA, or such other persons as are designated by the board of directors of Reorganized McLeodUSA.  Pursuant to section 1129(a)(5), the Debtors will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized McLeodUSA, and, to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person.  The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Amended Certificate of Incorporation; provided, however, that the length of the initial term of each director shall be two (2) years.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law.  Each member of the board of directors of each of the Debtors will be deemed to have resigned on the Effective Date.

(c)    Corporate Action.  On the Effective Date, the adoption of the Amended Certificate of Incorporation or similar constituent documents, the adoption of the Amended By-Laws, the selection of directors and officers for the Reorganized Debtors, and all other actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of this Plan).  All matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors.  On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by this Plan in the name of and on behalf of the Reorganized Debtors.

5.5          Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock.  On the Effective Date, except as otherwise provided for herein, (a) the Senior Prepetition Credit Agreement, Junior Prepetition Credit Agreement, Senior Prepetition Notes, Junior Prepetition Notes, Old Common Stock, Old Preferred Stock and any other notes, bonds (with the exception of surety bonds outstanding), indentures, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that are Impaired under this Plan shall be cancelled, and (b) the obligations of the Debtors under any agreements, indentures, or certificates of designation governing the Senior Prepetition Lender Claims, Junior Prepetition Lender Claims, Lease Rejection Claims, Old Common Stock, Old Preferred Stock and any other Claims or any notes, bonds, indentures, or other instruments or documents evidencing or creating any Claims against a Debtor that are Impaired under this Plan shall be discharged.  As of the Effective Date, all Old Common Stock and Old Preferred Stock that has been authorized to be issued but that has not been issued shall be deemed cancelled and extinguished without any further action of any party.

5.6          Issuance of New Securities and Related Matters.

(a)    Issuance of New Securities.  On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue (subject to Section 5.6(e) of this Plan), all instruments, certificates and other documents, including the New Common Stock and the New Term Loan Notes required to be issued or distributed pursuant to this Plan without further act or action under applicable law, regulation, order, or rule.  The issuance of the New Common Stock and the New Term Loan Notes and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.  Without limiting the effect of Section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the Exit Facility Credit Agreement, the New Stockholders Agreement, the Registration Rights Agreement, and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.

16

(b)    Registration Rights Agreement.  Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, Reorganized McLeodUSA will enter into the Registration Rights Agreement for the benefit of the Holders of New Common Stock substantially in the form attached to this Plan as Exhibit F.

(c)    Termination of Registration.  Subject to any requirements of law, promptly following the Effective Date, Reorganized McLeodUSA shall terminate the registration of its securities and suspend all reporting obligations pursuant to the Exchange Act.

(d)    Stock Exchange Listing.  If and when the Reorganized Debtors complete an initial public offering of the New Common Stock or other registration of New Common Stock for public sale, the Reorganized Debtors shall use their best efforts, subject to the New Stockholders Agreement, to list the New Common Stock on a United States national stock exchange.

(e)    Execution and Delivery of the New Stockholders Agreement and Registration Rights Agreement and Distribution of the New Common Stock.  On or as soon as reasonably practicable after the Effective Date, all of the shares of New Common Stock to which any Holder of a Class 5 Claim shall become entitled pursuant to the Plan shall be issued in the name of such Holder subject to the terms and conditions of the New Stockholders Agreement, the Registration Rights Agreement and the other terms and conditions of this Plan and distributed to such Holder following (but only upon) the execution and delivery to McLeodUSA by such Holder of the New Stockholders Agreement and the Registration Rights Agreement.  In the period pending distribution of New Common Stock to any Holder of a Class 5 Claim, such Holder shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of the New Stockholders Agreement and Registration Rights Agreement and shall be entitled to vote, receive any dividends or other distributions payable in respect of such Holder’s New Common Stock (including, receiving any proceeds of any transfer of such New Common Stock), and to exercise all other rights in respect of the New Common Stock (so that such Holder shall be deemed for tax purposes to be the owner of the New Common Stock issued in the name of such Holder)

5.7          Exit Financing.  On the Effective Date, without any requirement of further action by security holders or directors of the Debtors or Reorganized Debtors, the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility Credit Agreement, as well as any notes, documents, or agreements in connection therewith, including, without limitation, any documents required in connection with creation or perfection of the liens on the Exit Facility Collateral.

5.8          Management Stock Plan Awards.  On the Effective Date, there shall be authorized and reserved for issuance a number of shares of New Common Stock equal to 10% of the New Common Stock (on a fully diluted basis, after giving effect to the issuance of New Common Stock to holders of claims hereunder) for the purpose of awards of New Common Stock, restricted stock, options or warrants (or similar instruments) thereon, to officers and other employees of the Reorganized Debtors pursuant to a Management Stock Plan (which may grant awards of any amount up to the 10% of the New Common Stock authorized and reserved for issuance) approved after the Effective Date by the board of directors of Reorganized McLeodUSA in its sole discretion, and without further action by security holders of the Reorganized Debtors.

5.9          Sources of Cash for Plan Distributions.  Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for Reorganized Debtors to make payments pursuant to this Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, sales of assets or the Exit Facility Credit Agreement.  The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.

5.10        Professional Fees.  All unpaid Professional fees incurred prior to the Effective Date shall be subject to final allowance or disallowance upon application to the Bankruptcy Court pursuant to sections 330 or 503(b)(4) of the Bankruptcy Code.  Final applications for Professional Fees for services

17

rendered in connection with the Chapter 11 Cases shall be filed with the Bankruptcy Court no later than thirty (30) days after the Effective Date.

5.11        MCI Settlement.  Pursuant to Sections 1123(b)(3) and (6) of the Bankruptcy Code, and Bankruptcy Rule 9019, on the Effective Date, the MCI Settlement Agreement shall be deemed ratified and binding on the Debtors and the Reorganized Debtors.

5.12        AT&T Settlement.  Pursuant to Sections 1123(b)(3) and (6) of the Bankruptcy Code, and Bankruptcy Rule 9019, on the Effective Date, the AT&T Settlement Agreement shall be deemed ratified and binding on the Debtors and the Reorganized Debtors.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1          Distributions for Claims Allowed as of the Effective Date.  Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Allowed Claims as of the Effective Date, shall be made on the Effective Date or as soon thereafter as is practicable.  Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable.  Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.  Notwithstanding the date on which any distribution of securities is made to a Holder of an Allowed Claim, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such securities (subject to the terms and conditions of this Plan) distributed as of the Effective Date.

6.2          Distributions for Claims that Become Allowed after the Effective Date.  Distributions on account of Allowed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Section 8.4 of this Plan.

6.3          Interest on Claims.  Unless otherwise specifically provided for in this Plan, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

6.4          Distributions by Disbursing Agent.  Other than as specifically set forth below, the Disbursing Agent shall make all distributions required to be made under this Plan.  Distributions on account of Prepetition Lender Claims shall be made by the Disbursing Agent directly to the individual Holders of Prepetition Lender Claims.  The Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by this Plan.

6.5          Delivery of Distributions and Undeliverable or Unclaimed Distributions.

(a)    Delivery of Distributions in General.  Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.

(b)    Undeliverable and Unclaimed Distributions.

(i)    Holding and Investment of Undeliverable and Unclaimed Distributions.  If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent is notified in writing of such Holder’s then current address.

18

(ii)    After Distributions Become Deliverable.  The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

(iii)    Failure to Claim Undeliverable Distributions.  Any Holder of an Allowed Claim that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property.  In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary subject to the liens of the Prepetition Lenders.  Any New Common Stock held for distribution on account of such Claim shall be canceled and of no further force or effect.  Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim.  This section 6.5(b) shall not apply to New Common Stock held for distribution pending  satisfaction of the conditions set forth in Section 5.6(e) of this Plan.

6.6          Record Date for Distributions.    The Reorganized Debtors and the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims that are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.  The Reorganized Debtors and the Disbursing Agent shall instead be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

6.7          Allocation of Plan Distributions Between Principal and Interest.  To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

6.8          Means of Cash Payment.  Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Debtors.  Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

6.9          Withholding and Reporting Requirements.  In connection with this Plan and all distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.  The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.  All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes.  Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

19

6.10        Setoffs.  The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

6.11        Fractional Shares.  No fractional shares of New Common Stock shall be distributed.  Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock share or a rounding down of such fraction (in the case of less than .50).

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

7.1          Assumption of Executory Contracts and Unexpired Leases.  On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (a) have been rejected by order of the Bankruptcy Court or (b) are the subject of a motion to reject pending on the Effective Date.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

7.2          Claims Based on Rejection of Unexpired Leases.  Plan Schedule 7.2 lists the non-residential real property leases to be rejected by the Debtors pursuant to an order of the Bankruptcy Court and the Lease Rejection Claim Amount with respect to each such lease.  Plan Schedule 7.2 shall be filed not later than five (5) Business Days after the Petition Date and shall be updated prior to the Confirmation Date (if necessary) to reflect changes required as a result of the process set forth below.  The Debtors shall provide each Holder of a Class 6 Lease Rejection Claim with notice of its Allowed Lease Rejection Claim Amount.  If a Holder of a Class 6 Lease Rejection Claim disagrees with the Allowed Lease Rejection Claim Amount set forth by the Debtors, such Holder shall file a proof of claim with respect to Claims arising from the rejected unexpired lease within twenty (20) days after the date of entry of an order of the Bankruptcy Court approving such rejection, or such other period as ordered by the Bankruptcy Court.  If a proof of claim is filed within such time, any Claims arising from the rejected unexpired lease and not included in such proof of claim (other than those claims set forth on Plan Schedule 7.2) will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates, or property unless otherwise ordered by the Bankruptcy Court or provided for in this Plan.  If a proof of claim is received, then the Debtors will attempt to reconcile the Allowed Lease Rejection Claim Amount set forth on Plan Schedule 7.2 with the amount set forth in the proof of claim.  If the Debtor and the party filing a proof of claim are unable to reach a resolution, the Debtors shall set a hearing date, which hearing may be the Confirmation Hearing, at which time the Bankruptcy Court will determine the Allowed Lease Rejection Claim Amount.

7.3          Assumption and Assignment of Executory Contracts and Unexpired Leases in Conjunction with Authorized Asset Sales.  In conjunction with any Authorized Asset Sale, the Debtors shall designate unexpired leases and/or executory contracts assumed pursuant to Section 7.1 of this Plan to be assigned to asset purchasers under an Authorized Asset Sale.  All such executory contracts and unexpired leases shall be assumed and assigned pursuant to the respective Authorized Asset Sale documentation and the Confirmation Order, in accordance with and subject to the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code.  The Confirmation Order or another order

20

entered by the Bankruptcy Court will contain provisions providing for notice of such proposed assumptions and assignments to the counterparties to such executory contracts and/or unexpired leases, and procedures to resolve disputes, if any, related thereto.

7.4          Cure of Defaults of Assumed Executory Contracts and Unexpired Leases.  Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to this Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree.  In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

7.5          Compensation and Benefit Programs.  Except as otherwise expressly provided hereunder, all employment and severance contracts and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life, and accidental death and dismemberment insurance plans and contracts are treated as executory contracts under this Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

7.6          Release and Disallowance of Certain Claims.  Pursuant to the Mutual Releases and section 502(e) of the Bankruptcy Code, all claims, causes of action or other rights against the Debtors, based upon acts, omissions, transactions, events or other occurrences taking place on or prior to the Effective Date, including without limitation claims for indemnification or contribution, held by each of the Releasing Officers and Directors (whether pursuant to contract, the charter or by-laws of any Debtor, or otherwise), shall be released and disallowed, except as provided in Section 7.5 of this Plan, the Amended Certificate of Incorporation or By-Laws, or to the extent the survival of any such claim, cause of action or other right is expressly provided for under a contract assumed on or prior to the Effective Date under this Plan or pursuant to order of the Bankruptcy Court with the consent of the Majority Prepetition Lenders.

ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT AND UNLIQUIDATED CLAIMS

8.1          Objection Deadline; Prosecution of Objections.  No later than 60 days after the Effective Date (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall file objections to Claims with the Bankruptcy Court and serve such objections upon the Holders of each of the Claims to which objections are made; provided, however, the Debtors and Reorganized Debtors shall not object to Claims Allowed pursuant to this Plan.   The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims through settling or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature, and/or amount thereof.  After the Effective Date, the Reorganized Debtors shall have the exclusive authority to object, settle, compromise, withdraw, assign or litigate to judgment any and all claims, including Administrative Claims.

8.2          No Distributions Pending Allowance.  Notwithstanding any other provision of this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

21

8.3          Disputed Claims Reserve.  The Disbursing Agent may, in its sole discretion, establish an appropriate reserve for Disputed Claims in Class 6 in an amount up to the amount which Holders of Disputed Claims in Class 6 would be entitled under this Plan if such Disputed Claims were Allowed Claims in their Disputed Claim Amount.

8.4          Distribution After Allowance.  The Disbursing Agent shall make payment to the Holder of any Disputed Claim that has become an Allowed Claim as soon as practicable after the date such Disputed Claim becomes an Allowed Claim.

8.5          Reservation of Right to Object to Allowance or Asserted Priority of Claims.  Nothing in this Plan shall waive, prejudice or otherwise affect the rights of the Debtors, the Reorganized Debtors or the Holders of any Claim to object at any time, including after the Effective Date, to the allowance or asserted priority of any Claim, including without limitation, whether any such Claim should be treated as a Subordinated Claim.

ARTICLE IX

CONFIRMATION AND CONSUMMATION OF THE PLAN

9.1          Conditions to Confirmation.  Confirmation of the Plan shall be subject to satisfaction of the following conditions at or prior to the time the Confirmation Order is entered:

(a)    The Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Majority Prepetition Lenders.

(b)    The Bankruptcy Court shall have entered an order, which may be the Confirmation Order (the “Lease Claim Order”), in form and substance reasonably satisfactory to the Majority Prepetition Lenders, fixing each Allowed Lease Rejection Claim at the amount set forth in Plan Schedule 7.2, or such other amount satisfactory to the Majority Prepetition Lenders, pursuant to section 502(b)(6) of the Bankruptcy Code, and disallowing any other Claims of landlords under the leases listed on Plan Schedule 7.2.

(c)    Each director of McLeodUSA as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date and the Majority Prepetition Lenders as of the Confirmation Date shall have executed the Mutual Release.

(d)    The Confirmation Date shall have occurred not later than the ninetieth (90th) day following the Petition Date.

9.2          Conditions to Effective Date.  The following are conditions precedent to the occurrence of the Effective Date:

(a)    The Confirmation Order confirming this Plan, as such Plan may have been modified with the consent of the Majority Prepetition Lenders, shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and the Majority Prepetition Lenders.

(b)    The following agreements, in form and substance satisfactory to the Debtors and the Majority Prepetition Lenders, shall have been executed and delivered by all parties thereto, and all conditions precedent thereto shall have been satisfied:

(i)    the Amended Certificate of Incorporation and By-Laws, and the amended certificates of incorporation of all of the Affiliate Debtors;

22

(ii)    the Exit Facility Credit Agreement and all related documents provided for therein or contemplated thereby; and

(iii)    the New Term Loan Notes.

(c)    The Amended Certificate of Incorporation and By-Laws, as necessary, and the amended certificates of incorporation of the Affiliate Debtors, shall have been filed with the applicable authorities of the relevant jurisdictions of incorporation in accordance with such jurisdictions’ corporation laws.

(d)    The Lease Claim Order shall have become a Final Order.

(e)    All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date, including by the Federal Communications Commission and state communications regulatory agencies, shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on Reorganized McLeodUSA.

(f)    Six (6) members of the board of directors of Reorganized McLeodUSA (not including the new Chief Executive Officer) shall have been selected and shall have expressed a willingness to serve on the board of directors of Reorganized McLeodUSA.

(g)    All other documents and agreements necessary to implement this Plan on the Effective Date shall have been executed and delivered and all other actions required to be taken in connection with the Effective Date shall have occurred.

(h)    The Effective Date shall have occurred not later than the one hundred and twentieth (120th) day following the Petition Date; provided that, upon notice to the Agent under the DIP Credit Agreement and the Prepetition Agents by the Debtors, such date shall be automatically extended for thirty (30) days if any of the conditions in Sections 9.2(b), (e), (f) and (g) of this Plan have not been satisfied.

9.3          Waiver of Conditions.  Each of the conditions set forth in Section 9.1 or 9.2 of this Plan may be waived in whole or in part by the Debtors, with consent of the Majority Prepetition Lenders, without any other notice to parties in interest or the Bankruptcy Court and without a hearing.

9.4          Consequences of Non-Occurrence of Effective Date.  If the Effective Date has not occurred within the time period provided in Section 9.2(h) of this Plan (as may be extended by the proviso of such Section), upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court.  If the Confirmation Order is vacated, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of thirty (30) days after the date the Confirmation Order is vacated.

23

ARTICLE X

EFFECT OF PLAN CONFIRMATION

10.1        Binding Effect.  This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

10.2        Releases.

(a)    Releases by the Debtors.  As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors in possession will be deemed to release forever, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities (other than (x) the rights of the Debtors or Reorganized Debtors to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder, (y) any claims or causes of action against the directors, officers, employees, agents, and the Debtors’ Professionals arising out of the willful misconduct of any such person or entity and (z) claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities arising in the ordinary course of business) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen, or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, this Plan, or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the directors, officers, employees, agents of the Debtors, and the Debtors’ Professionals, in each case as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date, (ii) the Holders of Prepetition Lender Claims and the Prepetition Agents, (iii) the agent under the DIP Credit Agreement and the Holders of DIP Facility Claims and (iv) the respective current professionals (as of the Petition Date and thereafter) of the entities released in subclauses (i) - (iii) acting in such capacity; provided, however, that such release, waiver and discharge shall not be effective as to any director of any Debtor as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date (in whatever capacity, including, without limitation, as an officer of any Debtor, if applicable), who has not executed and delivered the Mutual Release (notwithstanding any waiver of the condition to confirmation set forth in Section 9.1(c) with respect to such director).

(b)    Releases by Prepetition Lenders.  As of the Effective Date, to the fullest extent permitted by law, each Prepetition Lender shall in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the Cash and the securities, contracts, instruments, releases, and other agreements or documents to be delivered in connection with this Plan, be deemed to have forever released, waived, and discharged all claims, demands, debts, rights, causes of action, or liabilities (other than (x) the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under, and the contracts, instruments, releases, agreements, and documents delivered, reinstated or assumed under, and (y) any claims or causes of action arising out of willful misconduct), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, this Plan, or the Disclosure Statement against (i) the Debtors and the Reorganized Debtors, (ii) the directors, officers, employees, agents of the Debtors, and the Debtors’ Professionals, in each case as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date (excluding, for the avoidance of doubt, claims with respect to or relating to any personal banking or investment relationships), (iii) the Holders of Prepetition Lender Claims and the Prepetition Agents, (iv) the agent under the DIP Credit Agreement and the Holders of DIP Facility Claims and (v) the respective current professionals (as of the Petition Date and thereafter)

24

of the entities released in subclauses (i) - (iv) acting in such capacity; provided, however, that such release, waiver and discharge shall not be effective as to any director of any Debtor as of August 11, 2005 or any time thereafter up to immediately prior to the Effective Date (in whatever capacity, including, without limitation, as an officer of any Debtor, if applicable), who has not executed and delivered the Mutual Release (notwithstanding any waiver of the condition to confirmation set forth in Section 9.1(c) with respect to such director).

(c)    Injunction Related to Releases.  The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities released in this Section 10.2.

(d)    Special Provisions Regarding Releases.  Notwithstanding anything in Section 7.6, Section 10.2 or the Mutual Releases (the “Release Provisions”) to the contrary, any person or entity may assert any claim released or purported to be released in the Release Provisions as a defense or counterclaim (but no affirmative recovery may be obtained) to any suit or action that (i) is commenced by a person or entity that grants or that was purported to be deemed to have granted a release under the Release Provisions and (ii) asserts a claim or cause of action released or purported to be released under the Release Provisions.

10.3        Discharge of Claims and Termination of Interests.  Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Interests (other than those Claims that are Unimpaired under this Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests.  Upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and the Old Preferred Stock and the Old Common Stock shall be terminated.

10.4        Preservation of Rights of Action and Settlement of Litigation Claims.  Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release, or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims.  The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims.  Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence, or pursue any claim, right, or cause of action under sections 544 through 550 of the Bankruptcy Code; provided, however, that, notwithstanding any statute of limitations (including, without limitation, section 546 of the Bankruptcy Code), the Debtors and Reorganized Debtors shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors), and (b) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

10.5        Exculpation and Limitation of Liability.  Neither the Debtors, the Reorganized Debtors, Holders of DIP Facility Claims, the agent under the DIP Credit Agreement, the Holders of Prepetition Lender Claims, the Prepetition Agents nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating, or implementing this Plan, the solicitation of acceptances of this Plan, the pursuit of confirmation of this

25

Plan, the confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

10.6        Injunction.

(a)    Except as otherwise provided in this Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold, or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting, or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

(b)    By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim will be deemed to have specifically consented to the injunctions set forth in this Section 10.6.

10.7        Term of Bankruptcy Injunction or Stays.  All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

10.8        Termination of Subordination Rights and Settlement of Related Claims.  The classification and manner of satisfying all Claims and Interests under this Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.  Except as provided in Section 8.5 of this Plan, all subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined.  Accordingly, distributions pursuant to this Plan to Holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

ARTICLE XI

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)    allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim or Priority Tax Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

26

(b)    grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

(c)    resolve any matters related to the assumption, assumption, and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(d)    ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

(e)    decide or resolve any motions, adversary proceedings, contested, or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f)    enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, or the Confirmation Order;

(g)    resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation ,or enforcement of this Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;

(h)    approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(i)    hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 503(b), 1103, and 1129(c)(9) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to the order of the Bankruptcy Court, provided, however, that the fees and expenses of the Reorganized Debtors, incurred after the Effective Date, including counsel fees, may be paid by the Reorganized Debtors in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(j)    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation, or enforcement of this Plan or the Confirmation Order;

(k)    hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

(l)    hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(m)    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or distributions pursuant to this Plan are enjoined or stayed;

27

(n)    determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(o)    enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

(p)    hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

(q)    hear and determine disputes with respect to compensation of the Reorganized Debtors’ professional advisors;

(r)    hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(s)    enter an order closing the Chapter 11 Cases.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1        Effectuating Documents and Further Transactions.  Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and any notes or securities issued pursuant to this Plan.

12.2        Corporate Action.  Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders or directors of one (1) or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

12.3        Exemption from Transfer Taxes.  Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer, or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including, without limitation, any Authorized Asset Sales; merger agreements; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales, or use tax or other similar tax.  Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, this Plan.

12.4        Payment of Statutory Fees.  All fees payable pursuant to section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

12.5        Amendment or Modification of the Plan.  Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the

28

Debtors may, with the written consent of the Majority Prepetition Lenders, alter, amend, or modify this Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan.  A Holder of a Claim that has accepted this Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

12.6        Severability of Plan Provisions.  If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.7        Successors and Assigns.  This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.  The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such entity.

12.8        Revocation, Withdrawal, or Non-Consummation.  The Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw this Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

12.9        Notice.  All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

McLEODUSA INCORPORATED
6400 C Street SW
P.O. Box 3177
Cedar Rapids, IA 52406-3177
Telephone:    (319) 790-7775
Facsimile:       (319) 790-7008
Attn:               James E. Thompson, Esq.

29

with a copy to:

SKADDEN, ARPS, SLATE, MEAGHER
    & FLOM LLP
333 West Wacker Drive
Chicago, Illinois  60606
Telephone:    (312) 407-0700
Facsimile:       (312) 407-0411
Attn:               Timothy R. Pohl, Esq.

Counsel to the Debtors

with a copy to:

DAVIS POLK & WARDWELL
450 Lexington Avenue
New York, NY 10017
Telephone:    (212) 450-4000
Facsimile:       (212) 450-3800
Attn:               Donald S. Bernstein, Esq.

Counsel to the Prepetition Agents

12.10      Governing Law.  Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Illinois, without giving effect to the principles of conflicts of law of such jurisdiction.

12.11      Tax Reporting and Compliance.  The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

12.12      Exhibits.  All exhibits to this Plan, including the Exhibits and Plan Schedules, are incorporated and are a part of this Plan as if set forth in full herein.

12.13      Filing of Additional Documents.  On or before substantial consummation of this Plan, the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

30

Dated:  October 19, 2005

Respectfully Submitted,

McLEODUSA INCORPORATED
(for itself and on behalf of the Affiliate
Debtors)

By:	/s/ Stanford Springel
Name: Stanford Springel
Title: Chief Restructuring Officer

Counsel:

Timothy R. Pohl (ARDC No. 06208157)
Peter C. Krupp (ARDC No. 06193707)
Felicia Gerber Perlman (ARDC No. 06210753)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

Attorneys for Debtors and
Debtors-in-Possession

31

EXHIBIT A

Amended Certificate of Incorporation of Reorganized McLeodUSA

                                                                                                                                                                           EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

McLEODUSA INCORPORATED

McLeodUSA Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The Corporation was originally incorporated under the name McLeod, Inc. on July 29, 1993 and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the same date.  The date of the filing of the Corporations’s Amended and Restated Certificate of Incorporation was May 2, 1996.

SECOND: This Second Amended and Restated Certificate of Incorporation, which  restates and integrates and further amends the provisions previously filed with the Secretary of State of the State of Delaware on May 2, 1996, May 29, 1997, March 30, 2000,  June 13, 2000 and April 12, 2002, is authorized by and is being filed in connection with the Joint Prepackaged Plan of Reorganization of McLeodUSA Incorporated and Its Affiliate Debtors, dated October 19, 2005 (as such plan may be amended from time to time, the “Plan of Reorganization”), and was duly adopted pursuant to Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).  The Plan of Reorganization was confirmed by order entered on [•], 200_, by the United States Bankruptcy Court for the Northern District of Illinois.

THIRD: The text of the Certificate of Incorporation of the Corporation hereby is amended and restated to read in its entirety as follows:

ARTICLE 1                                   NAME AND MAILING ADDRESS

The name of the Corporation is McLeodUSA Incorporated, and the mailing address is 6400 C Street SW, P.O. Box 3177, Cedar Rapids, IA 52406-3177.

ARTICLE 2                                   REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 1209 Orange Street, Wilmington, Delaware, 19801 in the County of New Castle.  The registered agent of the Corporation at such address shall be The Corporation Trust Company.

ARTICLE 3                                   PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.  The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE 4                                   CAPITAL STOCK

4.1           AUTHORIZED SHARES

The total number of shares of stock which the Corporation shall have authority to issue is 37,500,000 shares of Common Stock, each having a par value of $.01.

4.2           REDEMPTION

Notwithstanding any other provision of this Certificate of Incorporation to the contrary, outstanding shares of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the DGCL or any other applicable provision of law, to the extent necessary to prevent the loss or to secure the renewal or reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation’s stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

1              The redemption price of the shares to be redeemed pursuant to this Section 4.2 shall be determined by the Board of Directors and shall be equal to the Fair Market Value (as defined herein) of such shares or, if such shares were purchased by a Disqualified Holder (as defined herein) within one year of the Redemption Date (as defined herein), the lesser of (i) the Fair Market Value of such shares and (ii) the purchase price paid by such Disqualified Holder for such shares;

2              At the election of the Corporation, the redemption price of such shares may be paid in cash, Redemption Securities (as defined herein) or any combination thereof;

3              If fewer than all shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

4              At least 30 days’ prior written notice of the Redemption Date shall be given to any Disqualified Holder of shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the

2

date on which written notice shall be given to such holder if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such holder and subject to immediate withdrawal by it upon surrender of the stock certificates for the shares to be redeemed;

5              From and after the Redemption Date, unless the Corporation shall have defaulted in paying or setting aside for payment the cash or Redemption Securities payable upon such redemption, any and all rights of whatever nature that any Disqualified Holder may have with respect to any shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and such Disqualified Holder shall thenceforth be entitled only to receive, with respect to such shares, the cash or Redemption Securities payable upon redemption; and

6              Such additional terms and conditions as the Board of Directors shall determine.

For purposes of this Section 4.2, the following terms shall have the meanings indicated:

“Disqualified Holder” shall mean any holder of shares of stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the renewal or reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries.

“Fair Market Value” of a share of the Corporation’s stock of any class or series shall mean the average Closing Price (as defined herein) for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to paragraph (D) of this Section 4.2; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith. “Closing Price” on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

3

“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 4.2.

“Redemption Securities” shall mean any debt or equity securities of the Corporation, any of its subsidiaries or any other corporations, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (D) of this Section 4.2, at least equal to the price required to be paid pursuant to paragraph (A) of this Section 4.2 (assuming for purposes of such valuation, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and trading under normal conditions).

ARTICLE 5                                   BOARD OF DIRECTORS

5.1           DIRECTORS; NUMBER; ELECTION

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.  Notwithstanding anything in the Bylaws of the Corporation to the contrary, the number of directors and initial terms of such directors shall not be inconsistent with the terms of the Plan of Reorganization.

Unless and except to the extent that the Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate of Incorporation, and any Bylaws adopted in accordance with the provisions hereof and thereof; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

5.2           MANAGEMENT OF BUSINESS AND AFFAIRS OF THE CORPORATION

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

4

5.3           LIMITATION OF LIABILITY

No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Section 5.3 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE 6                                   INDEMNIFICATION

The Corporation shall indemnify its directors and officers who serve in such capacity after the effective date of the Plan of Reorganization to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation on or after the effective date of the Plan of Reorganization and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article 6 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition to the extent authorized or permitted by law, as now or hereafter in effect.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 6 to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation, the Corporation shall not indemnify any person who resigned as or otherwise ceased to be a director or officer on or prior to the effective date of the Plan of Reorganization.

5

Any repeal or modification of this Article 6 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 7                                   SECTION 203 OF THE DGCL

The Corporation expressly elects not to be governed by Section 203 of the DGCL, as the same may be amended from time to time.

ARTICLE 8                                   STOCKHOLDERS AGREEMENT

Any transfer of stock of the Corporation not in compliance with the New Stockholders Agreement (as defined in the Plan of Reorganization), as amended from time to time, shall be null and void.

ARTICLE 9                                   AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE 10                             AMENDMENT OF BYLAWS

The Bylaws of the Corporation may be altered, amended or repealed, or new bylaws may be made, by the stockholders in accordance with Section 2.10 of the Bylaws of the Corporation, or by the Board of Directors, except with respect to (a) Section 3.3 of the Bylaws of the Corporation, which shall require the vote of 2/3 of the stockholders in order to alter, amend or repeal and (b) Sections 3.5 and 3.6 of the Bylaws of the Corporation, which, until the second anniversary of the effective date of the Plan of Reorganization, shall require the vote of 2/3 of the stockholders in order to alter, amend or repeal.

ARTICLE 11                             ADDITIONAL PROVISIONS

The Corporation will not issue non-voting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the effective date of the Plan of Reorganization; provided, however, that this Article 11: (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation; and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

6

IN WITNESS WHEREOF, McLeodUSA Incorporated has caused this Second Amended and Restated Certificate of Incorporation to be signed and attested by its duly authorized officers this [•]th day of [•], 200_.

McLeodUSA Incorporated

By:	[•]

Name:	[•]

Title:	[•]

7

EXHIBIT B

Restated By-Laws of Reorganized McLeodUSA

EXHIBIT B

McLEODUSA INCORPORATED

SECOND AMENDED AND RESTATED BYLAWS,

AS AMENDED

Adopted

as of

[•], 200 ,

as amended

through

[•], 200

i

ii

7 GENERAL PROVISIONS
7.1 INSPECTION OF BOOKS AND RECORDS	21
7.2 DIVIDENDS	21
7.3 RESERVES	21
7.4 EXECUTION OF INSTRUMENTS	21
7.5 FISCAL YEAR	21
7.6 SEAL	21

iii

EXHIBIT B

SECOND AMENDED AND RESTATED BYLAWS

OF

McLEODUSA INCORPORATED

1                                          OFFICES

                                                                                                1.1           REGISTERED OFFICE

The registered office of the Corporation shall be located at 1209 Orange Street, Wilmington, Delaware, 19801 in the County of New Castle.  The registered agent of the Corporation at such address shall be The Corporation Trust Company.

                                                                                                1.2           OTHER OFFICES

The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or useful in connection with the business of the Corporation.

                                                                                                1.3           BOOKS

The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

2                                          MEETINGS OF STOCKHOLDERS

                                                                                                2.1           TIME AND PLACE OF MEETINGS

All meetings of the stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be fixed from time to time by the Board of Directors, the Chairperson, the Chief Executive Officer or the President.

                                                                                                2.2           ANNUAL MEETINGS

The Corporation shall hold annual meetings of stockholders on such date and at such time as shall be designated from time to time by the Board of Directors, the Chairperson, the Chief Executive Officer or the President, at which stockholders shall elect a Board of Directors (subject

1

to Section 3.3 of these Bylaws) and transact such other business as may properly be brought before the meeting.

                                                                                                2.3           SPECIAL MEETINGS

Unless otherwise required by law or by the certificate of incorporation of the Corporation (including any certificate of designation), as amended and restated from time to time (the “Certificate of Incorporation”), special meetings of the stockholders, for any purpose or purposes,  may be called by the Board of Directors, the Chairperson, the Chief Executive Officer or the President.  The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied, except that a stockholder who beneficially owns, or stockholders who together beneficially own, at least 25% of the outstanding stock shall be permitted to call a special meeting.

                                                                                                2.4           NOTICE OF MEETINGS

Notice of any meeting of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and (if it is a special meeting) the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting (except to the extent that such notice is waived or is not required as provided in the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) or these Bylaws).  Such notice shall be given in accordance with, and shall be deemed effective as set forth in, Section 222 (or any successor section) of the Delaware General Corporation Law.

                                                                                                2.5           WAIVERS OF NOTICE

Whenever the giving of any notice is required by statute, the Certificate of Incorporation or these Bylaws, a waiver thereof, in writing and delivered to the Corporation, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice.  Attendance of a stockholder at a meeting shall constitute a waiver of notice (1) of such meeting, except when the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (2) (if it is a special meeting) of consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter at the beginning of the meeting.

                                                                                                2.6           NATURE OF BUSINESS AT MEETINGS

                                                                                                                                                                2.6.1        ANNUAL MEETINGS

2

No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.6.1 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 2.6.1.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.6.1; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.6.1 shall be deemed to preclude discussion by any stockholder of any such business.  If the Chairperson of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairperson shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

3

                                                                                                                                                                2.6.2        SPECIAL MEETINGS

Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice (except to the extent that such notice is waived or is not required as provided in the Delaware General Corporation Law or these Bylaws).

                                                                                                2.7           ADJOURNMENTS

Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

                                                                                                2.8           LIST OF STOCKHOLDERS

After the record date for a meeting of stockholders has been fixed, at least ten days before such meeting, the officer who has charge of the stock ledger of the Corporation shall make a list of all stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place in the city where the meeting is to be held, which place is to be specified in the notice of the meeting, or at the place where the meeting is to be held.  Such list shall also, for the duration of the meeting, be produced and kept open to the examination of any stockholder who is present at the time and place of the meeting.

                                                                                                2.9           QUORUM AT MEETINGS

Stockholders may take action on a matter at a meeting only if a quorum exists with respect to that matter.  Except as otherwise provided by statute or by the Certificate of Incorporation, the holders of a majority of the voting rights represented by the shares issued and outstanding and entitled to vote at the meeting, and who are present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.  Once a share is represented for any purpose at a meeting (other than solely to object (1) to holding the meeting or transacting business at the meeting, or (2) (if it is a special meeting) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice), it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting.  The holders of a majority of the voting rights represented by the shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

4

                                                                                                2.10         VOTING AND PROXIES

Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the capital stock represented and entitled to vote thereat, voting as a single class.  Unless otherwise provided in the Certificate of Incorporation, and subject to Section 5.3 of these Bylaws, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder.  Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period.  The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

                                                                                                2.11         CONDUCT OF MEETINGS.

The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following:  (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

3                                          DIRECTORS

                                                                                                3.1           POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things, subject to any limitation set forth in the Certificate of Incorporation or as otherwise may be provided in the Delaware General Corporation Law.

                                                                                                3.2           NUMBER AND ELECTION

5

The number of directors which shall constitute the whole Board of Directors shall consist of not less than seven (7) nor more than sixteen (16), the exact number of which shall be fixed from time to time by resolution of the Board of Directors.  For the avoidance of doubt, the Board of Directors shall be able to act even when less than seven (7) directors are appointed.  Each director shall hold office until his or her successor is chosen or until such director’s earlier death, resignation or removal.

                                                                                                3.3           INITIAL DIRECTORS

From the Effective Date of the Joint Prepackaged Plan of Reorganization of McLeodUSA Incorporated and Its Affiliate Debtors, dated October 19, 2005 (as such plan may be amended from time to time, the “Plan of Reorganization”)) until the second anniversary of such date (the “Second Anniversary”), the number of directors which shall constitute the whole Board of Directors shall consist of seven (7) directors.  On the Effective Date of the Plan of Reorganization until the Second Anniversary, the directors of the Corporation shall be the individuals set forth in the Plan of Reorganization or a supplement thereto.  The initial terms of each such director shall be two (2) years, or until such director’s earlier death, resignation or removal.  Any vacancies (including a vacancy arising from the failure to appoint seven directors in the Plan of Reorganization or a supplement thereto) that occur during such two (2) year period shall be filled in accordance with Section 3.5 of these Bylaws; provided, however, that no vacancy resulting from the death, resignation or removal of a director appointed on the Effective Date of the Plan of Reorganization shall be filled prior to the earlier to occur of (a) the Effective Date of the Plan of Reorganization if seven individuals are named as directors of the Corporation in the Plan of Reorganization or a supplement thereto and (b) if only six individuals are so named, the date on which the next director is appointed to be a director of the Corporation.

Notwithstanding anything in these Bylaws or in the Certificate of Incorporation of the Corporation to the contrary, this Section 3.3 can only be amended or repealed by a vote of 2/3 of the stockholders.

                                                                                                3.4           NOMINATION OF DIRECTORS

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation.  Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.4 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 3.4.

6

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.  Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.4.  If the Chairperson of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairperson shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

7

                                                                                                3.5           VACANCIES

Unless otherwise provided in the Certificate of Incorporation of the Corporation or Section 3.3 of these Bylaws, vacancies (including the appointment of a seventh director if only six (6) directors are named in the Plan of Reorganization or a supplement thereto) and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  Each director so chosen shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.  Any director who fills the vacancy created by the death, resignation or removal of an initial director shall hold office until his or her successor is elected and qualified at the next annual meeting of stockholders following such director’s appointment.

If there are no directors in office, then an election of directors may be held in accordance with Delaware Law.  Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Notwithstanding anything in these Bylaws or in the Certificate of Incorporation of the Corporation to the contrary, until the Second Anniversary, this Section 3.5 can only be amended or repealed by a vote of 2/3 of the stockholders.

                                                                                                3.6           REMOVAL AND RESIGNATION

Any or all directors appointed pursuant to the Plan may be removed, with or without cause, at any time, only by the vote of 2/3 of the holders of the outstanding stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.5 of these Bylaws.  Any or all directors other than those appointed pursuant to the Plan may be removed, with or without cause, at any time following the expiration of the two (2) year period specified in Section 3.3 of these Bylaws, only by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.5 of these Bylaws.

Any director may resign at any time upon written notice to the Corporation.

Notwithstanding anything in these Bylaws or in the Certificate of Incorporation of the Corporation to the contrary, until the Second Anniversary, this Section 3.6 can only be amended or repealed by a vote of 2/3 of the stockholders.

                                                                                                3.7           MEETINGS

8

                                                                                                                                                                3.7.1        REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

                                                                                                                                                                3.7.2        SPECIAL MEETINGS

Special meetings of the Board of Directors may be called by the Chairperson, Chief Executive Officer or President on one day’s notice to each director, either personally or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one day in advance of the meeting), telegram, facsimile or electronic transmission, and on five days’ notice by mail (effective upon deposit of such notice in the mail).  The notice need not describe the purpose of a special meeting.

                                                                                                                                                                3.7.3.       TELEPHONE MEETINGS

Members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by any communication by means of which all participating directors can simultaneously hear each other during the meeting.  A director participating in a meeting by this means is deemed to be present in person at the meeting.

                                                                                                                                                                3.7.4        ACTION WITHOUT MEETING

Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if the action is taken by all members of the Board of Directors or the committee, as the case may be.  The action must be evidenced by one or more written consents describing the action taken, signed by each director, and delivered to the Corporation for inclusion in the minute book.

                                                                                                                                                                3.7.5        WAIVER OF NOTICE OF MEETING

A director may waive any notice required by statute, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice.  Except as set forth below, the waiver must be in writing or by electronic transmission, signed by the director entitled to the notice, and delivered to the Corporation for inclusion in the minute book.  Notwithstanding the foregoing, a director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

                                                                                                3.8           QUORUM AND VOTE AT MEETINGS

9

At all meetings of the Board of Directors, a quorum of the Board of Directors consists of a majority of the total number of directors prescribed pursuant to Section 3.2 or 3.3 of these Bylaws.  The vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these Bylaws.

                                                                                                3.9           COMMITTEES OF DIRECTORS

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.  In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.  Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Each committee shall keep regular minutes and report to the Board of Directors when required.

                                                                                                3.10         COMPENSATION OF DIRECTORS

The Board of Directors shall have the authority to fix the compensation of directors.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

                                                                                                3.11         INTERESTED DIRECTORS

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if (i) the material facts as to the director or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are knkown to the

10

stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

4                                          OFFICERS

                                                                                                4.1           POSITIONS

The officers of the Corporation shall be a President, a Secretary and a Treasurer, and such other officers as the Board of Directors (or an officer authorized by the Board of Directors) from time to time may appoint, including a Chairperson, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer and one or more Vice Chairmen, Senior Vice Presidents, Executive Vice Presidents, Group Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers.  If the Plan of Reorganization or a supplement thereto names the Chief Executive Officer, such individual shall be the Chief Executive Officer (and shall also be appointed as a director of the Corporation) on the Effective Date of the Plan of Reorganization.  Each such officer shall exercise such powers and perform such duties as shall be set forth below and such other powers and duties as from time to time may be specified by the Board of Directors or by any officer(s) authorized by the Board of Directors to prescribe the duties of such other officers.  Any number of offices may be held by the same person, except that in no event shall the President and the Secretary be the same person.  Each of the Chairperson, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, and/or any Senior Vice President, Executive Vice President, Group Vice President, or Vice President may execute bonds, mortgages and other documents, except where required by law to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

                                                                                                4.2           CHAIRPERSON

The Chairperson shall (when present) preside at all meetings of the Board of Directors and stockholders, and shall ensure that all orders and resolutions of the Board of Directors and stockholders are carried into effect.  The Chairperson may execute bonds, mortgages and other contracts, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

                                                                                                4.3           CHIEF EXECUTIVE OFFICER

Subject to the authority of the Board of Directors, the Chief Executive Officer shall direct and supervise the business, operations, and affairs of the Corporation and perform such other

11

duties as may be assigned him or her from time to time by the Board of Directors.  In the absence of the Chairperson, or if no Chairperson shall have been appointed, the Chief Executive Officer shall (when present) preside at all meetings of the Board of Directors and stockholders, and shall ensure that all orders and resolutions of the Board of Directors and stockholders are carried into effect.  The Chief Executive Officer may execute bonds, mortgages and other contracts, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

                                                                                                4.4           CHIEF OPERATING OFFICER

Subject to the authority of the Board of Directors, the Chief Operating Officer shall be the chief operating officer and shall direct and supervise the business, operations, and management of the Corporation and perform such other duties as may be assigned him or her from time to time by the Board of Directors.  In the absence of the Chairperson, or if no Chairperson shall have been appointed, and the absence of the Chief Executive Officer, the Chief Operating Officer shall (when present) preside at all meetings of the Board of Directors and stockholders, and shall ensure that all orders and resolutions of the Board of Directors and stockholders are carried into effect.  The Chief Operating Officer may execute bonds, mortgages and other contracts, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

                                                                                                4.5           CHIEF FINANCIAL OFFICER

Subject to the authority of the Board of Directors, the Chief Financial Officer shall be the chief financial officer and shall direct and supervise the business and financial affairs of the Corporation and perform such other duties as may be assigned him or her from time to time by the Board of Directors.  In the absence of the Chairperson, or if no Chairperson shall have been appointed, and the absence of the Chief Executive Officer and the Chief Operating Officer, the Chief Financial Officer shall (when present) preside at all meetings of the Board of Directors and stockholders, and shall ensure that all orders and resolutions of the Board of Directors and stockholders are carried into effect.  The Chief Financial Officer may execute bonds, mortgages and other contracts, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

                                                                                                4.6           PRESIDENT

Subject to the authority of the Board of Directors, in the absence of the Chief Executive Officer and the Chief Operating Officer, the President shall be the chief operating officer of the Corporation and shall have responsibility and authority for management of the day-to-day operations of the Corporation.  The President may execute bonds, mortgages and other contracts, except where required by law to be otherwise signed and executed and except where the signing and

12

execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

                                                                                                4.7           VICE PRESIDENT

In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President (or in the event there shall be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President.

                                                                                                4.8           SECRETARY

The Secretary shall have responsibility for preparation of minutes of meetings of the Board of Directors and of the stockholders and for authenticating records of the Corporation.  The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors.  The Secretary or an Assistant Secretary may also attest all instruments signed by any other officer of the Corporation.

                                                                                                4.9           ASSISTANT SECRETARY

The Assistant Secretary, or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there shall have been no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary.

                                                                                                4.10         TREASURER

In the absence of the Chief Financial Officer, the Treasurer shall be the chief financial officer of the Corporation and shall have responsibility for the custody of the corporate funds and securities and shall see to it that full and accurate accounts of receipts and disbursements are kept in books belonging to the Corporation.  The Treasurer shall render to the Chairperson, the Chief Executive Officer, the President, and the Board of Directors, upon request, an account of all financial transactions and of the financial condition of the Corporation.

                                                                                                4.11         ASSISTANT TREASURER

The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there shall have been no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer.

                                                                                                4.12         TERM OF OFFICE

13

The officers of the Corporation shall hold office until their successors are chosen and qualify or until their earlier resignation or removal.  Any officer may resign at any time upon written notice to the Corporation.  Any officer elected or appointed by or at the direction of the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors.

                                                                                                4.13         COMPENSATION

The compensation of officers of the Corporation shall be fixed by the Board of Directors or by any officer(s) or committee(s) authorized by the Board of Directors to prescribe the compensation of such other officers.

                                                                                                4.14         FIDELITY BONDS

The Corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise.

5                                          CAPITAL STOCK

                                                                                                5.1           CERTIFICATES OF STOCK; UNCERTIFICATED SHARES

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate (representing the number of shares registered in certificate form) signed in the name of the Corporation by the Chairperson, President or any Vice President, and by the Treasurer, Secretary or any Assistant Treasurer or Assistant Secretary of the Corporation.  Any or all of the signatures on the certificate may be by facsimile.  In case any officer, transfer agent or registrar whose signature or facsimile signature appears on a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

                                                                                                5.2           LOST CERTIFICATES

The Board of Directors, Chairperson, Chief Executive Officer, President or Secretary may direct a new certificate of stock to be issued in place of any certificate theretofore issued by the Corporation and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that the certificate of stock has been lost, stolen or destroyed.  When authorizing such issuance of a new certificate, the Board of Directors or any such officer may, as a

14

condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors or such officer shall require and/or to give the Corporation a bond or indemnity, in such sum or on such terms and conditions as the Board of Directors or such officer may direct, as indemnity against any claim that may be made against the Corporation on account of the certificate alleged to have been lost, stolen or destroyed or on account of the issuance of such new certificate or uncertificated shares.

                                                                                                5.3           RECORD DATE

                                                                                                                                                                5.3.1        ACTIONS BY STOCKHOLDERS

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; providing, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the Delaware General  Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Section 213(b) of the Delaware General Corporation Law. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

                                                                                                                                                                5.3.2        PAYMENTS

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled

15

to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                                                                                                5.4           STOCKHOLDERS OF RECORD

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to receive notifications, to vote as such owner, and to exercise all the rights and powers of an owner.  The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise may be provided by the Delaware General Corporation Law.

6                                          INDEMNIFICATION

6.1                                 POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION.

Subject to Section 6.3, the Corporation shall indemnify any person who (i) is or was a director or officer of the Corporation on or after the Effective Date of the Plan of Reorganization or (ii) is or was serving on or after such date at the written request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or at any time was (a) a director or officer of the Corporation or (b) serving at the written request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

16

6.2                                 POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION.

Subject to Section 6.3, the Corporation shall indemnify any person who (i) is or was a director or officer of the Corporation on or after the Effective Date of the Plan of Reorganization or (ii) is or was serving on or after such date at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was (a) a director or officer of the Corporation or is or was (b) serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                                                                                                6.3           AUTHORIZATION OF INDEMNIFICATION.

Any indemnification under this Section 6 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.1 or Section 6.2, as the case may be.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.  Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation.  To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

                                                                                                6.4           GOOD FAITH DEFINED

17

For purposes of any determination under Section 6.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise.  The term “another enterprise” as used in this Section 6.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent.  The provisions of this Section 6.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 6.1 or 6.2, as the case may be.

                                                                                                6.5           INDEMNIFICATION BY A COURT.

Notwithstanding any contrary determination in the specific case under Section 6.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 6.1 and 6.2.  The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 6.1 or 6.2, as the case may be.  Neither a contrary determination in the specific case under Section 6.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct.  Notice of any application for indemnification pursuant to this Section 6.5 shall be given to the Corporation promptly upon the filing of such application.  If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

                                                                                                6.6           EXPENSES PAYABLE IN ADVANCE.

Expenses (including attorney’s fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section 6.

6.7                                 NONEXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

18

The indemnification and advancement of expenses provided by or granted pursuant to this Section 6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 6.1 and 6.2 shall be made to the fullest extent permitted by law.  The provisions of this Section 6 shall not be deemed to preclude the indemnification of any person who is not specified in Section 6.1 or 6.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

                                                                                                6.8           INSURANCE.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation on or after the Effective Date of the Plan of Reorganization, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise on or after such date, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 6.

                                                                                                6.9           CERTAIN DEFINITIONS.

For purposes of this Section 6, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation on or after the Effective Date of the Plan of Reorganization, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise on or after such date, shall stand in the same position under the provisions of this Section 6 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.  For purposes of this Section 6, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 6.

19

                                                                                                6.10         SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                                                                                6.11         LIMITATION ON INDEMNIFICATION.

Notwithstanding anything contained in this Section 6 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 6.5), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Notwithstanding anything in these Bylaws or the Certificate of Incorporation of the Corporation, the Corporation shall not indemnify any person who resigned as or otherwise ceased to be a director or officer on or prior to the Effective Date of the Plan of Reorganization.

                                                                                                6.12         INDEMNIFICATION OF EMPLOYEES AND AGENTS.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Section 6 to directors and officers of the Corporation.

                                                                                                6.13         REPEAL OR MODIFICATION.

Any repeal or other modification of this Section 6 shall not limit any rights of indemnification then existing or arising out of events, acts, omissions or circumstances occurring or existing prior to such repeal or modification, including, without limitation, the right to indemnification for proceedings commenced after such repeal or modification to enforce this Section 6 with regard to acts, omissions, events or circumstances occurring or existing prior to such repeal or modification.

                                                                                                6.14         SEVERABILITY.

If this Section 6 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation,

20

to the full extent permitted by any applicable portion of this Section 6 that shall not have been invalidated and to the full extent permitted by applicable law.

7                                          GENERAL PROVISIONS

                                                                                                7.1           INSPECTION OF BOOKS AND RECORDS

Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.  A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder.  In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder.  The demand under oath shall be directed to the Corporation at its registered office or at its principal place of business.

                                                                                                7.2           DIVIDENDS

The Board of Directors may declare dividends upon the capital stock of the Corporation, which dividends may be paid in cash, in property or in shares of capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and the laws of the State of Delaware.

                                                                                                7.3           RESERVES

The Board of Directors of the Corporation may set apart, out of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve.

                                                                                                7.4           EXECUTION OF INSTRUMENTS

All checks, drafts or other orders for the payment of money, and promissory notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                                                                                                7.5           FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

                                                                                                7.6           SEAL

21

The Corporation shall not have a corporate seal.  All instruments that are executed on behalf of the Corporation which are acknowledged and which affect an interest in real estate shall be executed by the Chairperson, the Chief Executive Officer, Chief Financial Officer, the President or any Vice President and by the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer, except where required or permitted by law to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

****

22

EXHIBIT C

Exit Facility Term Sheet

EXHIBIT C

MCLEODUSA INCORPORATED

Summary of Principal Terms and Conditions

$50 Million Exit Revolver Facility and $100 Million Exit Term Facility

Borrower:	The reorganized McLeodUSA Incorporated, upon emergence from Chapter 11 of the Bankruptcy Code (the “Borrower”) pursuant to the plan of reorganization (the “Plan”).

Guarantors:	The Facilities referred to below will be jointly and severally guaranteed by all of the Borrower’s direct and indirect domestic subsidiaries (each, a “Guarantor”).

Facilities Amounts and Types:

1. A $50 million revolving credit facility (the “Revolver Facility”), with a letter of credit subfacility in an amount of $15 million. The letter of credit subfacility will be for new letters of credit and for replacement letters of credit for pre-petition and DIP letters of credit (or as back-to-back letters of credit for pre-petition and DIP letters of credit).

2. The New Term Loan Notes: The New Term Loan Notes will be issued in an amount equal to the aggregate unpaid principal amount of loans under the Borrower’s 2002 pre-petition syndicated bank facility (the “2002 Pre-Petition Facility”) on the effective date of the Plan (the “Effective Date”), estimated to be $100 million (the “Term Facility”).

The Revolver Facility and the Term Facility are referred to collectively as the “Facilities”.

Maturity:	Fifth year anniversary of the Effective Date.

Purpose:

Revolver Facility: (a) to refinance the DIP facility, including any letters of credit issued thereunder, (b) to make certain cash payments or otherwise satisfy allowed claims, in each case pursuant to the Plan, (c) to pay transaction costs and expenses associated with the Plan, (d) to provide working capital and for other general corporate purposes and (e) to replace any outstanding letters of credit issued under the 2002 Pre-Petition Facility.

Term Facility: to refinance the outstanding loans under the 2002 Pre-Petition Facility.

Availability:

Revolver Facility: the commitments under the Facility will not be available at any time unless the Cash Balance at such time is less than $20 million, after giving effect to amounts to be drawn under the Facility at such time (net of disbursements to be made by the Borrower from such drawn amounts within 5 Business Days) (the “Cash Balance Condition”). The drawdown notice will specify the material disbursements to be made from the amounts drawn under the Facility. “Cash Balance” means cash and cash equivalents (net of float and certain prefunded payroll amounts) of the Loan Parties, including amounts held in any account of the Loan Parties, other than the Letter of Credit Collateral Account.

Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) (in such capacity, the “Agent”).

Sole Arranger and Bookrunner:	J. P. Morgan Securities Inc. (the “Arranger”).

Lenders:

Revolver Facility: A syndicate of financial institutions, including JPMCB, arranged by the Arranger in consultation with the Borrower (the “Revolver Lenders”).

Term Facility: the lenders under the 2002 Pre-Petition Facility (the “Term Lenders” and, together with the Revolver Lenders, the “Lenders”).

Collateral:	A perfected first priority lien on all assets of the Borrower and the Guarantors (the “Collateral”).

Pricing:

Revolver Facility: LIBOR plus 750 basis points, and a commitment fee of 50 basis points on the unused portion of the Revolver Facility.

Term Facility: LIBOR plus 750 basis points, subject to an increase of 50 basis points on May 1, 2007 and each anniversary thereof.

Interest will be payable in cash in arrears.

Underwriting Fees:

Revolver Facility: 200 basis points on the total initial committed amount under the Revolver Facility.

Term Facility: 50 basis points on the initial aggregate principal amount of the loans under the Term Facility.

Ticking Fees:

Revolver Facility: If commitments are provided prior to the signing of the definitive documentation for the Revolver Facility, a ticking fee equal to 50 basis points per annum will be payable on the aggregate amount of the committed Revolver Facility until the effective date of the Revolver Facility.

Scheduled Amortization:

Revolver Facility: None.

Term Facility: (i) in year 1, 0%, (ii) in year 2, 0%, (iii) in year 3, 15%, (iv) in year 4, 25% and (v) in year 5, 60%. Amortization amounts payable in any year will be made in four equal quarterly payments.

2

Mandatory Prepayments:

Term Facility: (a) the first $50 million of Core Asset Sale Proceeds (as defined below), (b) thereafter, 75% of Core Asset Sale Proceeds and (c) 75% of net cash proceeds from (i) any casualty or other insured damage to any property of the Borrower or any of its subsidiaries, or any taking of property pursuant to the power of eminent domain or condemnation, (ii) the issuance of any equity securities or the receipt of any capital contribution by the Borrower or any of its subsidiaries and (iii) the incurrence of any indebtedness by the Borrower or any of its subsidiaries, in each case subject to certain exceptions to be agreed upon. The remaining 25% of net cash proceeds (including Core Asset Sale Proceeds) may be used by the Borrower for working capital and other general corporate purposes.

“Core Asset Sale Proceeds” means net cash proceeds from the sale or other disposition of any assets of the Borrower and its subsidiaries, other than (x) sales of inventory and equipment in the ordinary course of business and dispositions of obsolete or surplus equipment, (y) proceeds from the sale of airplanes and (z) the first $10 million of cash proceeds received in any calendar year from IRU’s or other sale or lease transactions involving dark fiber or conduit (or in the case of 2005, the first $5 million received during the period from the filing date of the Borrower’s bankruptcy case to December 31, 2005). All cash proceeds received from IRU’s or other sale or lease transactions involving dark fiber or conduit in any calendar year in excess of the amounts stated above shall be considered Core Asset Sale Proceeds, regardless of whether such transactions qualify for sales type accounting treatment under GAAP.

Asset sales must be for fair value and at least 85% cash consideration.

Any mandatory prepayment of the Term Facility will be applied to the remaining scheduled amortization installments of the Term Facility in inverse order of maturity.

Optional Commitment Reductions and Repayments:	Optional commitment reductions under the Revolver Facility and optional repayments under the Term Facility will be permitted at any time in minimum amounts to be agreed upon.

Conditions to Closing:

Usual and customary for facilities of this nature, and to include without limitation satisfaction of the Arranger and the Agent in their sole discretion with (a) the Plan, (b) the terms, entry and effectiveness of a final, non-appealable confirmation order with respect to the Plan, and (c) the effectiveness of the Plan and the reorganization of the Borrower and the Guarantors pursuant to the terms of the Plan.

Conditions Precedent to all Advances:	Usual and customary for facilities of this nature, including but not limited to (a) accuracy of representations and warranties, and (b) no default or event of default.

Representations and Warranties:	Usual and customary for facilities of this nature.

3

Affirmative and Negative Covenants:	Usual and customary for facilities of this nature.

Financial Covenants:

Usual and customary for facilities of this nature, including without limitation:

1. maximum capital expenditures;

2. minimum EBITDA;

3. maximum leverage ratio; and

4. minimum cash and Availability under the Revolver Facility.

Events of Defaults:	Usual and customary for facilities of this nature.

Financial and Other Reporting(1)

1. Audited financials within 90 days after end of each fiscal year of the Borrower.

2. Quarterly unaudited financials within 45 days at end of each fiscal quarter of the Borrower, with results compared to applicable period in prior year and in the budget.

3. Monthly unaudited financials within 30 days after the end of each month, with results compared to applicable period in prior year and in the budget.

4. Prior to the end of each fiscal year, a monthly budget for each month in the subsequent fiscal year, stated on a preliminary basis. Within 25 days of delivery of the final audit for any fiscal year, a revised budget for the relevant fiscal year updating the preliminary budget to reflect any year end adjustments.

5. Standard quarterly reporting requirements to be agreed upon.

Required Lenders:

Lenders holding in excess of 50% of the exposures (funded and unfunded) under the Revolver Facility and the Term Facility voting as a single class, except that (a) the consent of each Lender affected thereby will be required to increase such Lender’s commitment, to reduce the principal amount of any loan or letter of credit disbursement under the Facilities or rate of interest thereon, to extend any date for the scheduled payment of interest, to reduce any fees payable under the Facilities, to extend the final maturity or to make reductions in the amount or extensions of the scheduled date of amortization under the Term Facility, (b) the consent of all of the Lenders will be required to change the definition of “Required Lenders” or any other provision specifying a minimum percentage of Lenders or to release all or substantially all of the Collateral or all or substantially all of the Guarantors and (c) the consent of Lenders holding 66.67% or more of the exposures (funded and unfunded) under the Revolver Facility and the Term Facility voting as a single class will be required to release Collateral that comprises 15% or more of the book value of consolidated total assets as reflected in the most recent financial statements delivered to the Lenders.

In addition, certain matters will require separate class votes by Revolver Lenders and Term Lenders.

(1)           All financial statements to include a consolidated profit and loss statement, balance sheet and cash flow statement.  Management to provide bridge analysis to budget and prior year variances along with appropriate commentary.  All financial information to be certified by CFO.

4

Costs and Expenses:	For the account of the Borrower.

Indemnification:

The Borrower shall indemnify the Agent, the Arranger and the Lenders and their respective affiliates from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses, other than for their own gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction), incurred by any of them arising out of or by result of the Facilities, the commitments thereunder, the use of the proceeds of the Facilities or any related transaction or any litigation, investigation, claim or proceeding, pending or threatened (whether or not any indemnified person is a party thereto), that arise out of or are in any way based upon any of the foregoing, including without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceedings.

Other Provisions:	The loan documentation for the Facilities will include customary provisions regarding increased costs, illegality, tax indemnities, waiver of trial by jury and other similar provisions.

Assignments and Participations:

Each Lender will have the right to assign to one or more eligible assignees all or a portion of its rights and obligations under the Facilities, with the consent, not to be unreasonably withheld, of the Agent, the letter of credit issuer and, so long as there is no default or event of default, the Borrower; provided that no consent will be required for assignments to a Lender or an affiliate of the assigning Lender. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000. The parties to the assignment (other than the Borrower) will pay to the Agent an assignment fee of $3,500.

Governing Law:	State of New York.

Counsel to the Agent:	Davis Polk & Wardwell.

5

EXHIBIT D

Mutual Release

EXHIBIT D

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Agreement”) is made as of                       , 200   , by and between the undersigned present or former directors (the “Directors”) of McLeodUSA Incorporated and the other Debtors (the “Debtors”) and the undersigned lenders  (the “Lenders”) under the Prepetition Credit Agreements (as defined in the Joint Prepackaged Plan of Reorganization of McLeodUSA Incorporated and its Affiliate Debtors (the “Plan”)).  Capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Plan.

WHEREAS, the Debtors have filed the Plan.

WHEREAS, pursuant to the Plan, the Debtors have agreed to release and waive claims and causes of action against, among others, the Directors and the Lenders, as set forth in the Plan.

WHEREAS, pursuant to the Plan, all of the Prepetition Lenders are deemed, to the maximum extent permitted by law, to have released and waived claims and causes of action against, among others, the Directors, as set forth in the Plan.

WHEREAS, separate, apart from and in addition to the releases provided for in the Plan, the Lenders have agreed to release and waive claims and causes of action against the Directors, as set forth herein.

WHEREAS, separate, apart from and in addition to the releases provided for in the Plan, the Directors have agreed to release and waive claims and causes of action against the Debtors and the Lenders, as set forth herein.

WHEREAS, it is a condition to confirmation of the Plan that the mutual releases set forth herein be executed by the Directors and the Majority Prepetition Lenders.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Director Release.  For good and valuable consideration, the adequacy of which is hereby confirmed, each of the Directors, on his or her own behalf and on behalf of his or her respective successors and assigns, hereby releases and waives any and all charges, complaints, claims, liabilities, promises, agreements, causes of action, damages or other obligations (the “Claims”) against the Debtors and each Lender and Investment Adviser (as defined in Section

2(a)(20) of the Investment Company Act of 1940, as amended, an “Investment Adviser”) of such Lender, whether known or unknown and whether arising in law or equity, that each Director had, may have or might otherwise in the future have, arising from or relating to any of the Debtors or the Prepetition Credit Agreements, including, without limitation, any rights (whether derived from any contract, certificate of incorporation, by-laws, statute or otherwise) to indemnification, contribution or on any similar basis, and arising from facts and circumstances existing on or prior to the Effective Date of the Plan (excluding (i) Claims with respect or relating to any personal banking or investment relationships and (ii) Claims arising out of the willful misconduct of any Lender or Investment Adviser of such Lender or the Company).

2.             Lender Release.  For good and valuable consideration, the adequacy of which is hereby confirmed, each of the Lenders, on its own behalf and on behalf of its respective directors, officers, employees, agents, attorneys, advisors, successors and assigns, hereby releases and waives any and all Claims against each Director, whether known or unknown and whether arising in law or equity, that each Lender had, may have or might otherwise in the future have, arising from or relating to any of the Debtors or the Prepetition Credit Agreements and arising from facts or circumstances existing on or prior to the Effective Date of the Plan (excluding (i) Claims with respect or relating to any personal banking or investment relationships and (ii) Claims arising out of the willful misconduct of any Director).

                3.             Miscellaneous.

                (a)             This Agreement shall become effective upon the later of (i) the date on which it is executed by the Majority Prepetition Lenders and each Director and (ii) the Effective Date of the Plan.  This Agreement shall be null and void if the conditions to its effectiveness set forth above are not met, including but not limited to, if the Plan becomes null and void.  Except to the extent provided herein, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and shall not be enforceable by or inure to the benefit of any third party.

                (b)           This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware (without regard to the conflicts of laws principles thereof), applicable to contracts made and to be performed therein.  Further, the parties agree that the Bankruptcy Court (as defined in the Plan) shall have exclusive jurisdiction over the matters set forth in this Agreement, and in any such action, each of the parties hereto and all of their representatives: (i) consent to the jurisdiction of such court, and (ii) waive any argument or claim that such a court lacks personal or subject matter jurisdiction, that venue would be improper or inconvenient, or that some other forum would be more appropriate.

                (c)           This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts

2

of this Agreement taken together shall constitute but one and the same instrument.

                (d)           With respect to Directors who are or were directors and officers of the Debtors, this Agreement shall apply in its entirety to such individuals, and operate to release all Claims arising, in each such capacity.

                (e)           Each Director, on his or her own behalf and on behalf of his respective successors and assigns, hereby represents that he or she has not assigned or otherwise disposed of any Claims that would otherwise be subject to this Agreement had they not been so assigned or disposed of.

                (f)            Each Lender, on its own behalf and on behalf of its respective directors, officers, employees, agents, attorneys, advisors, successors and assigns, hereby represents that it has not assigned or otherwise disposed of any Claims that would otherwise be subject to this Agreement had they not been so assigned or disposed of.

                                IN WITNESS WHEREOF, each of the undersigned Lenders and Directors have executed this Agreement as of the date first set forth above.

3

EXHIBIT E

New Stockholders Agreement

EXHIBIT E

STOCKHOLDERS AGREEMENT

dated as of

                       , 2005

among

MCLEODUSA INCORPORATED
and
THE HOLDERS OF COMMON STOCK
LISTED ON SCHEDULE I

STOCKHOLDERS AGREEMENT

AGREEMENT dated as of                        , 200   among (i) McLeodUSA Incorporated, a Delaware corporation (the “Company”), and (ii) the holders of Common Stock listed on Schedule I hereto and any other Person that acquires any Common Stock from any such holders, directly or indirectly, and executes and delivers to the Company a joinder agreement in the form attached hereto as Exhibit D at any time after the date hereof (collectively, the “Stockholders”).

W I T N E S S E T H :

WHEREAS, on                        , 2005 (the “Petition Date”), the Company and certain of its Subsidiaries filed with the United States Bankruptcy Court for the Northern District of Illinois (i) voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code and (ii) a Joint Prepackaged Plan of Reorganization (the “Plan”);

WHEREAS, pursuant to the Plan, the Company has been authorized and directed to enter into this Agreement, and each Holder of an Allowed Class 5 Claim (as such terms are defined in the Plan) and the Company are bound, and are deemed to be bound, by this Agreement and entitled to the benefit of and the right to enforce this Agreement.

WHEREAS, pursuant to the Plan, each Holder of an Allowed Class 5 Claim (as such terms are defined in the Plan) must execute this Agreement prior to receiving its pro rata distribution of Common Stock (as defined below).

WHEREAS, each Stockholder is on the date hereof the holder of the number of shares of Common Stock as is set forth on Schedule I attached hereto.

NOW, THEREFORE, in accordance with the Plan and in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

Section 1.01           Definitions.  The following terms, as used herein, have the following meanings:

“Acting in Concert” means acting pursuant to an agreement, arrangement or understanding, in each case whether formal or informal, for the purpose of acquiring, holding, voting or disposing of Common Stock.

 “Affiliate” shall have the meaning ascribed to the term “Affiliated person” in Section 2(a)(3) of the Investment Company Act of 1940, as amended, and shall include any fund or account sharing a common Investment Adviser.  The term “Affiliated” shall have the correlative meaning.

“Beneficial Owner” shall be determined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act, and “Beneficial Ownership” shall mean any of the rights of a Beneficial Owner.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

“Common Shares” means shares of Common Stock.

“Common Stock” means the common stock, par value $[  ] per share, of the Company issued pursuant to the Plan and any stock into which such Common Stock may hereafter be converted or changed (including by way of recapitalization, merger, consolidation, other reorganization or otherwise).

“Competitor” means, at the time a Transfer is contemplated, (i) any provider of telecommunications services to third parties, which provider serves customers in (x) any state in which the Company or any of its Affiliates then serves customers, (y) any state that is contiguous to any state referred to in clause (x) or (z) Canada, or (ii) any Person if the primary business of such Person or of such Person and its Affiliates is the provision of telecommunications services to third parties.

“Competitor Affiliate” means, with respect to any Competitor, any other Person directly or indirectly controlling, controlled by or under common control with such Competitor other than:

(i) any such Person which constitutes a commercial bank, savings and loan association, savings bank, insurance company, lease financing company, commercial finance company or mutual fund (or any subsidiary of any such entity to which troubled credits are transferred) if (x) such Person controls such Competitor, (y) such Person is not itself controlled by or under common control with any Competitor not controlled by such Person and (z) such Person and its Affiliates, taken together, are not engaged in, as a principal line of business, the business of acquiring debt or equity of financially distressed companies;

2

(ii) any Person listed on Schedule II attached hereto and any Investment Adviser of such Person; or

(iii) any investment fund or separate account that is managed or advised by (x) the same Investment Adviser as any holder or Beneficial Owner of Common Stock as of the Effective Date or (y) an Affiliate of such Investment Adviser.

For purposes of this definition, (1) an Investment Adviser to an investment fund, and any Person who directly or indirectly controls, is controlled by or under common control with such Investment Adviser, shall be deemed to be directly or indirectly controlling, controlled by or under common control with such investment fund, and (2) a Person shall not be considered to be in control of another Person if the first Person and its Affiliates (A) Beneficially Own less than 15% of the voting securities of the second Person, (B) do not possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the second Person, whether by contract or otherwise, and (C) are not deemed to be in control of the second Person by virtue of clause (1) of this sentence.

“Effective Date” means the Effective Date of and as defined in the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Investment Adviser” shall have the meaning ascribed to such term in Section 2(a)(20) of the Investment Company Act of 1940, as amended.

“Person” means an individual, corporation, limited liability company, partnership, fund, account, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Company” means (i) the Company has become subject to the reporting requirements of the Exchange Act, (ii) a registration statement has become effective for all of the Common Stock and (iii) the Common Stock has been listed on a national exchange or approved for quotation on the Nasdaq National Market.

“Public Offering” means a firmly underwritten public offering of Common Shares pursuant to an effective registration statement under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form), if such offering results in the

3

Common Stock being listed and traded on a national exchange or approved for quotation and traded on the Nasdaq National Market.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, among the Company and the holders of Common Stock listed on Schedule I thereto.

“Related Transactions” means transactions executed pursuant to a common agreement, arrangement or understanding, in each case whether formal or informal.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means a shelf registration statement that complies with the provisions of Rule 415 under the Securities Act.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tag-Along Portion” means, for any Tagging Person, that number of securities equal to the product of (i) the aggregate number of Common Shares owned by the Tagging Person immediately prior to the applicable Tag-Along Sale and (ii) a fraction the numerator of which is the maximum number of Common Shares proposed by the Tag-Along Seller to be Transferred in such Tag-Along Sale and the denominator of which is the aggregate number of Common Shares owned by all Stockholders at such time.

“Third Party” means a prospective Transferee of Common Shares in an arm’s-length transaction from one or more Stockholders, other than an Affiliate of any such Stockholders.

“Transfer” means, with respect to any Common Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Common Shares or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Common Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing.  The terms “Transferee”, Transferor”, “Transferred”, and other forms of the word “Transfer” shall have the correlative meanings.

“Twenty Percent Holder” means (i) any Person or group of Affiliated Persons who, as a Holder of an Allowed Class 5 Claim (as such terms are defined

4

in the Plan), became entitled to Beneficially Own not less than 20% of the Common Stock immediately after giving effect to consummation of the Plan on the Effective Date; provided, however, that Twenty Percent Holder shall exclude any Person or group of Affiliated Persons who did not hold all or substantially all of such Class 5 Claim on the Petition Date, (ii) Fidelity Management & Research Co. and its Affiliates and (iii) Wayzata Investment Partners LLC and its Affiliates.

Section 1.02.          Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2.
RESTRICTIONS ON TRANSFER

Section 2.01.          General Restrictions On Transfer.  (a) Each Stockholder agrees that it shall not Transfer any Common Shares (or solicit any offers in respect of any Transfer of any Common Shares), except in compliance with or pursuant to an exemption from the requirements of the Securities Act and any other applicable securities or “blue sky” laws, and the terms and conditions of this Agreement.

(b)        Any attempt to Transfer any Common Shares prior to the Termination Date (as defined below) not in compliance with this Agreement shall

5

be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

Section 2.02.          Permitted Transfers.  Subject to Sections 2.03, 3.01 and 3.02, any Stockholder may at any time Transfer any or all of its Common Shares without the consent of the Board or any other Stockholder or group of Stockholders so long as (b) prior to the consummation thereof, the proposed Transferee delivers to the Company, in form and substance reasonably acceptable to the Company, (i) if the proposed Transferee is not already party to this Agreement, an agreement to be bound by the terms of this Agreement in the form of Exhibit A hereto, (ii) if the proposed Transferee is not a Competitor or Competitor Affiliate, a written representation from the proposed Transferee to that effect, (iii) if the proposed Transferee is a Competitor or Competitor Affiliate, a written representation that the proposed Transfer does not violate Section 2.03, together with such documentation as may be reasonably requested by the Company to verify the accuracy of such certification and (iv) if no Tag-Along Notice (as defined below) has been delivered in accordance with Section 3.01 with respect to such proposed Transfer, (A) a written certification by the proposed Transferor confirming that the proposed Transfer would not constitute a Tag-Along Sale (as defined below) and (B) a written certification by the proposed Transferee confirming that the Transferee(s), together with its Affiliates and Persons with whom they are Acting in Concert, would not, after giving effect to such Transfer, Beneficially Own at least 30% of the outstanding Common Shares, provided, that this Section 2.02(a) shall not apply to Transfers solely among Persons listed on Schedule II hereto that have a common Investment Adviser as of the Petition Date and (c) the Transfer to such Transferee is in compliance with the Securities Act and any other applicable securities or “blue sky” laws.  If requested by the Company in its reasonable judgment, an opinion of counsel, in form and substance reasonably acceptable to the Company, for such Transferor shall be supplied to the Company at such Transferor’s expense to the effect that such Transfer is being made pursuant to an exemption from the registration requirements under the Securities Act and in compliance with any other applicable securities or “blue sky” laws.  Upon becoming a party to this Agreement, the permitted Transferee of a Stockholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the Transferor hereunder with respect to the Common Shares Transferred pursuant to such Transfer.

Section 2.03.          No Transfers to a Competitor.  Notwithstanding anything in this Agreement to the contrary, no Stockholder may Transfer any Common Shares to a Competitor or a Competitor Affiliate if, after such Transfer, such Competitor or Competitor Affiliate, together with the Affiliates of such Competitor Affiliates, would Beneficially Own at least 20% of the outstanding Common Shares unless (i) such Transfer is approved by the Board and the Stockholders holding at least two-thirds of the then outstanding Common Shares or (ii) (x) the Competitor

6

or Competitor Affiliate and its Affiliates will be, after such Transfer, the Beneficial Owners of a majority of the outstanding Common Shares after such Transfer and (y) the Competitor or Competitor Affiliate, as the case may be, has offered to purchase all of the then outstanding Common Shares on the same terms and conditions offered to such Stockholder and purchases, simultaneously with such Transfer, all such Common Shares that are tendered to it at or prior to the time of such Transfer.  For the avoidance of doubt, any Stockholder that initially declines the offer described in clause (ii) of the preceding sentence may nevertheless tender outstanding Common Shares at the time of such Transfer and such Common Shares will be purchased by the Competitor or Competitor Affiliate, as the case may be, on the same terms and conditions and simultaneously with such Transfer.

Section 2.04.          Legends.  Each certificate evidencing Common Stock subject to the terms hereof and each certificate issued in exchange for or upon the Transfer of any such Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER OBLIGATIONS (INCLUDING THE OBLIGATION TO SELL SUCH SECURITIES UPON AN APPROVED SALE) SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF                     , 2005, AS THE SAME MAY BE AMENDED OR MODIFIED FROM TIME TO TIME, AMONG THE ISSUER OF THESE SECURITIES (THE “COMPANY”) AND ITS STOCKHOLDERS, AND IN THE CERTIFICATE OF INCORPORATION OF THE COMPANY.  ANY PURPORTED TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT FAILS TO COMPLY WITH SUCH RESTRICTIONS AND OBLIGATIONS SHALL BE VOID AND OF NO EFFECT.  A COPY OF SUCH STOCKHOLDERS AGREEMENT AND CERTIFICATE OF INCORPORATION SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Upon the Termination Date, the holder of any certificate representing Common Stock and bearing such legend shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing the legend set forth above.

7

ARTICLE 3.
TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

Section 3.01.          Tag-Along Rights. (a) Subject to Section 3.03, if any Stockholder or Stockholders (the “Tag-Along Seller”) propose to Transfer Beneficial Ownership of Common Shares (A) representing at least 30% of the then outstanding Common Shares in a single transaction or in a series of Related Transactions to a Transferee or  group of Affiliated Transferees and/or to Transferees who are Acting in Concert (excluding, in each case, Transferees who are Affiliates of the Tag-Along Seller) (a “Block Tag-Along Sale”) or (B) to a Transferee or group of Affiliated Transferees or Transferees Acting in Concert (excluding Transferees who are Affiliates of the Tag-Along Seller), who, together with any Affiliates thereof and any Persons with whom such Transferee(s) or Affiliates thereof is/are Acting in Concert, would, after giving effect to such Transfer, Beneficially Own at least 30% of the outstanding Common Shares (a “Threshold Tag-Along Sale” and together with the Block Tag-Along Sale, each a “Tag-Along Sale”),

(i)    not less than 10 Business Days prior to the expected date of consummation of such Transfer, the Tag-Along Seller shall provide each other Stockholder written notice, in the form of Exhibit A hereto, of the terms and conditions of such proposed Transfer (“Tag-Along Notice”) and each other Stockholder shall be offered the opportunity to participate in such Transfer in accordance with Sections 3.01 and 3.03, and

(ii)   each other Stockholder may elect, at its option, to participate in the proposed Transfer in accordance with this Section 3.01 and Section 3.03 (each such electing other Stockholder, a “Tagging Person”).

The Tag-Along Notice shall identify the number of Common Shares proposed by the Tag-Along Seller to be Transferred in such Tag-Along Sale (“Tag-Along Offer”), the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any, and a firm offer by the proposed Transferee to purchase Common Shares from the Stockholders in accordance with this Section 3.01 and Section 3.03.

From the date of its receipt of the Tag-Along Notice, each Tagging Person shall have the right (a “Tag-Along Right”), exercisable by written notice in the form of Exhibit B hereto (“Tag-Along Response Notice”) given to the Tag-Along Seller within 10 Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in such Tag-Along Sale any portion or all of such Tagging Person’s Tag-Along Portion, and the Tag-Along Seller shall include the number of Common Shares proposed by the Tag-Along Seller to be Transferred as set forth in the Tag-Along

8

Notice (reduced to the extent necessary, so that each Tagging Person shall be able to include its Tag-Along Portion) and such additional Common Shares as permitted by Section 3.01(d).  Each Tag-Along Response Notice shall include instructions for payment or delivery of the purchase price for the Common Shares to be Transferred in such Tag-Along Sale.  Each Tagging Person that exercises its Tag-Along Rights hereunder shall deliver to the Tag-Along Seller, with its Tag-Along Response Notice, the certificates representing the Common Shares of such Tagging Person to be included in the Tag-Along Sale, together with a limited power-of-attorney authorizing the Tag-Along Seller to Transfer such Common Shares on the terms set forth in the Tag-Along Notice or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Common Shares pursuant to this Section 3.01(a) at the closing for such Tag-Along Sale against delivery to such Tagging Person of the consideration therefor.  Delivery of the Tag-Along Response Notice with such certificate or certificates and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Person, subject to the provisions of this Section 3.01 and Section 3.03.

If, at the end of a 105-day period after such delivery of such Tag-Along Notice (which 105-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days following delivery of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all Common Shares proposed to be Transferred by the Tag-Along Seller and all Tagging Persons on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (i) return to each Tagging Person the limited power-of-attorney and all certificates representing the Common Shares that such Tagging Person delivered for Transfer pursuant to this Section 3.01(a) and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (ii) not conduct any Transfer of Common Shares without again complying with this Agreement.

(b)        Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Persons thereof, (ii) remit to the Tagging Persons the total consideration for the Common Shares of the Tagging Persons Transferred pursuant thereto (net of any fees and expenses as provided in Section 3.03), with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices and (iii) promptly after the consummation of such Tag-Along Sale, furnish to each Tagging Person a certification that the Tag-Along Sale was consummated for the same consideration and under the same material terms and conditions as were set forth in the Tag-Along Notice, or if such Tag-Along Sale was consummated for

9

different consideration than that set forth in the Tag-Along Notice (as permitted by Section 3.01(e)), a certification setting forth such consideration.

(c)        If at the termination of the Tag-Along Notice Period any Stockholder shall not have elected to participate in the Tag-Along Sale, such Stockholder shall be deemed to have waived its rights under Section 3.01(a) with respect to the Transfer of its Common Shares pursuant to such Tag-Along Sale.

(d)        If (i) any Stockholder declines to exercise its Tag-Along Rights or (ii) any Tagging Person elects to exercise its Tag-Along Rights with respect to less than such Tagging Person’s Tag-Along Portion, each Tag-Along Seller and Tagging Person shall be entitled to Transfer, pursuant to the Tag-Along Offer, a pro rata share of the number of Common Shares constituting, as the case may be, the Tag-Along Portion of such Tagging Person or the portion of such Tagging Person’s Tag-Along Portion with respect to which Tag-Along Rights were not exercised.

(e)        The Tag-Along Seller shall Transfer, on behalf of itself and each Tagging Person, the Common Shares subject to the Tag-Along Offer and elected to be Transferred on substantially the same terms and conditions set forth in the Tag-Along Notice within 105 days (or such longer period as extended under Section 3.01(a)) of delivery of the Tag-Along Notice, provided that the price payable in any such Transfer may exceed the price specified in the Tag-Along Notice by up to 10%; provided, further, that the Tag-Along Seller shall not be required to provide any indemnity, representations, warranties or otherwise assume any obligations with respect to the Common Shares of any Tagging Person.

(f)         Notwithstanding anything contained in this Section 3.01, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any certificates evidencing Common Shares and limited powers-of-attorney received by the Tag-Along Seller) if the Transfer of Common Shares pursuant to Section 3.01 is not consummated for whatever reason.  Whether to effect a Transfer of Common Shares pursuant to this Section 3.01 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

Section 3.02.          Drag-along Rights.   (a)  Subject to Section 3.03, if (i) any Stockholder or Stockholders (the “Drag-Along Seller”) propose to Transfer a number of Common Shares owned by the Drag-Along Seller in a single transaction or in a series of Related Transactions (a “Drag-Along Sale”) to a Third Party other than a Twenty Percent Holder (a “Drag-Along Transferee”) in a bona fide sale, (ii) after such Transfer, such Drag-Along Transferee would Beneficially Own at least 50% of the outstanding Common Shares, (iii) a resolution has been duly passed by the Board approving the Drag-Along Sale as being fair to all Stockholders and (iv) the Drag-Along Sale has been approved by

10

Stockholders holding at least two-thirds of the then outstanding Common Shares, the Drag-Along Seller may at its option (A) sell all of the Common Shares owned by the Drag-Along Seller and (B) require all Stockholders other than the Drag-Along Seller (the “Drag-Along Stockholders”) to Transfer all of the Common Shares owned by each Drag-Along Stockholder for the same consideration per Common Share and otherwise on the same terms and conditions as the Drag-Along Seller in such Drag-Along Sale.

The Drag-Along Seller shall provide written notice, in the form of Exhibit C hereto, of such Drag-Along Sale to the Drag-Along Stockholders (a “Drag-Along Sale Notice”) not later than 10 Business Days prior to the proposed Drag-Along Sale.  The Drag-Along Sale Notice shall identify the Transferee, the consideration for which a Transfer is proposed to be made (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale.  Each Drag-Along Stockholder shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender all its Common Shares as set forth in this Section 3.02.  The price payable in such Transfer shall be the Drag-Along Sale Price.  Not later than 15 Business Days after the date of the Drag-Along Sale Notice (the “Drag-Along Sale Notice Period”), each of the Drag-Along Stockholders shall deliver to a representative of the Drag-Along Seller designated in the Drag-Along Sale Notice the certificates representing the Common Shares of such Drag-Along Stockholder to be included in the Drag-Along Sale, together with a limited power-of-attorney authorizing the Drag-Along Seller or its representative to Transfer such Common Shares on the terms set forth in the Drag-Along Notice and wire transfer or other instructions for payment or delivery of the consideration to be received in such Drag-Along Sale, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Common Shares pursuant to this Section 3.02(a) at the closing for such Drag-Along Sale against delivery to such Drag-Along Stockholder of the consideration thereto.  If a Drag-Along Stockholder should fail to deliver such certificates to the Drag-Along Seller, the Company (subject to reversal under Section 3.02(b)) shall cause the books and records of the Company to show that such Common Shares are bound by the provisions of this Section 3.02(a), and that such Common Shares shall be Transferred to the Drag-Along Transferee immediately upon surrender for Transfer by the holder thereof.

(b)        The Drag-Along Seller shall have a period of 105 days from the date of delivery of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice, provided that, if such Drag-Along Sale is subject to regulatory approval, such 105-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days following the date of delivery of the Drag-Along Sale Notice.  If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall return to each of the Drag-Along Stockholders the limited power-of-attorney and all

11

certificates representing Common Shares that such Drag-Along Stockholders delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the Drag-Along Stockholders in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Common Shares owned by the Drag-Along Stockholders shall again be in effect.

(c)        Concurrently with the consummation of the Transfer of Common Shares pursuant to this Section 3.02, the Drag-Along Seller shall (i) notify the Drag-Along Stockholders thereof, (ii) remit to each of the Drag-Along Stockholders that have surrendered their certificates the total consideration for the Common Shares Transferred pursuant thereto (subject to Section 3.03(b)(ii)), with the cash portion of the purchase price to be paid by wire transfer of immediately available funds in accordance with such Drag-Along Stockholder’s wire transfer instructions, and (iii) promptly after completion of such Transfer, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by such Drag-Along Stockholders.

(d)        Notwithstanding anything contained in this Section 3.02, there shall be no liability on the part of the Drag-Along Seller to any Drag-Along Stockholders (other than the obligation to return the limited power-of-attorney and the certificates and other applicable instruments representing Common Shares received by the Drag-Along Seller) if the Transfer of Common Shares pursuant to this Section 3.02 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice.  Whether to effect a Transfer of Common Shares pursuant to this Section 3.02 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.

Section 3.03.          Additional Conditions to Tag-Along Sales and Drag-Along Sales.  Notwithstanding anything contained in Section 3.01 or Section 3.02, the rights and obligations of (i) the Tagging Persons to participate in a Tag-Along Sale under Section 3.01 and (ii) the Drag-Along Stockholders to participate in a Drag-Along Sale under Section 3.02 are subject to the following conditions:

(a)        upon the consummation of such Tag-Along Sale or Drag-Along Sale, all of the Stockholders participating therein will receive, in connection with such Tag-Along Sale or Drag-Along Sale, the same form and amount of consideration per Common Share, or, if any Stockholders are given an option as to the form and amount of consideration to be received, all Stockholders participating therein will be given the same option;

(b)        the fees and expenses incurred by any Stockholder in connection with any Tag-Along Sale or Drag-Along Sale shall be paid by such Stockholder, except the Tag-Along Seller or Drag-Along Seller shall retain one counsel for all

12

Stockholders participating in such Tag-Along Sale or Drag-Along Sale (which counsel shall be selected by such Tag-Along Seller or Drag-Along Seller) and the fees and expenses of such counsel shall be paid as follows (to the extent not otherwise paid by the Company or another Person):  (i) all such fees and expenses incurred in connection with any unconsummated Tag-Along Sale or Drag-Along Sale shall be paid by the Tag-Along Seller or Drag-Along Seller, as the case may be, and (ii) all such fees and expenses incurred in connection with any consummated Tag-Along Sale or Drag-Along Sale shall be paid from the total consideration for the Common Shares Transferred pursuant thereto, prior to the distribution of the net amount to the Tagging Persons or Drag-Along Stockholders, as the case may be;

(c)        each Tagging Person shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer, (ii) benefit from all of the same provisions of the definitive agreements as the Tag-Along Seller and (iii) be required to bear their proportionate share of any escrows, holdbacks or adjustments in purchase price; and

(d)        each Drag-Along Stockholder shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; provided that no Drag-Along Stockholder shall be required to provide any representations or indemnities in connection with any Drag-Along Sale other than representations and indemnities concerning such Drag-Along Stockholder’s title to the Common Shares free and clear of any encumbrances and authority, power and right to enter into and consummate the Transfer without contravention of any law or material agreement, (ii) benefit from all of the same provisions of the definitive agreements as the Drag-Along Seller, as the case may be, and (iii) be required to bear their proportionate share of any purchase price holdbacks or adjustments in purchase price.

ARTICLE 4.
CERTAIN COVENANTS AND AGREEMENTS

Section 4.01.          Confidentiality.  Each Stockholder agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ Investment Advisers, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made must be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any

13

subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent required to exercise any remedies or enforcement rights under this Agreement, (f) in accordance with Section 4.03, (g) with the consent of the Company, (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Stockholder on a nonconfidential basis from a source other than the Company or (i) to the extent such Information is received after the Termination Date.  For the purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Stockholder on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries; provided that, in the case of information received from the Company or its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 4.02.          Reports.  Until the earlier of (i) the effective date of a Shelf Registration Statement or (ii) the Termination Date, the Company agrees to furnish to each Stockholder (other than a Competitor or Competitor Affiliate), for so long as such Stockholder owns any Common Shares:

(a)        within 90 days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)        within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in

14

accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)        concurrently with the delivery of (i) any certificate of a Financial Officer of the Company to lenders under any credit facility of the Company relating to (A) the occurrence of a default thereunder, (B) compliance with covenants thereunder or (C) changes in GAAP or in the application thereof or (ii) any certificate of the accounting firm that reported on the Company’s financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any default under any credit facility of the Company, a copy of such certificate;

(d)        within 10 Business Days after final approval thereof by the Board (but in any event no later than February 28 of each fiscal year of the Company), a budget of the Company and its Subsidiaries for such fiscal year, prepared to show information on a quarterly basis, and, to the extent all relevant internal approvals have been obtained, any significant revisions of such budget; and

(e)        any other Information, reasonably requested by any Stockholder, that is required for such Stockholder to effect a Transfer of Common Stock under Rule 144A(d)(4) of the Securities Act.

Section 4.03.          Provision of Information to Prospective Transferee of Common Shares.  Any Stockholder may (i) provide any Information, including without limitation the Information provided pursuant to Section 4.02 or (ii) request that the Company provide such Information (in which case the Company shall comply with such request), to any Person to whom such Stockholder is contemplating a Transfer of any Common Shares, provided that (x) neither the provision of such Information nor such Transfer would be in violation of the provisions of this Agreement, the Securities Act, or any other applicable securities or “blue sky” laws, (y) the Person to be provided such Information pursuant to this Section shall execute a confidentiality agreement containing provisions substantially the same as those in Section 4.01 and (z) no Information may be provided to a Competitor or Competitor Affiliate.

Section 4.04.          Charter or Bylaw Provisions.  (a)  Each Stockholder agrees to vote its Common Shares or execute proxies or written consents, as the case may be, to ensure that the Company’s certificate of incorporation and bylaws (i) facilitate, and do not at any time conflict with, any provision of this Agreement and (ii) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement.

(b)        The Company agrees that its certificate of incorporation shall at all times provide that Transfers that occur prior to the Termination Date not in accordance with this Agreement are void and of no effect.

15

Section 4.05.          Conflicting Agreements.  The Company and each Stockholder represents that it has not, and agrees that it shall not (y) enter into any agreement or arrangement of any kind with any Person with respect to its Common Shares inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Stockholder under this Agreement, or (z) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Common Shares in any manner that is inconsistent with the provisions of this Agreement.

ARTICLE 5.
MISCELLANEOUS

Section 5.01.          Termination.  This Agreement shall terminate upon the earlier of the date (i) on which the Company becomes a Public Company and (ii) of a Public Offering (the “Termination Date”).  If the Termination Date occurs upon a Public Offering, the Termination Date shall be deemed to have occurred immediately prior to such Public Offering.

Section 5.02.          Survival.  Section 4.01 shall survive for one year after the Termination Date and Section 2.04 shall survive until all legends have been removed in accordance with the terms thereof.

Section 5.03.          Binding Effect; Assignability; Benefit.   (a)  This Agreement shall be binding upon and enforceable by each of the parties hereto pursuant to, and in accordance with, the Plan both before and after execution hereof by any such party and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.  The failure of any party to execute this Agreement shall not prevent them from exercising their rights under this Agreement, subject to their obligations under and the terms and conditions of this Agreement.  Any Stockholder that Transfers all of its Common Shares in accordance with Article 2 shall cease to be bound by the terms hereof.

(b)        Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Common Shares or otherwise, except that any Person acquiring Common Shares from any Stockholder in a Transfer in compliance with this Agreement shall execute and deliver to the Company an agreement to be bound by the terms of this Agreement in the form of Exhibit D hereto, in accordance with Section 2.02, and shall thenceforth be a “Stockholder”.

(c)        Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs,

16

successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.04.          Notices.  All notices, requests and other communications (collectively, “Communications”) to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, if to the Company, to:

McLeodusa Incorporated
6400 C Street SW
P.O. Box 3177
Cedar Rapids, IA 52406 3177
Facsimile:  (319) 790 7901
Attn:  James E. Thompson, Esq.

if to any Stockholder, to:

The address of such Stockholder listed on Schedule I, such Stockholder’s Joinder Agreement or such other address as provided by such Stockholder to the Company.

All Communications shall be deemed received on the earliest of (i) the date such Communication is sent by facsimile transmission, (ii) the date such Communication is delivered in person, (iii) the day after the date such Communication is placed in overnight mail with a national overnight courier service or (iv) three days after the date such Communication is mailed by certified or registered mail, in each case so long as such day is a Business Day.  If such day is not a Business Day, any such Communication shall be deemed not to have been received until the next succeeding Business Day.  Any Communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

Any Person that becomes a Stockholder shall provide its address and fax number to the Company, which shall, upon request, promptly provide such information to any Stockholder requesting such information.

Section 5.05.          Waiver; Amendment.  No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective.  No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with approval of (i) a majority of the Board and (ii) Stockholders holding at least two-thirds of the then outstanding Common Shares.

17

Section 5.06.          Fees and Expenses.  Except as may be otherwise provided herein or in any other agreement between or among any parties hereto, the fees and expenses incurred by any Stockholder in connection with this Agreement, any amendment or waiver hereof and the transactions contemplated hereby and all matters related hereto shall be paid by such Stockholder, except the Company shall pay all fees and expenses of one counsel for all Stockholders (selected by Stockholders holding the majority of the Common Shares held by all Stockholders) in connection with any amendment or waiver of this Agreement or any transactions related thereto.

Section 5.07.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

Section 5.08.          Jurisdiction.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.04 shall be deemed effective service of process on such party.

Section 5.09.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10.          Specific Enforcement.  Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific

18

performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 5.11.          Effectiveness.  This Agreement shall become effective upon the Effective Date.

Section 5.12.          Entire Agreement.  This Agreement and the Registration Rights Agreement constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

Section 5.13.          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MCLEODUSA INCORPORATED

By:
Name:
Title:

20

STOCKHOLDER:

NAME OF INSTITUTION:
,
as a Stockholder

By:
Name:
Title:

21

Schedule I

Stockholders

Legal Name	Address (include fax number and individual who should receive notices)	Number of Shares of Common Stock

1

Schedule II

Holders of Common Stock Who Are Not Competitor Affiliates

3V Capital Master Fund Ltd.

Aeries II Finance Ltd.

AIMCO CDO Series 2000-A

Alliance Capital Funding, L.L.C.

Andover Capital Offshore Partners LTD

Andover Capital Partners LP

Ares III CLO Ltd.

Ares IV CLO Ltd.

Ares V CLO Ltd

Ares Leveraged Investment Fund II, L.P.

Bank of America Strategic Solutions, Inc.

Bank of America, N.A.

Bank of Nova Scotia

Bayerische Hypo-und Vereinsbank AG - New York

Bear Stearns and Co. Inc.

Centurion CDO II, Ltd.

Citigroup Financial Products Inc. fka SB Hld Co

Commonwealth of Massachusetts Pension Reserves Investment Management Board

Credit Suisse First Boston International

Credit Suisse First Boston, New York and Cayman Branch

CypressTree Investment Partners I

D.K. Acquisition Partners, L.P.

Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund

Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund

Fidelity Securities Fund: Fidelity Leveraged Company Stock Fund

Goldman Sachs Credit Partners L.P.

Jefferies & Company Inc.

Jefferies Employees Opportunity Fund LLC

Jefferies Partners Opportunity Fund LLC

Jefferies Partners Opportunity Fund II LLC

JPMorgan Chase Bank, N.A.

Kennett Capital Inc.

KS Capital Partners, LP

KS International, Inc.

Madison Avenue CDO I Ltd.

Merrill Lynch Credit Products LLC

Millenium Partners LP

ML CLO XII Pilgrim America (Cayman)

New Alliance Global CDO, Ltd.

Odyssey America Reinsurance Corporation

Pension Investment Committee of General Motors for General Motors Employees Domestic Group Pension Trust

Quantum Partners LDC

Royalton Company

Sapphire Special Opportunities Fund LLC

Seneca CBO II L.P.

1

Seneca CBO III, Limited

SEQUILS Centurion V, Ltd.

Simsbury CLO, Limited

SOL Loan Funding LLC

Strategic Value Master Fund, Ltd.

Textron Financial Corporation

Wayland Distressed Opportunities Fund I-A LLC

Wayland Distressed Opportunities Fund I-B LLC

Wayland Distressed Opportunities Fund I-C LLC

Wayland Investment Fund II

Wayland Recovery Fund

Wayzata Recovery Fund LLC

2

EXHIBIT A

TAG-ALONG NOTICE

This Tag-Along Notice (this “Tag-Along Notice”) is made as of the date written below by the undersigned (the “Tag-Along Seller”) in accordance with the Stockholders Agreement dated as of                     , 200   (the “Stockholders Agreement”) among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule 1 thereto, as the same may be amended from time to time.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

The undersigned Tag-Along Seller proposes to Transfer Common Shares pursuant to a Tag-Along Sale (the “Tag-Along Sale”).  The terms and conditions of the Tag-Along Sale are as follows:

Number of Common Shares proposed to be Transferred in the Tag-Along Sale:

Consideration to be received by Stockholders pursuant to the Tag-Along Sale:

All other material terms and conditions of the Tag-Along Sale:

                The form of proposed agreement, if any, and a firm offer by the proposed Transferee to purchase Common Shares from the Stockholders in accordance with the Stockholders Agreement are attached hereto.

If you choose to exercise your Tag-Along Right in accordance with the Stockholders Agreement, you may send your Tag-Along Response Notice to the undersigned Tag-Along Seller at the following address:

IN WITNESS WHEREOF, the undersigned has executed this Tag-Along Notice as of the date written below.

Date:                     ,

[NAME OF TAG-ALONG SELLER]

By:
Name:
Title:

EXHIBIT B

TAG-ALONG RESPONSE NOTICE

This Tag-Along Response Notice (this “Tag-Along Response Notice”) is made as of the date written below by the undersigned (the “Tagging Person”) in accordance with the Stockholders Agreement dated as of                     , 200   (the “Stockholders Agreement”) among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule 1 thereto, as the same may be amended from time to time.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

In response to the Tag-Along Notice delivered by                      (the “Tagging Seller”) on or about                     , 200  , regarding a proposed Tag-Along Sale (the “Tag-Along Sale”), the undersigned Tagging Person hereby requests that such Tagging Seller include     % of the undersigned Tagging Person’s Tag-Along Portion, in accordance with the Stockholders Agreement.

Please pay or deliver the undersigned Tagging Person’s pro rata portion of the total consideration Transferred  pursuant to the Tag-Along Sale (net of any fees and expenses in accordance with the Stockholders Agreement), in accordance with the Stockholders Agreement, as follows:

IN WITNESS WHEREOF, the undersigned has executed this Tag-Along Response Notice as of the date written below.

Date:                     ,

[NAME OF TAGGING PERSON]

By:
Name:
Title:

EXHIBIT C

DRAG-ALONG SALE NOTICE

This Drag-Along Sale Notice (this “Drag-Along Sale Notice”) is made as of the date written below by the undersigned (the “Drag-Along Seller”) in accordance with the Stockholders Agreement dated as of                      , 200   (the “Stockholders Agreement”) among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule 1 thereto, as the same may be amended from time to time.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

The undersigned Drag-Along Seller proposes to Transfer Common Shares pursuant to a Drag-Along Sale.  The terms and conditions of such Drag-Along Sale are as follows:

Transferee:

Consideration to be received by Stockholders pursuant to the Drag-Along Sale:

All other material terms and conditions of the Drag-Along Sale:

IN WITNESS WHEREOF, the undersigned has executed this Drag-Along Notice as of the date written below.

Date:                      ,

[NAME OF DRAG-ALONG SELLER]

By:
Name:
Title:

EXHIBIT D

JOINDER TO STOCKHOLDERS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement dated as of                     , 200   (the “Stockholders Agreement”) among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule 1 thereto, as the same may be amended from time to time.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders Agreement as of the date hereof and shall have all of the rights and obligations of a “Stockholder” thereunder as if it had executed the Stockholders Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                     ,

[NAME OF JOINING PARTY]

By:
Name:
Title:
Address for Notices:

EXHIBIT F

Registration Rights Agreement

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

dated as of

___________  __, 2005

among

MCLEODUSA INCORPORATED
and
THE HOLDERS OF COMMON STOCK
LISTED ON SCHEDULE I

REGISTRATION RIGHTS AGREEMENT

AGREEMENT dated as of _________  __, 2005 among (i) McLeodUSA Incorporated, a Delaware corporation (the “Company”), and (ii) the holders of Common Stock listed on Schedule I hereto and any other Person that acquires any Common Stock for so long as such Common Stock constitutes Registrable Securities hereunder from any such holders, directly or indirectly (the “Stockholders”).

W I T N E S S E T H :

WHEREAS, on _________ __, 2005, the Company and certain of its Subsidiaries filed with the United States Bankruptcy Court for the Northern District of Illinois (i) voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code and (ii) a Joint Prepackaged Plan of Reorganization (the “Plan”);

WHEREAS, pursuant to the Plan, the Company has been authorized and directed to enter into this Agreement, and each Holder of an Allowed Class 5 Claim (as such terms are defined in the Plan) and the Company are bound, and are deemed to be bound, by this Agreement and entitled to the benefit of and the right to enforce this Agreement.

WHEREAS, pursuant to the Plan, each Holder of an Allowed Class 5 Claim (as such terms are defined in the Plan) must execute this Agreement as a condition to receiving its pro rata distribution of Common Stock (as defined below).

WHEREAS, each Stockholder is on the date hereof the holder of the number of shares of Common Stock as is set forth on Schedule I attached hereto.

NOW, THEREFORE, in accordance with the Plan and in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Affiliate” shall have the meaning ascribed to the term “Affiliated person” in Section 2(a)(3) of the Investment Company Act of 1940, as amended, and shall include any fund or account sharing a common Investment Adviser.  The term “Affiliated” shall have the correlative meaning.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Common Shares” means shares of Common Stock.

“Common Stock” means the common stock, par value $.01 per share, of the Company issued pursuant to the Plan and any stock into which such Common Stock may hereafter be converted or changed (including by way of recapitalization, merger, consolidation, other reorganization or otherwise).

“Company Securities” means (i) the Common Stock, (ii) securities convertible into or exchangeable for Common Stock, and (iii) options, warrants or other rights to acquire Common Stock.

“Effective Date” means the Effective Date of and as defined in the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fidelity” means Fidelity Management & Research Co. and its Affiliates.

“First Public Offering” means the first Public Offering after the date hereof.

“Investment Adviser” shall have the meaning ascribed to such term in Section 2(a)(20) of the Investment Company Act of 1940, as amended.

“NASD” means the National Association of Securities Dealers, Inc.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Offering” means an underwritten public offering of Registrable Securities of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means, at any time, any Common Shares until (i) a registration statement covering such Common Shares has been declared effective by the SEC and such Common Shares have been disposed of pursuant to such effective registration statement or (ii) such Common Shares are sold, assigned or otherwise disposed of, the Company has delivered a new certificate or other evidence of ownership for such Common Shares not bearing the legend required pursuant to the Stockholders Agreement and such Common Shares may be resold without subsequent registration under the Securities Act.

2

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration, listing and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and expenses of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 2.04(h)), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one counsel for all of the Stockholders participating in the offering (selected by the Stockholders holding the majority of the Registrable Securities to be sold for the account of all Stockholders in the offering), (ix) fees and expenses in connection with any review by the NASD of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xiv) all out-of-pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.04(l).  Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of any Stockholders (or any agents who manage their accounts).

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

3

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Effective Date of the Plan, among the Company and the holders of Common Stock listed on Schedule I thereto.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
REGISTRATION RIGHTS

Section 2.01.  Demand Registration.  (a) If at any time following the first anniversary of the Effective Date, the Company shall receive a request from any Stockholder, or group of Stockholders, that holds in the aggregate 20% (or, if the First Public Offering has occurred, any Stockholder, or group of Affiliated Stockholders, that holds in the aggregate 10%) or more of the then outstanding Common Stock (the “Requesting Stockholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting

4

Stockholder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request shall be referred to herein as a “Demand Registration”) at least 20 Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Stockholders and thereupon shall use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

(i)    all Registrable Securities for which the Requesting Stockholders have requested registration under this Section 2.01, and

(ii)   subject to the restrictions set forth in Sections 2.01(h) andSection 2.09, all other Registrable Securities that any other Stockholders (all such other Stockholders, together with the Requesting Stockholders, the “Registering Stockholders”) have requested the Company to register by request received by the Company within 20 Business Days after such Stockholders receive the Company’s notice of the Demand Registration (such request shall include all information with respect to such Stockholder required to effect the registration of such Stockholder’s Registrable Securities), all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that, subject to Section 2.01(d)(g), the Company shall not be obligated to effect more than 4 Demand Registrations (at least one of which shall be available for use after the First Public Offering has occurred), and provided further that the Company shall not be obligated to effect a Demand Registration unless (i) the aggregate market price or fair value on the date of such request of the Registrable Securities requested to be included in such Demand Registration equals or exceeds $25,000,000 or (ii) the number of Common Shares requested to be registered pursuant to such Demand Registration equals or exceeds 10% of then outstanding Common Shares on the date of such request.  In no event shall the Company be required to effect more than one Demand Registration hereunder within any six-month period.

(b)   Promptly after the expiration of the 20 Business Day-period referred to in Section 2.01(a)(ii), the Company will notify all Registering Stockholders of the identities of the other Registering Stockholders and the number of shares of Registrable Securities requested to be included therein.  At any time prior to the effective date of the registration statement relating to such registration, the Requesting Stockholders may revoke such request, without liability to any of the other Registering Stockholders, by providing a notice to the Company revoking such request.  A request, so revoked, shall be considered to be a Demand Registration unless (i) such revocation arose out of the fault of the Company (in which case the Company shall be obligated to pay all Registration Expenses in

5

connection with such revoked request), or (ii) the Requesting Stockholders reimburse the Company for all Registration Expenses of such revoked request.

(c)   The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Registration is effected, except as set forth in Section 2.01(b).

(d)   Any registration statement filed pursuant to a Demand Registration shall be a shelf registration statement that complies with the provisions of Rule 415 under the Securities Act, unless otherwise agreed by the Requesting Stockholder and at least one other Stockholder, or group of Affiliated Stockholders, if any, that holds in the aggregate 20% or more of the then outstanding Registrable Securities (a “Second Large Holder”); provided that the first registration statement filed pursuant to a Demand Registration after the First Public Offering shall be a shelf registration statement that complies with the provisions of Rule 415 under the Securities Act.

(e)   Unless otherwise agreed with the Requesting Stockholder and at least one Second Large Holder, if any, any registration of the Company’s Common Stock pursuant to this Section 2.01 shall be effected solely for the purpose of registering the offer and sale of the Common Stock held by the Registering Stockholders and shall not be effected for any offer or sale by the Company of securities by the Company.

(f)    If requested by any Stockholder, or group of Stockholders, that holds in the aggregate 20% (or, if the First Public Offering has occurred, any Stockholder, or group of Affiliated Stockholders, that holds in the aggregate 10%) or more of the then outstanding Common Stock, the Company shall use its best efforts to have the Common Stock quoted on the Nasdaq National market or listed on a national securities exchange, in each case as designated by such Requesting Stockholder so long as the Company is subject to the reporting requirements under the Exchange Act, whether or not as a result of a Demand Registration, and otherwise qualifies for such quotation or listing.

(g)   A Demand Registration shall not be deemed to have occurred:

(i)    unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 180 days, or in the case of a shelf registration statement, two years (or such shorter period in which all Registrable Securities of the Registering Stockholders included in such registration have actually been sold thereunder), provided that such registration statement shall not be considered a Demand Registration if, after such registration statement becomes effective, (1) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (2) less than 75% of

6

the Registrable Securities included in such registration statement have been sold thereunder; or

(ii)   if the Maximum Offering Size is reduced in accordance with Section 2.01(h) such that less than 66 2/3% of the Registrable Securities of the Requesting Stockholders sought to be included in such registration are included.

(h)   If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Requesting Stockholders that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i)    first, all Registrable Securities requested to be registered by any Registering Stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such entities on the basis of the relative number of Registrable Securities so requested to be included in such registration by each), and

(ii)   second, subject to Section 2.01(e), any securities proposed to be registered for the account of the Company.

(i)    Upon notice to each Registering Stockholder, the Company may postpone effecting a registration pursuant to this Section 2.01 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 60 days (which period may not be extended or renewed), if (i) an investment banking firm of recognized national standing shall advise the Company and the Requesting Stockholders in writing that effecting the registration would materially and adversely affect an offering of securities of such Company the preparation of which had then been commenced or (ii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.

Section 2.02.  Piggyback Registration.  (a) If the Company, subject to Section 2.03, proposes to register any Company Securities under the Securities Act (other than a registration on Form S-8 or S-4, or any successor forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), whether or not for sale for its own account, the Company shall each such

7

time give prompt notice at least 30 Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Stockholder owning any Common Shares, which notice shall set forth such Stockholder’s rights under this Section 2.02 and shall offer such Stockholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Stockholder may request (a “Piggyback Registration”), subject to the provisions of Section 2.02(b).  Upon the request of any such Stockholder made within 15 Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Stockholder), the Company shall use its best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Stockholders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that (i) if such registration involves an underwritten Public Offering, all such Stockholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 2.04(f)(i) on the same terms and conditions as apply to the Company or the Requesting Stockholders, as applicable, and (ii) if, at any time after giving notice of its intention to register any Company Securities pursuant to this Section 2.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.  No registration effected under this Section 2.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.01.  The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

(b)   If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.01(h) shall apply) and the managing underwriter advises the Company that, in its view, the number of Shares that the Company and such Stockholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i)    first, so much of the Company Securities proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size,

(ii)   second, all Registrable Securities requested to be included in such registration by any Stockholders pursuant to Section 2.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders on the basis of the

8

relative number of shares of Registrable Securities so requested to be included in such registration by each), and

(iii)  third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

Section 2.03.  Filing Registration Statements; Lock-Up Agreements.  (a) Prior to the earlier of (i) the sale, assignment or other disposition by Fidelity of such number of Common Shares held by it that it no longer holds an aggregate of 20% or more of the then outstanding Common Stock and (ii) eighteen months after the Effective Date, the Company may not file with the SEC any registration statement to register any securities of the Company for the sale for its own account under the Securities Act (other than a registration on Form S-8 or S-4, or any successor forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person) and thereafter, the Company may so file such a registration statement so long as a majority of the members of the Company’s Board and a majority of the Stockholders approve such a filing.

(b) If any registration of Registrable Securities shall be effected in connection with a Public Offering, neither the Company nor any Stockholder shall effect any public sale or distribution, including any sale pursuant to Rule 144, of any Company Securities or other security of the Company (except as part of such Public Offering) during the period beginning 14 days prior to the effective date of the applicable registration statement until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) 90 days (or 180 days if the registration of such Registrable Securities is the First Public Offering).

Section 2.04.  Registration Procedures.  Whenever Stockholders request that any Registrable Securities be registered pursuant to Section 2.01 or 2.02, subject to the provisions of such Sections, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a)   The Company shall as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective continuously for a period of not less than 180 days, or in the case of a shelf registration statement, two years (or such shorter period in which all of the

9

Registrable Securities of the Registering Stockholders included in such registration statement shall have actually been sold thereunder).

(b)   Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to each participating Stockholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Stockholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder.  Each Stockholder shall have the right to request that the Company modify any information contained in such registration statement, amendment and supplement thereto pertaining to such Stockholder and the Company shall use its best efforts to comply with such request, provided, however, that the Company shall not have any obligation so to modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)   After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Registering Stockholders thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Registering Stockholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d)   The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Stockholder holding such Registrable Securities reasonably (in light of such Stockholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the

10

business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition of the Registrable Securities owned by such Stockholder, provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.04(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e)   The Company shall immediately notify each Registering Stockholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Stockholder and file with the SEC any such supplement or amendment.

(f)    (i) the Requesting Stockholders shall have the right to select an underwriter or underwriters in connection with any Public Offering resulting from the exercise by such Requesting Stockholder of a Demand Registration, which selection shall be subject to the approval of the Company, which approval shall be reasonably given, and (ii) the Company shall select an underwriter or underwriters in connection with any other Public Offering.  In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the NASD.

(g)   Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Registering Stockholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Agreement and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.  Records that the Company determines, in good faith, to be confidential

11

and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction.  Each Registering Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public.  Each Registering Stockholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h)   The Company shall furnish to each Registering Stockholder and to each such underwriter, if any, a signed counterpart, addressed to such Registering Stockholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Registering Stockholders or the managing underwriter therefor reasonably requests.

(i)    The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(j)    The Company may require each Registering Stockholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(k)   Each Registering Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(e), such Stockholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(e), and, if so directed by the Company, such Stockholder shall deliver to the Company all copies, other than any permanent file copies then in such Stockholder’s possession, of the most

12

recent prospectus covering such Registrable Securities at the time of receipt of such notice.  If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.04(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.04(e) to the date when the Company shall make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 2.04(e).

(l)    The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Securities and (iii) otherwise use their best efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

(m)  The Company’s obligations under this Section 2.04 shall not be conditioned upon any Registering Stockholder (other than the Requesting Stockholders) meeting the information requirements of Section 2.01(a)(ii).

Section 2.05.  Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Stockholder holding Registrable Securities covered by a registration statement, its officers, directors, employees, partners and agents, and each Person, if any, who controls such Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that the

13

Company has provided such prospectus to such Stockholder and it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such Damages.  The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Stockholders provided in this Section 2.05.

Section 2.06.  Indemnification by Participating Stockholders.  Each Stockholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Stockholder, but only (i) with respect to information furnished in writing by such Stockholder or on such Stockholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense.  Each such Stockholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as such Stockholder is required to indemnify the Company as provided in this Section 2.06.  As a condition to including Registrable Securities in any registration statement filed in accordance with Article 2, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.  No Stockholder shall be liable under this Section 2.06 for any Damages in excess of the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate.

14

Section 2.07.  Conduct of Indemnification Proceedings.  If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 2, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Section 2.08.  Contribution.  If the indemnification provided for in this Article 2 is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Stockholders holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Stockholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities,

15

or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations.  The relative benefits received by the Company and such Stockholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Stockholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus.  The relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Stockholders or by such underwriters.  The relative fault of the Company on the one hand and of each such Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 2.08, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Stockholder were offered to the public (less underwriters’ discounts and commissions) exceeds the

16

amount of any Damages that such Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Each Stockholder’s obligation to contribute pursuant to this Section 2.08 is several in the proportion that the proceeds of the offering received by such Stockholder bears to the total proceeds of the offering received by all such Stockholders and not joint.

Section 2.09.  Participation in Public Offering.  No Stockholder may participate in any Public Offering permitted under Section 2.01(d) unless such Stockholder (y) agrees to sell such Stockholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Company and Stockholders holding at least a majority of the Registrable Securities included in such Public Offering and (z) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 2.10.  Other Indemnification.  Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Stockholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

Section 2.11.  Cooperation by the Company.  If any Stockholder shall transfer any Registrable Securities pursuant to Rule 144, the Company shall cooperate, to the extent commercially reasonable, with such Stockholder and shall provide to such Stockholder such information as such Stockholder shall reasonably request.

Section 2.12.  No Transfer of Registration Rights.  None of the rights of Stockholders under this Article 2 shall be assignable by any Stockholder to any Person acquiring Securities in any Public Offering.

Section 2.13.  Purchases and Sales of Securities.  The Company shall not, and shall use its best efforts to cause its affiliates (as defined in Rule 405 under the 1933 Act) not to, purchase and then resell or otherwise transfer any Common Shares.

17

ARTICLE 3
CERTAIN COVENANTS AND AGREEMENTS

Section 3.01.  Limitations on Subsequent Registration Rights.  The Company agrees that it shall not enter into any agreement with any holder or prospective holder of any securities of the Company (aa) that would allow such holder or prospective holder to include such securities in any Demand Registration or Piggyback Registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not reduce the amount of the Registrable Securities of the Stockholders included therein or (bb) on terms otherwise more favorable than this Agreement.

Section 3.02.  Charter or Bylaw Provisions.  Each Stockholder agrees to vote its Company Securities or execute proxies or written consents, as the case may be, to ensure that the Company’s certificate of incorporation and bylaws (cc) facilitate, and do not at any time conflict with, any provision of this Agreement and (dd) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement.

Section 3.03.  Conflicting Agreements.  The Company represents that it has not, and agrees that it shall not, enter into any agreement that is inconsistent with the rights granted to the holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

ARTICLE 4
MISCELLANEOUS

Section 4.01.  Binding Effect; Assignability.  This Agreement shall be binding upon and enforceable by each of the parties hereto pursuant to, and in accordance with, the Plan both before and after execution hereof by any such party and shall inure to the benefit of and be binding upon the successors, assigns and, subject to Section 2.12, transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent holders of Registrable Securities.  The failure of any party to execute this Agreement shall not prevent them from exercising their rights under this Agreement, subject to their obligations under and the terms and conditions of this Agreement.  If any transferee of any holder of Registrable Securities shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such Person shall be entitled to receive the benefits hereof.

18

Section 4.02.  Notices.  All notices, requests and other communications (collectively, “Communications”) to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, if to the Company, to:

McLeodUSA Incorporated
6400 C Street SW
P.O. Box 3177
Cedar Rapids, IA 52406 3177
Facsimile:  (319) 790 7901
Attn:  James E. Thompson, Esq.

if to any Stockholder, to:

                The address of such Stockholder listed on Schedule I, or such other address as provided by such Stockholder to the Company.

All Communications shall be deemed received on the earliest of (i) the date such Communication is sent by facsimile transmission, (ii) the date such Communication is delivered in person, (iii) the day after the date such Communication is placed in overnight mail with a national overnight courier service or (iv) three days after the date such Communication is mailed by certified or registered mail, in each case so long as such day is a Business Day.  If such day is not a Business Day, any such Communication shall be deemed not to have been received until the next succeeding Business Day.  Any Communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

Any Person that becomes a Stockholder shall provide its address and fax number to the Company, which shall, upon request, promptly provide such information to any Stockholder requesting such information.

Section 4.03.  Waiver; Amendment.  No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective.  No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with approval of (i) a majority of the Board and (ii) Stockholders holding at least two-thirds of the then outstanding Common Shares.

Section 4.04.  Fees and Expenses.  Except as may be otherwise provided herein or in any other agreement between or among any parties hereto, the fees and expenses incurred by any Stockholder in connection with this Agreement, any

19

amendment or waiver hereof and the transactions contemplated hereby and all matters related hereto shall be paid by such Stockholder, except the Company shall pay all fees and expenses of one counsel for all Stockholders (selected by Stockholders holding the majority of the Company Securities held by all Stockholders) in connection with any amendment or waiver of this Agreement or any transactions related thereto.

Section 4.05.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

Section 4.06.  Jurisdiction.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.02 shall be deemed effective service of process on such party.

Section 4.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.08.  Specific Enforcement.  Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

20

Section 4.09.  Effectiveness. This Agreement shall become effective upon the Effective Date of and as defined in the Plan.

Section 4.10.  Entire Agreement.  This Agreement and the Stockholders Agreement constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

Section 4.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its authorized officer and each Stockholder is deemed to have accepted and agreed this Agreement pursuant to the terms of the Plan, in each case as of the day and year first above written.

MCLEODUSA INCORPORATED

Name:
Title:

22

STOCKHOLDER:

NAME OF INSTITUTION:

________________________________, as a Stockholder

By:
Name:
Title:

23

SCHEDULE I

Legal Name	Address	Number of Shares of Common Stock

PLAN SCHEDULE 7.2

Schedule of Rejected Unexpired Leases

To be filed within five (5) days after the Petition Date

APPENDIX B

LIQUIDATION ANALYSIS

LIQUIDATION ANALYSIS

As discussed in Section XI.F. of the Disclosure Statement, despite acceptance of the Plan by each impaired Class, to confirm the Plan the Bankruptcy Court must determine that the Plan is in the best interests of each Holder of a Claim or Interest (the “Best Interests Test”) who is a member of any impaired Class and who has not voted to accept the Plan.  Accordingly, if an impaired Class does not vote unanimously to accept the Plan, the Best Interest Test requires that the Bankruptcy Court find that the Plan provides to each dissenting member of such impaired Class a recovery on account of the Class member’s Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that such Class member would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

To that end, the Company, with the assistance of A&M, conducted a Liquidation Analysis to determine the dollar amount that would be generated from the liquidation of the Company’s assets and properties in the context of a Chapter 7 liquidation case.  The gross amount of cash available would be the sum of the proceeds from the disposition of the Company’s assets and the cash held by the Company at the time of the commencement of the Chapter 7 case.  Such amount is reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses that may result from the termination of the Company’s businesses and the use of Chapter 7 for the purposes of liquidation.  Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.  For the purpose of this liquidation analysis, it is assumed that McLeodUSA is liquidated on a consolidated basis.

A general summary of the assumptions used by the Company in preparing this Liquidation Analysis follows.  The more specific assumptions are discussed below in the Notes to Liquidation Analysis.

Estimate of Net Proceeds

In determining the gross amount of cash available pursuant to a hypothetical Chapter 7 liquidation, estimates were made of the cash proceeds which might be realized from the liquidation of the Company’s assets.  For example, the liquidation assumes that ATS is sold as a going-concern, the headquarters building is sold at the end of the six-month liquidation period and that the Chapter 7 context would not impose incremental discounts to the sale price of these assets.  In addition, McLeodUSA’s assets as a competitive local exchange carrier would be liquidated on a piecemeal basis.  The Chapter 7 liquidation period is assumed to commence on July 1, 2005 (i.e., unaudited balances as of June 30, 2005 were used to estimate recoveries) and to last six months following the appointment of a Chapter 7 trustee.  It is assumed that agreements to sell substantially all of the assets would be obtained by November 1, 2005, and that the case would close on December 31, 2005.(1)  All claims are shown at face value and recoveries are calculated as a percentage thereof.

(1)           The Company does not believe differences in liquidation timing assumed for the purposes of this analysis compared to the timing of an actual liquidation would have a material effect on the results or conclusions.

While the Bankruptcy Code requires a trustee to collect and convert the property of the estate as expeditiously as is compatible with the best interests of the parties-in-interest, there can be no assurance that the liquidation would be completed in this limited time frame nor is there any assurance that the recoveries assigned to the assets would in fact be realized.  Therefore, it is possible that in a Chapter 7 case, the wind-down expenses and projected recoveries assigned to the assets may be greater or less than the estimated amount.  Such expenses are in part dependent on the length of time of the liquidation.

Distribution of Net Proceeds Under Absolute Priority

Under a Chapter 7 liquidation, all secured claims are required to be satisfied from the proceeds of the collateral securing such claims before any such proceeds would be distributed to any other creditors.  The following analysis assumes the application of the rule of absolute priority of distributions with respect to the remaining proceeds of the Debtors.  Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full.  To the extent that proceeds remain after satisfaction of all secured claims, the proceeds would first be distributed to the Holders of Administrative Claims, then to Priority Claims and finally to the General Unsecured

1

Claims.  Based on the liquidation assumptions of the Company, with the assistance of A&M, the proceeds generated from the liquidation of the Debtors’ assets would not likely be sufficient to fully pay Holders of Class 5 Junior Prepetition Lender Claims and no proceeds would be available for distribution to Holders of Claims and Interests junior to those Claims, including Holders of Administrative Claims, Priority Claims and General Unsecured Claims.

After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in a bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the “forced sale” atmosphere that would likely prevail, (iii)  the substantial increase in claims which would need to be satisfied on a priority basis.  THE COMPANY HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE COMPANY UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

2

McLeodUSA

Liquidation Analysis

As of June 30, 2005

	Net
	Book	Estimated
	Value	Recovery
Proceeds
Cash	$33,391	$33,391
Accounts Receivable - Net	54,856	41,156
Prepaid Expenses	14,744	—
Property, Plant & Equipment - Net	410,412	72,040
Headquarters Sale	28,627	27,300
ATS Sale	15,386	20,500
Other Long term Assets	116,587	7,360
Total Proceeds	674,002	201,746

Costs & Fees
Wind Down Operating Costs		4,393
Trustees Fees		3,367
Professional Fees		8,500
Employee Retention Bonuses		8,278
Total Costs & Fees		24,538

Proceeds Available for Payment of Claims		$177,208

	Claim	Estimated
	Value	Recovery	%
Secured Claims
Senior Pre-Petition Lender Claims
Exit Facility (includes letters of credit and accrued interest)	$108,355	$108,355	100%

Junior Pre-Petition Lender Claims
Revolver (includes accrued interest)	155,842	15,230	10%
Tranche A (includes accrued interest)	156,677	15,312	10%
Tranche B (includes accrued interest)	392,003	38,311	10%
Total	704,522	68,853	10%

Proceeds Available for Payment of General Unsecured Creditors		$0

General Unsecured Claims
Severance	6,837	—	0%
Trade Payables	36,706	—	0%
Customer Deposits	2,900	—	0%
Lease Rejection Claims	65,911	—	0%
Asset Retirement Obligations	62,300	—	0%
Other Current Liabilities	85,700	—	0%
	$260,354	—

Proceeds Available for Payment of Equity Holders		$0	0%

3

Notes to Liquidation Analysis

Cash

Consists of all cash in banks or operating accounts and is assumed to be fully recoverable.

Accounts Receivable - Net

Accounts receivable - net  consist primarily of various customer and trade receivables net of reserves.  Past bad-debt experience, the effect of a Chapter 7 liquidation, and the specific direct costs that would have to be incurred to collect receivables would adversely impact the recovery of receivables.  As such, an estimated 75% recovery is applied to the estimated amount outstanding at June 30, 2005 that pertains to McLeodUSA’s competitive local exchange carrier business.  ATS receivables are assumed to be included in the going-concern sale of that business.

Prepaid Expenses

Prepaid expenses consist primarily of prepaid insurance, line costs, maintenance, licenses, rent and professional fees.  Prepaid expenses were assigned no recovery value because it is assumed that such prepaid amounts would generally be utilized during the liquidation period or otherwise be non-recoverable.

Property & Equipment - Net

Property and equipment - net is comprised of land and improvements; buildings and improvements; furniture and fixtures; office equipment; network fiber; telecommunications networks and equipment; software; networks in the process of being completed; and vehicles and aircraft.  The recovery rate for network fiber assets, both metro and long haul fiber, was calculated by applying a liquidation discount against the current market rates for both lit and dark fiber.  Collectively, the network fiber asset recovery was estimated at approximately 15% of net book value.  Non-fiber related network assets, which consist primarily of switching equipment, were ascribed a recovery rate of 10%, furniture and fixtures 21%, and software was ascribed no value.  Recoveries for land, aircraft and vehicles are based on expressions of interest from third party purchasers and/or historic recovery rates.

Headquarters Building Sale

Proceeds in this category represent the amounts assumed to be generated from the sale of McLeodUSA’s headquarters building.  It is assumed that this sale would be completed in November 2005 at the currently agreed upon price.  Additional professional and legal fees beyond those which have already been incurred to complete such sale are not included.

ATS Sale

Proceeds in this category represent the amounts assumed to be generated from the sale of McLeodUSA’s ATS cable and telephony business.  It is assumed that this sale would be completed in November 2005 at the currently agreed upon price.  Additional professional and legal fees beyond those which have already been incurred to complete such sale are not included.

Other Long-Term Assets

Other long term assets include trademarks, customer lists, deferred line costs, notes receivable and deposits.  The value of the Company’s customer list was estimated at 50%  of net book value.  Notes receivable was assumed to have an 80% recovery while deposits were assumed to have a 20% recovery value.  The other remaining long term assets were assumed to have no recovery.

4

Wind-down operating costs

Ongoing operating expenses consist of corporate overhead and occupancy costs to be incurred during the Chapter 7 liquidation period.  The Company assumes that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time.  The analysis assumes that the sales, marketing and business development employees would be terminated upon commencement of the liquidation and that network planning and engineering functions would continue to operate at significantly reduced staffing levels.  Network operations would remain at normal staffing levels in order to support the high volume of fiber sales contemplated in this analysis.  The Company assumes that customer care and all other corporate overhead such as accounting and finance would decrease throughout the liquidation period.  Any cash from operations generated during the liquidation was assumed to partially offset wind-down operating costs.

Trustee & Professional Fees

Based on the Company’s review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at approximately $12 million.  This figure is comprised of $3.4 million of trustee fees (2.0% of the proceeds available for distribution) and $8.5 million of other professional fees.  The level of professional fees assumed to be incurred is estimated on the basis of the size, complexity and duration of the liquidation and is reduced by prepaid expenses.  In order to ensure an orderly liquidation, it is assumed that wind-down costs and related professional fees will be paid before payments to Holders of Class 4 Senior Prepetition Lender Claims and Class 5 Junior Prepetition Lender Claims.

Employee Retention Bonuses

Estimated employee retention bonus amounts are based on other telecommunication restructurings and liquidations.

Senior Pre-Petition Lender Claims

Senior Pre-Petition Lender Claims consist of the $100 million Senior Prepetition Credit Agreement, approximately $7.4 million in unfunded letters of credit and related accrued interest as of  June 30, 2005.

Junior Pre-Petition Lender Claims

Junior Pre-Petition Lender Claims stem from the Junior Prepetition Credit Agreement and consist of an approximately $150 million, pre-petition revolver, an approximately $151 million, pre-petition Tranche A term loan and an approximately $376 million pre-petition Tranche B term loan.  Junior Pre-Petition Lender claims also include unpaid accrued interest.

General Unsecured Claims

General unsecured claims consist of an estimated $7 million of severance, $37 million of trade payables, $3 million of customer deposits, $65 million of lease rejection claims, approximately $62 million in asset retirement obligations and approximately $86 million of other accrued current liabilities.

THE COMPANY’S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE COMPANY.  Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Company or a Chapter 7 trustee.  In addition, various liquidation decisions upon which certain assumptions are based are subject to change.  Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Company’s assets will result in an accurate estimate of the proceeds that would be realized were the Company to undergo an actual liquidation.  The actual amounts of claims against the estate could vary significantly from the estimate set forth herein, depending on the claims asserted during the pendency of the Chapter 7 case.  For example, the Company has assumed that wind-down costs and related professional fees will be paid before secured claims to ensure an orderly liquidation.  The Company has also assumed that all severance claims are general unsecured claims.  Moreover, this liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential claims.  This analysis also does not include potential recoveries from avoidance actions.  No value was assigned to additional

5

proceeds that might result from the sale of certain items with intangible value.  Therefore, the actual liquidation value of the Company could vary materially from the estimates provided herein.

The liquidation analysis set forth herein was based on the estimated values of the Company’s assets on June 30, 2005.  Operations through the commencement of an actual liquidation will change these asset values.  These values have not been subject to any review, compilation or audit by any independent accounting firm.

6

APPENDIX C

FINANCIAL FORECASTS

FINANCIAL FORECASTS

McLeodUSA’s management, together with A&M, analyzed the ability of the Company to meet its obligations upon consummation of its restructuring with sufficient liquidity and capital resources to conduct its business.  McLeodUSA’s management, together with A&M, developed certain Financial Forecasts of the Company’s operating profit, free cash flow and certain other items for the fiscal years ending December 31, 2005 through December 31, 2007 (the “Projection Period”).  Such Financial Forecasts summarized below are based upon assumptions and have been adjusted to reflect the restructuring, including the Plan, certain subsequent events and additional assumptions, including those set forth below (as adjusted, the “Financial Forecasts”).  As part of the restructuring, holders of debt under the Junior Prepetition Credit Agreement will select directors to serve on Reorganized McLeodUSA’s new Board of Directors as well as new senior management; such Board and senior management may pursue a business strategy that differs from the strategic initiatives detailed in the Financial Forecasts and McLeodUSA can give no assurance that Reorganized McLeodUSA will be operated in a manner consistent with the assumptions upon which the Financial Forecasts are based.

MCLEODUSA DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS FINANCIAL FORECASTS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL FINANCIAL FORECASTS OR FORECASTS OF ITS ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS.  ACCORDINGLY, MCLEODUSA DOES NOT ANTICIPATE THAT IT WILL, AND DISCLAIMS ANY OBLIGATION TO, FURNISH UPDATED FINANCIAL FORECASTS OR BUDGETS TO STOCKHOLDERS PRIOR TO THE EFFECTIVE DATE OF ANY RESTRUCTURING EFFECTUATED THROUGH A BANKRUPTCY OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

The following forecast was not prepared with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forecasts.  Deloitte & Touche LLP, the independent registered public accounting firm for McLeodUSA, has not examined, compiled or otherwise applied procedures to the forecast and, consequently, does not express an opinion or any other form of assurance with respect to the forecast.  The Company believes, however, that the forecast data are measured on a basis consistent with generally accepted accounting principles (“GAAP”) as applied to the Company’s historical financial statements.

The Financial Forecasts should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the sections entitled “Summary of Strategic Initiatives” and “Risk Factors to be Considered” as well as the Consolidated Financial Statements (including the notes and schedules thereto) included in this Disclosure Statement.

Principal Assumptions for the Financial Forecasts

The Financial Forecasts are based on, and assume the successful implementation of, McLeodUSA’s strategic initiatives and restructuring.  The Financial Forecasts reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters, most of which are beyond the control of McLeodUSA.  In addition, the assumptions take into account the uncertainty and disruption of business that may accompany a bankruptcy case.  Therefore, although the Financial Forecasts are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results.  These variations may be material.  Although McLeodUSA believes that the assumptions underlying the Financial Forecasts, when considered on an overall basis, are reasonable in light of current circumstances, no representation can be or is being made with respect to the accuracy of the Financial Forecasts or the ability of McLeodUSA or Reorganized McLeodUSA to achieve the projected results of operations.

Moreover, the Financial Forecasts were prepared solely in connection with a possible restructuring to be accomplished via a prepackaged Chapter 11 case.  The assumptions underlying the expected future results of operations to be accomplished via a prepackaged Chapter 11 case will not necessarily apply in a restructuring that is not a prepackaged Chapter 11 case.  In deciding whether to vote to accept or reject the bankruptcy plan, secured debt

1

holders must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Forecasts.  See “Risk Factors to be Considered.”

Additional information relating to the principal assumptions used in preparing the Financial Forecasts is set forth below:

General Market Conditions:    The Financial Forecasts take into account the current market environment in which McLeodUSA competes.  The Financial Forecasts do not project potential regulatory and market decisions that may be made in the Projection Period that could materially impact the Company’s operating capabilities.

Other General Assumptions:  A prepackaged restructuring will also negatively impact McLeodUSA’s near-term performance by increasing customer uncertainty and by distracting management from the day-to-day operation of the business to focus on taking the actions necessary to promote the long-term stability of the enterprise.  In addition, the Company is also involved in numerous regulatory proceedings before various public utility commissions and the FCC, particularly in connection with actions by the Regional Bell Operating Companies (“RBOCs”).  McLeodUSA anticipates the RBOCs will continue to pursue litigation, regulations and legislation in states within its 25-state footprint and with the FCC to reduce regulatory oversight and regulation over rates, network access and operations.  The RBOCs are also actively pursuing major changes in the Telecommunications Act of 1996 (“1996 Act”), by regulatory litigation and legislation, which McLeodUSA believes would have an adverse affect on competitive telecommunications service.  However, the Financial Forecasts do not take into account any particular future regulatory change or future outcome of regulatory proceedings or litigation.

In connection with the operational restructuring process, the Financial Forecasts contemplate the divestiture of a number of non-core businesses and assets.  The associated revenue, costs, working capital and other assets and liabilities are excluded from the consolidated results at the time such divestitures are assumed to occur.  The asset divestitures are projected to generate approximately $61 million in cash during the Projection Period.  By the first quarter of 2006, the Company expects to complete the sale of its non-core assets, including the Company’s ATS business, McLeodUSA’s Cedar Rapids headquarters building and the Company’s aircraft.

Revenues:    Revenue amounts are an aggregation of revenues from McLeodUSA’s core retail and wholesale business.  In 2005, McLeodUSA revenues also include ATS revenue which, in connection with the restructuring, is projected to be sold in the fourth quarter of 2005.  In 2006, the Company forecasts that revenues will decline in its residential business due to a difficult regulatory and economic environment as well as customer uncertainty generated by a restructuring.  Management projects that this decline in revenue will be partially offset by growth in the Company’s data-related products and services to medium-sized business customers and revenue derived from its local wholesale services.  The Financial Forecasts also assumes that revenues increase in 2007 as a result of increased usage of the Company’s data-related products and services, including the Company’s VoIP-based DYIA product, a lower churn rate and an increase in new revenue driven by improved sales force productivity.

Cost of Service:  Cost of service includes expenses directly associated with providing communication services to customers.  Costs classified as cost of service include, among other items, the cost of connecting customers to the Company’s network via leased facilities, the costs paid to third-party providers for interconnect access and transport services, the costs of leasing components of our network facilities and the cost of fiber related to sales and leases of network facilities.  The decline in cost of service during the projection period is primarily driven by a shift in the percentage of business customers and improved product mix, including revenues from the Company’s data-related products.  Specifically, the Company projects a decline in residential customers as a percent of total revenues due to lower new revenue generation and a slight increase in churn, which will over time be partially replaced by sales growth in more data-related advanced products and services.  Providing service utilizing these data-related products and services is generally a higher-margin alternative to traditional (“POTS”) telephone service.  The decline in cost of service also reflects management’s continued efforts to reduce fixed and variable network costs through network optimization.

Selling, General and Administrative Expense:  Selling, general and administrative (SG&A) expenses consist of sales, marketing, customer service and management expenses, including the costs associated with operating McLeodUSA’s communications network.  The Company plans to continually examine its cost structure in order to reflect the current size of the business while continuing  to target competitive service levels.  As a result, SG&A is

2

projected to decline substantially as a percent of revenues due to a number of initiatives, completed primarily during the third quarter of 2005.  These include a reduction in the work force, a decrease in occupancy and lease expenses by negotiating the exit of certain facilities, the elimination of aviation costs and the elimination of certain costs related to activities of a public registrant.

Interest Expense:    The Financial Forecasts reflect expenses incurred related to borrowings under the debtor-in-possession Facility and the  terms of the Exit  Facilities as provided under the Plan.  The forecasts also reflect a reduction in debt levels due to the presumed sale of the headquarters building and ATS business.  The proceeds will be used to pay down new Term Facility notes.

Income Taxes:    The Financial Forecasts reflect that McLeodUSA is not anticipated to generate positive pretax income, and therefore no income tax expense is reflected during the Projection Period.

Capital Expenditures:    The Company is assumed to continue to implement its TDM architecture strategy under which no further significant investments in the TDM core infrastructure would be made, and capital expenditure investments will be focused on needs for the IP network.  Overall, capital expenditures are lower than previous periods as capitalized labor decreases,  a reduction in third-party capital expenditures and other actions.  Ongoing software development, network enhancements and relocations comprise the majority of the capital expenditures during the forecast period.

Working Capital:    Trade receivables and accounts payable levels are projected according to historical relationships with respect to purchase and sales volumes.  ATS account balances are eliminated upon sale.

Fresh-Start Reporting:    The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the “Reorganization SOP”).  Because McLeodUSA is anticipated to commence a proceeding under Chapter 11, the Financial Forecasts have been prepared generally in accordance with the “fresh-start” reporting principles set forth in the Reorganization SOP, giving effect thereto as of October 31, 2005.

For purposes of the Financial Forecasts, it has been assumed that the net equity balance as of the Effective Date of the Plan, less forecast debt, is $195 million, assuming an enterprise value of $300 million, the mid-point of the range of values as estimated by Miller Buckfire in its valuation of Reorganized McLeodUSA.  The Financial Forecasts also assume that after giving effect to certain eliminations in connection with the reorganization, the fair value of reorganized McLeodUSA’s fixed assets and other non-current assets will be equal to the projected net book value of such assets as of the effective date, except that the property, plant and equipment and intangible asset accounts will be reduced accordingly.

The foregoing assumptions and resulting computations were made solely for purposes of preparing the Financial Forecasts.  Upon emergence from any Chapter 11 proceeding, Reorganized McLeodUSA would be required to determine the amount by which its reorganization value as of the effective date exceeds, or is less than, the fair value of its assets as of the effective date of the Plan.  Such determination would be based upon the fair values at that time, which may be based on, among other things, a different methodology with respect to the valuation of McLeodUSA.  In any event, such valuations, as well as the determination of the fair value of McLeodUSA’s assets and the determination of its actual liabilities, would be made as of the effective date of the Plan, and the changes between the amounts of any or all of the foregoing items as assumed in the Financial Forecasts and the actual amounts thereof as of the effective date may be material.

Financial Forecasts

The projected consolidated financial statements of McLeodUSA set forth below have been prepared based on the assumption that the effective date of the Plan would be October 31, 2005.  Although McLeodUSA would seek to cause the effective date to occur as soon as practicable, there can be no assurance as to when, or whether, the Effective Date actually will occur.  The Reorganized McLeodUSA Projected Consolidated Balance Sheets as of October 31, 2005 (the “Projected Consolidated Opening and Closing Balance Sheet”) set forth below present the projected consolidated financial position adjusted to reflect implementation of the Plan, as of the month ending October 31, 2005.  The Balance Sheet Adjustments set forth in the columns captioned, “Debt Restructuring” and

3

“Fresh Start Accounting Adjustments” reflect the assumed effects of confirmation and the consummation of the transactions contemplated by a plan of reorganization, including the settlement of various liabilities and related securities issuances, cash payments and borrowings.  The various Balance Sheet Adjustments are described in greater detail in the Notes to the Projected Consolidated Opening and Closing Balance Sheet.

The Reorganized McLeodUSA Projected Consolidated Balance Sheets as of the end of fiscal years December 31, 2005 through December 31, 2007 set forth on the following pages present the projected consolidated position of McLeodUSA after giving effect to confirmation and the consummation of the transactions contemplated by the Plan, as of the end of each fiscal year in the Projection Period.

The Reorganized McLeodUSA Projected Consolidated Income Statement and Projected Consolidated Cash Flow Statement set forth below present the projected consolidated results of operations and cash flows for each fiscal year included in the Projection Period.

4

McLeodUSA/Reorganized McLeodUSA

Projected Consolidated Opening & Closing Balance Sheet

Prepackaged Plan of Reorganization

$'s in thousands

	As of 6/30/05	Pre Emergence As of 10/31/05	Debt Restructuring		Fresh Start Accounting Adjustments		Post Emergence As of 10/31/05
	UNAUDITED
ASSETS
Current Assets
Cash	$33,391	$20,000	$—		$—		$20,000
Accounts Receivable	54,856	55,080	—		—		55,080
Prepaid Expenses	14,744	16,504	—		—		16,504
Total Current Assets	102,991	91,584	—		—		91,584

Non-Current Assets
PP&E	454,425	426,666	—		(26,034)		400,632
Other Intangibles (incl Deferred Line Install)	98,161	98,161	—		(68,000)		30,161
Other Long Term Assets	18,426	17,143	1,000	(A)	(10,300	)(E)	7,843
Total Long Term Assets	571,012	541,971	1,000		(104,334)		438,637

Total Assets	$674,003	$633,555	$1,000		$(104,334)		$530,221

LIABILITIES & STOCKHOLDERS EQUITY
Current Liabilities
Accounts payable	$36,706	$33,996	$—		$—		$33,996
Debtor in Possession (DIP) Financing	—	25,247	—		—		25,247	(F)
Pre-Petition Debt	777,280	777,280	(777,280	)(B)	—		—
Deferred Revenue, current	6,805	6,805	—		—		6,805
Other current liabilities	109,981	125,528	(34,470	)(C)	—		91,058
	930,772	968,857	(811,750)		—		157,107

Long Term Liabilities
Exit/Term Debt	—	—	100,000	(D)	—		100,000
Deferred revenue, less current	17,897	16,025	—		—		16,025
Other long-term liabilities	62,337	62,337	—		—		62,337
	80,234	78,362	100,000		—		178,362

Stockholders' equity	(337,003)	(413,664)	712,750		(104,334)		194,752	(G)
Total Liabilities & Stockholders Equity	$674,003	$633,555	$1,000		$(104,334)		$530,221

Projected Consolidated Opening and Closing Balance Sheet

(A)  Reflects deferred financing costs associated with restructuring.

(B) Elimination of debt stemming from the Senior Prepetition Credit Agreement and the Junior Prepetition Credit Agreement

(C) Elimination of accrued interest payable on the Senior Prepetition Credit Agreement and the Junior Prepetition Credit Agreement.

(D) The Exit Facility Credit Agreement provides for issuance of $100 million in New Term Loan Notes pursuant to the Plan.

(E) “Fresh start” accounting adjustments made in order to reflect a reorganized total enterprise value of $300 million.

(F) Amount due pursuant to the Revolver Facility under the Exit Facility Credit Agreement.

(G) Equity values based on an enterprise value of $300 million less net debt of approximately $105 million.  These amounts do not include approximately $61 million of asset sale proceeds.

5

Reorganized McLeodUSA

Projected Consolidated Income Statement

Prepackaged Plan of Reorganization

$'s in thousands

	For the year ending
	2005		2006		2007
	UNAUDITED
Revenue	$632,580		$606,122		$632,298
Operating Expenses
Cost of Service	365,781		344,790		351,349
Selling, General & Administrative	206,955		188,108		196,771
Depreciation & Amortization	211,221		110,718	(A)	110,190	(A)
Restructuring, Asset Impairment and Other Charges	241,339		—		—
Fresh Start Adjustments	104,334		—		—
Total Operating expenses	1,129,630		643,616		658,310

Operating Loss	(497,050)		(37,494)		(26,012)

Non-Operating (Income) Expense
Interest Expense	56,961		9,644		9,280
Other Income	(5,760	)(B)	(6,673	)(C)	—
Tax Expense	—		—		—
Total Non Operating Expense	51,201		2,971		9,280

Gain on Forgiveness of Debt	711,750		—		—

Net Income/((Loss)	$163,500		$(40,465)		$(35,292)

Notes:

(A) Decrease in depreciation expense due to asset impairment charges taken during the second quarter of 2005 and the projected fresh start adjustments prior upon emergence from Bankruptcy.

(B) Includes gain on sale of ATS, citation aircraft, IHS fiber sale partially offset by litigation settlement payments for MCI, AT&T & Alcatel.

(C) Includes gain on sale of Cedar Rapids Headquarters building and Falcon aircraft.

6

Reorganized McLeodUSA

Projected Consolidated Balance Sheet

Prepackaged Plan of Reorganization

$'s in thousands

	As of December 31
	2005	2006	2007
	UNAUDITED
ASSETS
Current Assets
Cash	$20,000	$20,134	$36,529
Accounts Receivable - Net	54,303	55,079	58,160
Prepaid Expenses	16,504	16,504	16,504
Total Current Assets	90,807	91,717	111,193

Non Current Assets
PP&E - Net	373,807	283,062	223,472
Other Intangibles	30,161	30,161	30,161
Other Long Term Assets	7,810	7,610	7,410
Total Non Current Assets	411,778	320,833	261,043

Total Assets	$502,585	$412,550	$372,235

LIABILITIES & STOCKHOLDERS EQUITY
Current Liabilities
Accounts payable	$38,661	$37,249	$38,456
Revolving Line of Credit	16,443	—	—
Deferred Revenue, current	6,805	6,805	6,805
Other current liabilities	91,158	91,758	92,358
	153,067	135,813	137,619

Long Term Liabilities
Long-term debt, excluding current	—	—	—
New Term Loan Notes	80,000	53,000	53,000
Deferred revenue, less current	15,089	9,773	4,457
Other long-term liabilities	62,337	62,337	62,337
	157,426	125,110	119,794

Stockholders' equity	192,093	151,627	114,823

Total Liabilities & Stockholders Equity	$502,585	$412,550	$372,235

7

Reorganized McLeodUSA

Projected Consolidated Cash Flow Statement

Prepackaged Plan of Reorganization

$'s in thousands

	For the year ending
	12/31/2005	12/31/2006	12/31/2007
	UNAUDITED
Net Income	$163,500	$(40,465)	$(35,292)
Adjustments
Depreciation & Amortization	211,221	110,718	110,190
Deferred Revenue	(1,935)	(5,316)	(5,316)
Restructuring	306,834	—	—	(A)
Other Non Cash Adjustments	7,575	—	—
Debt Forgiveness	(659,803)	—	—
Decrease (Increase) in Accounts Receivable	3,286	(776)	(3,081)
Decrease (Increase) in Prepaid Expenses	(2,276)	—	—
Increase (Decrease) in Accounts Payable	(679)	(1,411)	1,206
Increase (Decrease) in Other Current Liabilities	(4,702)	600	600
Net Cash Flow Provided by Operating Activities	23,019	63,350	68,308

Cash Flow from Investing Activities
(Purchases) of PP&E	(57,687)	(50,100)	(50,400)
Disposal of PP&E	26,745	30,327	—
Net Other Assets	—	—	(1,513)
Net Cash Flow Provided by Investing Activities	(30,942)	(19,773)	(51,913)

Cash Flow from Financing Activities
Increase (Decrease) in Debt	(21,033)	(43,443)	—
Other	(1,006)	—	—
Net Cash Flow Provided by Financing Activities	(22,039)	(43,443)	—

Net Cash Flow	$(29,962)	$134	$16,395

Beginning Cash Balance	49,962	20,000	20,134

Ending Cash Balance	$20,000	$20,134	$36,529

Note:

(A) Includes fresh start adjustments and asset impairment charges.

8

MCLEODUSA INCORPORATED, MCLEODUSA HOLDINGS, INC., MCLEODUSA INFORMATION SERVICES, INC., MCLEODUSA NETWORK SERVICES, INC., MCLEODUSA PURCHASING, L.L.C. AND MCLEODUSA TELECOMMUNICATIONS, INC.

Solicitation of Votes
With Respect to Joint Prepackaged Reorganization Plan

If you are a holder of a Prepetition Lender Claim and have any questions, please contact:

McLEODUSA INCORPORATED
6400 C Street SW
P.O. Box 3177
Cedar Rapids, IA 52406-3177
Telephone:  (319) 790 -7775
Facsimile:  (319) 790-7008
Attn:  James E. Thompson, Esq.